As filed with the Securities and Exchange Commission on May 12, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GUARANTY BANCORP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	41-2150446 (I.R.S. Employer Identification Number)

1331 Seventeenth St., Suite 200

Denver, Colorado 80202

(303) 675-1194
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

1331 Seventeenth St., Suite 200

Denver, Colorado 80202

(303) 675-1194
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christian E. Otteson Shapiro Bieging Barber Otteson LLP 4582 South Ulster Street Parkway, Suite 1650 Denver, Colorado 80237 Telephone: (720) 488-0220	Karen L. Witt Lewis Roca Rothgerber Christie LLP 1200 Seventeenth Street, Suite 3000 Denver, Colorado 80202 Phone: (303) 623-9000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the Merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-accelerated Filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value	6,533,914	(1)	N/A	$52,775,862	(2)	$5,315	(3)

(1)          Represents the estimated maximum number of shares to be issued to holders of Home State Bancorp common stock pursuant to the Agreement and Plan of Reorganization dated March 16, 2016, between the registrant and Home State Bancorp.

(2)          Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (f)(3) of Regulation C under the Securities Act of 1933, as amended.

(3)          Computed pursuant to Rules 457(f) and 457(c) of the Securities Act, based on a rate of $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Preliminary Proxy Statement/Prospectus

Subject to completion, dated May 12, 2016

Dear Stockholders of Guaranty Bancorp and Home State Bancorp:

We are pleased to report that the boards of directors of Guaranty Bancorp, referred to as Guaranty, and Home State Bancorp, referred to as Home State, together referred to as the parties, have approved a strategic merger involving our two companies (the “Merger”). We cannot complete the combination without your approval. If the Merger proposals described in this document are approved by the stockholders of each party and the Merger is subsequently completed, Home State will merge with and into Guaranty, with Guaranty as the surviving entity.

Pursuant to the terms of an Agreement and Plan of Reorganization dated March 16, 2016 (the “Merger Agreement”), each share of Home State common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), excluding shares held by the Home State Bank 401(k) Employee Stock Ownership Plan (the “KSOP Shares”) and any Dissenting Shares (as defined in the Merger Agreement), shall represent the right to receive (i) a number of shares of the Guaranty common stock obtained by dividing 6,533,914 (such shares of stock, the “Guaranty Stock”), as may be adjusted pursuant to the terms of the Merger Agreement, by the number of shares of Home State common stock issued and outstanding immediately prior to the Effective Time, but excluding KSOP Shares (“Home State Closing Shares”), plus (ii) an amount of cash equal to $35 million, as may be adjusted pursuant to the terms of the Merger Agreement and as further described below (the “Cash Consideration”), less the portion of the Cash Consideration paid with respect to the KSOP Shares, divided by the number of Home State Closing Shares.

Each KSOP Share, excluding any Dissenting Shares, will represent the right to receive cash in an amount equal to the pro-rata share of (a) the value of Guaranty common stock calculated by multiplying the number of shares of Guaranty Stock by the average of the volume weighted closing price of Guaranty’s common stock on the NASDAQ for the ten trading days (the “Guaranty Average Closing Price”) immediately preceding the tenth day prior to the closing date of the Merger (the “Closing Date”) and (b) the Cash Consideration, after the KSOP’s repayment of a loan provided by Home State. The Cash Consideration is subject to reduction on a dollar-for-dollar basis if Home State’s Tangible Book Value (as defined in the Merger Agreement) is less than $79 million. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $16.07. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Guaranty expects to issue 6,533,914 shares of its voting common stock upon completion of the Merger.  Guaranty voting common stock is traded on NASDAQ under the symbol “GBNK.”

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Internal Revenue Code”). Assuming the Merger qualifies as a reorganization, a shareholder of Home State generally will not recognize any gain or loss upon receipt of Guaranty voting common stock in exchange for Home State common stock in the Merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the Merger consideration (except with respect to any cash received in lieu of a fractional share of Guaranty voting common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of Guaranty Common Stock”).

Guaranty and Home State will each hold a special meeting of stockholders to consider the proposed Merger and related matters. Guaranty and Home State cannot complete the proposed Merger unless: (1) Guaranty’s stockholders vote to approve and adopt the Merger Agreement and approve the issuance of Guaranty common stock in connection with the Merger, and (2) Home State’s shareholders vote to approve and adopt the Merger Agreement. The parties’ respective boards of directors are providing this document to solicit your proxy to vote for approval and adoption of the Merger Agreement and related matters.

This document is also being delivered to Home State shareholders as Guaranty’s prospectus for its offering of Guaranty common stock in connection with the Merger.

Home State shareholders will have the right to demand appraisal of their shares of Home State common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights and comply with the applicable provisions of Colorado law. For more information regarding dissenters’ rights, please see “Questions and Answers About the Merger and the Special Meetings—Are Home State Shareholders Entitled to Dissenters’ Rights?” on page 11 and “The Merger—Dissenters’ Rights” beginning on page 94.

Your vote is very important. To ensure your representation at the Guaranty or Home State special meeting, as applicable, please complete and return the enclosed proxy card or submit your proxy by one of the other means described below. Whether or not you expect to attend the Guaranty or Home State special meeting, as applicable, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the applicable special meeting. Each of the Guaranty and Home State boards of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends to its stockholders to vote “FOR” adoption or approval of its respective proposals.

This document provides you with detailed information about the proposed Merger. It also contains or references information about Guaranty and Home State and certain related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 44 for a discussion of the risks you should consider in evaluating the proposed Merger and how it will affect you.

Sincerely,

Paul W. Taylor	Harry Devereaux
President and Chief Executive Officer of	President of
Guaranty Bancorp	Home State Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of Guaranty voting common stock in connection with the Merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank, non-bank subsidiary or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The securities are subject to investment risk, including possible loss of principal.

This document is dated [•], 2016 and is first being mailed to stockholders of Guaranty and Home State on or about [•], 2016.

WHERE YOU CAN FIND MORE INFORMATION

Guaranty files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Guaranty files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. In addition, Guaranty files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Guaranty at www.gbnk.com under the “SEC Filings” link.

Guaranty has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits, at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Guaranty has previously filed with the SEC. They contain important information about the companies and their financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 164. These documents are available without charge at its principal executive office, at the following address and telephone number:

Guaranty Bancorp

1331 Seventeenth St., Suite 200

Denver, Colorado

Attn: Investor Relations

(303) 293-5500

To obtain timely delivery of these documents, you must request the information no later than [•], 2016 in order to receive them before Guaranty’s special meeting of stockholders and no later than [•], 2016 in order to receive them before Home State’s special meeting of shareholders.

In addition, if you have questions about the Merger or the Home State special meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Home State at its principal executive office, at the following address and telephone number:

Home State Bancorp

2695 West Eisenhower Boulevard

Loveland, Colorado 80537

Attention: Mark Bower, Secretary/Treasurer

(970) 622-2390

Home State does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from what is contained in this joint proxy statement/prospectus. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus, and neither the mailing of this joint proxy statement/prospectus to Guaranty and Home State stockholders nor the issuance of Guaranty voting common stock in the Merger shall create any implication to the contrary.

i

Information on the websites of Guaranty or Home State, or any subsidiary of Guaranty or Home State, is not part of this document or incorporated by reference herein. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Guaranty has been provided by Guaranty and information contained in this document regarding Home State has been provided by Home State.

ii

GUARANTY BANCORP
1331 SEVENTEENTH ST., SUITE 200

DENVER, COLORADO 80202

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2016

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Guaranty Bancorp (“Guaranty”), will be held at [•], at [•], Mountain Time, on [•], 2016 for the following purposes:

1.              Approval and adoption of the Agreement and Plan of Reorganization, dated as of March 16, 2016, by and between Guaranty Bancorp and Home State Bancorp, as such agreement may be amended from time to time (the “Merger Agreement”), and the transactions contemplated thereby (the “Guaranty merger proposal”);

2.              Approval and adoption of an amendment to the Guaranty certificate of incorporation to increase the number of authorized shares of Guaranty voting common stock from 28,750,000 shares to 38,750,000 shares (the “Guaranty certificate of incorporation amendment proposal”);

3.              Approval of the issuance of Guaranty common stock in the Merger (the “Guaranty stock issuance proposal”); and

4.              Approval of one or more adjournments of the Guaranty special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Guaranty merger proposal, the Guaranty certificate of incorporation amendment proposal and the Guaranty stock issuance proposal (the “Guaranty adjournment proposal”).

Guaranty will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The above proposals are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A to this document, and a copy of the proposed amendment to Guaranty’s certificate of incorporation is attached hereto as Appendix B.

The Guaranty board of directors has set [•], 2016 as the record date for the Guaranty special meeting. Only holders of record of Guaranty voting common stock at the close of business on [•], 2016 will be entitled to notice of and to vote at the Guaranty special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Guaranty special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Guaranty common stock.

Your vote is very important. To ensure your representation at the Guaranty special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Guaranty special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Guaranty special meeting.

The Guaranty board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Guaranty merger proposal, “FOR” the Guaranty certificate of incorporation amendment proposal, “FOR” the Guaranty stock issuance proposal and “FOR” the Guaranty adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

Christopher G. Treece
Secretary

Denver, Colorado
              , 2016

PLEASE VOTE YOUR SHARES OF GUARANTY COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL GUARANTY INVESTOR RELATIONS AT (303) 293-5500.

HOME STATE BANCORP
2695 WEST EISENHOWER BOULEVARD
LOVELAND, COLORADO 80537

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [•], 2016

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Home State Bancorp (“Home State”) will be held at [•] at [•], Mountain Time, on [•], 2016, for the following purposes:

1.              Approval and adoption of the Agreement and Plan of Reorganization, dated as of March 16, 2016, by and between Guaranty Bancorp and Home State, as such agreement may be amended from time to time (the “Merger Agreement”) and the transactions contemplated by the Merger Agreement (the “Home State merger proposal”); and

2.              Approval of one or more adjournments of the Home State special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Home State merger proposal (the “Home State adjournment proposal”).

Home State will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The above proposals are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Appendix A to this document.

The Home State board of directors has set [•], 2016 as the record date for the Home State special meeting. Only holders of record of Home State common stock at the close of business on [•], 2016 will be entitled to notice of and to vote at the Home State special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the Home State special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of Home State common stock.

Your vote is very important. To ensure your representation at the Home State special meeting, please complete and return the enclosed proxy card at your earliest convenience. Please vote promptly whether or not you expect to attend the Home State special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Home State special meeting.

The Home State board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Home State merger proposal and “FOR” the Home State adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

Harry Devereaux

President

Loveland, Colorado
             , 2016

PLEASE VOTE YOUR SHARES OF HOME STATE COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL HOME STATE INVESTOR RELATIONS AT (866) 876-8723.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the special meetings. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:                                  WHAT IS THE MERGER?

A.                                    Guaranty and Home State have entered into a Merger Agreement pursuant to which, subject to the terms and conditions of the Merger Agreement, Home State will merge with and into Guaranty, with Guaranty continuing as the surviving corporation (the “Merger”). A copy of the Merger Agreement is attached as Appendix A to this document. Immediately following the Merger, Home State Bank, a wholly owned subsidiary of Home State, will merge with and into Guaranty Bank and Trust Company, a wholly owned subsidiary of Guaranty (“Guaranty Bank”), with Guaranty Bank continuing as the surviving bank (the “bank merger”). In order to complete the transaction, each party needs not only the approval of its respective stockholders but the approval of both of these mergers by the applicable banking regulators of Guaranty, Guaranty Bank, Home State and Home State Bank.

Q:                                  WHY AM I RECEIVING THIS JOINT PROXY STATEMENT/PROSPECTUS?

A.                                    Each of Guaranty and Home State is sending these materials to its stockholders to help them decide how to vote their shares of Guaranty or Home State common stock, as the case may be, with respect to the matters to be considered at the special meetings.

The Merger cannot be completed unless Guaranty stockholders approve and adopt the Merger Agreement and approve the issuance of Guaranty voting common stock in the Merger, and Home State shareholders approve and adopt the Merger Agreement. Each of Guaranty and Home State is holding a special meeting of its stockholders to vote on the proposals necessary to complete the Merger. Information about these special meetings, the Merger and the business to be considered by stockholders at each of the special meetings is contained in this document.

This document constitutes both a joint proxy statement of Guaranty and Home State and a prospectus of Guaranty. It is a joint proxy statement because each of the boards of directors of Guaranty and Home State is soliciting proxies using this document from their respective stockholders. It is a prospectus because Guaranty, in connection with the Merger, is offering shares of its voting common stock in exchange for outstanding shares of Home State common stock.

Q:                                  WHAT WILL HOME STATE SHAREHOLDERS RECEIVE IN THE MERGER?

A:                                   Each share of Home State common stock issued and outstanding immediately prior to the Effective Time, excluding shares held by the Home State Bank 401(k) Employee Stock Ownership Plan (the “KSOP Shares”) and any Dissenting Shares (as defined in the Merger Agreement), shall represent the right to receive (i) a number of shares of Guaranty voting common stock obtained by dividing 6,533,914 (such shares of stock, the “Guaranty Stock”), as may be adjusted pursuant to the terms of the Merger Agreement, by the number of shares of Home State common stock issued and outstanding immediately prior to the Effective Time, but excluding KSOP Shares (“Home State Closing Shares”), plus (ii) an amount of cash equal to $35 million, as may be adjusted pursuant to the terms of the Merger Agreement and as further described below (the “Cash Consideration”), less the portion of the Cash Consideration paid with respect to the KSOP Shares, divided by the number of Home State Closing Shares.

Each KSOP Share, excluding any Dissenting Shares, will represent the right to receive cash in an amount equal to the pro-rata share of (a) the value of Guaranty common stock calculated by multiplying the number of shares of Guaranty Stock by the average of the volume weighted closing price of Guaranty’s common stock on the NASDAQ for the ten trading days (the “Guaranty Average Closing Price”) immediately preceding the tenth day prior to the closing date of the Merger (the “Closing Date”) and (b) the Cash Consideration, after the KSOP’s repayment of a loan provided by Home State. The Cash Consideration is subject to reduction on a dollar-for-dollar basis if Home State’s Tangible Book Value (as defined in the Merger Agreement) is less than $79 million. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $16.07. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Based on Guaranty’s [•], 2016 closing price of $[•] per share as reported on the NASDAQ, the transaction value is estimated at $[•] million.

Q:                                  WILL THE VALUE OF THE MERGER CONSIDERATION CHANGE BETWEEN THE DATE OF THIS DOCUMENT AND THE TIME THE MERGER IS COMPLETED?

A:                                   Yes. The trading price of Guaranty voting common stock and the number of shares of Guaranty voting common stock that you may receive in the Merger may be increased or decreased in certain circumstances pursuant to the terms of the Merger Agreement. See “The Merger Agreement — Termination of the Merger Agreement.” The Cash Consideration is subject to reduction on a dollar-for-dollar basis if Home State’s Tangible Book Value (as defined in the Merger Agreement) is less than $79 million. See “The Merger Agreement — Merger Consideration.” In addition, some of the Merger consideration may be placed into escrow for a period of time after the closing of the Merger. See “The Merger Agreement — S Corporation Escrow.”

Q:                                  WHAT HAPPENS TO HOME STATE OUTSTANDING STOCK OPTIONS IN THE MERGER?

A:                                   Home State plans to amend the award agreements under which outstanding options to purchase shares of Home State common stock were granted. The amendments will provide that, at the effective time of the Merger (the “Effective Time”), each outstanding option to purchase shares of Home State common stock, whether vested or unvested, shall become immediately vested and exercisable. As a result, any holder of Home State stock options would receive Merger consideration for any shares of Home State common stock into which the options are exercised.

Q:                                  WILL HOME STATE SHAREHOLDERS BE ABLE TO TRADE THE SHARES OF GUARANTY COMMON STOCK RECEIVED IN THE MERGER?

A:                                   Yes. The Guaranty common stock issued in the Merger to Home State shareholders, except for holders of KSOP Shares and any Dissenting Shares, will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be listed on NASDAQ under the symbol “GBNK.” All shares of Guaranty common stock issued in the Merger will be freely transferable and will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Home State shareholder who may be deemed to be an “affiliate” of Guaranty after completion of the Merger. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of a corporation’s capital stock. Former Home State shareholders who are not affiliates of Guaranty after the completion of the Merger may sell their shares of Guaranty common stock received in the Merger at any time. Former Home State shareholders who become affiliates of Guaranty after completion of the Merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act until they are no longer affiliates of Guaranty. This joint proxy statement/prospectus does not cover resales of Guaranty common stock received by any person upon completion of the Merger, and no person is authorized to make any use of or rely on this joint proxy statement/prospectus in connection with or to effect any resale of Guaranty common stock.

Q:                                  WHAT IS THE CLOSING DISTRIBUTION?

A:                                   The Merger Agreement provides that Home State may pay a closing distribution to the Home State shareholders on the Closing Date in an amount equal to the difference between Home State’s Tangible Book Value and $79 million. Any payment of the closing distribution by Home State is in addition to the Merger consideration to be paid by Guaranty. Home State shareholders are not required to take any action to approve or receive the closing distribution.

Q:                                  WHEN WILL THE MERGER BE COMPLETED?

A:                                   Guaranty and Home State are working to complete the Merger as soon as practicable. The Merger will occur within 10 days following the last day of the month after such satisfaction or waiver of conditions set forth in the Merger Agreement, unless otherwise agreed by Guaranty and Home State. Neither Guaranty nor Home State can predict the actual date on which the Merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and the parties’ respective stockholders’ approvals will be received. For further information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 107.

Q:                                  WHO IS ENTITLED TO VOTE?

A:                                   Guaranty Special Meeting.  Holders of record of Guaranty voting common stock at the close of business on [•], 2016, which is the date that the Guaranty board of directors has fixed as the record date for the Guaranty special meeting, are entitled to vote at the Guaranty special meeting.

Home State Special Meeting.  Holders of record of Home State common stock at the close of business on [•], 2016, which is the date that the Home State board of directors has fixed as the record date for the Home State special meeting, are entitled to vote at the Home State special meeting.

Q:                                  WHAT CONSTITUTES A QUORUM?

A:                                   Guaranty Special Meeting.  The presence at the Guaranty special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Guaranty stock entitled to vote at the Guaranty special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Home State Special Meeting.  The presence at the Home State special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Home State common stock entitled to vote at the Home State special meeting will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:                                  WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:                                   Guaranty Special Meeting.  Guaranty stockholders are being asked to vote on the following proposals:

1.              To approve the Guaranty merger proposal.

2.              To approve the Guaranty certificate of incorporation amendment proposal.

3.              To approve the Guaranty stock issuance proposal.

4.              To approve the Guaranty adjournment proposal (if necessary or appropriate).

Stockholder approval of the Guaranty merger proposal and the Guaranty stock issuance proposal is required to complete the Merger. Guaranty will transact no business other than as listed above at the Guaranty special meeting, except for business properly brought before the Guaranty special meeting or any adjournment or postponement thereof.

Home State Special Meeting.  Home State shareholders are being asked to vote on the following proposals:

1.              To approve the Home State merger proposal.

2.              To approve the Home State adjournment proposal (if necessary or appropriate).

Shareholder approval of the Home State merger proposal is required to complete the Merger. Home State will transact no business other than as listed above at the Home State special meeting, except for business properly brought before the Home State special meeting or any adjournment or postponement thereof.

Q:                                  WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE GUARANTY SPECIAL MEETING?

A:                                   The Guaranty merger proposal: The affirmative vote of a majority of the outstanding shares of Guaranty common stock entitled to vote on the proposal is required to approve the Guaranty merger proposal.

The Guaranty certificate of incorporation amendment proposal: The affirmative vote of a majority of the outstanding shares of Guaranty common stock entitled to vote on the proposal is required to approve the Guaranty certificate of incorporation amendment proposal.

The Guaranty stock issuance proposal: The affirmative vote of a majority of the shares of Guaranty common stock represented in person or by proxy at the Guaranty special meeting and entitled to vote on the proposal is required to approve the Guaranty stock issuance proposal.

The Guaranty adjournment proposal: The affirmative vote of a majority of the shares of Guaranty common stock represented in person or by proxy at the Guaranty special meeting and entitled to vote on the proposal is required to approve the Guaranty adjournment proposal.

Q:                                  WHAT DOES THE GUARANTY BOARD OF DIRECTORS RECOMMEND?

A:                                   The Guaranty board of directors recommends that Guaranty stockholders vote “FOR” the Guaranty merger proposal, “FOR” the Guaranty certificate of incorporation amendment proposal, “FOR” the Guaranty stock issuance proposal and “FOR” the Guaranty adjournment proposal (if necessary or appropriate).

Q:                                  WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE HOME STATE SPECIAL MEETING?

A:                                   The Home State merger proposal:  The affirmative vote of two-thirds or more of the outstanding shares of Home State common stock entitled to vote on the proposal is required to approve the Home State merger proposal.

The Home State adjournment proposal:  The affirmative vote of a majority of the shares of Home State common stock represented in person or by proxy at the Home State special meeting and entitled to vote on the proposal is required to approve the Home State adjournment proposal.

Q:                                  WHAT DOES THE HOME STATE BOARD OF DIRECTORS RECOMMEND?

A:                                   The Home State board of directors recommends that Home State shareholders vote “FOR” the Home State merger proposal and “FOR” the Home State adjournment proposal (if necessary or appropriate).

Q:                                  WHAT DO I NEED TO DO NOW?

A:                                   After carefully reading and considering the information contained in this document, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:                                  HOW DO I VOTE?

A:                                   Guaranty Special Meeting.  If you are a stockholder of record of Guaranty as of the Guaranty record date, you may submit your proxy before Guaranty’s special meeting in one of the following ways:

•                  use the toll-free number shown on your proxy card;

•                  visit the website shown on your proxy card to vote via the Internet; or

•                  complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the Guaranty special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Home State Special Meeting.  If you are a shareholder of Home State as of the Home State record date, you may submit your proxy before Home State’s special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the Home State special meeting.

Q:                                  HOW DO I VOTE IF I OWN SHARES THROUGH THE HOME STATE BANK KSOP?

A:                                   Under the terms of the Home State Bank KSOP, all shares held by the KSOP are voted by the trustee but, in the case of certain extraordinary transactions, including the proposed Merger, each KSOP participant may direct the trustee on how to vote the shares of Home State common stock allocated to his or her account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the trustee on each proposal in his discretion. KSOP participants should follow the instructions set forth in the voting materials sent to them by the KSOP trustee.

Q:                                  HOW MANY VOTES DO I HAVE?

A:                                   Guaranty Stockholders.  You are entitled to one vote for each share of Guaranty voting common stock that you owned as of the Guaranty record date. As of the close of business on the Guaranty record date, there were approximately [•] outstanding shares of Guaranty common stock entitled to vote. As of that date, approximately [•]% of such outstanding shares of Guaranty voting common stock were beneficially owned by the directors and executive officers of Guaranty and their respective affiliates.

Home State Shareholders.  You are entitled to one vote for each share of Home State common stock that you owned as of the Home State record date. As of the close of business on the Home State record date, there were approximately 284,715 outstanding shares of Home State common stock entitled to vote. As of that date, approximately 23.2% of such outstanding shares of Home State common stock were beneficially owned by the directors and executive officers of Home State and their respective affiliates. In addition, shareholders owning approximately 70.4% of the outstanding shares of Home State common stock are parties to voting agreements requiring them to vote in favor of the Home State merger proposal.

Q:                                  WHEN AND WHERE ARE THE GUARANTY AND HOME STATE SPECIAL MEETINGS?

A:                                   The special meeting of Guaranty stockholders will be held at [•] at [•], Mountain Time, on [•], 2016. Subject to space availability, all Guaranty stockholders as of the Guaranty record date, or their duly appointed proxies, may attend the Guaranty special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

The special meeting of Home State shareholders will be held at [•] at [•], Mountain Time, on [•], 2016. All Home State shareholders as of the Home State record date, or their duly appointed proxies, may attend the Home State special meeting.

Q:                                  IF MY GUARANTY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:                                   If you are a Guaranty stockholder and your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Guaranty or by voting in person at the Guaranty special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of NASDAQ, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Guaranty special meeting will be “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a Guaranty stockholder and you hold your shares in street name and you do not instruct your broker, bank or other nominee on how to vote your shares:

•                  your broker, bank or other nominee may not vote your shares on the Guaranty merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal;

•                  your broker, bank or other nominee may not vote your shares on the Guaranty certificate of incorporation amendment proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal;

•                  your broker, bank or other nominee may not vote your shares on the Guaranty stock issuance proposal, which broker non-votes will have no effect on the vote count for such proposal; and

•                  your broker, bank or other nominee may not vote your shares on the Guaranty adjournment proposal, which broker non-votes will have no effect on the vote count for such proposal.

Q:                                  WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:                                   For purposes of each of the Guaranty special meeting and the Home State special meeting, an abstention occurs when a stockholder attends the applicable special meeting, either in person or represented by proxy, but abstains from voting.

For the Guaranty merger proposal and the Guaranty certificate of incorporation amendment proposal, if a Guaranty stockholder present in person at the Guaranty special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” each such proposal. If a Guaranty stockholder is not present in person at the Guaranty special meeting and does not respond by proxy, it will have the same effect on a vote count “AGAINST” each such proposal.

For the Guaranty stock issuance proposal and the Guaranty adjournment proposal, if a Guaranty stockholder present in person at the Guaranty special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” each such proposal. If a Guaranty stockholder is not present in person at the Guaranty special meeting and does not respond by proxy, it will have no effect on the vote count for each such proposal.

For the Home State merger proposal, if a Home State shareholder present in person at the Home State special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Home State shareholder is not present in person at the Home State special meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” this proposal.

For the Home State adjournment proposal, if a Home State shareholder present in person at the Home State special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Home State shareholder is not present in person at the Home State special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal.

Q:                                  WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:                                   If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Guaranty common stock represented by your proxy will be voted as recommended by the Guaranty board of directors with respect to each Guaranty proposal and the Home State common stock represented by your proxy will be voted as recommended by the Home State board of directors with respect to each Home State proposal. Unless a Guaranty stockholder or a Home State shareholder, as applicable, checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Guaranty special meeting or Home State special meeting, as applicable.

Q:                                  MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:                                   Guaranty Stockholders.  Yes. You may change your vote at any time before your proxy is voted at the Guaranty special meeting. You may do this in one of four ways:

•                  by sending a notice of revocation to the corporate secretary of Guaranty;

•                  by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•                  by sending a completed proxy card bearing a later date than your original proxy card; or

•                  by attending the Guaranty special meeting and voting in person.

If you choose any of the first three methods, you must take the described action such that the notice, internet vote or proxy card, as applicable, is received no later than the beginning of the Guaranty special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Home State Shareholders.  Yes. You may change your vote at any time before your proxy is voted at the Home State special meeting. You may do this in one of three ways:

•                  by sending a notice of revocation to the corporate secretary of Home State;

•                  by sending a completed proxy card bearing a later date than your original proxy card; or

•                  by attending the Home State special meeting and voting in person.

If you choose any of the first two methods, you must take the described action such that the notice or proxy card, as applicable, is received no later than the beginning of the Home State special meeting.

Q:                                  DO I NEED IDENTIFICATION TO ATTEND THE GUARANTY MEETING IN PERSON?

A:                                   Yes. Please bring proper identification, together with proof that you are a record owner of Guaranty. If your shares of Guaranty common stock are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of Guaranty common stock on the record date.

Q:                                  ARE HOME STATE SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:                                   Yes. Home State shareholders will have the right to demand the fair value of their shares of Home State common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights and comply with the applicable provisions of Colorado law. A copy of the Colorado statutory provisions related to dissenters’ rights is attached as Appendix C to this document, and a summary of these provisions can be found under “The Merger—Dissenters’ Rights” beginning on page 94. Due to the complexity of the procedures for exercising the right to seek appraisal, Home State shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Colorado law provisions will result in the loss of the right of appraisal.

Q:                                  WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOME STATE SHAREHOLDERS?

A:                                   The Merger is intended to qualify, and the obligation of each party to complete the Merger is conditioned upon the party’s receipt of a legal opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In addition, in connection with the filing of the registration statement of which this document is a part, Lewis Roca Rothgerber Christie LLP and Shapiro Bieging Barber Otteson LLP have each delivered an opinion to Home State and Guaranty, respectively, to the same effect.

Accordingly, based on the opinions delivered in connection herewith, Home State shareholders generally will not recognize any gain or loss upon receipt of Guaranty voting common stock in exchange for Home State common stock in the Merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the Merger consideration (except with respect to any cash received in lieu of a fractional share of Guaranty common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of Guaranty Common Stock”).

Further, while Home State is taxed as an S Corporation under the Internal Revenue Code, Guaranty is taxed as a C corporation under the Internal Revenue Code. The acquisition by a Home State shareholder of shares of Guaranty common stock will result in different tax effects with respect to the ownership of Guaranty common stock as compared to the ownership of Home State common stock. For a more detailed discussion of the material U.S. federal income tax consequences of the transaction, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112.

The tax consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.

Q:                                  WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:                                   If the Merger Agreement is terminated and the Merger is not completed, Home State shareholders will not receive any consideration for their shares of Home State common stock that otherwise would have been received in connection with the Merger. Instead, Home State will remain an independent company. In addition, if the Merger Agreement is terminated under certain circumstances Home State would be required to pay Guaranty a termination fee of $4.5 million, plus reimburse Guaranty’s expenses up to $500,000. Likewise, if the Merger Agreement is terminated under certain other circumstances, Guaranty would be required to reimburse Home State’s expenses up to $500,000.

Q:                                  SHOULD HOME STATE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:                                   No. Home State shareholders should not send in any stock certificates now. If the Merger is approved, transmittal materials with instructions for their completion will be provided to Home State shareholders under separate cover and the stock certificates should be sent at that time.

Q:                                  WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:                                   Home State shareholders and Guaranty stockholders may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction cards. For example, if you hold shares of Guaranty common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Home State common stock or Guaranty common stock and your shares are registered in more than one name, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this document to ensure that you vote every share of Home State common stock or Guaranty common stock that you own.

Q:                                  WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:                                   If you are a Guaranty stockholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Guaranty Investor Relations at (303) 293-5500.

If you are a Home State shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Mark Bower, Secretary/Treasurer of Home State, at (970) 622-2390.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which the parties refer before you decide how to vote with respect to the proposals. In addition, the parties incorporate by reference important business and financial information about Guaranty into this document. For a description of this information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 164. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this document, “Guaranty” refers to Guaranty Bancorp, “Home State” refers to Home State Bancorp and “we,” “us” and “our” refer collectively to Guaranty and Home State. Also, the parties refer to the proposed merger of Home State with and into Guaranty as the “Merger,” the proposed merger of Home State Bank with and into Guaranty Bank as the “bank merger” and the Agreement and Plan of Reorganization, dated as of March 16, 2016, by and between Guaranty and Home State as the “Merger Agreement.”

The Merger and the Merger Agreement (pages 64 and 96)

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Appendix A. The parties encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger. Under the terms of the Merger Agreement, Home State will merge with and into Guaranty with Guaranty as the surviving corporation.

Merger Consideration (page 98)

In the Merger, each share of Home State common stock issued and outstanding immediately prior to the Effective Time, excluding shares held by the Home State Bank 401(k) Employee Stock Ownership Plan (the “KSOP Shares”) and any Dissenting Shares (as defined in the Merger Agreement), shall represent the right to receive (i) a number of shares of Guaranty common stock obtained by dividing 6,533,914 (such shares of stock, the “Guaranty Stock”), as may be adjusted pursuant to the terms of the Merger Agreement, by the number of shares of Home State common stock issued and outstanding immediately prior to the Effective Time, but excluding KSOP Shares (“Home State Closing Shares”), plus (ii) an amount of cash equal to $35 million, as may be adjusted pursuant to the terms of the Merger Agreement and as further described below (the “Cash Consideration”), less the portion of the Cash Consideration paid with respect to the KSOP Shares, divided by the number of Home State Closing Shares.

Each KSOP Share, except for Dissenting Shares, will represent the right to receive cash in an amount equal to the pro-rata share of (a) the value of Guaranty common stock calculated by multiplying the number of shares of Guaranty Stock by the average of the volume weighted closing price of Guaranty’s common stock on the NASDAQ for the ten trading days (the “Guaranty Average Closing Price”) immediately preceding the tenth day prior to the Closing Date and (b) the Cash Consideration, after the KSOP’s repayment of a loan provided by Home State. The Cash Consideration is subject to reduction on a dollar-for-dollar basis if Home State’s Tangible Book Value (as defined in the Merger Agreement) is less than $79 million. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $16.07. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

It is currently expected that the former shareholders of Home State as a group will receive shares in the Merger constituting approximately 23.1% of the outstanding shares of the combined company’s voting common stock immediately after the Merger. As a result, current stockholders of Guaranty as a group will own approximately 76.9% of the outstanding shares of the combined company’s voting common stock immediately after the Merger.

Some of the Merger consideration may be placed into escrow for a period of time after the closing of the Merger. See “The Merger Agreement — S Corporation Escrow.”

Closing Distribution (page 94)

The Merger Agreement provides that Home State may pay a closing distribution to the Home State shareholders on the Closing Date in an amount equal to the difference between Home State’s Tangible Book Value and $79 million. Any payment of the closing distribution by Home State is in addition to the Merger consideration to be paid by Guaranty. Home State shareholders are not required to take any action to approve or receive the closing distribution.

Recommendation of the Guaranty Board of Directors (page 69)

After careful consideration, the Guaranty board of directors recommends that Guaranty stockholders vote “FOR” the Guaranty merger proposal, “FOR” the Guaranty certificate of incorporation amendment proposal, “FOR” the Guaranty stock issuance proposal and “FOR” the Guaranty adjournment proposal (if necessary or appropriate).

For a more complete description of Guaranty’s reasons for the Merger and the recommendations of the Guaranty board of directors, please see the section entitled “The Merger—Recommendation of the Guaranty Board of Directors and Reasons for the Merger” beginning on page 69.

Recommendation of the Home State Board of Directors (page 82); Voting Agreement (page 111)

After careful consideration, the Home State board of directors recommends that Home State shareholders vote “FOR” the Home State merger proposal and “FOR” the Home State adjournment proposal (if necessary or appropriate).

In connection with entering into the Merger Agreement, Guaranty entered into voting and support agreements with certain holders of Home State common stock (together, the “Voting Agreement”). The shareholders that are party to the Voting Agreement beneficially own in the aggregate approximately 70.4% of the outstanding shares of Home State common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Home State common stock in favor of the Merger and against alternative acquisition proposals. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. For more information regarding the Voting Agreement, please see the section entitled “The Merger Agreement—Voting Agreement” beginning on page 111.

For a more complete description of Home State’s reasons for the Merger and the recommendations of the Home State board of directors, please see the section entitled “The Merger—Recommendation of the Home State Board of Directors and Reasons for the Merger” beginning on page 82.

Opinions of Financial Advisors (pages 71 and 84)

Opinion of Guaranty’s Financial Advisor

In connection with the Merger, Guaranty’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”) delivered a written opinion, dated March 15, 2016, to Guaranty’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Guaranty of the aggregate Merger consideration in the proposed Merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix D to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Guaranty board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion did not address the underlying business decision of Guaranty to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Guaranty board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Guaranty common stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter.

For further information, please see the section entitled “The Merger—Opinion of Guaranty’s Financial Advisor” beginning on page 71.

Opinion of Home State’s Financial Advisor

In connection with the Merger, the Home State board of directors received an opinion from Sheshunoff & Co. Investment Banking, L.P. (“Sheshunoff”), Home State’s financial advisor. On March 14, 2016, Sheshunoff rendered its oral opinion to the Home State board of directors (which was confirmed in writing by delivery of Sheshunoff’s written opinion dated March 14, 2016) that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the Merger consideration to be paid to the holders of Home State common stock in the Merger was fair, from a financial point of view, to such holders.

The full text of Sheshunoff’s written opinion is attached as Appendix E to this joint proxy statement/prospectus. Home State shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Sheshunoff in rendering its opinion.

Sheshunoff’s opinion is addressed to the Home State board of directors, is directed only to the fairness of the Merger consideration to be paid to the holders of Home State common stock in the Merger and does not constitute a recommendation to any holder of shares of Home State common stock as to how such shareholder should vote with respect to the Merger or any other matter at the Home State special meeting.

For further information, please see the section entitled “The Merger—Opinion of Home State’s Financial Advisor” beginning on page 84.

Guaranty Special Meeting of Stockholders (page 54)

The Guaranty special meeting will be held at [•], Mountain Time, on [•], 2016, at [•], located at [•]. At the Guaranty special meeting, Guaranty stockholders will be asked to approve the Guaranty merger proposal, the Guaranty certificate of incorporation amendment proposal, the Guaranty stock issuance proposal and the Guaranty adjournment proposal (if necessary or appropriate).

Guaranty’s board of directors has fixed the close of business on [•], 2016 as the record date for determining the holders of Guaranty common stock entitled to receive notice of and to vote at the Guaranty special meeting. As of the Guaranty record date, there were [•] shares of Guaranty common stock outstanding and entitled to vote at the Guaranty special meeting held by [•] holders of record. Each share of Guaranty common stock entitles the holder to one vote on each proposal to be considered at the Guaranty special meeting. As of the Guaranty record date, directors and executive officers of Guaranty owned and were entitled to vote [•] shares of Guaranty common stock, representing approximately [•]% of the shares of Guaranty common stock outstanding on that date. Guaranty currently expects that Guaranty’s directors and executive officers will vote their shares in favor of the proposals to be presented at the special meeting, although none of them has entered into any agreements obligating them to do so. As of the Guaranty record date, Home State beneficially held no shares of Guaranty common stock.

Approval of the Guaranty merger proposal and the Guaranty certificate of incorporation amendment proposal requires the affirmative vote of a majority of the outstanding shares of Guaranty stock entitled to vote on such proposals.

Approval of the Guaranty stock issuance proposal and the Guaranty adjournment proposal requires the affirmative vote of a majority of the shares of Guaranty common stock represented in person or by proxy at the Guaranty special meeting and entitled to vote on such proposals.

Home State Special Meeting of Shareholders (page 60)

The Home State special meeting will be held at [•], Mountain Time, on [•], 2016, at [•], located at [•]. At the Home State special meeting, Home State shareholders will be asked to approve the Home State merger proposal and, if necessary or appropriate, the Home State adjournment proposal.

Home State’s board of directors has fixed the close of business on [•], 2016 as the record date for determining the holders of Home State common stock entitled to receive notice of and to vote at the Home State special meeting. As of the Home State record date, there were 284,715 shares of Home State common stock outstanding and entitled to vote at the Home State special meeting held by 111 holders of record. Each share of Home State common stock entitles the holder to one vote on each proposal to be considered at the Home State special meeting. As of the Home State record date, directors and executive officers of Home State owned and were entitled to vote 66,041 shares of Home State common stock, representing approximately 23.2% of the shares of Home State common stock outstanding on that date. In connection with entering into the Merger Agreement, Guaranty entered into the Voting Agreement with certain holders of Home State common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate approximately 70.4% of the outstanding shares of Home State common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Home State common stock in favor of the Merger and against alternative acquisition proposals. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms. As of the Home State record date, Guaranty beneficially held no shares of Home State’s common stock.

Approval of the Home State merger proposal requires the affirmative vote of two-thirds or more of the outstanding shares of Home State common stock entitled to vote on the proposal. Pursuant to the Voting Agreement, approval of the Home State merger proposal is virtually assured. Approval of the Home State adjournment proposal requires the affirmative vote of a majority of the shares of Home State common stock represented in person or by proxy at the Home State special meeting and entitled to vote on this proposal.

Home State’s and Home State Bank’s Directors and Executive Officers Have Certain Interests in the Merger (page 90)

Home State’s and Home State Bank’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of Home State’s shareholders generally. Such interests include a payment in connection with the termination of an employment agreement with Mark Bower, employment agreements or change in control agreements with certain executive officers and the right to indemnification and insurance coverage following the consummation of the Merger. The members of the Home State board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Home State shareholders approve the Home State merger proposal. These interests are described in more detail under the section entitled “The Merger—Interests of Home State and Home State Bank Directors and Executive Officers in the Merger” beginning on page 90.

Treatment of Home State Stock Options (page 65)

At the Effective Time, each outstanding option to purchase shares of Home State common stock, whether vested or unvested, shall immediately become vested and exercisable.

Management and Board of Directors of Guaranty after the Merger (page 89)

Pursuant to the Merger Agreement, Guaranty’s board of directors will be the board of directors of the combined company until the combined company’s next annual meeting of stockholders. Prior to the Effective Time, the Compensation, Nominating and Governance Committee of Guaranty’s board of directors may, but is not required to, recommend to Guaranty’s board of directors one person from the Home State board of directors to serve on the board of directors of Guaranty following the Effective Time. Provided that the director continues to meet the standards for directors of the continuing company, the director would be nominated for reelection to the board of directors of the continuing company at the next two annual meetings of the continuing company immediately following the Effective Time.

In connection with the execution of the Merger Agreement, Guaranty and Guaranty Bank have entered into employment agreements with four officers of Home State Bank, Harry Devereaux, Joseph Scherger, Mark Bower and Keith Dickelman. The effectiveness of each employment agreement is contingent upon the consummation of the Merger. Messrs. Devereaux, Scherger, Bower and Dickelman currently serve as President and Chief Executive Officer, Executive Vice President and Chief Credit Officer, Executive Vice President, Chief Financial Officer and Chief Operating Officer and Senior Vice President and Business Banking Manager of Home State Bank. If the Merger Agreement is terminated prior to the consummation of the Merger, each employment agreement will be null and void and will have no force and effect. Assuming that the Merger is consummated, Messrs. Devereaux,

Scherger, Bower and Dickelman would serve as President, Northern Colorado; Executive Vice President; Senior Vice President and Corporate Treasurer; and Executive Vice President, respectively, of Guaranty Bank.

Regulatory Approvals Required for the Merger (page 92)

Completion of the Merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Colorado Division of Banking (the “CDB”). Notifications and applications requesting approval for the Merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve Board and the CDB. Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the Merger. The regulatory approvals to which completion of the Merger and bank merger are subject are described in more detail under the section entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 92.

Conditions to Consummation of the Merger (page 107)

The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

•                  All actions and approvals by governmental authorities and certain other specified actions and approvals shall have been taken and obtained, in each case in form and substance reasonably satisfactory to Guaranty and without the imposition of any materially burdensome regulatory condition (as defined in the Merger Agreement), and all of the same remain in full force or effect, and all statutory waiting periods in connection therewith shall have expired;

•                  Home State shall have obtained its shareholder approval and Guaranty shall have obtained its stockholder approval, and in each case no action purporting or attempting to rescind those approvals shall have been taken by Guaranty, Home State or their respective stockholders and shareholders.

•                  the S-4 registration statement shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Guaranty common stock to be issued in the Merger shall have been received;

•                  the shares of Guaranty common stock to be delivered to the shareholders of Home State pursuant to the Merger Agreement shall have been authorized for listing on NASDAQ;

•                  no order issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect, and no applicable law or order shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger; and

•                  if an escrow is required to be established for certain tax-related matters, Guaranty and Home State shall have entered in an escrow agreement with a designated escrow agent in a form mutually agreeable to the parties that is consistent with certain specified distribution provisions, and a specified escrow amount shall have been deposited by Guaranty with the escrow agent.

Home State’s obligation to effect the Merger is also subject to the fulfillment or waiver of the following conditions:

•                  the accuracy of the representations and warranties of Guaranty set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date);

•                  the performance by Guaranty in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the closing;

•                  no fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on Guaranty or Guaranty Bank;

•                  receipt by Home State of the opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•                  receipt by Home State of evidence from Computershare that the Merger consideration has been deposited with Computershare; and

•                  the receipt of a certificate, signed on behalf of Guaranty by its chief executive officer and chief financial officer, stating that certain of the conditions to Home State’s obligation to complete the Merger have been satisfied.

Guaranty’s obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

•                  the accuracy of the representations and warranties of Home State set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date);

•                  the performance by Home State in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the closing, and shall have obtained and provided to Guaranty copies of all Home State required approvals;

•                  no fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on Home State or Home State Bank;

•                  the receipt of duly executed copies of certain non-competition agreements between each of the directors of Home State and Home State Bank and Guaranty, and each such agreement being in full force and effect as of the Effective Time;

•                  the receipt of duly executed copies of each of certain employment agreements between various individuals and Guaranty and Guaranty Bank, and each such agreement being in full force and effect;

•                  the receipt of a duly executed copy of a termination agreement in a form reasonably acceptable to Guaranty, and such agreement being in full force and effect as of the Effective Time; and prior to the Effective Time, Home State shall have paid a specified settlement payment to such person as set forth in such termination agreement and shall have provided to Guaranty evidence of such payment reasonably satisfactory to Guaranty;

•                  the receipt from certain officers of Home State Bank of duly executed amendments to change in control agreements and each such amendment being in full force and effect as of the Effective Time;

•                  the receipt from certain employees of Home State of duly executed retention and non-solicitation agreements and each such agreement being in full force and effect as of the Effective Time;

•                  all options to purchase Home State common stock having been terminated or exercised as required by the Merger Agreement, and Home State shall have taken certain specified actions and made certain specified payments, including providing to Guaranty a copy of the release described therein;

•                  holders of not more than 5% of the issued and outstanding shares of Home State common stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders;

•                  Home State Bank’s allowance for loan and lease losses being equal to at least the greater of $8,358,000 or 1.75% of Home State Bank’s aggregate loan balance as of the calculation date;

•                  Home State’s Tangible Book Value being not less than $79 million as of the calculation date;

•                  receipt by Guaranty of the opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•                  evidence that certain actions relating to the KSOP have been taken;

•                  the receipt of a certificate that meets the requirements of Treasury Regulations Section 1.445-2(c)(3) stating that Home State is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, and a notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Sections 1.897-2(h)(2), in each case dated as of the Closing Date and duly executed by an authorized officer of Home State;

•                  Guaranty having received sufficient equity capital to enable it to complete the Merger and the transactions contemplated thereby;

•                  Home State having delivered to Guaranty the closing title commitments for its real property;

•                  the receipt of a certificate, signed on behalf of Home State by its chief executive officer and chief financial officer, stating that certain of the conditions to Guaranty’s obligation to complete the Merger have been satisfied; and

•                  the receipt of all other instruments and documents that Guaranty or its counsel has reasonably requested to effectuate the Merger and the transactions contemplated thereby.

Acquisition Proposals (page 106)

Under the terms of the Merger Agreement, neither Home State nor Home State Bank may, and each must use its best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly: (a) entertain, solicit, encourage, induce or facilitate inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal (as defined in the Merger Agreement); or (b) provide any information to or negotiate with any other person any Acquisition Proposal. Home State has agreed to notify Guaranty of any unsolicited Acquisition Proposal within three business days of its receipt, and to provide reasonable detail as to the identity of the proposed acquirer and the nature of the transaction proposed by the Acquisition Proposal.

Termination of the Merger Agreement (page 108)

Guaranty and Home State may mutually agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may also be terminated by Guaranty or Home State at any time prior to the Effective Time if:

•                  any court of competent jurisdiction or other governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and the order, decree, ruling or other action is final and non-appealable unless the order, decree or ruling or action restraining, enjoining or otherwise prohibiting the Merger is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement;

•                  any approval, consent or waiver of any governmental authority required to permit the consummation of the transactions contemplated by the Merger Agreement has been denied and the denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate the Merger Agreement of any representation, warranty or covenant of such party);

•                  the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on or before 270 days following March 16, 2016, unless one or more of required approvals has not been received on or before such time, in which instance the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on or before 330 days following March 16, 2016, or such later date approved in writing by Guaranty’s and Home State’s respective boards of directors (such date, the “End Date”); provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;

•                  any of the other party’s representations and warranties have become inaccurate, such that the non-breaching party’s condition to close with respect to such representations and warranties would not be satisfied, and the inaccuracy, if capable of being cured, has not been cured by the breaching party prior to the earlier of the End Date and 30 days after its receipt of notice of the breach; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement set forth in the Merger Agreement;

•                  the other party has breached its covenants set forth in the Merger Agreement such that the non-breaching party’s condition to close with respect to the performance of such covenants would not be satisfied, and the breach is incurable or has not been cured within 30 days of the breaching party’s receipt of notice of the breach or the breach by its nature is not capable of being cured prior to the closing; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement set forth in the Merger Agreement;

•                  the Guaranty merger proposal and Guaranty stock issuance proposal have not been approved by reason of the failure to obtain the required vote at the Guaranty special meeting, provided that the right to terminate will not be available to Guaranty where the failure to obtain the approval of stockholders has been caused by its breach of the Merger Agreement;

•                  the Home State merger approval proposal has not been approved by reason of the failure to obtain the required vote at the Home State special meeting, provided that the right to terminate will not be available to Home State where the failure to obtain the approval of shareholders has been caused by its breach of the Merger Agreement; and

•                  by the mutual written consent of Guaranty or Home State.

Further, Guaranty may terminate the Merger Agreement if:

•                  any government authority shall have advised Guaranty that any approval, consent or waiver of any governmental authority required to permit the consummation of the transactions contemplated by the Merger Agreement will not be granted or will not be granted without a materially burdensome regulatory condition that Guaranty, in its sole discretion, is unwilling to accept;

•                  immediately following the tenth day immediately preceding the Closing Date (A) the Guaranty Average Closing Price is greater than $19.28, and (B) (x) the number obtained by dividing the Guaranty Average Closing Price by $16.07 (the “Closing Price Change Ratio”) is greater than (y) the number obtained by (1) dividing the average of the closing price of the KBW Regional Banking Index for the ten trading days immediately preceding the tenth day immediately preceding the Closing Date (the “Final Average Price”) by $86.91 multiplied by (2) 1.20; provided that Home State may instead elect to decrease the aggregate number of shares of Guaranty common stock obtained by multiplying (a) 6,533,914 by (b) the ratio of $19.28 divided by the Guaranty Average Closing Price;

•                  an environmental inspection relating to certain specified parcels of real property owned by Home State identifies violations or potential violations of environmental laws that involve an expenditure reasonably expected to exceed $200,000 or that could reasonably be expected to have a material adverse effect on Home State or Home State Bank; or

•                  Home State is unable or unwilling to remove, cure or obtain title insurance with respect to certain title objections relating to certain specified parcels of real property owned by Home State.

Further, Home State may terminate the Merger Agreement if:

•                  immediately following the tenth day immediately preceding the Closing Date (A) the Guaranty Average Closing Price is less than $12.86 and (B) (x) the Closing Price Change Ratio is less than (y) the number obtained by (1) dividing the Final Average Price by $86.91 multiplied by (2) 0.80; provided that Guaranty may instead elect to increase the aggregate number of shares of Guaranty common stock obtained by multiplying (a) 6,533,914 by (b) the ratio of $12.86 divided by the Guaranty Average Closing Price.

For more information, please see the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 107.

Termination Fees (page 110)

The Merger Agreement also provides that upon termination of the Merger Agreement by Guaranty under certain circumstances, including Home State failing to convene a meeting of its shareholders to consider and approve the Merger, the Merger Agreement and the transactions contemplated therein or breaching the standstill provision (provided that Guaranty is not in material breach of any covenant or obligation under the Merger Agreement), Home State will be obligated to pay Guaranty a termination fee of $4.5 million, plus the aggregate amount of Guaranty’s expenses incurred in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $500,000. The Merger Agreement provides that upon termination of the Merger Agreement by Home State under certain circumstances, including Guaranty failing to hold a meeting of its stockholders to consider the Merger, the Merger Agreement and the transactions contemplated therein, or Guaranty failing to put in place financing arrangements prior to the Closing Date, Guaranty will be obligated to pay Home State all expenses incurred by Home State in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $500,000.

Material U.S. Federal Income Tax Consequences of the Merger (page 112)

The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the Merger qualifies as a reorganization, a shareholder of Home State generally will not recognize any gain or loss upon receipt of Guaranty common stock in exchange for Home State common stock in the Merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the Merger consideration (except with respect to any cash received in lieu of a fractional share of Guaranty common stock, as discussed below under “Material U.S. Federal Income Tax Consequences of the Merger—Cash Received In Lieu of a Fractional Share of Guaranty Common Stock”). It is a condition to the completion of the Merger that Guaranty and Home State receive written opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax matters are complicated and the tax consequences of the Merger to each Home State shareholder may depend on such shareholder’s particular facts and circumstances. Home State shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the Merger. For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112.

Comparison of Stockholders’ Rights (page 118)

The rights of Home State shareholders who continue as Guaranty stockholders after the Merger will be governed by the certificate of incorporation and bylaws of Guaranty rather than by the articles of incorporation and bylaws of Home State. For more information, please see the section entitled “Comparison of Stockholders’ Rights” beginning on page 118.

The Parties (page 123)

Guaranty Bancorp

1331 Seventeenth St., Suite 200

Denver, Colorado 80202

Phone: (303) 675-1194

Guaranty is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As of March 31, 2016, Guaranty had consolidated total assets of $2.36 billion, total loans and leases, net of deferred fees and costs of $1.83 billion, deposits of $1.87 billion and stockholders’ equity of $225.5 million.

Home State Bancorp

2695 West Eisenhower Boulevard

Loveland, Colorado 80537

Phone: (970) 203-6100

Home State is a bank holding company registered under the BHC Act. Its wholly owned subsidiary, Home State Bank, makes commercial loans to small and medium-sized businesses and offers depository products and services through 11 retail branches in northern Colorado. Home State, headquartered in Loveland, Colorado, had total assets of $873.7 million, total loans and leases, net of deferred fees and costs, of $433.2 million, deposits of $755.1 million and stockholders’ equity of $86.4 million as of March 31, 2016.

Risk Factors (page 44)

Before voting at the Guaranty special meeting or Home State special meeting, you should carefully consider all of the information contained in or incorporated by reference into this document, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 44 or described in Guaranty’s Annual Report on Form 10-K for the year ended on December 31, 2015 and other reports filed with the SEC, which are incorporated by reference into this document. Please see “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” beginning on page 164.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR GUARANTY

The following table summarizes consolidated financial results achieved by Guaranty for the periods and at the dates indicated and should be read in conjunction with Guaranty’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Guaranty has previously filed with the SEC. Historical financial information for Guaranty can be found in its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2016. Please see the section entitled “Where You Can Find More Information” beginning on page i for instructions on how to obtain the information that has been incorporated by reference. You should not assume the results of operations for past years indicate results for any future period.

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(In thousands, except share data and ratios)
Consolidated Statement of Income (Loss) Data:
Interest income	$82,330	$75,520	$70,638	$69,565	$74,313
Interest expense	5,351	6,707	7,068	9,154	14,419
Net interest income	76,979	68,813	63,570	60,411	59,894
Provision (credit) for loan losses	96	14	296	(2,000)	5,000
Net interest income after provision for loan losses	76,883	68,799	63,274	62,411	54,894
Noninterest income	17,180	16,695	13,799	13,591	13,945
Noninterest expense	60,339	65,746	56,688	64,114	62,487
Income before income taxes	33,724	19,748	20,385	11,888	6,352
Income tax expense (benefit)	11,270	6,236	6,356	(3,171)	—
Net income	$22,454	$13,512	$14,029	$15,059	$6,352

Preferred stock dividends	—	—	—	—	(19,806)
Net income (loss) applicable to common stockholders	$22,454	$13,512	$14,029	$15,059	$(13,454)

Common Share Data:
Basic earnings per common share (1)	$1.07	$0.64	$0.67	$0.72	$(1.04)
Diluted earnings per common share (1)	$1.06	$0.64	$0.67	$0.72	$(1.04)
Dividends declared per common share	$0.40	$0.20	$0.08	$—	$—
Book value per common share (1)	$10.21	$9.57	$8.89	$8.89	$8.11
Weighted average common shares outstanding-basic (1)	21,065,590	20,957,702	20,867,064	20,786,806	12,988,346
Weighted average common shares outstanding-diluted (1)	21,272,336	21,086,543	20,951,237	20,878,251	12,988,346
Common shares outstanding at end of period (1)	21,704,852	21,628,873	21,303,707	21,169,521	21,087,324

(1) Share and per share amounts have been adjusted to reflect Guaranty’s 1-for-5 reverse stock split on May 20, 2013.

	Three Months Ended March 31,
	2016	2015
	(In thousands, except share data and ratios)
Consolidated Statement of Income Data:
Interest income	$21,860	$19,854
Interest expense	1,865	1,077
Net interest income	19,995	18,777
Provision (credit) for loan losses	16	(23)
Net interest income after provision for loan losses	19,979	18,800
Noninterest income	4,178	4,115
Noninterest expense	15,792	15,270
Income before income taxes	8,365	7,645
Income tax expense	2,830	2,561
Net income	5,535	5,084

Common Share Data:
Basic earnings per common share	0.26	0.24
Diluted earnings per common share	0.26	0.24
Dividends declared per common share	0.12	0.10
Book value per common share at end of period	$10.35	$9.71
Weighted-average common shares outstanding: basic	21,184,892	21,037,325
Weighted-average common shares outstanding: diluted	21,375,330	21,165,433
Common shares outstanding at end of period	21,790,800	21,738,501

	For the Year Ended December 31,
	2015	2014	2013	2012	2011
	(In thousands, except share data and ratios)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$26,711	$32,441	$28,077	$163,217	$109,225
Time deposits with banks	—	—	—	8,000	—
Total investments	424,692	449,482	442,300	458,923	386,141
Net loans (including loans held for sale)	1,791,536	1,518,944	1,299,419	1,133,607	1,063,479
Total assets	2,368,525	2,124,778	1,911,032	1,886,938	1,689,668
Deposits	1,801,845	1,685,324	1,528,457	1,454,756	1,313,786
Debt	333,098	219,582	180,058	218,442	168,033
Stockholders’ equity	221,639	206,939	189,394	188,200	171,011

Selected Other Balance Sheet Data:
Average assets	2,226,794	2,001,552	1,863,578	1,749,115	1,768,932
Average earning assets	2,098,995	1,882,194	1,755,693	1,644,898	1,658,683
Average stockholders’ equity	215,513	201,082	189,534	179,300	165,801

Selected Financial Ratios:
Return on average assets (a)	1.01%	0.68%	0.75%	0.86%	0.36%
Return on average equity (b)	10.42%	6.72%	7.40%	8.40%	3.83%
Net interest margin (c)	3.67%	3.66%	3.62%	3.67%	3.61%
Efficiency ratio (tax equivalent) (d)	60.20%	65.56%	66.79%	77.05%	77.75%

Selected Asset Quality Ratios:
Nonperforming assets to total assets	0.64%	0.70%	1.04%	1.78%	3.30%
Nonperforming loans to loans, net of deferred costs and fees	0.80%	0.82%	1.17%	1.20%	2.44%
Allowance for loan losses to total loans, net of deferred costs and fees, held for investment	1.27%	1.46%	1.59%	2.17%	3.16%
Allowance for loan losses to nonperforming loans, held for investment	158.91%	178.25%	135.73%	180.67%	129.30%
Net charge-offs to average loans, held for investment	(0.03)%	(0.10)%	0.36%	0.68%	1.57%

(a)         Return on average assets is determined by dividing net income (loss) by average assets.

(b)         Return on average stockholders’ equity is determined by dividing net income (loss) by average stockholders’ equity.

(c)          Net interest margin is determined by dividing net interest income by average interest-earning assets.

(d)         Efficiency ratio is determined by dividing total noninterest expense less intangible amortization expense, less select nonrecurring charges, by an amount equal to net interest income plus noninterest income, plus incremental tax benefit from tax exempt bonds and bank-owned life insurance.

	Three Months Ended March 31,
	2016	2015
	(In thousands, except share data and ratios)
Consolidated Balance Sheet Data:
Cash and cash equivalents	31,142	31,649

Total investments	400,890	452,271
Net loans, including loans held for sale	1,830,246	1,555,154
Total assets	2,362,216	2,145,452
Deposits	1,872,717	1,721,881
Debt	231,674	174,374
Stockholders’ equity	225,519	211,137

Selected Other Balance Sheet Data:
Average assets	2,359,180	2,108,766
Average earning assets	2,234,247	1,980,717
Average stockholders’ equity	224,179	210,110

Selected Financial Ratios:
Return on average assets (a)	0.94%	0.98%
Return on average equity (b)	9.93%	9.81%
Net interest margin (c)	3.60%	3.84%
Efficiency ratio on a tax equivalent basis (d)	59.92%	62.82%

Selected Financial Ratios:
Nonperforming assets to total assets	0.60%	0.72%
Nonperforming loans to total loans, net of deferred costs and fees, held for investment	0.73%	0.85%
Allowance for loan losses to total loans, net of deferred costs and fees, held for investment	1.26%	1.45%
Allowance for loan losses to nonperforming loans, held for investment	171.82%	169.61%
Net charge-offs (recoveries) to average loans, held for investment	—%	(0.01)%

(a)         Return on average assets is determined by dividing net income by average assets.

(b)         Return on average stockholders’ equity is determined by dividing net income by average stockholders’ equity.

(c)          Net interest margin is determined by dividing net interest income by average interest-earning assets.

(d)         Efficiency ratio is determined by dividing total noninterest expense less intangible amortization expense, less select nonrecurring charges, by an amount equal to net interest income plus noninterest income, plus incremental tax benefit from tax exempt bonds and bank-owned life insurance.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR HOME STATE

You should read the selected consolidated financial data set forth below in conjunction with Home State’s Management’s Discussion and Analysis of Financial Condition and Results of Operations beginning on page 135 of this joint proxy statement/prospectus and Home State’s audited consolidated financial statements as of and for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 and Home State’s unaudited consolidated interim financial statements as of and for the three-month period ended March 31, 2016 beginning on page F-1 of this joint proxy statement/prospectus.

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(In thousands, except share data and ratios)
Consolidated Statement of Income Data:
Interest income	$28,775	$26,700	$24,750	$23,387	$23,339
Interest expense	1,956	1,945	2,037	2,370	3,201
Net interest income	26,819	24,755	22,713	21,017	20,138
Provision (credit) for loan losses	(950)	1,000	1,000	529	4,546
Net interest income after provision for loan losses	27,769	23,755	21,713	20,488	15,592
Noninterest income	6,952	6,862	7,297	6,381	6,716
Noninterest expense	23,614	21,611	21,175	20,339	21,188
Income before income taxes	11,107	9,006	7,835	6,530	1,120
Income tax expense (benefit)	—	—	—	—	—
Net income	$11,107	$9,006	$7,835	$6,530	$1,120

Common Share Data:
Basic earnings per common share	$39.38	$32.12	$30.33	$26.17	$4.51
Diluted earnings per common share	$39.04	$31.86	$29.67	$25.29	$4.38
Dividends declared per common share	$21.48	$14.73	$10.30	$6.02	$—
Book value per common share at end of period	$284.83	$267.53	$242.76	$259.64	$233.97
Weighted-average common shares outstanding: basic	282,036	280,422	258,308	249,566	248,561
Weighted-average common shares outstanding: diluted	284,505	282,680	264,068	258,181	255,542
Common shares outstanding at end of period	283,165	280,615	279,375	250,530	249,272

Pro Forma Data on a C Corporation Basis:
Net income as reported	$11,107	$9,006	$7,835	$6,530	$1,120
Pro forma income tax expense (benefit) (a)	2,778	2,054	1,630	1,309	(676)
Pro forma net income	$8,329	$6,952	$6,205	$5,221	$1,796

Pro forma basic earnings per share	$29.53	$24.79	$24.02	$20.92	$7.23
Pro forma diluted earnings per share	$29.28	$24.59	$23.50	$20.22	$7.03

(a) Reconciliation of Pro Forma Taxes to Statutory Amounts:
Pro forma income taxes at statutory federal rate of 34%	$3,776	$3,062	$2,664	$2,220	$381
Reduction due to tax exempt interest income	(1,364)	(1,338)	(1,190)	(1,115)	(1,113)
Increase (decrease) due to state income taxes, net of federal impact	283	210	174	136	(25)
Increase (decrease) due to stock option activity	27	65	(74)	40	48
Increase due to nondeductible expenses	56	55	56	28	33
Pro forma income tax expense (benefit)	$2,778	$2,054	$1,630	$1,309	$(676)

	Three Months Ended March 31,
	2016	2015
	(In thousands, except share data and ratios)
Consolidated Statement of Income Data:
Interest income	$7,383	$6,941
Interest expense	517	464
Net interest income	6,866	6,477
Provision (credit) for loan losses	—	125
Net interest income after provision for loan losses	6,866	6,352
Noninterest income	1,796	1,630
Noninterest expense	6,562	5,769
Income before income taxes	2,100	2,213
Income tax expense (benefit)	—	—
Net income	$2,100	$2,213

Common Share Data:
Basic earnings per common share	$7.38	$7.86
Diluted earnings per common share	$7.32	$7.79
Dividends declared per common share	$3.50	$3.00
Book value per common share at end of period	$303.37	$277.01
Weighted-average common shares outstanding: basic	284,457	281,615
Weighted-average common shares outstanding: diluted	287,070	284,249
Common shares outstanding at end of period	284,715	281,615

Pro Forma Data on a C Corporation Basis:
Net income as reported	$2,100	$2,213
Pro forma income tax expense (benefit) (a)	429	467
Pro forma net income	$1,671	$1,746

Pro forma basic earnings per share	$5.87	$6.20
Pro forma diluted earnings per share	$5.82	$6.14

(a) Reconciliation of Pro Forma Taxes to Statutory Amounts:
Pro forma income taxes at statutory federal rate of 34%	$714	$752
Reduction due to tax exempt interest income	(347)	(348)
Increase (decrease) due to state income taxes, net of federal impact	49	49
Increase due to nondeductible expenses	13	14
Pro forma income tax expense (benefit)	$429	$467

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(In thousands, except share data and ratios)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,564	$14,161	$12,859	$20,741	$10,487
Time deposits with banks	503	502	502	500	250
Total investments	404,032	360,842	295,089	271,859	245,281
Net loans, including loans held for sale	435,259	421,324	406,025	355,561	314,183
Total assets	877,159	819,685	739,503	677,521	599,069
Deposits	725,861	680,792	642,617	593,281	523,169
Debt	65,050	58,174	24,241	15,358	15,038
Stockholders’ equity	80,654	75,073	67,822	65,047	58,321

Selected Other Balance Sheet Data:
Average assets	$851,871	$784,008	$715,103	$632,004	$578,368
Average earning assets	827,541	758,911	686,898	601,488	547,162
Average stockholders’ equity	79,361	72,793	65,982	62,392	56,326

Selected Financial Ratios:
Return on average assets (a)	1.30%	1.15%	1.10%	1.03%	0.19%
Return on average equity (b)	14.00%	12.37%	11.87%	10.47%	1.99%
Net interest margin (c)	3.24%	3.26%	3.31%	3.49%	3.68%
Efficiency ratio on a tax equivalent basis (d)	65.35%	63.69%	66.03%	69.35%	73.62%

Selected Financial Ratios:
Nonperforming assets to total assets	0.11%	0.22%	1.04%	1.68%	4.37%
Nonperforming loans to total loans, net of deferred costs and fees, held for investment	0.07%	0.14%	0.94%	1.39%	5.06%
Allowance for loan losses to total loans, net of deferred costs and fees, held for investment	1.89%	2.04%	1.99%	2.06%	2.65%
Allowance for loan losses to nonperforming loans, held for investment	2548.17%	1430.56%	211.41%	148.71%	52.40%
Net charge-offs (recoveries) to average loans, held for investment	(0.12)%	0.11%	0.06%	0.47%	1.36%

(a)         Return on average assets is determined by dividing net income (loss) by average assets.

(b)         Return on average stockholders’ equity is determined by dividing net income (loss) by average stockholders’ equity.

(c)          Net interest margin is determined by dividing net interest income by average interest-earning assets.

(d)         Efficiency ratio is determined by dividing total noninterest expense less intangible amortization expense, less select nonrecurring charges, by an amount equal to net interest income plus noninterest income, plus incremental tax benefit from tax exempt bonds and bank-owned life insurance.

	Three Months Ended March 31,
	2016	2015
	(In thousands, except share data and ratios)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$28,905	$12,597
Time deposits with banks	503	502
Total investments	395,625	376,145
Net loans, including loans held for sale	424,772	425,192
Total assets	873,726	837,308
Deposits	755,134	697,689
Debt	28,790	57,132
Stockholders’ equity	86,374	78,010

Selected Other Balance Sheet Data:
Average assets	$876,144	$824,270
Average earning assets	847,698	800,765
Average stockholders’ equity	84,746	77,489

Selected Financial Ratios:
Return on average assets (a)	0.96%	1.07%
Return on average equity (b)	9.91%	11.42%
Net interest margin (c)	3.24%	3.24%
Efficiency ratio on a tax equivalent basis (d)	70.76%	66.17%

Selected Financial Ratios:
Nonperforming assets to total assets	0.11%	0.21%
Nonperforming loans to total loans, net of deferred costs and fees, held for investment	0.07%	0.13%
Allowance for loan losses to total loans, net of deferred costs and fees, held for investment	1.96%	2.12%
Allowance for loan losses to nonperforming loans, held for investment	2632.61%	1657.55%
Net charge-offs (recoveries) to average loans, held for investment	-(0.03)%	-(0.08)%

(a)         Return on average assets is determined by dividing net income (loss) by average assets.

(b)         Return on average stockholders’ equity is determined by dividing net income (loss) by average stockholders’ equity.

(c)          Net interest margin is determined by dividing net interest income by average interest-earning assets.

(d)         Efficiency ratio is determined by dividing total noninterest expense less intangible amortization expense, less select nonrecurring charges, by an amount equal to net interest income plus noninterest income, plus incremental tax benefit from tax exempt bonds and bank-owned life insurance.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following is the unaudited pro forma combined financial data for Guaranty and Home State, giving effect to the Merger. The unaudited pro forma combined balance sheet as of March 31, 2016 gives effect to the Merger as if it occurred on that date. The unaudited pro forma combined income statement for the year ended December 31, 2015 and for the three months ended March 31, 2016 gives effect to the Merger as if it occurred on January 1, 2015.

The unaudited pro forma combined financial statements have been prepared using the purchase method of accounting for business combinations under U.S. GAAP. Guaranty is the acquirer for accounting purposes. Certain immaterial reclassifications have been made to the historical financial statements of Home State to conform to the presentation in Guaranty’s financial statements.

A final determination of the fair values of Home State’s assets and liabilities, which cannot be made prior to the completion of the Merger, will be based on the actual net tangible and intangible assets of Home State that exist as of the date of completion of the transaction. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final purchase price of the Merger will be based on the Guaranty Average Closing Price immediately preceding the tenth day prior to the Closing Date. The Guaranty Average Closing Price of $15.12 on March 31, 2016 was used for purposes of presenting the unaudited pro forma combined balance sheet at March 31, 2016.

In connection with the plan to integrate the operations of Guaranty and Home State following the completion of the Merger, Guaranty anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, will be incurred. Guaranty is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges will affect the results of operations of Guaranty and Home State, as well as those of the combined company following the completion of the Merger, in the period in which they are recorded. The unaudited pro forma combined income statement does not include the effects of the non-recurring costs associated with any restructuring or integration activities resulting from the Merger, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The Merger Agreement provides that Home State may pay a closing distribution to the Home State shareholders on the Closing Date in an amount equal to the difference between Home State’s Tangible Book Value and $79 million. Any payment of the closing distribution by Home State is in addition to the Merger consideration to be paid by Guaranty. Home State shareholders are not required to take any action to approve or receive the closing distribution. The unaudited pro forma combined financial statements reflect this closing distribution that is expected to be made prior to completion of the Merger.

The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of:

•                  changes in the trading price for Guaranty’s common stock;

•                  capital used or generated in Home State’s operations between the signing of the Merger Agreement and completion of the Merger;

•                  changes in the fair values of Home State’s assets and liabilities;

•                  other changes in Home State’s net assets that occur prior to the completion of the Merger, which could cause material changes in the information presented below; and

•                  the actual financial results of the combined company.

The unaudited pro forma combined financial statements are provided for informational purposes only. The unaudited pro forma combined financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined financial information is based on, and should be read together with, the historical consolidated financial statements and related notes of Guaranty incorporated into this document by reference from its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, Home State’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2015, Home State’s unaudited consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2016 and Home State’s Management Discussion and Analysis for the year ended December 31, 2015 and the three months ended March 31, 2016 included elsewhere in this joint proxy statement/prospectus.

	Guaranty	Home State			Pro Forma Combined
	March 31, 2016 (as reported)	March 31, 2016 (as reported)	Pro Forma Adjustments		March 31, 2016
	(Dollars in thousands)
ASSETS
Cash and due from banks	$31,142	$28,905	$(1,826)	A	$58,221
Certificates of deposit	—	503	—		503
Total cash and cash equivalents	31,142	29,408	(1,826)		58,724
Securities available for sale, at fair value	229,478	395,625	—		625,103
Securities held to maturity	152,213	—	—		152,213
Bank stocks	19,199	1,369	—		20,568
Loans held for sale	—	447	—		447
Loans held for investment, net of deferred fees and costs	1,830,246	432,802	(10,831)	B	2,252,217
Less allowance for loan losses	(23,025)	(8,477)	8,477	C	(23,025)
Net loans, held for investment	1,807,221	424,325	(2,354)		2,229,192
Premises and equipment	46,036	15,972	(216)	D	61,792
Other real estate owned	674	608	—		1,282
Goodwill	—	—	43,907	E	43,907
Other intangible assets, net	4,933	—	10,023	F	14,956
Bank owned life insurance	49,279	—	—		49,279
Other assets	22,041	5,972	(2,163)	G	25,850
Total assets	$2,362,216	$873,726	$47,371		$3,283,313
LIABILITIES
Noninterest bearing demand	$631,544	$177,328	$—		$808,872
Interest-bearing demand and NOW	392,808	329,191	—		721,999
Money market	411,582	157,420	—		569,002
Savings	155,673	4,290	—		159,963
Time deposits	281,110	86,905	217	H	368,232
Total deposits	1,872,717	755,134	217		2,628,068
Securities sold under agreement to repurchase	18,730	26,305	—		45,035
Federal Home Loan Bank term notes	120,000	2,485	—		122,485
Federal Home Loan Bank line of credit	85,900	—	—		85,900
Subordinated debentures	25,774	—	35,153	I	60,927
Other liabilities	13,576	3,428	—		17,004
Total liabilities	$2,136,697	$787,352	$35,370		$2,959,419
SHAREHOLDERS’ EQUITY
Common stock	24	2,847	(2,840)	J	31
Surplus	713,467	10,657	88,145	K	812,269
Accumulated deficit/retained earnings	(379,053)	67,041	(67,475)	L	(379,487)
Accumulated other comprehensive income	(4,307)	5,829	(5,829)	M	(4,307)
Treasury stock	(104,612)	—	—		(104,612)
Total shareholders’ equity	225,519	86,374	12,001		323,894
Total liabilities and shareholders’ equity	$2,362,216	$873,726	$47,371		$3,283,313

	Guaranty	Home State			Pro Forma Combined
	December 31, 2015 (as reported)	December 31, 2015 (as reported)	Pro Forma Adjustments		December 31, 2015
	(Dollars in Thousands)
Interest and dividend income
Loans, including costs and fees	$70,188	$20,757	$2,166	A	$93,111
Taxable securities	8,325	4,280	—		12,605
Nontaxable securities	2,852	3,570	—		6,422
Dividends on bank stocks	959	165	—		1,124
Fed funds sold and other	6	3	—		9
Total interest and dividend income	82,330	28,775	2,166		113,271
Interest expense
Deposits	3,207	1,625	(217)	B	4,615
Securities sold under agreement to repurchase and fed funds sold	45	90	—		135
Borrowings	1,285	241	—		1,526
Subordinated debentures	814	—	2,257	C	3,071
Total interest expense	5,351	1,956	2,040		9,347
Net interest income	76,979	26,819	127		103,925
Provision for loan losses	96	(950)	—		(854)
Net interest income after provision for loan losses	76,883	27,769	127		104,779
Noninterest income
Service charges and fees	8,941	3,516	—		12,457
Investment management and trust	5,189	1,920	—		7,109
Increase in cash surrender value of life insurance	1,758	—	—		1,758
Gain (loss) on sale of securities	132	192	—		324
Gain on sale of loans	824	311	—		1,135
Other	336	1,013	—		1,349
Total noninterest income	17,180	6,952	—		24,132
Noninterest expense
Salaries and employee benefits	33,564	13,913	—		47,477
Occupancy expense	6,312	2,013	(14)	D	8,311
Furniture and equipment	3,007	1,030	—		4,037
Amortization of intangible assets	1,981	—	1,822	E	3,803
Other real estate owned, net	80	(52)	—		28
Insurance and assessments	2,398	744	—		3,142
Professional fees	3,220	1,785	—		5,005
Impairment on long-lived assets	122	—	—		122
Other general and administrative	9,655	4,181	(103)	F	13,733
Total noninterest expense	60,339	23,614	1,705		85,658
Income before income tax expense	33,724	11,107	(1,578)		43,253
Income tax expense(1)	11,270	—	3,622	G	14,892
Net income	$22,454	$11,107	$(5,200)		$28,361
Earnings per share:
Basic	$1.07	$39.38			$1.03
Diluted	$1.06	$39.04			$1.02

Weighted average common shares outstanding
Basic	21,065,590	282,036			27,599,504
Diluted	21,272,336	284,505			27,806,250

(1)         Home State is an S corporation and not subject to income tax. For pro forma net income, income tax is calculated at 38.01% of estimated taxable income.

	Guaranty	Home State			Pro Forma Combined
	March 31, 2016 (as reported)	March 31, 2016 (as reported)	Pro Forma Adjustments		March 31, 2016
	(Dollars in Thousands)
Interest and dividend income
Loans, including costs and fees	$18,854	$5,221	$542	A	$24,617
Taxable securities	1,960	1,218	—		3,178
Nontaxable securities	731	894	—		1,625
Dividends on bank stocks	311	49	—		360
Fed funds sold and other	4	1	—		5
Total interest and dividend income	21,860	7,383	542		29,785
Interest expense
Deposits	1,007	420	—	B	1,427
Securities sold under agreement to repurchase and fed funds sold	10	24	—		34
Borrowings	623	73	—		696
Subordinated debentures	225	—	556	C	781
Total interest expense	1,865	517	556		2,938
Net interest income	19,995	6,866	(14)		26,847
Provision for loan losses	16	—	—		16
Net interest income after provision for loan losses	19,979	6,866	(14)		26,831
Noninterest income
Service charges and fees	2,169	1,016	—		3,185
Investment management and trust	1,280	398	—		1,678
Increase in cash surrender value of life insurance	448	—	—		448
Gain (loss) on sale of securities	45	77	—		122
Gain on sale of loans	154	59	—		213
Other	82	246	—		328
Total noninterest income	4,178	1,796	—		5,974
Noninterest expense
Salaries and employee benefits	8,788	3,853	—		12,641
Occupancy expense	1,375	569	(4)	D	1,940
Furniture and equipment	818	253	—		1,071
Amortization of intangible assets	240	—	410	E	650
Other real estate owned, net	2	0	—		2
Insurance and assessments	613	181	—		794
Professional fees	857	361	—		1,218
Impairment on long-lived assets	—	—	—		—
Other general and administrative	3,099	1,345	(1,043)	F	3,401
Total noninterest expense	15,792	6,562	(637)		21,717
Income before income tax expense	8,365	2,100	623		11,088
Income tax expense(1)	2,830	—	1,034	G	3,864
Net income	$5,535	$2,100	$(411)		$7,224
Earnings per share:
Basic	$0.26	$7.38			$0.26
Diluted	$0.26	$7.32			$0.26

Weighted average common shares outstanding
Basic	21,184,892	284,457			27,718,806
Diluted	21,375,330	287,070			27,909,244

(1)             Home State is an S corporation and not subject to income tax. For pro forma net income, income tax is calculated at 38.01% of estimated taxable income.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma combined balance sheet as of March 31, 2016 and the unaudited pro forma combined income statement for the year ended December 31, 2015 and for the three months ended March 31, 2016 are based on the historical financial statements of Guaranty and Home State after giving effect to the completion of the Merger and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined balance sheet as of March 31, 2016 gives effect to the Merger as if it occurred on that date. The unaudited pro forma combined income statement for the year ended December 31, 2015 and for the three months ended March 31, 2016 gives effect to the Merger as if it occurred on January 1, 2015. Such financial statements do not reflect cost savings or operating synergies expected to result from the Merger, or the cost to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies.

The transaction will be accounted for under the purchase method of accounting in accordance with Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (ASC 805). In business combination transactions in which the consideration given is not in the form of all cash (that is, in the form on non-cash assets, liabilities incurred, or equity interests issued), measurement of the purchase price is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair values, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, net of deferred taxes, is allocated to goodwill. Subsequent to the completion of the Merger, Guaranty and Home State will finalize an integration plan, which may affect how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or will no longer be used, additional amortization, depreciation and possibly impairment charges will be recorded after management completes the integration plan.

The unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the combined results of operation or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of the future results of the combined company.

The accounting policies of both Guaranty and Home State are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 2 — Pro Forma Purchase Price and Purchase Price Allocation

Under the terms of the Merger Agreement Home State shareholders, other than the KSOP, will receive an estimated 23.50 shares of Guaranty common stock for each share of Home State common stock.

Based on the estimated number of Home State Closing Shares, the pro forma purchase price is as follows, assuming:

Exchange Ratio
Number of shares of Guaranty common stock — as exchanged		6,533,914
Divided by number of Home State Closing Shares		278,097
Exchange Ratio		23.50
Pro Forma Purchase Price ($ in thousands)
Number of shares of Guaranty common stock — as exchanged		6,533,914
Multiplied by the Guaranty Average Closing Price on March 31, 2016		$15.12
Estimated fair value of Guaranty common stock issued		98,809
Cash consideration paid		35,000
Total Pro Forma Purchase Price		$133,809
Home State’s Net Assets at Fair Value ($ in thousands)
Assets
Cash and due from banks	$27,360
Certificates of deposit	503
Securities available for sale	395,625
Bank stocks	1,369
Loans held for sale	447
Loans, held for investment, net deferred fees and costs	421,971
Premises and equipment	15,756
Other real estate owned	608
Other intangible assets	10,023
Other assets	3,809
Total Assets	$877,471
Liabilities
Total deposits	$755,351
Repurchase agreements	26,305
Federal Home Loan Bank term notes	2,485
Other liabilities	3,428
Total Liabilities	$787,569
Net Assets		89,902
Preliminary Pro Forma Goodwill		$43,907

The pro forma purchase price as shown in the table above is allocated to Home State’s tangible and intangible assets and liabilities as of March 31, 2016 based on their preliminary estimated fair values.

Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Home State based on their estimated fair values as of the closing of the Merger. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the estimated purchase price is preliminary because the proposed Merger has not yet been completed. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation unaudited pro forma adjustments will remain preliminary until Guaranty management determines the final purchase price and the fair value of assets acquired and liabilities assumed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after the completion of the Merger and will be based on the value of the Guaranty common stock at the closing of the Merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements.

Approximately $10,023,000 has been preliminarily allocated to amortizable intangible assets acquired. The amortization related to the preliminary fair value of net amortizable intangible assets is reflected as a pro forma adjustment to the unaudited pro forma combined financial statements.

Identifiable intangible assets. The preliminary fair values of intangible assets were determined based on the provisions of ASC 805, which defines fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. The preliminary allocation to intangible assets is allocated to core deposit intangibles.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired, net of deferred taxes. In accordance with ASC Topic 350, Intangibles—Goodwill and Other, goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

Note 3 — Preliminary Unaudited Pro forma and Acquisition Accounting Adjustments

The unaudited pro forma financial information is not necessarily indicative of what the financial position actually would have been had the Merger been completed at the date indicated. Such information includes adjustments which are preliminary and may be revised. Such revisions may result in material changes. The financial position shown herein is not necessarily indicative of what the past financial position of the combined companies would have been, nor necessarily indicative of the financial position of the post-Merger periods. The unaudited pro forma financial information does not give consideration to the impact of possible expense efficiencies, synergies, strategy modifications, asset dispositions or other actions that may result from the Merger.

The following unaudited pro forma adjustments result from accounting for the Merger, including the determination of fair value of the assets, liabilities and commitments which Guaranty, as the acquirer for accounting purposes, will acquire from Home State. The descriptions related to these preliminary adjustments are as follows (in thousands):

Balance Sheet

A	Adjustments to cash and due from banks:
	To reflect the estimated closing distribution Home State will pay immediately prior to closing	$(3,292)
	To reflect the payoff of Home State’s note receivable from the prior issuance of common stock to Home State’s employees and the KSOP	1,747
	To reflect the transaction costs to be incurred at closing, net of tax	(434)
	To reflect the estimated cash received for the issuance of subordinated debt, net of costs	35,153
	To reflect the estimated cash consideration paid to Home State stockholders	(35,000)
	Total adjustments to cash and due from banks	$(1,826)
B	Loans were adjusted for credit deterioration of the acquired portfolio in the gross amount of $6,501 and were adjusted to reflect current interest rates and spreads in the gross amount of $4,330	$(10,831)
C	Elimination of Home State existing loan loss reserves as purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for loan losses is prohibited.	$8,477
D	Adjustment to premises and equipment to reflect the estimated fair value adjustment to Home State’s existing premises and equipment	$(216)
E	Adjustment to reflect the goodwill generated as a result of consideration paid being greater than the net assets acquired	$43,907
F	Adjustment to reflect the estimated core deposit intangible generated in the acquisition	$10,023
G	Adjustments to other assets to reflect Home State’s existing deferred tax asset and the estimated deferred tax liability generated by the net fair value adjustment (tax rate=38.01)%	$(2,163)
H	Adjustments to time deposits for current interest rate of 0.25% premium	$217
I	Adjustment to reflect the estimated subordinated debentures issued to generate the cash consideration for the acquisition, net of capitalized costs	$35,153
J	Adjustments to common stock:
	To reflect the elimination of Home State common stock	$(2,847)
	To reflect the par value of Guaranty common stock issued to Home State stockholders	7
	Total adjustments to common stock	$(2,840)
K	Adjustments to surplus:
	To reflect the payoff of Home State’s note receivable from the prior issuance of common stock to Home State’s employees and KSOP	$1,747
	To reflect the elimination of Home State’s surplus	(12,404)
	To reflect the value of Guaranty common stock issued to Home State stockholders	98,802
	Total adjustments to surplus	$88,145
L	Adjustments to accumulated deficit/retained earnings:
	To reflect the estimated closing distribution Home State will pay immediately prior to closing	$(3,292)
	To reflect the elimination of Home State’s retained earnings	(63,749)
	To reflect the transaction costs to be incurred at closing, net of tax	(434)
	Total adjustments to accumulated deficit/retained earnings	$(67,475)

M	Elimination of Home State’s accumulated other comprehensive income	$(5,829)

Pursuant to the purchase method of accounting, the final purchase price will be based on the Guaranty Average Closing Price immediately prior to the effective date of the Merger. A 20% difference in per share price at the closing of the Merger compared to the amount used in these unaudited pro forma combined financial statements would increase or decrease total purchase price and goodwill by approximately $19,762,000.

Income Statement

		Year Ended December 31, 2015	Three Months Ended March 31, 2016
		(In thousands)
A	Estimated purchase accounting adjustment on acquired loans based on the difference between fair value and the outstanding principal balance of those loans, recognized over the estimated remaining term of the loans	$2,166	$542
B	Adjustment to deposit interest expense to reflect amortization of time deposit interest rate mark of 0.25%, 12 month amortization period	$(217)	$—
C	Adjustment to recognize interest expense related to the new subordinated debentures and amortization of capitalized costs of those subordinated debentures. Assumed interest rate of 6.25%, plus broker placement fee and offering costs resulting in an all-in rate of 6.42%. A variance of 12.5 basis points in the interest rate would have a $28 impact on net income	$2,257	$556
D	Adjustment to occupancy expense for purchase accounting amortization	$(14)	$(4)
E	Adjustment to reflect amortization of core deposit intangible. Projected amortization in year 2 is $1,640, year 3 is $1,458, year 4 is $1,276 and year 5 is $1,094; based on a 10 year expected life and an accelerated amortization method	$1,822	$410
F	Adjustment to remove expenses related to the acquisition	$(103)	$(1,043)
G	Income tax expense adjustment:
	Estimated income tax on Home State’s income at a 38.01% tax rate	$4,222	$798
	Estimated income tax effect related to purchase accounting and other adjustments at a 38.01% tax rate	$(600)	$236
	Total income tax adjustment	$3,622	$1,034

Note 4 — Earnings per Common Share

Unaudited pro forma earnings per common share for the year ended December 31, 2015 and the three months ended March 31, 2016 have been calculated using Guaranty’s historic weighted average common shares outstanding plus the common shares assumed to be issued to Home State’s shareholders in the Merger. The following tables set forth the calculation of basic and diluted unaudited pro forma earnings per common share for the year ended December 31, 2015 and the three months ended March 31, 2016 (in thousands, except per share data):

	Year Ended December 31, 2015
	Basic	Diluted
Pro forma net income	$28,361	$28,361
Weighted average common shares outstanding:
Guaranty	21,065,590	21,272,336
Common shares issued to Home State shareholders	6,533,914	6,533,914
Pro forma	27,599,504	27,806,250
Pro forma net income per common share	$1.03	$1.02

	Three Months Ended March 31, 2016
	Basic	Diluted
Pro forma net income	$7,222	$7,222
Weighted average common shares outstanding:
Guaranty	21,184,892	21,375,330
Common shares issued to Home State shareholders	6,533,914	6,533,914
Pro forma	27,718,806	27,909,244
Pro forma net income per common share	$0.26	$0.26

UNAUDITED COMPARATIVE DATA

The following table shows selected unaudited pro forma financial data reflecting the merger of Home State with Guaranty. The unaudited pro forma condensed combined balance sheet data as of March 31, 2016 gives effect to the Merger as if it occurred on that date. The unaudited pro forma condensed combined income statement and per share data for the three months ended March 31, 2016 and the year ended December 31, 2015 gives effect to the Merger as if it occurred on January 1, 2015. The pro forma amounts reflect certain purchase accounting adjustments, which are based on estimates that are subject to change depending on fair values as of the Merger completion date. These adjustments are described in the notes to the unaudited pro forma condensed combined financial data contained elsewhere in this document under the heading “Unaudited Pro Forma Combined Financial Information,” beginning on page 31. The pro forma financial information in the table below does not include any projected cost savings, revenue enhancements or other possible financial benefits of the Merger to the combined company and does not attempt to suggest or predict future results. This information also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Guaranty or Home State been combined as of the dates and for the periods shown. Dividends paid by Home State include amounts representing an estimated liability for taxes as a result of Home State’s status as a Subchapter S corporation.

As of and for the three months ended March 31, 2016
(Dollars in thousands)
Pro Forma Condensed Combined Income Statement Data
Net interest income	$26,847
Provision for loan losses	$16
Income before tax	$11,088
Net income	$7,224

Pro Forma Condensed Combined Balance Sheet Data
Loans, net	$2,229,192
Total assets	$3,283,313
Deposits	$2,628,068
Borrowings	$269,312
Total stockholders’ equity	$323,894

	Historical		Guaranty Pro Forma		Home State Pro Forma Equivalent Per
	Guaranty	Home State	Combined		Share(1)
Basic Earnings
Year ended December 31, 2015	$1.07	$39.38	$1.03	(2)	$24.21

Diluted Earnings
Year ended December 31, 2015	$1.06	$39.04	$1.02	(2)	$23.97

Cash Dividends Paid
Year ended December 31, 2015	$0.40	$21.48	$0.40	(3)	$9.40

Book Value
December 31, 2015	$10.21	$284.83	$10.38	(4)	$243.93

(1)                                 Calculated by multiplying the amounts under the “Guaranty Pro Forma Combined” column by the exchange ratio of 23.50.

(2)                                 Calculated by dividing the pro forma combined net income of Guaranty and Home State by total combined pro forma basic and diluted weighted average common shares outstanding, based on 6,533,914 shares estimated to be issued.

(3)                                 Represents the actual cash dividends per share paid by Guaranty in 2015.

(4)                                 Calculated by dividing the pro forma combined equity of Guaranty and Home State by total combined pro forma common shares at the end of period, based on 6,533,914 shares estimated to be issued.

PER SHARE MARKET PRICE INFORMATION

The following table presents (1) the closing sale price of Guaranty common stock as reported on the NASDAQ Global Select Market on March 15, 2016, the last trading day before the date of the public announcement of the Merger Agreement, and May 11, 2016, the last practicable trading day preceding the date of this joint proxy statement/prospectus; and (2) the equivalent pro forma value of a share of Home State common stock at such dates based on the value of the consideration to be received in the Merger with respect to each share. Historical market value information regarding Home State common stock is not provided because there is no active market for Home State common stock.

	Guaranty Common Stock Closing Price	Equivalent Market Value per Share of Home State Common Stock
March 15, 2016	$15.11	$355.09
May 11, 2016	$16.62	$389.63

The market price of Guaranty common stock will fluctuate between now and completion of the Merger. You should obtain a current price quotation for Guaranty common stock.

STOCK PRICE AND DIVIDEND INFORMATION

Guaranty common stock trades on the NASDAQ Global Select Market under the symbol “GBNK.” The following table sets forth the reported high and low sales prices of shares of Guaranty common stock, and the quarterly cash dividends per share of Guaranty common stock declared, in each case for the periods indicated.

	Sales Prices
	High	Low	Close	Dividends
Year/Quarter:
2016
Second quarter(1)	$17.00	$15.01	16.62	$0.115
First quarter	16.95	13.92	15.46	0.115
2015
Fourth quarter	$17.91	$15.43	$16.54	$0.10
Third quarter	17.42	12.78	16.47	0.10
Second quarter	17.53	15.22	16.51	0.10
First quarter	17.78	13.33	16.96	0.10
2014
Fourth quarter	$16.18	$13.35	$14.44	$0.05
Third quarter	14.72	12.91	13.51	0.05
Second quarter	14.80	12.11	13.90	0.05
First quarter	15.00	12.52	14.25	0.05

(1)           Through May 11, 2016, the last practicable trading day preceding the date of this joint proxy statement/prospectus.

There is no established public trading market for shares of Home State common stock. The last reported sale price of Home State common stock before the date of the public announcement of the Merger Agreement on March 16, 2016, and prior to the printing of this joint proxy statement/prospectus occurred on September 16, 2015 at $283.75 per share. The following table sets forth for the periods indicated, dividends per share of Home State common stock. Dividends paid by Home State include amounts representing an estimated liability for taxes as a result of Home State’s status as a Subchapter S corporation.

Dividends

Year/Quarter: (1)
2016
Second quarter(2)	$0
First quarter	3.50
2015
Fourth quarter	$11.00
Third quarter	4.00
Second quarter	3.50
First quarter	3.00
2014
Fourth quarter	$7.50
Third quarter	4.00
Second quarter	1.75
First quarter	1.50

(1)           Reflects the quarter in which the dividend record date occurred. Fourth quarter 2015 reflects two separate dividends, one of $6.00 per share and one of $5.00 per share.

(2)           Through the date of this joint proxy statement/prospectus.

As of the Guaranty record date, the outstanding shares of Guaranty common stock were owned by approximately 200 record owners and the outstanding shares of Home State common stock were owned by approximately 111 record owners.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” Home State and Guaranty stockholders should carefully consider the following factors in deciding whether to vote for each company’s respective proposals. Please see the sections entitled “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” beginning on page 164.

Risks Related to the Merger

Because the market price of Guaranty common stock will fluctuate, the value of the Merger consideration to be received by Home State shareholders may change.

Upon completion of the Merger, each outstanding share of Home State common stock, excluding KSOP Shares and dissenting shares, will be converted into the per share Merger consideration pursuant to the terms of the Merger Agreement. The closing price of Guaranty common stock on the date that the Merger is completed may vary from the closing price of Guaranty common stock on the date Guaranty and Home State announced the Merger, on the date that this document is being mailed to each of the Guaranty and Home State shareholders, and on the date of the special meetings of Guaranty and Home State shareholders. Because the stock component of the Merger consideration is determined by a fixed exchange ratio (subject to certain adjustment), at the time of the Home State special meeting, Home State shareholders will not know or be able to calculate the value of the Guaranty common stock they will receive upon completion of the Merger. Any change in the market price of Guaranty common stock prior to completion of the Merger may affect the value of the stock component of the Merger consideration that Home State shareholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Guaranty and Home State. Home State shareholders should obtain current market quotations for shares of Guaranty common stock before voting their shares at the Home State special meeting. In addition, the number of shares that you may receive may be increased or decreased in certain circumstances, and a portion of the Merger consideration may be placed into escrow for a period of time following the closing of the Merger. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — S Corporation Escrow.”

Guaranty and Home State stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Guaranty stockholders currently have the right to vote in the election of the board of directors of Guaranty and on other matters affecting Guaranty. Home State shareholders currently have the right to vote in the election of the board of directors of Home State and on other matters affecting Home State. Upon the completion of the Merger, each party’s stockholders will be a stockholder of Guaranty with a percentage ownership of Guaranty that is smaller than such stockholder’s current percentage ownership of Guaranty or Home State, as applicable. It is currently expected that the former shareholders of Home State as a group will receive shares in the Merger constituting approximately 23.1% of the outstanding shares of the combined company’s voting common stock immediately after the Merger. As a result, current stockholders of Guaranty as a group will own approximately 76.9% of the outstanding shares of the combined company’s voting common stock immediately after the Merger. Because of this, Home State and Guaranty stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Guaranty or Home State, as applicable.

Sales of substantial amounts of Guaranty’s common stock in the open market by former Home State shareholders could depress Guaranty’s stock price.

Shares of Guaranty common stock that are issued to shareholders of Home State in the Merger will, for most recipients, be freely tradable without restrictions or further registration under the Securities Act. As of the Guaranty record date, Guaranty had approximately [•] shares of common stock outstanding and [•] shares of Guaranty common stock were reserved for issuance under the Guaranty stock plan. Guaranty currently expects to issue approximately 6,533,914 shares of its common stock in connection with the Merger.

If the Merger is completed and if Home State’s former shareholders sell substantial amounts of Guaranty common stock in the public market following completion of the Merger, the market price of Guaranty common stock may decrease. These sales might also make it more difficult for Guaranty to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.

The combined company may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the combined company’s ability to combine the businesses of Guaranty and Home State. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the Merger may not be fully realized, may not be realized at all or may take longer to realize than expected.

It is possible that the integration of Guaranty’s and Home State’s businesses or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Guaranty or Home State or inconsistencies in standards, controls, procedures and policies. It is also possible that customers, depositors and counterparties of Guaranty or Home State could choose to discontinue their relationships with the combined company post-Merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Guaranty and Home State during the pre-Merger period and for an undetermined amount of time after the consummation of the Merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the Merger Agreement, including the Merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the Merger or of imposing additional costs or limitations on the combined company following the Merger. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the Merger that are not anticipated or cannot be met. If the consummation of the Merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

Guaranty’s obligation to consummate the Merger is conditioned on Guaranty’s ability to raise sufficient capital to consummate the Merger.

Pursuant to the terms of the Merger Agreement, Guaranty is required use its best efforts to put in place financing arrangements on or before the closing as necessary to provide Guaranty with sufficient capital to enable it to complete the Merger and all transactions contemplated by the Merger Agreement. Guaranty expects to satisfy this obligation through the issuance of subordinated notes with anticipated gross cash proceeds to Guaranty of approximately $35.8 million (the “Guaranty Debt Offering”). Raising such funds is a condition precedent to Guaranty closing the Merger. There can be no assurance that Guaranty will successfully consummate the Guaranty Debt Offering and raise the funds necessary to close upon the Merger on terms satisfactory to Guaranty, if at all.

Failure of the Merger to be completed, the termination of the Merger Agreement or a significant delay in the consummation of the Merger could negatively impact Guaranty and Home State.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Merger. Guaranty and Home State have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals for the Merger. The parties will not be required to take any action, or agree to any condition or restriction, in connection with obtaining any regulatory permits, consents, approvals and authorizations of third parties or governmental authorities that would: (1) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by the Merger Agreement to Guaranty or Home State; (2) require any person other than Guaranty to guarantee, support or maintain the capital of Guaranty Bank or the combined company, as applicable, after the Closing Date; (3) require any modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Guaranty Bank, the combined company or any of their affiliates (or any of their respective partners, members or equity holders); (4) cause any person other than the combined company to be deemed to control Guaranty Bank or Home State Bank after the Closing Date; or (5) require any contribution of capital to Home State, Home State Bank or Guaranty Bank at the Closing.

These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by December 11, 2016, either Guaranty or Home State may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval.

If the Merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price or value of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the Merger will be consummated. If the consummation of the Merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected.

In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. If the Merger is not completed, the parties would have to recognize these expenses without realizing the expected benefits of the Merger. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the Merger, including the diversion of management attention from pursuing other opportunities and the constraints in the Merger Agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the Merger, could have a material adverse effect on each party’s business, financial condition and results of operations.

Additionally, Guaranty’s or Home State’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger, and the market price or value of Guaranty common stock might decline, particularly to the extent that the current market price reflects a market assumption that the Merger will be completed. If the Merger Agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the Merger.

If Guaranty fails to successfully integrate Home State into its internal control over financial reporting or if the internal control of Home State over financial reporting were found to be ineffective, the integrity of Guaranty’s financial reporting could be compromised which could result in a material adverse effect on Guaranty’s reported financial results or in the determination of the effectiveness of Guaranty’s internal controls over financial reporting.

As a private company, Home State has not been subject to the requirements of the Exchange Act with respect to internal control over financial reporting. The integration of Home State into Guaranty’s internal control over financial reporting will require significant time and resources from management and other personnel and will increase compliance costs. If Guaranty fails to successfully integrate the operations of Home State into its internal control over financial reporting, Guaranty’s internal control over financial reporting may not be effective. Failure to achieve and maintain an effective internal control environment could have a material adverse effect on Guaranty’s ability to accurately report its financial results and the market’s perception of its business and its stock price.

Guaranty and Home State will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees, customers and vendors may have an adverse effect on the business, financial condition and results of operations of Home State and Guaranty. These uncertainties may impair Guaranty’s or Home State’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the Merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the Merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Guaranty or Home State to seek to change existing business relationships with them or fail to extend an existing relationship with Guaranty or Home State. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the Merger.

Guaranty and Home State each have a small number of key personnel. The pursuit of the Merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the Merger Agreement restricts Home State from taking certain actions without Guaranty’s consent while the Merger is pending. These restrictions may, among other matters, prevent Home State from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the Merger Agreement, entering into other transactions or making other changes to its business prior to consummation of the Merger or termination of the Merger Agreement. These restrictions could have a material adverse effect on Home State’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement—Conduct of Business Prior to the Completion of the Merger” beginning on page 101 for a description of the restrictive covenants applicable to Home State.

Home State’s and Home State Bank’s directors and officers have interests in the Merger different from the interests of other Home State shareholders.

Home State’s and Home State Bank’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of Home State’s shareholders generally. Such interests include payments in connection with the termination of an employment agreement and employment agreements with certain executive officers, and the right to indemnification and insurance coverage following the consummation of the Merger. These interests are described in more detail under the section entitled “The Merger—Interests of Home State and Home State Bank Directors and Executive Officers in the Merger” beginning on page 90.

Shares of Guaranty voting common stock to be received by Home State shareholders as a result of the Merger will have rights different from the shares of Home State common stock.

Upon completion of the Merger, the rights of former Home State shareholders will be governed by the certificate of incorporation and bylaws of Guaranty. The rights associated with Home State common stock are different from the rights associated with Guaranty common stock. Please see the section entitled “Comparison of Stockholders’ Rights” beginning on page 118 for a summary of the different rights associated with Guaranty common stock.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Home State.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Home State that might result in greater value to Home State’s shareholders than that provided pursuant to the Merger. These provisions include a general prohibition on Home State from soliciting or providing information to any third party regarding any acquisition proposal or offers for competing transactions.  Further, the Voting Agreement requires that the shareholders party thereto vote all of their shares of Home State common stock in favor of the Merger and against alternative acquisition proposals. The shareholders that are party to the voting agreements described in this paragraph beneficially own in the aggregate approximately 70.4% of the outstanding shares of Home State common stock as of the Home State record date. For further information, please see “The Merger Agreement—Voting Agreement” beginning on page 111. Each party also has an obligation to submit its respective proposals to a vote by its stockholders.

Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the Merger may not be realized.

Guaranty and Home State have operated and, until the completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of Guaranty and Home State. To realize these anticipated benefits and cost savings, after the completion of the Merger, Guaranty expects to integrate Home State’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the Merger. The loss of key employees could have an adverse effect on the companies’ financial results and the value of their common stock. If Guaranty experiences difficulties with the integration process, the anticipated benefits of the Merger may not be realized fully or at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the Merger.

The combined company expects to incur substantial expenses in connection with consummation of the Merger and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Guaranty and Home State have assumed that each party would incur a certain level of transaction and combination expenses, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the Merger could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the Merger. As a result of these expenses, both Guaranty and Home State could take charges against their earnings before and after the completion of the Merger. Such charges taken in connection with the Merger could be significant, although the aggregate amount and timing of any such charges are uncertain at present.

The unaudited pro forma combined condensed consolidated financial information included in this document is illustrative only and the actual financial condition and results of operations after the Merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what Guaranty’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the Home State identifiable tangible and intangible assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 31.

The opinion of Home State’s financial advisor delivered to Home State’s board of directors, and the opinion of Guaranty’s financial advisor delivered to Guaranty’s board of directors, in each case prior to execution of the Merger Agreement, will not reflect any changes in circumstances that may have occurred since the respective dates of the opinions.

The fairness opinion of Home State’s financial advisor was delivered to Home State’s board of directors on March 14, 2016, and the fairness opinion of Guaranty’s financial advisor was delivered to Guaranty’s board of directors on March 15, 2016. Changes in the operations and prospects of Home State or Guaranty, general market and economic conditions and other factors which may be beyond the control of Home State and Guaranty may have altered the value of Home State or Guaranty or the prices of shares of Home State common stock or Guaranty voting common stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the Merger is completed. The opinions from Home State’s and Guaranty’s respective financial advisors do and will not speak as of the date of this joint proxy statement/prospectus or the time the Merger is completed or any other date other than the respective dates of those opinions. For a description of the opinions of Home State’s and Guaranty’s respective financial advisors, please refer to the sections entitled “The Merger—Opinion of Home State’s Financial Advisor” beginning on page 84 and “The Merger—Opinion of Guaranty’s Financial Advisor” beginning on page 71.

Home State shareholders will pay U.S. federal income tax on the Cash Consideration.

The amount of Cash Consideration that Home State shareholders receive in connection with the Merger will be taxable for U.S. federal income tax purposes. Each Home State shareholder should consult its own tax advisor as to the tax consequences of the Merger in its particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws. This joint proxy statement/prospectus does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. See “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 112.

Shares of Guaranty common stock and a portion of the Cash Consideration may be placed into escrow and may not be released to the former shareholders of Home State common stock.

In connection with the Merger Agreement Home State is required to submit a request seeking a private letter ruling issued by the Internal Revenue Service (the “PLR”) confirming certain matters relating to the potential inadvertent invalidity of Home State’s election to be taxed as an S Corporation under the Internal Revenue Code. If the PLR is not received prior to the Closing Date or there exist facts or circumstances (other than those disclosed in the PLR request) that would cause or deem Home State’s S corporation election not to be valid at any time between January 1, 2008 and the close of business on the Closing Date, then Guaranty will deposit into escrow the sum of $12,400,000, comprised of: (a) $489,800 cash; and (b) 741,145 shares of Guaranty voting common stock ((a) and (b) together, the “Escrow Amount”). The release of the Escrow Amount to former Home State shareholders is contingent upon receipt of the PLR and the satisfaction of certain other conditions. There is a risk that the requisite PLR will not be received or that other conditions to releasing the Escrow Amount to the former Home State shareholders will not be satisfied. In the event that Home State fails to obtain the PLR or other conditions are not satisfied, former Home State shareholders may not receive all or a portion of the Escrow Amount, reducing the value of the Merger consideration received in exchange for the Home State common stock. See “The Merger — S Corporation Escrow.”

The amount of consideration to be received by dissenting shareholders is uncertain.

Home State shareholders will have the right to demand appraisal of their shares of Home State common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their dissenters’ rights and comply with the applicable provisions of Colorado law. Home State shareholders may or may not be entitled to receive more than the amount provided for in the Merger Agreement for their shares of Home State common stock if they elect to exercise their dissenters’ rights with respect to the proposed Merger, depending on the appraisal of the fair value of the Home State common stock. For this reason, the amount of cash that a Home State shareholder might be entitled to receive should it elect to exercise its dissenters’ rights may be more or less than the value of the Merger consideration to be paid pursuant to the Merger Agreement. In addition, it is a condition in the Merger Agreement that the holders of not more than 5% of the outstanding shares of Home State common stock shall have exercised their statutory dissenters’ rights under Colorado law. The number of shares of Home State shareholders that will exercise dissenters’ rights is not known and therefore there is no assurance of this closing condition being satisfied.

Risks Related to the Ownership of Guaranty Common Stock

An investment in Guaranty common stock is not an insured deposit.

Guaranty’s common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation (the “FDIC”), any other deposit insurance fund or by any other public or private entity. Investment in Guaranty common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this report and is subject to the same market forces that affect the price of common stock in any company. As a result, a Home State shareholder who acquires Guaranty common stock in the Merger could lose some or all of the shareholder’s investment.

Concentrated ownership of Guaranty’s stock may discourage a change in control and have an adverse effect on the share price of Guaranty voting common stock and also can influence stockholder decisions.

As of April 27, 2016, executive officers, directors and stockholders of more than 5% of Guaranty common stock beneficially owned or controlled approximately 52.4% of the issued and outstanding Guaranty common stock and, upon completion of the Merger, are expected to own or control approximately 34.2% of the issued and outstanding Guaranty common stock. Home State shareholders who receive Guaranty common stock may be subject to certain risks due to the concentrated ownership of Guaranty common stock. Such a concentration of ownership may have the effect of discouraging, delaying or preventing a change in control of Guaranty and may also have an adverse effect on the market price of Guaranty voting common stock. In addition, as a result of their ownership, executive officers, directors and stockholders of more than 5% of Guaranty common stock may have the ability to influence the outcome of any matter submitted to Guaranty’s stockholders for approval, including the election of directors.

Guaranty’s stock price can be volatile.

Stock price volatility may make it more difficult for investors to resell Guaranty voting common stock when desired and at attractive prices. Guaranty’s stock price can fluctuate significantly in response to a variety of factors including, among other things: actual or anticipated variations in quarterly results of operations; recommendations by securities analysts; operating and stock price performance of other companies that investors deem comparable to Guaranty; news reports relating to trends, concerns and other issues in the financial services industry; perceptions in the marketplace regarding Guaranty or its competitors; new technology used, or services offered, by competitors; significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving Guaranty or our competitors; failure to integrate acquisitions or realize anticipated benefits from acquisitions; changes in government regulations; and geopolitical conditions such as acts or threats of terrorism or military conflicts.

The trading volume in Guaranty voting common stock is less than that of other larger financial services companies.

Although Guaranty’s voting common stock is listed for trading on the NASDAQ Global Select Market, its trading volume is generally less than that of other, larger financial services companies, and investors are not assured that a liquid market will exist at any given time for Guaranty voting common stock. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace at any given time of willing buyers and sellers of Guaranty voting common stock. This presence depends on the individual decisions of investors and general economic and market conditions over which Guaranty has no control. Given the lower trading volume of Guaranty’s voting common stock, significant sales of Guaranty voting common stock, or the expectation of these sales, could cause Guaranty’s stock price to fall.

The holders of Guaranty’s junior subordinated debentures have rights that are senior to those of Guaranty’s stockholders.

Guaranty currently has outstanding an aggregate of $25.8 million in junior subordinated debentures in connection with trust preferred securities issuances by Guaranty’s statutory trust subsidiaries. Guaranty conditionally guarantees payments of the principal and interest on the trust preferred securities. Guaranty’s junior subordinated debentures are senior to Guaranty’s shares of common stock. As a result, Guaranty must make payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on Guaranty common stock and, in the event of Guaranty’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of the Guaranty common stock. Additionally, Guaranty has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to 60 months, during which time Guaranty would be prohibited from paying dividends on its common stock. Guaranty’s ability to pay the future distributions depends upon the earnings of Guaranty Bank and the dividends from Guaranty Bank to Guaranty, which may be inadequate to service the obligations.

Unauthorized disclosure of sensitive or confidential customer information, whether through a cyber-attack, other breach of Guaranty’s computer systems or otherwise, could severely harm Guaranty’s business.

In the ordinary course of business, Guaranty relies on electronic communications and information systems to conduct its operations and to store sensitive data. Any failure, interruption or breach in security of these systems could result in significant disruption to Guaranty’s operations. Information security breaches and cybersecurity-related incidents may include attempts to access information, including customer and company information, malicious code, computer viruses and denial of service attacks that could result in unauthorized access, misuse, loss or destruction of data (including confidential customer information), account takeovers, unavailability of service or other events. These types of threats may derive from human error, fraud or malice on the part of external or internal parties, or may result from accidental technological failure. Further, to access Guaranty’s products and services Guaranty’s customers may use computers and mobile devices that are beyond Guaranty’s security control systems. Guaranty’s technologies, systems, networks and software, and those of other financial institutions have been, and are likely to continue to be, the target of cybersecurity threats and attacks, These attacks may range from uncoordinated individual attempts to sophisticated and targeted measures directed at Guaranty. As disclosed in Guaranty’s Quarterly Report on Form 10-Q filed on April 29, 2016, in April, 2016, Guaranty fell victim to such an attack when a Guaranty employee’s computer was infected with malware. The risk of a security breach or disruption, particularly through cyber-attack or cyber intrusion, has increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased.

Guaranty’s business requires the collection and retention of large volumes of customer data, including personally identifiable information in various information systems that it maintains and in those maintained by third parties with whom Guaranty contracts to provide data services. Guaranty also maintains important internal company data such as personally identifiable information about its employees and information relating to its operations. The integrity and protection of that customer and company data is important to Guaranty.

Guaranty’s customers and employees have been, and will continue to be, targeted by parties using fraudulent e-mails and other communications in attempts to misappropriate passwords, bank account information or other personal information or to introduce viruses or other malware through Trojan horse programs to Guaranty’s information systems or Guaranty’s customers’ computers. Though Guaranty endeavors to mitigate these threats through product improvements, use of encryption and authentication technology and customer and employee education, such cyber-attacks against Guaranty or its merchants and its third party service providers remain a serious issue. The pervasiveness of cybersecurity incidents in general and the risks of cyber-crime are complex and continue to evolve. More generally, publicized information concerning security and cyber-related problems could inhibit the use or growth of electronic or web-based applications or solutions as a means of conducting commercial transactions.

Although Guaranty makes significant efforts to maintain the security and integrity of its information systems and has implemented various measures to manage the risk of a security breach or disruption, there can be no assurance that its security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because attempted security breaches, particularly cyber-attacks and intrusions, or disruptions will occur in the future, and because the techniques used in such attempts are constantly evolving and generally are not recognized until launched against a target, and in some cases are designed not to be detected and, in fact, may not be detected. Accordingly, Guaranty may be unable to anticipate these techniques or to implement adequate security barriers or other preventative measures, and thus it is virtually impossible for it to entirely mitigate this risk. While Guaranty maintains specific cyber insurance coverage, the amount of coverage may not be adequate in any particular case. Furthermore, because cyber threat scenarios are inherently difficult to predict and can take many forms, some breaches may not be covered under Guaranty’s cyber insurance coverage. A security breach or other significant disruption of Guaranty’s information systems or those related to Guaranty’s customers, merchants and its third party vendors, including as a result of cyber-attacks, could (i) disrupt the proper functioning of Guaranty’s networks and systems and therefore Guaranty’s operations or those of certain of Guaranty’s customers; (ii) result in the unauthorized access to, and destruction, loss, theft, misappropriation or release of confidential, sensitive or otherwise valuable information of Guaranty’s or its customers; (iii) result in a violation of applicable privacy, data breach and other laws, subjecting Guaranty to additional regulatory scrutiny and expose it to civil litigation, governmental fines and possible financial liability; (iv) require significant management attention and resources to remedy the damages that result; or (v) harm Guaranty’s reputation or cause a decrease in the number of customers that choose to do business with Guaranty. The occurrence of any of the foregoing could have a material adverse effect on Guaranty’s business, financial condition, cash flows and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Guaranty, Home State or their respective management or boards of directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “projected,” “continue,” “remain,” “will,” “should,” “could,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements and the lack of such an identifying word does not necessarily indicate the absence of a forward-looking statement.

Forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond Guaranty’s and Home State’s control, which may cause actual results to differ materially from those discussed in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•                  the ability to obtain regulatory approvals and meet other closing conditions to the Merger, including approval by Guaranty’s stockholders and Home State’s shareholders, on the expected terms and schedule;

•                  delays in closing the Merger;

•                  difficulties and delays in integrating the Guaranty and Home State businesses, fully realizing cost savings and other benefits or that or such integration may be more difficult, time consuming or costly than expected;

•                  expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•                  business disruptions following the Merger;

•                  deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees and counterparties, may be greater than expected;

•                  changes in asset quality and credit risk;

•                  revenues following the Merger may be lower than expected;

•                  inability to sustain revenue and earnings growth;

•                  ability to access capital markets;

•                  inflation, interest rate, securities market and monetary fluctuations;

•                  local, regional, national and international economic conditions and the impact they may have on Guaranty and Home State and their customers and Guaranty and Home State’s assessment of that impact;

•                  customer acceptance of Guaranty’s and Home State’s products and services;

•                  customer borrowing, repayment, investment and deposit practices;

•                  customer disintermediation;

•                  the introduction, withdrawal, success and timing of business initiatives;

•                  changes in the competitive environment among financial holding companies and banks; and

•                  other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to Guaranty and Home State, see the section entitled “Risk Factors” in this joint proxy statement/prospectus and Guaranty’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus, including the “Risk Factors” and the forward-looking statement disclosure contained in Guaranty’s Annual Report on Form 10-K, filed with the SEC on February 17, 2016.

GUARANTY SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The special meeting of Guaranty stockholders will be held at [•] at [•], Mountain Time, on [•], 2016. On or about [•], 2016, Guaranty commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the Guaranty special meeting.

Purpose of Guaranty Special Meeting

At the Guaranty special meeting, Guaranty stockholders will be asked to:

•                  approve the Guaranty merger proposal;

•                  approve the Guaranty certificate of incorporation amendment proposal;

•                  approve the Guaranty stock issuance proposal;

•                  approve the “Guaranty adjournment proposal (if necessary or appropriate); and

•                  transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of the Guaranty Board of Directors

The Guaranty board of directors recommends that you vote “FOR” the Guaranty merger proposal, “FOR” the Guaranty certificate of incorporation amendment proposal, “FOR” the Guaranty stock issuance proposal and “FOR” the Guaranty adjournment proposal (if necessary or appropriate). Please see the section entitled “The Merger—Recommendation of the Guaranty Board of Directors and Reasons for the Merger” beginning on page 69.

Guaranty Record Date and Quorum

The Guaranty board of directors has fixed the close of business on [•], 2016 as the record date for determining the holders of Guaranty common stock entitled to receive notice of and to vote at the Guaranty special meeting.

As of the Guaranty record date, there were [•] shares of Guaranty common stock outstanding and entitled to vote at the Guaranty special meeting held by approximately 200 holders of record. Each share of Guaranty voting common stock entitles the holder to one vote at the Guaranty special meeting on each proposal to be considered at the Guaranty special meeting.

The representation of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the Guaranty special meeting constitutes a quorum for transacting business at the Guaranty special meeting. All shares of Guaranty common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Guaranty special meeting.

As of the Guaranty record date, directors and executive officers of Guaranty owned and were entitled to vote [•] shares of Guaranty common stock, representing approximately [•]% of the shares of Guaranty common stock outstanding on that date. Guaranty currently expects that Guaranty’s directors and executive officers will vote their shares in favor of each of the Guaranty proposals. As of the Guaranty record date, Home State beneficially held no shares of Guaranty common stock.

Required Vote

The affirmative vote of a majority of the outstanding shares of Guaranty common stock entitled to vote on the proposal is required to approve the Guaranty merger proposal and the Guaranty certificate of incorporation amendment proposal. The affirmative vote of a majority of the shares of Guaranty common stock represented in person or by proxy at the Guaranty special meeting and entitled to vote on the proposal is required to approve the Guaranty stock issuance proposal and the Guaranty adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Guaranty special meeting, an abstention occurs when a Guaranty stockholder attends the Guaranty special meeting, either in person or by proxy, but abstains from voting.

•                  For the Guaranty merger proposal and the Guaranty certificate of incorporation amendment proposal, if a Guaranty stockholder present in person at the Guaranty special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” each such proposal. If a Guaranty stockholder is not present in person at the Guaranty special meeting and does not respond by proxy, it will have the same effect as a vote “AGAINST” each such proposal.

•                  For the Guaranty stock issuance proposal and the Guaranty adjournment proposal, if a Guaranty stockholder present in person at the Guaranty special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” each such proposal. If a Guaranty stockholder is not present in person at the Guaranty special meeting and does not respond by proxy, it will have no effect on the vote count for each such proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Guaranty stockholder authorizes the persons named in the enclosed proxy card to vote such holder’s shares at the Guaranty special meeting in the manner such holder directs. A Guaranty stockholder may vote by proxy or in person at the Guaranty special meeting. If you hold your shares of Guaranty common stock in your name as a stockholder of record, to submit a proxy, you, as a Guaranty stockholder, may use one of the following methods:

•                  By telephone:  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number, which is located on your proxy card, and then follow the directions given.

•                  Through the Internet:  Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number, which is located on your proxy card, to create and submit an electronic ballot.

•                  By mail:  Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Guaranty requests that Guaranty stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to Guaranty as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Guaranty stock represented by it will be voted at the Guaranty special meeting in accordance with the instructions contained on the proxy card.

If any proxy is returned without indication as to how to vote, the shares of Guaranty common stock represented by the proxy will be voted as recommended by the Guaranty board of directors. Unless a Guaranty stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the Guaranty special meeting.

If a Guaranty stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every Guaranty stockholder’s vote is important. Accordingly, each Guaranty stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Guaranty stockholder plans to attend the Guaranty special meeting in person.

Shares Held in Street Name

If you are a Guaranty stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Guaranty or by voting in person at the Guaranty special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Guaranty common stock on behalf of their customers may not give a proxy to Guaranty to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Guaranty stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•                  your broker, bank or other nominee may not vote your shares on the Guaranty merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal;

•                  your broker, bank or other nominee may not vote your shares on the Guaranty certificate of incorporation amendment proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal;

•                  your broker, bank or other nominee may not vote your shares on the Guaranty stock issuance proposal, which broker non-votes will have no effect on the vote count for this proposal; and

•                  your broker, bank or other nominee may not vote your shares on the Guaranty adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Revocability of Proxies and Changes to a Guaranty Stockholder’s Vote

A Guaranty stockholder has the power to change such stockholder’s vote at any time before its shares of Guaranty common stock are voted at the Guaranty special meeting by:

•                  sending a notice of revocation to Guaranty Bancorp, Attention: Corporate Secretary, 1331 Seventeenth Street, Suite 200, Denver, Colorado 80202 stating that you would like to revoke your proxy;

•                  logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•                  sending a completed proxy card bearing a later date than your original proxy card; or

•                  attending the Guaranty special meeting and voting in person.

If you choose any of the first two methods, you must take the described action no later than the beginning of the Guaranty special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the Guaranty special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Guaranty common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

The cost of solicitation of proxies from Guaranty stockholders will be borne by Guaranty. Guaranty will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, Guaranty’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Discontinuing Multiple Mailings

If you are a stockholder of record and have more than one account in your name or at the same address as other stockholders of record, you may authorize Guaranty to discontinue mailings of multiple annual reports and proxy statements, including this document. To discontinue multiple mailings, or to reinstate multiple mailings, please mail your request to Guaranty Bancorp, Attention: Investor Relations, 1331 Seventeenth Street, Suite 200, Denver, Colorado 80202.

Attending the Guaranty Special Meeting

Subject to space availability, all Guaranty stockholders as of the Guaranty record date, or their duly appointed proxies, may attend the Guaranty special meeting. Since seating is limited, admission to the Guaranty special meeting will be on a first-come, first-served basis.

If you hold your shares of Guaranty common stock in your name as a stockholder of record and you wish to attend the Guaranty special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Guaranty special meeting. You must also bring valid picture identification.

If your shares of Guaranty common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Guaranty special meeting, you need to bring a copy of a bank or brokerage statement to the Guaranty special meeting reflecting your stock ownership as of the Guaranty record date. You must also bring valid picture identification.

GUARANTY PROPOSALS

Guaranty Merger Proposal

As discussed throughout this joint proxy statement/prospectus, Guaranty is asking its stockholders to approve the Guaranty merger proposal. Holders of Guaranty common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. In particular, holders of Guaranty common stock are directed to the Merger Agreement, a copy of which is attached as Appendix A.

The Guaranty board of directors recommends a vote “FOR” the Guaranty merger proposal.

Guaranty Certificate of Incorporation Amendment Proposal

Guaranty’s certificate of incorporation provides that the total number of shares of common stock, par value $0.001 per share, which Guaranty shall have the authority to issue is 40,000,000, of which 28,750,000 shares are voting common stock, 1,250,000 shares are non-voting common stock and 10,000,000 shares are preferred stock. Guaranty’s board of directors adopted a resolution setting forth an amendment to the Guaranty certificate of incorporation and declared its advisability to stockholders that stockholders approve such amendment to Article FOURTH of Guaranty’s certificate of incorporation in order to increase the authorized number of shares of voting common stock from 28,750,000 to 38,750,000, thus increasing the total number of authorized shares from 40,000,000 to 50,000,000. A copy of the proposed amendment to Guaranty’s certificate of incorporation is attached hereto as Appendix B.

As of the Guaranty record date, there were [•] shares of Guaranty voting common stock, including unvested restricted stock awards, issued and outstanding, 1,019,000 shares of Guaranty non-voting common stock outstanding (all of which were held by John M. Eggemeyer, a member of Guaranty’s board of directors) and no shares of Guaranty preferred stock outstanding. In addition, there were [•] shares of voting common stock reserved for issuance under Guaranty’s equity incentive plan, leaving [•] shares available to be issued. Subject to certain adjustments, in connection with the Merger, Guaranty expects to issue 6,533,914 shares to holders of Home State common stock, which would leave [•] shares available to be issued.

The additional 10,000,000 shares of voting common stock authorized would be a part of the existing class of voting common stock and, if and when issued, would have the same rights and privileges as the shares of voting common stock presently issued and outstanding. Holders of Guaranty voting common stock do not have preemptive rights to acquire additional shares of Guaranty voting common stock.

Guaranty’s board of directors believes that the increased number of authorized shares of voting common stock contemplated by the proposed amendment is important to the combined company in order that additional shares be available for issuance from time to time, without further action or authorization by the stockholders (except as required by law), if needed for such corporate purposes as may be determined by the board of directors. Such corporate purposes might include the acquisition of other businesses in exchange for shares of Guaranty’s common stock; facilitating broader ownership of Guaranty’s common stock by effecting stock splits or issuing a stock dividend; flexibility for possible future financings; and attracting and retaining valuable employees and directors by the issuance of additional stock-based awards. Guaranty’s board of directors considers the authorization of additional shares advisable to ensure prompt availability of shares for issuance should the occasion arise. Other than the shares to be issued in connection with the Merger, Guaranty has no immediate plans, nor are there any existing or proposed agreements or understandings, to issue any of the additional shares of common stock other than pursuant to Guaranty’s equity incentive plan.

The Guaranty board of directors recommends a vote “FOR” the Guaranty certificate of incorporation amendment proposal.

Guaranty Stock Issuance Proposal

It is a condition to completion of the Merger that Guaranty stockholders approve the issuance of shares of Guaranty common stock in the Merger.

Under NASDAQ rules, a company is required to obtain stockholder approval prior to the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the Merger is completed pursuant to the Merger Agreement, Guaranty currently expects to issue to Home State shareholders 6,533,914 shares of Guaranty common stock in connection with the Merger. Accordingly, the aggregate number of shares of Guaranty common stock that Guaranty will issue in the Merger will exceed 20% of the shares of Guaranty common stock outstanding before such issuance, and for this reason, Guaranty is seeking the approval of Guaranty stockholders for the issuance of shares of Guaranty common stock pursuant to the Merger Agreement.

In the event this proposal is not approved by Guaranty stockholders, the Merger cannot be consummated. In the event this proposal is approved by Guaranty stockholders, but the Merger Agreement is terminated (without the Merger being completed) prior to the issuance of shares of Guaranty common stock pursuant to the Merger Agreement, Guaranty will not issue the shares of Guaranty common stock.

The Guaranty board of directors recommends a vote “FOR” the Guaranty stock issuance proposal.

Guaranty Adjournment Proposal

The Guaranty special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Guaranty merger proposal, the Guaranty certificate of incorporation amendment proposal and the Guaranty stock issuance proposal.

If, at the Guaranty special meeting, the number of shares of Guaranty common stock present or represented and voting in favor of the Guaranty merger proposal, the Guaranty certificate of incorporation amendment proposal and the Guaranty stock issuance proposal is insufficient to approve the proposals, Guaranty intends to move to adjourn the Guaranty special meeting in order to enable the Guaranty board of directors to solicit additional proxies for approval of the proposal.

In the Guaranty adjournment proposal, Guaranty is asking its stockholders to authorize the holder of any proxy solicited by the Guaranty board of directors to vote in favor of granting discretionary authority to the proxy holders, to adjourn the Guaranty special meeting to another time and place. If the Guaranty stockholders approve the Guaranty adjournment proposal, Guaranty could adjourn the Guaranty special meeting and any adjourned session of the Guaranty special meeting and use the additional time to, among other things, solicit additional proxies, including the solicitation of proxies from Guaranty stockholders who have previously voted.

The Guaranty board of directors recommends a vote “FOR” the Guaranty adjournment proposal.

Other Matters to Come Before the Guaranty Special Meeting

No other matters are intended to be brought before the Guaranty special meeting by Guaranty, and Guaranty does not know of any matters to be brought before the Guaranty special meeting by others. If any proxy is returned without indication as to how to vote, the shares of Guaranty common stock represented by the proxy will be voted as recommended by the Guaranty board of directors. Unless a Guaranty stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the Guaranty special meeting.

HOME STATE SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The special meeting of Home State shareholders will be held at [•] at [•], Mountain Time, on [•], 2016. On or about [•], 2016, Home State commenced mailing this document and the enclosed form of proxy to its shareholders entitled to vote at the Home State special meeting.

Purpose of Home State Special Meeting

At the Home State special meeting, Home State shareholders will be asked to:

•                  approve the Home State merger proposal;

•                  approve the Home State adjournment proposal (if necessary or appropriate); and

•                  transact such other business as may properly come before the meeting or any adjournment thereof.

Recommendation of the Home State Board of Directors

The Home State board of directors recommends that you vote “FOR” the Home State merger proposal and “FOR” the Home State adjournment proposal (if necessary or appropriate). Please see the section entitled “The Merger—Recommendation of the Home State Board of Directors and Reasons for the Merger” beginning on page 82.

In connection with entering into the Merger Agreement, certain holders of Home State common stock owning approximately 70.4% of the outstanding Home State common stock entered into the Voting Agreement with Guaranty, pursuant to which they have agreed to vote in favor of the Home State merger proposal and any other matter required to be approved by the shareholders of Home State to facilitate the transactions contemplated by the Merger Agreement. For more information regarding the Voting Agreement, please see the section entitled “The Merger Agreement—Voting Agreement” beginning on page 111.

Home State Record Date and Quorum

The Home State board of directors has fixed the close of business on [•], 2016 as the record date for determining the holders of Home State common stock entitled to receive notice of and to vote at the Home State special meeting.

As of the Home State record date, there were 284,715 shares of Home State common stock outstanding and entitled to vote at the Home State special meeting held by 111 holders of record. Each share of Home State common stock entitles the holder to one vote at the Home State special meeting on each proposal to be considered at the Home State special meeting.

The representation of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the Home State special meeting constitutes a quorum for transacting business at the Home State special meeting. All shares of Home State common stock, whether present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Home State special meeting.

As of the Home State record date, directors and executive officers of Home State owned and were entitled to vote 66,041 shares of Home State common stock, representing approximately 23.2% of the shares of Home State common stock outstanding on that date.

As described under “The Merger Agreement—Voting Agreement,” in connection with entering into the Merger Agreement, Guaranty and certain shareholders of Home State entered into the Voting Agreement. The shareholders that are party to the Voting Agreement include directors and executive officers of Home State and, together, beneficially own in the aggregate approximately 70.4% of the outstanding shares of Home State common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Home State common stock in favor of the Merger and against alternative acquisition proposals.

Required Vote

The affirmative vote of two-thirds or more of the outstanding shares of Home State common stock entitled to vote on the proposal is required to approve the Home State merger proposal. Pursuant to the Voting Agreement, approval of the Home State merger proposal is virtually assured. The affirmative vote of a majority of the shares of Home State common stock represented in person or by proxy at the Home State special meeting and entitled to vote on the proposal is required to approve the Home State adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Home State special meeting, an abstention occurs when a Home State shareholder attends the Home State special meeting, either in person or represented by proxy, but abstains from voting.

•                  For the Home State merger proposal, if a Home State shareholder present in person at the Home State special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Home State shareholder is not present in person at the Home State special meeting and does not respond by proxy, it will have the same effect as a vote cast “AGAINST” this proposal.

•                  For the Home State adjournment proposal, if a Home State shareholder present in person at the Home State special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Home State shareholder is not present in person at the Home State special meeting and does not respond by proxy, it will have no effect on the vote count for this proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Home State shareholder authorizes the persons named in the enclosed proxy card to vote such holder’s shares at the Home State special meeting in the manner such holder directs. A Home State shareholder may vote by proxy or in person at the Home State special meeting. If you hold your shares of Home State common stock in your name as a shareholder of record, to submit a proxy, you, as a Home State shareholder, may complete and return the proxy card in the enclosed postage-paid envelope.

Home State requests that Home State shareholders vote by completing and signing the accompanying proxy card and returning it to Home State as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Home State stock represented by it will be voted at the Home State special meeting in accordance with the instructions contained on the proxy card.

If any proxy card is returned without indication as to how to vote, the shares of Home State common stock represented by the proxy card will be voted as recommended by the Home State board of directors. Unless a Home State shareholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on any other matters voted upon at the Home State special meeting.

Every Home State shareholder’s vote is important. Accordingly, each Home State shareholder should sign, date and return the enclosed proxy card, whether or not the Home State shareholder plans to attend the Home State special meeting in person.

Voting of Shares Held in the Home State Bank KSOP

If you are a participant in the KSOP, you have the right to direct the KSOP trustee how to vote shares allocated to your KSOP account as described in the voting materials sent to you by the KSOP trustee. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the KSOP trustee on each proposal in his discretion. KSOP participants should follow the instructions set forth in the voting materials sent to you by the KSOP trustee.

Revocability of Proxies and Changes to a Home State Shareholder’s Vote

A Home State shareholder has the power to change its vote at any time before its shares of Home State common stock are voted at the Home State special meeting by:

•                  by sending a notice of revocation to the corporate secretary of Home State;

•                  by sending a completed proxy card bearing a later date than your original proxy card; or

•                  by attending the Home State special meeting and voting in person.

If you choose any of the first two methods, you must take the described action such that the notice or proxy card, as applicable, is received no later than the beginning of the Home State special meeting.

Solicitation of Proxies

The cost of solicitation of proxies from Home State shareholders will be borne by Home State. In addition to solicitations by mail, Home State’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Home State Special Meeting

All Home State shareholders as of the Home State record date, or their duly appointed proxies, may attend the Home State special meeting. If you hold your shares of Home State common stock in your name as a shareholder of record and you wish to attend the Home State special meeting, please bring your proxy to the Home State special meeting.

HOME STATE PROPOSALS

Home State Merger Proposal

As discussed throughout this joint proxy statement/prospectus, Home State is asking its shareholders to approve the Home State merger proposal. Holders of Home State common stock should read carefully this joint proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the Merger Agreement and the Merger. In particular, holders of Home State common stock are directed to the Merger Agreement, a copy of which is attached as Appendix A.

The Home State board of directors recommends a vote “FOR” the Home State merger proposal.

Home State Adjournment Proposal

The Home State special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Home State special meeting to approve the Home State merger proposal.

If, at the Home State special meeting, the number of shares of Home State common stock present or represented and voting in favor of the Home State merger proposal is insufficient to approve the Home State merger proposal, Home State intends to move to adjourn the Home State special meeting in order to enable the Home State board of directors to solicit additional proxies for approval of the Merger. In that event, Home State will ask its shareholders to vote only upon the Home State adjournment proposal, and not the Home State merger proposal.

In the Home State adjournment proposal, Home State is asking its shareholders to authorize the holder of any proxy solicited by the Home State board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Home State special meeting to another time and place. If the Home State shareholders approve the Home State adjournment proposal, Home State could adjourn the Home State special meeting and use the additional time to, among other things, solicit additional proxies, including the solicitation of proxies from Home State shareholders who have previously voted.

The Home State board of directors recommends a vote “FOR” the Home State adjournment proposal.

Other Matters to Come Before the Home State Special Meeting

No other matters are intended to be brought before the Home State special meeting by Home State, and Home State does not know of any matters to be brought before the Home State special meeting by others. If, however, any other matters properly come before the Home State special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE MERGER

The following is a discussion of the Merger and the material terms of the Merger Agreement between Guaranty and Home State. You are urged to read carefully the Merger Agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This section is not intended to provide you with any factual information about Guaranty or Home State. Such information can be found elsewhere in this document and in the public filings Guaranty makes with the SEC, as described in the section entitled “Where You Can Find More Information” in the forepart of this document.

Terms of the Merger

Transaction Structure

Guaranty’s and Home State’s boards of directors have approved the Merger Agreement. The Merger Agreement provides for the merger of Home State with and into Guaranty, with Guaranty continuing as the surviving corporation. Immediately following the Merger, Home State Bank, a bank chartered under the laws of the State of Colorado and a wholly owned subsidiary of Home State, will merge with and into Guaranty Bank, a bank chartered under the laws of the State of Colorado and a wholly owned subsidiary of Guaranty, with Guaranty Bank being the surviving bank. Pursuant to the Merger Agreement, Guaranty’s board of directors will be the board of directors of the combined company until the combined company’s next annual meeting of stockholders. Prior to the Effective Time, the Compensation, Nominating and Governance Committee of Guaranty’s board of directors may, but is not required to, recommend to Guaranty’s board of directors one person from the Home State board of directors to serve on the board of directors of the continuing company following the Effective Time. Provided that the director continues to meet the standards for directors of the continuing company, the director would be nominated for reelection to the board of directors of the continuing company at the next two annual meetings of the continuing company immediately following the Effective Time.

Merger Consideration

In the Merger, each share of Home State common stock issued and outstanding immediately prior to the Effective Time, excluding shares held by the Home State Bank 401(k) Employee Stock Ownership Plan (the “KSOP Shares”) and any Dissenting Shares (as defined in the Merger Agreement), shall represent the right to receive (i) a number of shares of Guaranty common stock obtained by dividing 6,533,914 (such shares of stock, the “Guaranty Stock”), as may be adjusted pursuant to the terms of the Merger Agreement, by the number of shares of Home State common stock issued and outstanding immediately prior to the Effective Time, but excluding KSOP Shares (“Home State Closing Shares”), plus (ii) an amount of cash equal to $35 million, as may be adjusted pursuant to the terms of the Merger Agreement and as further described below (the “Cash Consideration”), less the portion of the Cash Consideration paid with respect to the KSOP Shares, divided by the number of Home State Closing Shares.

Each KSOP Share, except for Dissenting Shares, will represent the right to receive cash in an amount equal to the pro-rata share of (a) the value of Guaranty common stock calculated by multiplying the number of shares of Guaranty Stock by the average of the volume weighted closing price of Guaranty’s common stock on the NASDAQ for the ten trading days (the “Guaranty Average Closing Price”) immediately preceding the tenth day prior to the closing date of the Merger (the “Closing Date”) and (b) the Cash Consideration, after the KSOP’s payment of a loan provided by Home State. The Cash Consideration is subject to reduction on a dollar-for-dollar basis if Home State’s Tangible Book Value (as defined in the Merger Agreement) is less than $79 million. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $16.07. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

For purposes of the Merger Agreement, “Tangible Book Value” equals the sum of the capital stock, capital surplus, retained earnings and current earnings of Home State, subject to certain exclusions. For purposes of calculating Tangible Book Value, the following amounts are deducted to the extent not accrued, or paid and expensed, or otherwise recorded through current earnings by Home State, each on or prior to the calculation date: (i) the book value of all intangible assets, including goodwill; (ii) the estimated 2016 ad valorem and property taxes of Home State and Home State Bank, allocable on a per diem basis to the portion of calendar year 2016 ending on the calculation date; (iii) the after-tax amount of all Merger-related expenses, as allowed by the Internal Revenue Code, including payments to Home State’s financial, legal and accounting advisors; (iv) the aggregate after-tax amount of any change in control payments, including payments as described in “Interests of Home State and Home State Bank Directors and Executive Officers in the Merger — Termination Agreement”; (v) the estimated after-tax amount of any payments under certain Home State benefit plans due on or after the Closing Date; (vi) the estimated after-tax amount of any and all costs incurred in the termination and liquidation of the KSOP; (vii) any amount required to be added to Home State Bank’s allowance for loan and lease losses pursuant to the Merger Agreement; (viii) the book value of any Home State real property subject to an environmental condition which is removed from transfer pursuant to the Merger; (ix) the book value of any Home State real property subject to a title objection which is removed from transfer pursuant to the Merger; and (x) such other amounts as are agreed upon by Home State and Guaranty in writing.

Assuming for purposes of illustration only that [•] shares of Home State common stock are expected to be exchanged in the Merger and Home State’s Tangible Book Value is $[•] on the calculation date, based upon an illustrative calculation date of [•], 2016, and subject to possible adjustment under certain circumstances as provided in the Merger Agreement, (a) holders of Home State common stock, other than the KSOP, would receive [•] shares of Guaranty common stock (plus cash in lieu of a fractional share) and $[•] in cash for each share of Home State common stock owned; and (b) the KSOP would receive cash in the amount of $[•] for each share of Home State common stock owned.

If the escrow is funded on the Closing Date by placing 741,145 shares of Guaranty common stock and $489,900 in cash into the escrow as described at “The Merger Agreement — S Corporation Escrow,” and using the same assumptions set forth in the immediately preceding paragraph, (a) holders of Home State common stock, other than the KSOP, would receive on the Closing Date [•] shares of Guaranty common stock (plus cash in lieu of a fractional share) and $[•] in cash for each share of Home State common stock owned; and (b) the KSOP would receive cash in the amount of $[•] for each share of Home State common stock owned. The cash and Guaranty common stock placed into escrow would be distributed in the manner described at “The Merger Agreement — S Corporation Escrow.”

Because of the possibilities of (a) adjustments to the Merger consideration and (b) some Merger consideration being placed into escrow, Home State shareholders will not know the exact number of shares of Guaranty common stock or the exact amount of cash they will receive when they vote on the Merger Agreement.

Based on Guaranty’s [•], 2016 closing price of $[•] per share as reported on the NASDAQ, the transaction value is estimated at $[•] million.

Treatment of Home State Stock Options

The Merger Agreement requires Home State to, prior to and effective as of the Effective Time, take all actions as are necessary to cause to be exercised or terminated each option to purchase Home State common stock, whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time. As such, any holder of Home State stock options would receive Merger consideration for any shares of Home State common stock into which the options are exercised.

Home State plans to amend the award agreements under which outstanding options to purchase shares of Home State common stock were granted. The amendments will provide that, at the Effective Time, each outstanding option to purchase shares of Home State common stock, whether vested or unvested, shall become immediately vested and exercisable. As a result, any holder of Home State stock options would receive Merger consideration for any shares of Home State common stock into which the options are exercised. All outstanding but unexercised options to purchase shares of Home State common stock will be cancelled as of the Effective Time.

Background of the Merger

Each of Guaranty’s and Home State’s board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective stockholders. The strategic considerations have focused on, among other things, the business and regulatory environment facing financial institutions generally and each of Guaranty and Home State, in particular, as well as conditions and ongoing consolidation in the financial services industry. In addition, Guaranty regularly evaluates business combination opportunities generally in furtherance of its strategic objectives.

The following chronology summarizes certain key meetings and events leading up to the execution of the Merger Agreement but does not purport to catalogue every conversation among representatives of Home State or Home State Bank and other parties. The executives, board members and other representatives of Home State and Home State Bank held many conversations, both by telephone and in person, about possible strategic alternatives to continuing as an independent company.

In 1970, Jack Devereaux, Sr. purchased Home State Bank, and Mr. Devereaux’s family and his estate continue to hold a majority of the outstanding shares of Home State common stock. The Devereaux family has discussed liquidity plans relating to their various holdings at different times over the years. From time to time over the past several years as part of the normal course of its business, the Home State board of directors has discussed and considered strategic alternatives to enhance shareholder value and achieve future shareholder liquidity.

In December 2014, Home State received an unsolicited expression of potential interest from a financial institution regarding a potential sale. In September 2015, this financial institution was formally invited to participate in the bidding process, as further discussed below.

In early 2015, the Devereaux family, as majority shareholders, determined that the positive performance of Home State Bank in recent years in conjunction with the current local and national economies supported the exploration of a liquidity plan for their estate holdings to enable further diversity of investments for estate beneficiaries. The Devereaux family made their desires known to the Home State board of directors. After extensive consideration and deliberation, the pursuit of a strategic merger or business combination was identified by the Home State board as an appropriate option to provide liquidity for the estate holdings while enhancing value for Home State’s shareholders.

During the first and second quarters of 2015, the Home State board of directors and management interviewed four investment banking firms. These interviews included discussions of the firms’ backgrounds, capabilities and experience in bank merger transactions in Colorado and the western United States, valuation levels for community banks generally and Colorado specifically, the timing and process required to pursue a merger or sale transaction, and the proposed fee structures. Following consideration of the presentations, on July 13, 2015, Home State formally engaged KPMG Corporate Finance LLC (“KPMG”) to assist and advise Home State in exploring strategic alternatives, including a potential merger or business combination.

On July 23, 2015, the Home State board of directors met with KPMG and Lewis Roca Rothgerber Christie LLP, Home State’s legal counsel, to discuss the proposed marketing process for Home State. KPMG presented an overview of current merger and acquisition trends in the community banking industry.

During the third quarter of 2015, Home State management compiled an electronic data room with certain limited Home State documents and worked with representatives of KPMG to prepare a confidential information package regarding Home State for distribution to selected potential interested parties. On August 13, 2015, KPMG met with the Home State board of directors to assist in identifying potential merger partners for Home State. The Home State board of directors considered each potential merger partner’s acquisition appetite, location, ability to successfully undertake a transaction with Home State, and the likelihood of being a good cultural fit with Home State employees and customers.

In September 2015, KPMG, on behalf of Home State, began contacting select financial institutions that Home State had approved as possible merger partners to determine their interest in combining with a bank having the general characteristics of Home State Bank. KPMG contacted a number of institutions, including the institution which had submitted the unsolicited expression of interest in December 2014. Among the various institutions was Guaranty, whose chief executive officer, Paul Taylor, was well known to Home State Bank’s chief executive officer, Harry Devereaux. Five of these institutions contacted, including Guaranty, signed non-disclosure agreements and were provided copies of the confidential information package. During October 2015, four of the five potential merger parties conducted face-to-face or telephonic meetings with Home State management and select Home State board members. By the beginning of November 2015, all four of these institutions submitted non-binding indications of interest for a potential merger with Home State.

As part of Guaranty’s regular evaluation of business combination opportunities, throughout 2015 management of Guaranty held discussions with various investment bankers, including representatives of Keefe, Bruyette & Woods, Inc. (“KBW”), regarding potential acquisition or merger opportunities that might be available to Guaranty, including a potential acquisition of Home State. Guaranty was particularly interested in Home State given the substantial benefits Guaranty believed could be achieved through a combination of Home State’s physical presence in northern Colorado communities such as Loveland and Fort Collins with Guaranty’s physical presence in the greater Denver metropolitan area. Guaranty was also interested in Home State because of the potential for creating a larger and more diversified Colorado front range financial institution better equipped to respond to economic and industry developments and the synergies potentially available in the proposed transaction which create the opportunity for the combined company to have superior future earnings and prospects. On September 18, 2015, Guaranty engaged KBW to provide financial advisory and investment banking services in connection with the possible acquisition of Home State.

On September 22, 2015, KPMG provided Guaranty access to the Home State electronic data room and Guaranty began to conduct a limited due diligence review of Home State. Also as part of this process, management of Guaranty met with and had further discussions with representatives of Home State.

On October 9, 2015, Guaranty received details from KPMG on the process by which it could submit a letter of intent to Home State on or before October 23, 2015. On October 23, 2015, Guaranty sent an initial letter of intent to KPMG with a bid to acquire all Home State common stock. Guaranty’s initial indication was for an aggregate of $135 million, payable 75% in shares of Guaranty common stock and 25% in cash.

Effective November 1, 2015, Home State engaged Bent St. Vrain & Co., LLC (“Bent St. Vrain”) as a consultant to provide financial advisory and investment banking services to Home State in conjunction with KPMG.

On November 3, 2015, management of Guaranty and representatives of KBW met and had discussions with management of Home State and its financial advisors.

On November 11, 2015, the Home State board of directors and the Home State Bank board of directors met jointly to review the four indications of interest. During their discussions, the boards considered the publicly-disclosed financial terms of recent merger and acquisition transactions in Colorado and nationwide, and publicly-available background information regarding the institutions. At this meeting, representatives of KPMG and Bent St. Vrain provided their analysis of each of the indications of interest. Home State’s accountant also participated in the meeting for the purpose of providing the analysis discussed in the following paragraph. Both boards of directors directed KPMG and Bent St. Vrain to invite two institutions that had submitted the highest-priced offers (based upon the midpoints of the offer ranges), one of which was Guaranty, to meet with the Home State and Home State Bank boards of directors.

Also on November 11, 2015, Home State engaged Fortner, Bayens, Levkulich & Garrison, P.C. to provide tax and accounting analysis to Home State regarding merger structures and tax consequences.

On November 19, 2015, the boards of directors of Home State and Home State Bank jointly held separate face-to-face meetings with the chief executive officers and other senior executive officers of each of Guaranty and the other potential merger party to share financial and operational information. Home State’s legal counsel participated in the meetings and in a separate meeting reviewed and discussed with the board members their fiduciary duties in considering a potential transaction. Following the meetings, KPMG and Bent St. Vrain discussed with the two potential merger parties their prior indications of interest and asked them to present their final, highest and best offer for consideration by Home State. Between November 20, 2015 and November 30, 2015, representatives of Guaranty and Home State held various discussions about the pricing of a potential transaction and the structure of such a transaction. The two final potential merger parties (including Guaranty) submitted revised indications of interest in late November and early December 2015. Guaranty submitted a revised indication of interest of $140 million on December 1, 2015, and clarified that it would not be a direct purchase of Home State Bank, the S corporation subsidiary, while maintaining the original consideration mix of 25% cash and 75% stock. The second merger party made no change to the price offered in its indication of interest.

On December 3, 2015, the Home State board of directors met with KPMG, Bent St. Vrain, its legal counsel and its accountant to discuss the final two indications of interest. A partner of Fortner, Bayens, Levkulich & Garrison, P.C., Home State’s accountant, provided a discussion of the tax considerations of the two indications of interest.

On December 8, 2015, the boards of directors of Home State and Home State Bank convened a special joint meeting to review the final indication of interest letters from each of the two potential merger parties. Representatives of KPMG and Bent St. Vrain and Home State’s legal counsel also attended the meeting. KPMG and Bent St. Vrain reviewed with the board members their analysis of each of the two final indications of interest. The boards noted that the Guaranty indication of interest was higher than the proposed price offered by the other potential merger party. Home State reviewed the implied pricing multiples for the Guaranty proposal, and compared those metrics to publicly-disclosed terms of recent merger and acquisition transactions involving institutions headquartered in Colorado, surrounding states and nationally. The boards of directors discussed the business of Guaranty and their view of its future prospects, its publicly-traded stock, the diligence process and management’s view of Guaranty. At the conclusion of the meeting, the boards of directors concluded that the Guaranty offer was superior to the other offer. The boards of directors authorized Home State management, with the assistance of Home State’s legal counsel and financial advisors, to move forward to negotiate a letter of intent with Guaranty reflecting the terms of their updated indication of interest.

On December 8, 2015, Guaranty was notified that its bid was accepted by Home State’s board of directors and over the next several days management of Guaranty and Home State finalized the terms of a letter of intent.

On December 14, 2015, Home State executed a non-binding letter of intent with Guaranty which provided that Home State would not negotiate with any other parties or pursue other alternatives. Thereafter, Guaranty delivered a due diligence request list identifying the financial and operational information that Guaranty would need in order to prepare a proposed merger agreement. Home State began to provide responses to such requests via the electronic data room starting on December 24, 2015.

On December 16, 2015, representatives of Guaranty, Home State, Guaranty’s counsel Shapiro Bieging Barber Otteson LLP and Home State’s legal counsel, Lewis Roca Rothgerber Christie LLP participated in a conference call to discuss how the due diligence process would proceed.

On January 6, 2016, Home State engaged a due diligence firm to conduct a reverse financial due diligence review of Guaranty. On January 13, 2016, Home State engaged Sheshunoff, which did not advise on the transaction, to provide an opinion regarding the fairness of the merger of Home State with Guaranty from a financial point of view to Home State shareholders.

On January 20, 2016, Shapiro Bieging Barber Otteson LLP, counsel for Guaranty, provided Lewis Roca Rothgerber Christie LLP a first draft of the Merger Agreement. On January 22, 2016, Home State and Guaranty entered into a confidentiality agreement regarding the information that Guaranty would make available to Home State and its advisors. On January 28, 2016, Guaranty and Home State executed an extension to the final letter of intent, which extended the term of the letter of intent to the first to occur of: (a) 11:59 p.m. Mountain Time on February 23, 2016; or (b) the execution of a definitive agreement relating to the Merger. Through March 16, 2016, representatives of Shapiro Bieging Barber Otteson LLP and Lewis Roca Rothgerber Christie LLP, with input from the parties and their respective financial advisors, negotiated the terms of the definitive merger agreement, a voting agreement, and other ancillary documents required in connection with the transaction.

During the first quarter of 2016, Guaranty and Home State conducted appropriate due diligence regarding the business, operations and markets of the other party.

On February 19, 2016, Home State’s due diligence firm distributed its due diligence results to the Home State board of directors regarding Guaranty’s financial performance and operations.

During February and March 2016, the Home State board of directors and management met many times with their financial advisors and legal counsel to discuss the terms of the proposed Merger Agreement, the various ancillary agreements and the Home State disclosure schedules.

On March 14, 2016, the Home State board of directors, together with its legal counsel and financial advisors, met at length to discuss the proposed Merger Agreement and the ancillary agreements. The Home State board of directors reviewed in detail the terms and conditions of the Merger Agreement and ancillary agreements with its legal counsel, copies of which had been delivered to the board members prior to the meeting. Sheshunoff presented its analysis and opinion as to the fairness of the Merger, from a financial point of view, to the shareholders of Home State. See “Opinion of Home State’s Financial Advisor.” Among other matters, the Home State board of directors reviewed the form and value of the consideration to be received by shareholders, the price and historical performance of Guaranty common stock and the implications of the Merger to Home State Bank employees, customers and communities. Legal counsel summarized the board of directors’ fiduciary duties. After consideration of these matters and the factors listed below at “Recommendation of the Home State Board of Directors and Reasons for the Merger,” the Home State board of directors unanimously approved entering into the Merger Agreement. In addition, the Home State board of directors approved the ancillary agreements relating to it or its executives, directors or shareholders.

On March 15, 2016, the Home State Bank board of directors, together with its legal counsel and financial advisors, met at length to discuss the bank merger agreement and other ancillary agreements. The Home State Bank board of directors reviewed in detail the terms and conditions of the proposed Merger Agreement, the bank merger agreement and the ancillary agreements with its legal counsel, copies of which had been delivered to the board members prior to the meeting. Home State’s due diligence firm presented its due diligence results regarding Guaranty and discussed Guaranty’s financial condition and the performance of the Guaranty common stock in the market. Sheshunoff presented its analysis and opinion as to the fairness of the Merger, from a financial point of view, to the shareholders of Home State. Among other matters, the Home State Bank board of directors reviewed the specific terms of the bank merger agreement. Legal counsel summarized the board of directors’ fiduciary duties. After consideration of these matters and the factors listed below at “Recommendation of the Home State Board of Directors and Reasons for the Merger,” the Home State Bank board of directors unanimously approved entering into the bank merger agreement. In addition, the Home State Bank board of directors approved the ancillary agreements relating to it or its executives, directors or its sole shareholder.

On March 15, 2016, the board of Guaranty met to review the proposed definitive Merger Agreement. Representatives of Shapiro Bieging Barber Otteson LLP and KBW attended the meeting. The Guaranty board received a report from members of management with regard to their due diligence on Home State. Also at this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered to Guaranty’s board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate Merger consideration in the proposed Merger was fair, from a financial point of view, to Guaranty. See “Opinion of Guaranty’s Financial Advisor.” Representative of Shapiro Bieging Barber Otteson LLP summarized with the board its fiduciary duties and reviewed in detail the terms of the Merger Agreement and ancillary documents, copies of which had been delivered to the board members in advance of the meeting.

On March 16, 2016, the parties executed the Merger Agreement and the ancillary documents and Home State Bank and Guaranty Bank executed the bank merger agreement. The shareholders of Home State that are parties to the Voting Agreement executed the Voting Agreement. After the closing of the market, the parties issued a joint press release and Guaranty filed a Form 8-K announcing the proposed transaction.

Recommendation of the Guaranty Board of Directors and Reasons for the Merger

In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Guaranty board of directors evaluated the Merger and the Merger

Agreement in consultation with Guaranty management, as well as Guaranty’s financial and legal advisors, and considered a number of factors, including the following material factors:

•                  each of Guaranty’s, Home State’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•                  the complementary nature of the businesses of the two companies including, in particular, the benefits that could be achieved through a combination of Home State’s physical presence in northern Colorado communities such as Loveland and Fort Collins with Guaranty’s physical presence in the greater Denver metropolitan area. Also significant was the belief of the Guaranty board of directors that the combination would result in a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its strong market share;

•                  the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels, and Guaranty’s management’s expectation that the combined company will retain a strong capital position upon completion of the transaction;

•                  the potential to increase core deposits through expanded product offerings to Home State’s customer base, both current loan customers and prospects;

•                  its understanding of the current and prospective environment in which Guaranty and Home State operate and will operate, including national, regional and local economic conditions, the interest rate environment, the continuing consolidation of the industry, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition and current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options;

•                  its review and discussions with Guaranty’s management and legal advisor concerning the due diligence examination of Home State;

•                  its review with its legal advisor, Shapiro Bieging Barber Otteson LLP, of the Merger Agreement and other transaction agreements, including the provisions of the Merger Agreement designed to enhance the probability that the transaction will be completed;

•                  the synergies potentially available in the proposed transaction which create the opportunity for the combined company to have superior future earnings and prospects compared to Guaranty’s earnings and prospects on a stand-alone basis;

•                  the structure of the transaction as a true combination in which Guaranty’s board of directors and management would have substantial participation in the combined company;

•                  the opinion, dated March 15, 2016, of KBW to the Guaranty board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Guaranty of the aggregate Merger consideration in the proposed Merger, as more fully described under “Opinion of Guaranty’s Financial Advisor”;

•                  the Merger Agreement restricts the conduct of Home State’s business between the date of the Merger Agreement and the date of the consummation of the Merger;

•                  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Home State’s business, operations and workforce with those of Guaranty, including the costs and risks of successfully integrating the differing business models of the two companies;

•                  the perceived similarity in corporate cultures, which would facilitate integration and implementation of the transaction;

•                  the nature and amount of payments and other benefits to be received by Home State management in connection with the Merger;

•                  the potential risk of diverting management attention and resources from the operation of Guaranty’s business and towards the completion of the Merger and the integration of the two companies; and

•                  the regulatory and other approvals required in connection with the Merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the Guaranty board of directors is not intended to be exhaustive, but includes the material factors considered by the Guaranty board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the

Merger Agreement, the Guaranty board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Guaranty board of directors considered all of these factors as a whole, and overall considered the factors to be favorable to, and to support its determination to approve entry into the Merger Agreement.

This explanation of Guaranty’s reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 53.

Guaranty’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

For the reasons set forth above, the Guaranty board of directors determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Guaranty common stock in connection with the Merger, are advisable and in the best interests of Guaranty and its stockholders, and approved the Merger Agreement and the transactions contemplated by it. The Guaranty board of directors recommends that the Guaranty stockholders vote “FOR” the Guaranty merger proposal, “FOR” the Guaranty certificate of incorporation amendment proposal, “FOR” the Guaranty stock issuance proposal and “FOR” the Guaranty adjournment proposal (if necessary or appropriate).

Opinion of Guaranty’s Financial Advisor

Guaranty engaged Keefe, Bruyette & Woods, Inc. (“KBW”) to render financial advisory and investment banking services to Guaranty, including an opinion to the Guaranty board of directors as to the fairness, from a financial point of view, to Guaranty of the aggregate Merger consideration in the proposed Merger. Guaranty selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Guaranty board held on March 15, 2016 at which the Guaranty board evaluated the proposed Merger. At this meeting, KBW reviewed the financial aspects of the proposed Merger and rendered to Guaranty’s board of directors an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the aggregate Merger consideration in the proposed Merger was fair, from a financial point of view, to Guaranty. The Guaranty board approved the Merger Agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Guaranty board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the aggregate Merger consideration in the Merger to Guaranty. It did not address the underlying business decision of Guaranty to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Guaranty board in connection with the Merger, and it does not constitute a recommendation to any holder of Guaranty common stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Guaranty and Home State and bearing upon the Merger, including, among other things, the following:

•                  a draft of the Merger Agreement, dated March 10, 2016 (the most recent draft then made available to KBW);

•                  the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Guaranty;

•                  the audited financial statements for the three fiscal years ended December 31, 2014 of Home State;

•                  the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of Home State;

•                  certain draft and unaudited financial results for the fiscal quarter and year ended December 31, 2015 of Home State (provided to KBW by representatives of Home State);

•                  certain regulatory filings of Guaranty and Home State and their respective subsidiaries, including the quarterly FR Y-9Cs and call reports required to be filed with respect to each quarter during the three year period ended December 31, 2015;

•                  certain other interim reports and other communications of Guaranty and Home State to their respective stockholders; and

•                  other financial information concerning the businesses and operations of Guaranty and Home State furnished to KBW by Guaranty and Home State or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•                  the historical and current financial position and results of operations of Guaranty and Home State;

•                  the assets and liabilities of Guaranty and Home State;

•                  the nature and terms of certain other merger transactions and business combinations in the banking industry;

•                  a comparison of certain financial and stock market information of Guaranty and certain financial information of Home State with similar information for certain other companies the securities of which are publicly traded;

•                  financial and operating forecasts and projections of Home State prepared by Home State management as adjusted by Guaranty management that were provided to KBW and discussed with KBW by Guaranty management and used and relied upon by KBW (as so adjusted) at the direction of Guaranty management and with the consent of the Guaranty board;

•                  the publicly available consensus “street estimates” of Guaranty for 2016 and 2017, as well as assumed Guaranty long term growth rates provided to KBW by Guaranty management, all of which information was discussed with KBW by such management and used and relied upon by KBW based on such discussions, at the direction of Guaranty management and with the consent of the Guaranty board; and

•                  estimates regarding certain pro forma financial effects of the Merger on Guaranty (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Guaranty management, provided to and discussed with KBW by such management, and used and relied upon at the direction of such management and with the consent of the Guaranty board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by senior management of Guaranty and Home State regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Guaranty as to the reasonableness and achievability of all of the financial and operating forecasts and projections of Home State (as adjusted by Guaranty management), the publicly available consensus “street estimates” of Guaranty, the assumed Guaranty long-term growth rates and the estimates regarding certain pro forma financial effects of the Merger on Guaranty (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) referred to above and the assumptions and bases for such information. KBW assumed, at the direction of Guaranty, that such information reflected, or in the case of the publicly available consensus “street estimates” referred to above were consistent with, the best currently available estimates and judgments of the management of Guaranty.

It is understood that the forecasts, projections and estimates of Guaranty and Home State that were prepared or reviewed by the management of Guaranty and provided to and discussed with KBW were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of Guaranty referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the management of Guaranty and at the direction of such management and with the consent of the Guaranty board, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Guaranty or Home State since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Guaranty’s consent, that the aggregate allowances for loan and lease losses for Guaranty and Home State are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Guaranty or Home State, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did KBW evaluate the solvency, financial capability or fair value of Guaranty or Home State under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•                  the Merger would be completed substantially in accordance with the terms set forth in the Merger Agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft version of the Merger Agreement that had been reviewed) with no additional payments or adjustments to the aggregate Merger consideration;

•                  that any related transactions (including the bank subsidiary Merger, the subordinated notes offering for anticipated gross cash proceeds to Guaranty of approximately $35.8 million (the “Guaranty Debt Offering”), and the cash distribution to Home State stockholders in an amount equal to the difference between the Tangible Book Value (as defined in the Merger Agreement) of Home State and $79 million (the “Home State Closing Distribution”)) would be completed as contemplated by the Merger Agreement or as otherwise described to KBW by representatives of Guaranty;

•                  the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•                  each party to the Merger Agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•                  there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and any related transactions (including the bank subsidiary Merger, the Guaranty Debt Offering and the Home State Closing Distribution) and that all conditions to the completion of the Merger and any related transaction would be satisfied without any waivers or modifications to the Merger Agreement or any related documents; and

•                  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the bank subsidiary Merger, the Guaranty Debt Offering and the Home State Closing Distribution), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Guaranty, Home State or the pro forma entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger.

KBW assumed that the Merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Guaranty that Guaranty relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Guaranty, Home State, the Merger and any related transaction (including the bank subsidiary Merger, the Guaranty Debt Offering and the Home State Closing Distribution), and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the aggregate Merger consideration in the Merger to Guaranty. KBW expressed no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger (including the form of aggregate Merger consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger to Guaranty, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, consulting, voting, support, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•                  the underlying business decision of Guaranty to engage in the Merger or enter into the Merger Agreement;

•                  the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Guaranty or the Guaranty board;

•                  the fairness of the amount or nature of any compensation to any of Guaranty’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Guaranty common stock or Home State common stock or relative to the aggregate Merger consideration;

•                  the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Guaranty or Home State or any other party to any transaction contemplated by the Merger Agreement;

•                  any adjustment (as provided in the Merger Agreement) to the aggregate cash consideration or the aggregate stock consideration assumed to be paid in the Merger for purposes of its opinion;

•                  whether Guaranty has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate cash consideration to the holders of Home State common stock at the closing of the Merger (whether with proceeds obtained from the Guaranty Debt Offering or otherwise);

•                  the actual value of Guaranty common stock to be issued in the Merger;

•                  the prices, trading range or volume at which Guaranty common stock will trade following the public announcement of the Merger or the consummation of the Merger;

•                  any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Merger Agreement; or

•                  any legal, regulatory, accounting, tax or similar matters relating to Guaranty, Home State, any of their respective stockholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including bank subsidiary Merger, the Guaranty Debt Offering and the Home State Closing Distribution), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Guaranty and Home State. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Guaranty board in making its determination to approve the Merger Agreement and the Merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Guaranty board with respect to the fairness of the Merger consideration. The type and amount of consideration payable in the Merger were determined through negotiation between Guaranty and Home State and the decision to enter into the Merger Agreement was solely that of the Guaranty board.

The following is a summary of the material financial analyses presented by KBW to the Guaranty board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Guaranty board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed Merger of $134.3 million, consisting of the sum of (i) the implied value of the aggregate stock consideration of 6,533,914 shares of Guaranty common stock, based on the closing price of Guaranty common stock on March 14, 2016, and (ii) the aggregate cash consideration of $35.0 million. In addition to the financial analyses described below, KBW reviewed with the Guaranty board for informational purposes, among other things, the implied transaction multiples for the proposed Merger of 17.4x Home State’s estimated 2016 net income and 16.7x Home State’s estimated 2017 net income using financial and operating forecasts and projections of Home State prepared by Home State management as adjusted by Guaranty management and based on the implied transaction value for the proposed Merger of $134.3 million.

Selected Companies Analysis - Guaranty. KBW compared the financial performance, financial condition and market performance of Guaranty to 18 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Western Region (defined as Alaska, Arizona, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Montana, Oregon, Utah, Washington and Wyoming) with total assets between $1.0 billion and $5.0 billion. Merger targets, thrifts and ethnic-focused banks were excluded from the selected companies.

The selected companies were:

National Bank Holdings Corporation	Bank of Marin Bancorp
TriCo Bancshares	Pacific Continental Corporation
Heritage Financial Corporation	Heritage Oaks Bancorp
CoBiz Financial Inc.	Sierra Bancorp

Pacific Premier Bancorp, Inc. CU Bancorp First Foundation Inc. Cascade Bancorp Heritage Commerce Corp	People’s Utah Bancorp Northrim BanCorp, Inc. Central Valley Community Bancorp Pacific Mercantile Bancorp Bank of Commerce Holdings

To perform this analysis, KBW used profitability data and other financial information as of, or for the most recent available quarter (“MRQ”) ended, December 31, 2015, except as noted, and market price information as of March 14, 2016. KBW also used 2016 and 2017 earnings per share (“EPS”) estimates taken from consensus “street estimates” for Guaranty and the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Guaranty’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Guaranty and the selected companies:

		Selected Companies
	Guaranty	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Assets(1)	1.00%	0.84%	1.13%	1.00%	1.13%
MRQ Core Return on Equity(1)	10.48%	7.31%	9.88%	8.77%	10.05%
MRQ Interest Margin	3.61%	3.71%	3.91%	3.87%	4.15%
MRQ Fee Income / Revenue Ratio(2)	17.2%	11.0%	17.4%	16.6%	21.4%
MRQ Efficiency Ratio	61.4%	69.9%	65.8%	64.9%	58.6%

(1) Core Income excludes extraordinary items, not-recurring items and gains/losses onsale of securities.

(2) Excludes gains/losses on sale of securities.

KBW’s analysis showed the following concerning the financial condition of Guaranty and the selected companies:

		Selected Companies
	Guaranty	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	9.16%	8.84%	9.85%	9.59%	10.34%
Total Capital Ratio	13.24%	13.41%	14.78%	14.00%	16.38%
Loans / Deposits	100.7%	77.3%	82.5%	80.1%	88.9%
Loan Loss Reserve / Gross Loans	1.27%	1.04%	1.26%	1.39%	1.47%
Nonperforming Assets/ Loans + OREO	1.48%	2.06%	1.49%	1.48%	0.83%
Net Charge-offs (Recoveries) / Average Loans	(0.03)%	0.07%	0.03%	0.01%	(0.06)%

In addition, KBW’s analysis showed the following concerning the market performance of Guaranty and, to the extent publicly available, the selected companies (excluding the impact of the 2016 EPS multiple for one of the selected companies considered to be not meaningful because it was greater than 30.0x):

			Selected Companies
	Guaranty		25th Percentile		Average		Median		75th Percentile
One — Year Stock Price Change	(11.0)%		2.2%		8.3%		6.6%		14.7%
One — Year Total Return	(8.5)%		4.4%		10.1%		9.3%		16.9%
YTD Stock Price Change	(8.1)%		(8.4)%		(5.6)%		(6.3)%		(2.45)%
Stock Price / Book Value per Share	1.49	x	1.15	x	1.26	x	1.32	x	1.38	x
Stock Price / Tangible Book Value per Share	1.52	x	1.23	x	1.46	x	1.47	x	1.70	x
Stock Price / LTM EPS	14.3	x	13.6	x	15.5	x	16.2	x	18.3	x
Stock Price / 2016 EPS	13.1	x	13.5	x	14.5	x	14.4	x	15.1	x
Stock Price / 2017 EPS	12.3	x	12.1	x	13.5	x	12.4	x	13.3	x
Dividend Yield	3.0%		1.9%		2.3%		2.3%		2.7%
2016 Dividend Payout	39.6%		23.4%		31.2%		30.8%		36.3%

Note: Net income for Pacific Mercantile Bancorp adjusted for deferred tax assets reversal. Dividend yield and 2016 dividend payout reflected annualized MRQ dividend as a percentage of stock price for Guaranty and the selected companies and 2016 estimated EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to Guaranty. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Companies Analysis — Home State. KBW compared the financial performance and financial condition of Home State to 14 selected banks that were listed on NASDAQ, the New York Stock Exchange or NYSE MKT and headquartered in the Western Region with total assets between $500 million and $1.5 billion with non-performing assets (“NPAs”) / (loans + other real estate owned (“OREO”)) less than 2.00%, return on average assets from 0.50% to 1.00%. KBW also reviewed the market performance of the selected companies. Merger targets, thrifts and ethnic-focused banks were excluded from the selected companies.

The selected companies were:

Central Valley Community Bancorp	Citizens Bancorp
First Northern Community Bancorp	Community West Bancshares
First Financial Northwest, Inc.	Northwest Bancorporation, Inc.
Oak Valley Bancorp	Avidbank Holdings, Inc.
Pacific Financial Corporation	Idaho Independent Bank
California First National Bancorp	Sound Financial Bancorp, Inc.
Eagle Bancorp Montana, Inc.	CommerceWest Bank

To perform this analysis, KBW used profitability data and other financial information as of, or for the most recent available quarter ended, December 31, 2015, except as noted, and market price information as of March 14, 2016. KBW also used 2016 and 2017 earnings per share estimates taken from consensus “street estimates” for the selected companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Home State’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Home State and the selected companies:

	Selected Companies
	Home State	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Assets(1)	0.81%	0.72%	0.90%	0.85%	0.91%
MRQ Core Return on Equity(1)	9.17%	6.43%	8.24%	7.72%	8.98%
MRQ Interest Margin	3.23%	3.41%	3.87%	3.82%	4.25%
MRQ Fee Income / Revenue Ratio(2)	19.8%	11.8%	15.7%	14.7%	17.5%
MRQ Efficiency Ratio	63.3%	76.7%	70.0%	68.7%	66.2%

Note:  Home State Bancorp Net Income adjusted for S-corporation status using 37% tax rate.

(1) Core Income excludes extraordinary items, not-recurring items and gains/losses onsale of securities.

(2) Excludes gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Home State and the selected companies:

	Selected Companies
	Home State	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets Core	8.62%	8.71%	10.83%	9.53%	10.54%
Total Capital Ratio	14.40%	13.66%	16.11%	14.27%	16.92%
Loans / Deposits	60.6%	66.4%	80.8%	80.0%	90.9%
Loan Loss Reserve / Gross Loans	1.88%	1.10%	1.30%	1.29%	1.37%
Nonperforming Assets/ Loans + OREO	0.39%	1.54%	1.09%	1.17%	0.69%
Net Charge-offs (Recoveries) / Average Loans	(0.08)%	0.07%	0.17%	0.01%	(0.12)%

In addition, KBW’s analysis showed the following concerning the market performance of the selected companies to the extent publicly available:

	Selected Companies
	25th Percentile		Average		Median		75th Percentile
One — Year Stock Price Change	(0.1)%		4.8%		3.2%		10.9%
One — Year Total Return	2.5%		6.4%		4.4%		11.7%
YTD Stock Price Change	(4.9)%		(3.4)%		(3.2)%		(1.6)%
Stock Price / Book Value per Share	0.91	x	0.97	x	1.00	x	1.05	x
Stock Price / Tangible Book Value per Share	0.97	x	1.02	x	1.04	x	1.08	x
Stock Price / LTM EPS	12.6	x	16.1	x	15.5	x	18.5	x
Stock Price / 2016 EPS	11.6	x	13.6	x	11.8	x	13.8	x
Stock Price / 2017 EPS	9.3	x	11.4	x	9.8	x	11.9	x
Dividend Yield	0.0%		1.5%		1.8%		2.5%
2016 Dividend Payout	17.3%		22.2%		26.7%		31.6%

Note: Dividend yield and 2016 dividend payout for the selected companies reflected annualized MRQ dividend as a percentage of stock price and 2016 estimated EPS, respectively.

No company used as a comparison in the above selected companies analysis is identical to Home State. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis.  KBW reviewed publicly available information related to 22 selected U.S. bank transactions announced after December 31, 2013, with announced deal values between $50 million and $300 million and in which the acquired company’s NPAs / Assets was less than 1.50%, latest 12 months (“LTM”) Efficiency Ratio was less than 75.0% and LTM ROAA was between 0.50% and 1.00%. Transactions in which the acquired company was a thrift, terminated transactions and transactions with no reported deal value as defined by SNL Financial were excluded from the selected transactions. The selected transactions were as follows:

Acquiror	Acquired Company
Pinnacle Financial Partners, Inc.	Avenue Financial Holdings, Inc.
United Bankshares, Inc.	Bank of Georgetown
Renasant Corporation	KeyWorth Bank
Pacific Premier Bancorp, Inc.	Security California Bancorp
Park Sterling Corporation	First Capital Bancorp, Inc.
Prosperity Bancshares, Inc.	Tradition Bancshares, Inc.
Independent Bank Group, Inc.	Grand Bank
Pinnacle Financial Partners, Inc.	CapitalMark Bank & Trust
Horizon Bancorp	Peoples Bancorp, Inc.
United Community Banks, Inc.	MoneyTree Corporation
Bridge Bancorp, Inc.	Community National Bank
ESB Bancorp MHC	Citizens National Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Hampden Bancorp, Inc.
IBERIABANK Corporation	Old Florida Bancshares, Inc.
First Horizon National Corporation	TrustAtlantic Financial Corporation
SKBHC Holdings LLC	Greater Sacramento Bancorp
Prosperity Bancshares, Inc.	F & M Bancorporation Inc.
Old National Bancorp	LSB Financial Corp.
National Penn Bancshares, Inc.	TF Financial Corporation
CU Bancorp	1st Enterprise Bank
CBFH, Inc.	MC Bancshares, Inc.
Eastern Bank Corporation	Centrix Bank & Trust

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•                  Price per common share to latest 12 months (“LTM”) EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•                  Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•                  Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed Merger based on the implied transaction value for the proposed Merger of $134.3 million and using historical financial information for Home State as of or for the twelve month period ended December 31, 2015 (adjusted, in the case of LTM earnings for Home State’s S-corporation status using a 37% tax rate).

The results of the analysis are set forth in the following table:

	Guaranty		Selected Transactions
	/ Home State		Low		25th Percentile		Average		Median		75th Percentile		High
Transaction Value / LTM earnings	19.2	x	16.0	x	19.3	x	23.7	x	21.4	x	26.8	x	37.6	x
Transaction Value / Book Value	1.70	x	1.20	x	1.43	x	1.71	x	1.71	x	1.88	x	2.43	x
Transaction Value / Tangible Book Value	1.70	x	1.24	x	1.48	x	1.73	x	1.71	x	1.94	x	2.43	x
Core Deposit Premium	8.2%		4.3%		7.3%		9.9%		8.7%		11.6%		20.5%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Home State or the proposed Merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis.  KBW analyzed the relative standalone contribution of Guaranty and Home State to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet data for Guaranty and Home State as of December 30, 2015 and, (ii) estimated earnings data for Guaranty and Home State taken from consensus “street estimates” for Guaranty and financial and operating forecasts and projections of Home State prepared by Home State management as adjusted by Guaranty management. Additionally, Home State’s 2016 full year net income to common was adjusted for Home State’s S corporation status using a 37% tax rate. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Guaranty and Home State stockholders in the combined company based on the aggregate stock consideration of 6,533,914 shares of Guaranty common stock (approximately 73.9% stock / 26.1% cash implied Merger consideration mix) in the Merger and also based on a hypothetical exchange ratio assuming 100% stock consideration in the proposed Merger for illustrative purposes:

	Guaranty as a % of Total	Home State as a % of Total
Ownership
Approximately 73.9% Stock / 26.1% Cash	76.9%	23.1%
100% Stock	71.4%	28.6%
Balance Sheet
Assets	72.8%	27.2%
Gross Loans	80.4%	19.6%
Deposits	71.1%	28.9%
Tangible Common Equity	73.3%	26.7%
Income Statement
2015 Net Income to Common	76.2%	23.8%
2016 Est. Net Income to Common	76.2%	23.8%
2017 Est. Net Income to Common	76.6%	23.4%

Pro Forma Financial Impact Analysis.  KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Guaranty and Home State. Using closing balance sheet estimates as of June 30, 2016 for Guaranty and Home State provided by Guaranty management, EPS consensus “street estimates” for Guaranty, financial and operating forecasts and projections of Home State prepared by Home State management as adjusted by Guaranty management and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger, certain accounting adjustments assumed with respect thereto and assumptions relating to the Guaranty Debt Offering) provided by Guaranty management, KBW analyzed the estimated financial impact of the Merger on certain projected financial results. This analysis indicated that the Merger could be accretive to Guaranty’s 2017 and 2018 estimated EPS and dilutive to Guaranty’s estimated tangible book value per share as of June 30, 2016. Furthermore, the analysis indicated that, pro forma for the Merger, each of Guaranty’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio as of June 30, 2016 could be lower, and Guaranty’s Total Risk Based Capital Ratio as of June 30, 2016 could be higher. For all of the above analysis, the actual results achieved by Guaranty following the Merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Home State, taking into account the cost savings and related expenses expected to result or be derived from the Merger as well as certain purchase accounting adjustments assumed with respect thereto. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of Home State prepared by Home State management as adjusted by Guaranty management, and estimated cost savings and related expenses and purchase accounting adjustments that were provided by Guaranty management. Additionally, Home State’s net income was adjusted for Home State’s S corporation status using a 37% tax rate. KBW assumed discount rates ranging from 13.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Home State could generate over the period from the second half of 2016 through 2021, (ii) the present value of Home State’s implied terminal value at the end of such period, and (iii) the present value of estimated cost savings and related expenses and purchase accounting adjustments. KBW assumed that Home State would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Home State, KBW applied a range of 12.0x to 16.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values of Home State, taking into account the cost savings and related expenses expected to result or be derived from the Merger as well as certain purchase accounting adjustments assumed with respect thereto, of $128.2 million to $178.9 million.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. KBW also reviewed with Guaranty’s board of directors for informational purposes certain illustrative sensitivities to the discounted cash flow analysis described above based on a range of target tangible common equity to tangible assets ratios of 6.00% to 10.00%. The discounted cash flow analysis performed by KBW did not purport to be indicative of the actual values or expected values of Home State.

Miscellaneous.  KBW acted as financial advisor to Guaranty in connection with the proposed Merger and did not act as a financial advisor to or as an agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and further to existing sales and trading relationships with both Guaranty and Home State, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Guaranty and Home State. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Guaranty and Home State for their own accounts and for the accounts of their customers.

Pursuant to the KBW engagement agreement, Guaranty agreed to pay KBW a total cash fee of $950,000, $250,000 of which became payable to KBW with the rendering of its opinion and the balance of which is contingent upon the closing of the Merger. Guaranty also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement and KBW’s separate engagement by Guaranty to act as sole placement agent in connection with the Guaranty Debt Offering, KBW has provided investment banking and financial advisory services to Guaranty in the past two years. KBW was engaged from September 2014 to December 2014 to provide certain financial advisory services to Guaranty, for which no compensation was received. In the past two years, KBW has not provided investment banking and financial advisory services to Home State. KBW may in the future provide investment banking and financial advisory services to Guaranty or Home State and receive compensation for such services.

Recommendation of the Home State Board of Directors and Reasons for the Merger

After careful consideration, Home State’s board of directors, at a special meeting held on March 14, 2016, unanimously determined that the Merger Agreement is advisable and in the best interests of Home State and its shareholders. Accordingly, Home State’s board of directors approved the Merger Agreement and unanimously recommends that Home State shareholders vote “FOR” the approval of the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve and adopt the Merger Agreement, the Home State board of directors consulted with Home State management, as well as its financial and legal advisors, and considered many factors, including the following:

•                  the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth, helping to further service Home State’s customer base;

•                  the geographic fit and increased customer convenience of the expanded branch network of the continuing company;

•                  the understanding of Home State’s board of directors of the strategic options available to Home State and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by Home State of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan were more likely to create greater present value for Home State’s shareholders than the value to be paid by Guaranty;

•                  the liquidity and historical trading ranges of the Guaranty common stock as listed on NASDAQ, contrasted with the absence of a public market for Home State common stock;

•                  each of Home State’s, Guaranty’s and the combined company’s business, operations, management, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Home State board of directors considered its view that Guaranty’s business and operations complement those of Home State and that the Merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•                  Guaranty’s reputation in the communities that it serves and Guaranty’s familiarity with the northern Colorado market;

•                  the opportunities for advancement in the combined company for existing Home State employees;

•                  the combined company’s plan to continue providing trust services to customers;

•                  Guaranty’s historical cash dividend payments;

•                  the expectation that Home State shareholders would have the opportunity to participate in future growth of the combined company;

•                  that Home State Bank’s executive officers will become officers of the combined company;

•                  that Home State may receive one seat on a ten member board of directors of the combined company;

•                  the potential for stock appreciation in the combined company for Home State shareholders;

•                  that Home State is permitted to pay the Closing Distribution to Home State shareholders prior to completing the Merger, as more fully described below in the section entitled “—Closing Distribution”;

•                  its understanding of the current and prospective environment in which Home State and Guaranty operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates continued consolidation in the industry, the competitive environment for financial institutions generally, and the likely effect of these factors on Home State both with and without the proposed transaction;

•                  its review and discussions with Home State’s due diligence firm and Home State’s management concerning the due diligence investigation of Guaranty;

•                  the complementary nature of the credit cultures of the two companies;

•                  the financial and other terms of the Merger Agreement, including the price to be paid for the shares of Home State common stock, and the form and mix of consideration to be received by Home State shareholders;

•                  the financial presentation and opinion of Sheshunoff, Home State’s financial advisor, delivered on March 14, 2016 to Home State’s board of directors, and subsequently confirmed in writing, to the effect that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the Merger consideration to be paid to holders of Home State common stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “—Opinion of Home State’s Financial Advisor”;

•                  the expected tax treatment of the Merger Agreement as a tax-free reorganization under the Internal Revenue Code which it reviewed with its outside financial and legal advisors;

•                  the potential risk of diverting management attention and resources from the day-to-day operation of Home State’s business and towards the completion of the Merger;

•                  the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Guaranty’s business, operations and workforce with those of Home State;

•                  the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•                  the possibility that the Merger might not be consummated and the effect of the resulting public announcement of the termination of the Merger on, among other things, the operations of Home State;

•                  the potential risks associated with a portion of the Merger consideration being paid through the issuance of a fixed number of shares of Guaranty common stock and any decrease in the market price of Guaranty common stock will result in a reduction in the aggregate Merger consideration received by Home State shareholders, subject to adjustment as described above in the section entitled “—Merger Consideration”;

•                  the restrictions in the Merger Agreement regarding the operation of Home State’s business through completion of the Merger which may prevent or delay Home State from undertaking business opportunities that may arise prior to completion of the Merger;

•                  that Guaranty has a right to a $4,500,000 termination fee plus expenses if the Merger Agreement is terminated in certain circumstances;

•                  that Home State shareholders will not necessarily know or be able to calculate the actual value of the Merger consideration which they would receive upon completion of the Merger; and

•                  the potential risk of Guaranty needing to obtain financing to complete the Merger.

The directors of Home State based their recommendation to shareholders on the totality of the information provided to them and did not assign any relative or specific weights to the factors considered. Individual directors may have given differing weights to different factors.

Certain of Home State’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of Home State’s shareholders generally. The Home State board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to Home State shareholders. For a discussion of these interests, see “Interests of Home State and Home State Bank Directors and Officers in the Merger” on page 90.

This explanation of Home State’s reasons for the Merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 53.

For the reasons set forth above, the Home State board of directors has approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Home State merger proposal and “FOR” the Home State adjournment proposal (if necessary or appropriate).

In connection with entering into the Merger Agreement, Guaranty entered into voting and support agreements with certain holders of Home State common stock (together, the “Voting Agreement”). The shareholders that are party to the Voting Agreement beneficially own in the aggregate approximately 70.4% of the outstanding shares of Home State common stock. Therefore, approval of the Home State merger proposal is virtually assured. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Home State common stock in favor of the Merger and against alternative acquisition proposals. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

Opinion of Home State’s Financial Advisor

Home State retained Sheshunoff to provide an opinion as to the fairness from a financial viewpoint to Home State’s shareholders of the Merger consideration to be received by the shareholders of Home State. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporation and other purposes. Home State retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. Sheshunoff did not advise Home State in connection with the Merger. The type and amount of consideration and the terms and conditions of the Merger were negotiated directly by and between Home State and Guaranty.

On March 14, 2016, Sheshunoff rendered its fairness opinion to the board of directors of Home State that, as of such date, the Merger consideration was fair, from a financial point of view, to the shareholders of Home State. The full text of the fairness opinion which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Appendix E to this joint proxy statement/prospectus and is incorporated herein by reference. You are urged to read Sheshunoff’s fairness opinion carefully and in its entirety. The fairness opinion is addressed to the board of directors of Home State and does not constitute a recommendation to any shareholder of Home State as to how he or she should vote at the special meeting of shareholders of Home State.

In connection with the fairness opinion, Sheshunoff:

•                  Reviewed the latest Merger Agreement;

•                  Discussed the terms of the Merger Agreement with the management of Home State and Home State’s legal counsel;

•                  Conducted conversations with management of Home State regarding recent and projected financial performance of Home State;

•                  Evaluated the financial condition of Home State based upon a review of regulatory reports for the five-year period ended December 31, 2015, 2014 audited financials and internally-prepared financial reports for Home State for the interim period through February 29, 2016;

•                  Compared Home State’s recent operating results with those of certain other banks in the United States and the Southwest Region of the United States as defined by SNL Financial that have recently been acquired;

•                  Compared the pricing multiples for Home State in the Merger to recent acquisitions of banks in the United States and the Southwest Region of the United States as defined by SNL Financial with similar characteristics to Home State;

•                  Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis approved by Home State through the five-year period ending December 31, 2020;

•                  Reviewed the potential pro forma impact of the Merger on the combined company’s results and certain financial performance measures of Home State and Guaranty;

•                  Reviewed certain publicly available information regarding Guaranty that Sheshunoff deemed relevant;

•                  Compared Guaranty’s recent operating results and pricing multiples with those of certain other publicly traded banks in the West and Southwest Region as defined by SNL financial that Sheshunoff deemed relevant;

•                  Reviewed available stock analyst research reports concerning Guaranty;

•                  Compared the historical stock price data and trading volume of Guaranty to certain relevant indices; and

•                  Performed such other analyses deemed appropriate.

For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to it by Home State in conjunction with this opinion. Sheshunoff assumed that any projections provided by or approved by Home State were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Home State’s management. Sheshunoff assumed such forecasts and projections will be realized in the amounts and at times contemplated thereby.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Home State or Guaranty nor was Sheshunoff furnished with any such appraisal. Sheshunoff assumed that any off-balance-sheet activities of Home State or Guaranty will not materially and adversely impact the future financial position or results of operation of Guaranty after the Merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for Home State and Guaranty are, respectively, adequate to cover such losses.

Sheshunoff assumed that the Merger Agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on Home State or Guaranty and thereby on the results of its analyses. Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of Guaranty after the completion of the Merger.

The fairness opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to Sheshunoff as of March 9, 2016.

In rendering the fairness opinion, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the Merger consideration is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Sheshunoff did not attribute particular weight to any analysis or factor considered by it. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff’s view of the actual value of Home State, Guaranty or the combined entity.

In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Home State or Guaranty. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, Sheshunoff’s analyses should not be viewed as determinative of the opinion of the board of directors or the management of Home State with respect to the value of Home State or Guaranty or to the fairness of the Merger consideration.

The following is a summary of the analyses performed by Sheshunoff in connection with its opinion. The discussion utilizes financial information concerning Home State and Guaranty as of December 31, 2015 that is believed to be reliable, accurate, and complete; however, Sheshunoff cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Pursuant to the Merger Agreement, Guaranty has agreed to exchange $35 million in cash and 6,533,914 shares of Guaranty common stock for all of the outstanding shares of common stock of Home State. As part of its analysis, Sheshunoff determined that the aggregate consideration to be received by Home State shareholders was valued at approximately $133.8 million as of Guaranty’s closing share price of $15.12 on March 9, 2016. The value and the composition of the total Merger consideration may be adjusted pursuant to the terms of the Merger Agreement. In the event that the 10-day average volume weighted price of Guaranty common stock has declined by more than 20% immediately preceding the tenth day prior to the Closing Date and Guaranty’s common stock underperforms the KBW Regional Banking Index by more than 20% during the same time period, Home State can elect to terminate the Merger Agreement. If Home State would exercise this right, Guaranty would have the option to increase the aggregate stock consideration.

Home State’s Discounted Cash Flow Analysis:  Using discounted cash flow analysis, Sheshunoff estimated the present value of the future after-tax cash flow streams that Home State could produce on a stand-alone basis through December 31, 2020 under various circumstances, assuming that it performed in accordance with the projections provided by Home State’s management.

Sheshunoff estimated the terminal value for Home State at the end of December 31, 2020 by (1) multiplying the final period projected earnings by one plus the assumed annual long-term growth rate of the earnings of Home State of 4.0% (or 1.04) and (2) dividing this product by the difference between the required rates of return shown below and the assumed annual long-term growth rate of earnings of 4.0% in (1) above. Sheshunoff discounted the annual cash flow streams (defined as all earnings in excess of that which is required to maintain a tangible common equity to tangible asset ratio of 8.0%) and the terminal values using discount rates ranging from 12.0% to 14.0%. The discount rate range was chosen to reflect different assumptions regarding the required rates of return of Home State and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of values per share of $358.12 to $446.58 as shown in the table below compared to the estimated Merger consideration of $462.20 as of March 9, 2016 on a fully diluted per share basis.

	Discount Rate
	14.0%	13.0%	12.0%
Present value (in thousands)	$103,183	$114,725	$129,200
Present value (per share)	$358.12	$397.37	$446.58

Analysis of Selected Transactions:  Sheshunoff performed an analysis of premiums paid in selected recently announced acquisitions of banking organizations with comparable characteristics to Home State. Two sets of transactions were selected to ensure a thorough analysis.

The first set of comparable transactions consisted of a group of selected transactions for banks and thrifts in the United States for which pricing data was available, with the following characteristics: total assets between $300 million and $2 billion that were announced since January 1, 2015, reporting a return on average assets greater than 0.50%, and a non-performing assets to total assets ratio less than 2.0%. These comparable transactions consisted of 32 mergers and acquisitions of banks and thrifts with total assets ranging between $304.5 million and $1.81 billion that were announced between January 6, 2015 and January 28, 2016. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/Tg Book (x)	Price/ 8% Tg Book (x)	Price/LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	3.85	3.89	3.05	33.5	25.6	37.2	15.2
Minimum	1.19	1.20	1.21	7.9	11.9	12.6	(7.9)
Median	1.56	1.66	1.81	20.4	17.6	18.7	7.3
Home State*	1.66	1.66	1.76	19.4	15.3	18.3	7.3

*Uses aggregate Merger consideration of $133.8 million calculated as of March 9, 2016

** Last 12 months

The median pricing multiples in the comparable transactions generally approximated or were lower than those in the Merger. The median price to earnings and median price to assets in the comparable transactions were slightly higher than in the Merger.

The second set of comparable transactions consisted of a group of selected transactions for banks and thrifts headquartered in the Southwest Region of the United States for which pricing data was available, with the following characteristics: total assets greater than $100 million that were announced since January 1, 2015, and exhibiting a positive return on average assets. These comparable transactions consisted of 13 mergers and acquisitions of banks and thrifts with total assets ranging between $121.4 million and $1.37 billion that were announced between March 9, 2015 and March 7, 2016. The analysis yielded multiples of the purchase prices in these transactions as summarized below:

	Price/ Book (x)	Price/ Tg Book (x)	Price/ 8% Tg Book (x)	Price/ LTM** Earnings (x)	Price/ Assets (%)	Price/ Deposits (%)	Premium/ Deposits (%)
Maximum	3.85	3.89	2.48	44.8	22.5	37.2	12.9
Minimum	0.83	1.20	1.21	14.3	6.3	7.3	2.5
Median	1.48	1.52	1.51	22.5	14.4	16.1	5.4
Home State*	1.66	1.66	1.76	19.4	15.3	18.3	7.3

*Uses aggregate Merger consideration of $133.8 million calculated as of March 9, 2016

** Last 12 months

The median pricing multiples in the comparable transactions were lower than those in the Merger, except the median price to LTM earnings due primarily to Home State exhibiting higher earnings on a return on average asset basis as compared to the median level of the target institutions of the comparable transactions.

Contribution Analysis:  Sheshunoff reviewed the relative contributions of Home State and Guaranty to the combined company based on regulatory data as of December 31, 2015 for Home State and Guaranty. Sheshunoff compared the pro forma ownership interests (which excludes the cash component of the Merger) of Home State and Guaranty of 23.1% and 76.9%, respectively, to: (1) total assets of 27.0% and 73.0%, respectively; (2) total loans of 19.6% and 80.4%, respectively; (3) total deposits of 28.9% and 71.1%, respectively; (4) net-interest income of 25.8% and 74.2%, respectively; (5) noninterest income of 28.5% and 71.5%, respectively; (6) noninterest expenses of 27.7% and 72.3%, respectively; (7) full-year 2015 earnings of 23.5% and 76.5%, respectively; and (8) total tangible equity of 27.1% and 72.9%, respectively. The contribution analysis shows that the ownership of Home State shareholders in the combined company is less than the contribution of the components listed (with the exception of loans) due largely to the considerable amount of cash consideration in the Merger. The contributions are shown in the following table:

($000)	Assets	%	Loans	%	Deposits	%
Guaranty	$2,368,525	73.0%	$1,814,536	80.4%	$1,801,845	71.1%
Home State	$877,224	27.0%	$442,913	19.6%	$732,601	28.9%
Combined Company	$3,245,749	100.0%	$2,257,449	100.0%	$2,534,446	100.0%

	LTM Net Interest Income	%	LTM Non- Interest Income	%	LTM Non- Interest Expenses	%
Guaranty	$76,979	74.2%	$17,180	71.5%	$60,339	72.3%
Home State	$26,735	25.8%	$6,848	28.5%	23,086	27.7%
Combined Company	$103,714	100.0%	$24,028	100.0%	$83,425	100.0%

	Earnings*	%	Shares (Actual)%		Tg. Equity	%
Guaranty	$22,454	76.5%	21,704,852	76.9%	$216,466	72.9%
Home State	$6,900	23.5%	6,533,914	23.1%	$80,654	27.1%
Combined Company	$29,354	100.0%	28,238,766	100.0%	$297,120	100.0%

-Data as of December 31, 2015; LTM defined as last twelve months

-Shares issued to Home State slightly lower as a % than contributed tangible capital due to approximately $35 million of purchase price being paid in cash (Approx. 25% of total contribution)

*Home State 2015 earnings adjusted to C-Corp basis

Note:  If the Merger was an all-stock transaction, Home State shareholders would own 28.6% of the pro forma shares outstanding

Pro Forma Financial Impact:  Sheshunoff analyzed the pro forma impact of the Merger on estimated earnings per share, book value per share and tangible book value per share for the twelve-month periods ending July 31, 2017, July 31, 2018 and July 31, 2019 (assumes a July 31, 2016 closing date) based on the projections provided by Home State’s management for Home State on a stand-alone basis assuming pre-tax cost savings of $6.9 million phased in by July 31, 2018 (the end of the second year after completion of the transaction).

The analysis indicated pro forma consolidated earnings per share accretion of $11.69 per share or 44.1% in year one and accretion of $15.00 per share or 50.9% by year three compared to estimated earnings per share for Home State on a stand-alone basis. The earnings accretion is greatly affected by the cash consideration to be received, so for comparative purposes on the earnings per share comparison, the Merger was treated as an all-stock transaction. The implied book value (including the cash portion of the Merger consideration) per share accretion in the Merger was $102.48 per share or 34.7% in year one and the implied book value accretion was $112.93 per share or 34.4% by year three. The analysis further indicated pro forma consolidated tangible book value (including the cash portion of the Merger consideration) per share accretion of $53.75 per share or 18.2% in year one and accretion of $66.30 per share or 20.2% by year three compared to Home State’s tangible book value per share on a stand-alone basis. The analysis indicated pro forma dividends per share dilution of $2.45 per share or 20.4% in year one and improving to dilution of $0.95 per share or 7.6% by year three compared to estimated dividends per share for Home State on a stand-alone basis. The analysis of whether the Merger consideration is accretive or dilutive to Home State based on the above measures and the amounts of such accretion or dilution is sensitive to the composition of the Merger consideration and the accounting assumptions to be made by Guaranty.

Comparable Home State Analysis:  Sheshunoff compared the operating and market results of Guaranty to the results of other publicly traded banking companies. The comparable publicly traded companies in the West Region and Southwest Region of the United States (as defined by SNL Financial) were selected primarily on the basis of location and total asset size. Guaranty was compared to banks with total assets between $1 billion and $5 billion that were headquartered in the West Region and Southwest Region of the United States (as defined by SNL Financial). The data for the following table is based on GAAP financial information as of December 31, 2015 provided by SNL Financial. Some of the ratios presented are proprietary to SNL Financial and may not strictly conform to the common industry determination.

	Guaranty	Peer Group Median
	(%)	(%)
Return on Average Assets	1.01	0.91
Return on Average Equity	10.42	8.12
Net Interest Margin	3.67	3.86
Efficiency Ratio	61.9	63.7
Tangible Equity to Tangible Asset Ratio	9.16	9.93
Total Capital Ratio	13.24	14.00
Ratio of Non-performing Assets to Total Assets	1.13	1.11
Ratio of Loan Loss Reserves to Loans	1.27	1.10

Guaranty’s performance as measured by its return on average assets and return on average equity was higher than that of its peer group median level. Guaranty’s net interest margin was slightly weaker than its peers with its efficiency ratio being somewhat better than its peers. Guaranty’s tangible capital level was slightly lower to its peers with its total capital ratio also being slightly below that of its peer group median. Guaranty’s asset quality, as measured by its ratio of non-performing assets to total assets, was generally similar to the peer group median. Its ratio of loan loss reserves to loans was slightly higher than the median peer group level.

Sheshunoff compared Home State’s trading results to its peers. The results are summarized in the following table. The data for the following table is based on publicly available GAAP financial information and market data as of December 31, 2015 provided by SNL Financial.

			Peer Group
	Guaranty		Median
Market Price as a Multiple of Stated Book Value	1.62	x	1.23	x
Market Price as a Multiple of Stated Tangible Book Value	1.66	x	1.47	x
Price as a Multiple of LTM Earnings	15.6	x	15.2	x
Market Price as a Percent of Assets	15.2%		14.8%
Dividend Yield	2.42%		1.39%
Dividend Payout	37.7%		26.7%

Guaranty’s price-to-book multiples as measured by its market price as a multiple of stated book value and its market price as a multiple of stated tangible book value were slightly higher than the comparable peer group medians. Guaranty’s price-to-earnings multiple, as shown by the price as a multiple of LTM earnings through December 31, 2015, was slightly higher compared to its peers. Guaranty’s market price to assets ratio was slightly higher than that of its peers. Guaranty’s dividend yield and dividend payout ratio were both higher than its peers as of December 31, 2015.

Sheshunoff compared selected stock market results of Guaranty to the KBW NASDAQ Regional Bank index and the SNL U.S. Bank index for all publicly traded banks over the past three-month, one year and three-year period. The Guaranty common stock price generally performed above that of each index from approximately August 2013 to January of 2014 and again from approximately October 2014 to December 2014. From April 2015 to August 2015, the Guaranty common stock price had generally been in-line with each index. From August 2015 to December 2015, the Guaranty common stock price generally performed better than the SNL U.S. Bank index and that of the KBW NASDAQ Regional Bank index with Guaranty generally moving in tandem with each index through early March 2016.

No company or transaction used in the comparable company and comparable transaction analysis is identical to Home State, Guaranty, or Guaranty as the surviving corporation in the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of Home State and Guaranty and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in and of itself a meaningful method of using comparable transaction data or comparable company data.

Pursuant to its engagement letter with Home State, Sheshunoff will receive a fee of $50,000 for the fairness opinion that is not contingent on the closing of the Merger. In addition, Home State agreed to reimburse Sheshunoff for its reasonable out-of-pocket expenses. Home State also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence, violation of law or regulation, or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

The fairness opinion is directed only to the question of whether the Merger consideration is fair from a financial perspective to the shareholders of Home State and does not constitute a recommendation to any Home State shareholder to vote in favor of the Merger. Sheshunoff did not recommend the amount of consideration to be paid. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Home State.

Based on the results of the various analyses described above, Sheshunoff concluded that the Merger consideration to be paid by Guaranty pursuant to the Merger is fair to the shareholders of Home State, from a financial point of view.

Management and Board of Directors of Guaranty and Guaranty Bank After the Merger

Pursuant to the Merger Agreement, Guaranty’s board of directors will be the board of directors of the combined company until the combined company’s next annual meeting of stockholders. Prior to the Effective Time, the Compensation, Nominating and Governance Committee of Guaranty’s board of directors may, but is not required to, recommend to Guaranty’s board of directors one person from the Home State board of directors to serve on the board of directors of the continuing company following the Effective Time. Provided that the director continues to meet the standards for directors of the continuing company, the director would be nominated for reelection to the board of directors of the continuing company at the next two annual meetings of the continuing company immediately following the Effective Time.

In connection with the execution of the Merger Agreement, Guaranty and Guaranty Bank have entered into employment agreements with four officers of Home State Bank: Harry Devereaux, Joseph Scherger, Mark Bower and Keith Dickelman. The effectiveness of each employment agreement is contingent upon the consummation of the Merger. Messrs. Devereaux, Scherger, Bower and Dickelman currently serve as President and Chief Executive Officer; Executive Vice President and Chief Credit Officer; Executive Vice President, Chief Financial Officer and Chief Operating Officer; and Senior Vice President and Business Banking Manager of Home State Bank. If the Merger Agreement is terminated prior to the consummation of the Merger, each employment agreement will be null and void and will have no force and effect. Assuming that the Merger is consummated, Messrs. Devereaux, Scherger, Bower and Dickelman would serve as President, Northern Colorado; Executive Vice President; Senior Vice President and Corporate Treasurer; and Executive Vice President of Guaranty Bank, respectively. Pursuant to the Merger Agreement, the board of directors of Guaranty Bank after the consummation of the Merger will be the same as the board of directors prior to the Merger.

Interests of Home State and Home State Bank Directors and Executive Officers in the Merger

In considering the recommendation of the Home State board of directors with respect to the Merger, Home State shareholders should be aware that the executive officers and directors of Home State have certain interests in the Merger that may be different from, or in addition to, the interests of Home State shareholders generally. The Home State board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and making its recommendation that Home State shareholders vote to approve the Home State merger proposal. These interests are described in further detail below.

Employment Agreements

As described above, Guaranty and Guaranty Bank have entered into employment agreements with four officers of Home State Bank, with the effectiveness of those employment agreements being contingent upon consummation of the Merger. Each employment agreement provides that, if the executive is terminated for cause or due to his death or disability, or if the executive resigns without good reason, the executive will receive: (a) any accrued but unpaid base salary through the date of termination; (b) reimbursement for any unreimbursed business expenses properly incurred by the executive in accordance with Guaranty Bank’s policy prior to the date of the executive’s termination; and (c) accrued and vested employee benefits, if any, as to which the executive may be entitled under the bank’s employee benefit plans ((a) through (c), the “Accrued Obligations”).

Each employment agreement further provides that, if the executive is terminated without cause or resigns for good reason, the executive will receive the Accrued Obligations and shall immediately become vested in all unvested shares of restricted stock granted to the executive pursuant to the employment agreement. Subject to the executive’s execution and non-revocation of a release in favor of Guaranty Bank and its related parties, as well as the executive’s continued compliance with certain restrictive covenants described below, Guaranty Bank will continue to pay the executive his base salary at the rate in effect at the time of termination for a period (the “Severance Period”) equal to the remainder of the term of employment provided for in the employment agreement. The initial term of each employment agreement is two years.

Each employment agreement requires the respective executive to comply with certain restrictive covenants. These include the continued protection of all confidential information of Guaranty Bank, its subsidiaries and its affiliates. In addition, if the executive is terminated by Guaranty Bank without cause, or because of the executive’s disability or because the executive resigns for good reason, the executive may not participate in a business that competes with Guaranty Bank for a period equal to the Severance Period. If the executive is terminated for cause or if the executive resigns without good reason, this period would instead be equal to six months after the executive’s date of termination.

Each executive is also prohibited, for a period equal to 24 months after the date of his termination, from: (a) soliciting any client, or interfering with any client relationship, of Guaranty Bank or its related parties; or (b)

soliciting any individual who is or was within the 12 months prior to the date of the executive’s termination an employee of Guaranty Bank or its related party. Each employment agreement also requires that the executive assign any developments to Guaranty Bank, as well as an ongoing obligation to refrain from disparaging Guaranty Bank or any of its related parties.

Termination Agreement

Home State Bank currently is party to an employment agreement with one of the above-described individuals, Mr. Bower (the “Existing Agreement”). The Existing Agreement provides that Mr. Bower may terminate it within 90 days following a change of control. As defined in the Existing Agreement, a “change of control” includes a merger with respect to which Home State Bank shareholders do not, after consummation of the transaction, own more than 51% of the surviving entity. As such, the Merger, along with the merger of Home State Bank with and into Guaranty Bank, would constitute a change of control under the Existing Agreement.

The Existing Agreement provides that if it and Mr. Bower’s employment with Home State Bank are both terminated following a change of control, Mr. Bower will be entitled to receive, as his exclusive right and remedy in respect of such termination: (a) all salary earned or accrued through the date Mr. Bower’s employment is terminated; (b) reimbursement for all monies advanced in connection with Mr. Bower’s employment for reasonable and necessary expenses incurred by Mr. Bower through the date his employment is terminated; (c) all other payments and benefits to which Mr. Bower may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of Home State Bank, including earned and accrued, but unused time off pursuant to Home State Bank policies (provided that Mr. Bower would not be entitled to severance under any Home State Bank severance policy generally applicable to the bank’s salaried employees); (d) provided that Mr. Bower does not violate any of the negative covenants in the Existing Agreement (which provide for, among other things, the protection of confidential information, non-competition and non-solicitation), 60 months’ of Mr. Bower’s base salary as of the date of the change of control; and (e) continued coverage by the same or equivalent medical, dental and life insurance coverage as in effect for Mr. Bower immediately prior to the termination of his employment, until the earlier of (i) 12 months after termination, and (ii) Mr. Bower’s commencement of new employment and eligibility for comparable benefits, subject to Mr. Bower’s rights under COBRA (the “Change of Control Benefits”). Payment of the Change of Control Benefits is subject to Mr. Bower’s execution and non-revocation of a general release and waiver in favor of Home State Bank and its related parties.

In consideration for and anticipation of Mr. Bower’s entry into a new employment agreement with Guaranty Bank, Home State Bank has entered into with Mr. Bower a termination of employment agreement and release (the “Termination Agreement”), the effectiveness is contingent upon consummation of the Merger. The Termination Agreement provides that on the Closing Date, but prior to the Effective Time (and subject to Mr. Bower’s continued compliance with certain covenants in the Termination Agreement), Home State Bank will pay to Mr. Bower a lump sum amount equal to $675,000 (the “Settlement Payment”). The Settlement Payment will be in lieu of Mr. Bower’s right to receive payments or other benefits of any kind pursuant to the Existing Agreement. In addition, the Termination Agreement includes a release, to be effective as of the time of the Settlement Payment, releasing Home State Bank, Home State, Guaranty, Guaranty Bank and their respective related parties from all claims occurring or failing to occur prior to the payment of the Settlement Payment, subject to certain limited exceptions.

The Termination Agreement provides that, for 24 months after Mr. Bower’s date of termination, Mr. Bower is prohibited from: (a) soliciting any client, or interfering with any client relationship, of Home State Bank or its related parties; or (b) soliciting any individual who is or was within the 12 months prior to the date of the executive’s termination an employee of Home State Bank or its related party. The Termination Agreement also contains obligations with respect to Mr. Bower’s protection of Home State Bank confidential information, requires that Mr. Bower assign any developments to Home State Bank, and includes an ongoing obligation to refrain from disparaging Home State Bank or any of its related parties.

Treatment of Home State Stock Options

The Merger Agreement requires Home State to, prior to and effective as of the Effective Time, take all actions as are necessary to cause to be exercised or terminated each option to purchase Home State common stock, whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time. As such, any holder of Home State stock options would receive Merger consideration for any shares of Home State common stock into which the options are exercised.

Home State plans to amend the award agreements under which outstanding options to purchase shares of Home State common stock were granted. The amendments will provide that, at the Effective Time, each outstanding option to purchase shares of Home State common stock, whether vested or unvested, shall become immediately vested and exercisable. As a result, any holder of Home State stock options would receive Merger consideration for any shares of Home State common stock into which the options are exercised. All outstanding but unexercised options to purchase shares of Home State common stock will be cancelled as of the Effective Time.

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, for a period of six years after the Effective Time, Guaranty has agreed to indemnify present and former officers and directors of Home State and Home State Bank in connection with any claim arising out of actions or omissions occurring at or before the Effective Time to the fullest extent permitted under Home State’s or Home State Bank’s charter documents and applicable law. In addition, Home State will undertake certain insurance-related obligations in this respect. See “The Merger Agreement—Conduct of Business Prior to the Completion of the Merger—Indemnification and Directors’ and Officers’ Insurance.”

Regulatory Approvals Required for the Merger

Completion of the Merger and the bank merger are subject to the receipt of approvals from the Federal Reserve Board and the CDB and any other approval from any governmental authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a material adverse effect on the combined company, as well as the expiration of any statutory waiting periods in respect of any of the foregoing, in each case subject to the condition that none of the approvals shall contain any “materially burdensome regulatory condition.” The Merger Agreement defines a “materially burdensome regulatory condition” to mean any action, condition or restriction that would: (1) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by the Merger Agreement to Guaranty or Home State; (2) require any person other than Guaranty to guarantee, support or maintain the capital of Guaranty Bank or the combined company, as applicable, after the Closing Date; (3) require any modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Guaranty Bank, the combined company or any of their affiliates (or any of their respective partners, members or equity holders); (4) cause any person other than the combined company to be deemed to control Guaranty Bank or Home State Bank after the Closing Date; or (5) require any contribution of capital to Home State, Home State Bank or Guaranty Bank at the closing. Notifications and applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Guaranty and Home State have agreed to use their reasonable best efforts to cooperate and to prepare and file all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and governmental authorities in order to consummate the Merger, the bank merger or any of the other transactions contemplated by the Merger Agreement. Guaranty, Home State and their respective subsidiaries have filed applications and notifications to obtain these regulatory approvals.

Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the Merger or will contain a materially burdensome regulatory condition.

Federal Reserve Board

Guaranty is a bank holding company as defined in the BHC Act. The primary regulator of Guaranty is the Federal Reserve Board. Guaranty has filed a notice with the Federal Reserve under Sections 4(c)(8) and 4(j) of the BHC Act for the transactions contemplated by the Merger Agreement. In considering the approval of the Merger, the Federal Reserve Board is required by the BHC Act to review, with respect to Guaranty and the companies and insured depository institution to be acquired: (1) financial and managerial resources and the effect of the proposed transaction on these resources, including the management expertise, internal controls and risk management systems,

(2) the effect of the proposal on competition and (3) whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices or risk to the stability of the United States banking or financial system. The Federal Reserve Board also reviews the records of the relevant insured depository institutions under the Community Reinvestment Act of 1997 (the “CRA”). In connection with such a review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

In addition, Guaranty Bank is a member of the Federal Reserve System, and therefore the bank merger is also subject to the approval of the Federal Reserve Board pursuant to the Bank Merger Act.

Colorado Division of Banking

The prior approval of the CDB will be required under the Colorado Banking Code to merge Home State Bank with and into Guaranty Bank. In reviewing the bank merger, the CDB will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects, in terms of both quality and quantity. The CDB will also take into account the record of performance of the banks concerned in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such companies and depository institutions. The CDB will take into account CRA ratings when considering approval of the proposed transaction. In considering the bank merger, the Colorado Banking Code also requires the CDB to consider whether the proposed transaction is unfair, unjust or inequitable to the bank being acquired or to its depositors, creditors or shareholders.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations. Although Guaranty and Home State expect to obtain the required regulatory approvals, there can be no assurances as to if, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals may be granted, or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the Merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of any such challenge.

Accounting Treatment

In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result of this is that (a) the recorded assets and liabilities of Guaranty will be carried forward at their recorded amounts, (b) Guaranty’s historical operating results will be unchanged for the prior periods being reported on and (c) the assets and liabilities of Home State will be adjusted to fair value at the date of the Merger. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of Guaranty common stock to be issued to former Home State shareholders exceeds the fair value of the net assets including identifiable intangibles of Home State at the Closing Date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Home State being included in the operating results of Guaranty beginning from the date of completion of the Merger.

Public Trading Markets

Guaranty voting common stock is listed on NASDAQ under the symbol “GBNK,” and the Guaranty voting common stock issuable in the Merger would be listed on NASDAQ.

Exchange of Shares in the Merger

Guaranty’s exchange agent, Computershare Trust Company, N.A. (“Computershare”), will handle the exchange of shares of Home State common stock for cash and shares of Guaranty voting common stock. As soon as practicable after the Closing Date (and in any event within 15 days), Computershare will send to each holder of record of Home State common stock at the Effective Time a letter of transmittal and instructions for effecting the exchange of Home State common stock for the Merger consideration that the holder is entitled to receive under the Merger Agreement. Upon surrender of stock certificates for cancellation along with the executed letter of transmittal and other documents described in the instructions, each Home State shareholder, except for the KSOP and holders of any Dissenting Shares, will receive in exchange for their shares of Home State common stock (i) a number of shares of Guaranty common stock obtained by dividing 6,533,914 (“Guaranty Stock”), as may be adjusted pursuant to the terms of the Merger Agreement, by the number of shares of Home State common stock issued and outstanding immediately prior to the Effective Time, but excluding KSOP Shares (“Home State Closing Shares”), plus (ii) $35.0 million cash, as may be adjusted pursuant to the terms of the Merger Agreement (the “Cash Consideration”), less the portion of the Cash Consideration paid with respect to the KSOP Shares, divided by the number of Home State Closing Shares (after giving effect to any required tax withholdings as provided in the Merger Agreement), plus (iii) any cash in lieu of fractional shares at a rate of $16.07 per full share of Guaranty common stock.

Each KSOP Share, excluding any Dissenting Shares, will represent the right to receive cash in an amount equal to the pro-rata share of (a) the value of Guaranty common stock calculated by multiplying the number of shares of Guaranty Stock by the Guaranty Average Closing Price immediately preceding the tenth day prior to the Closing Date and (b) the Cash Consideration, after the KSOP’s repayment of a loan provided by Home State. After the Effective Time, Home State will not register any transfers of shares of Home State common stock.

Guaranty stockholders need not take any action with respect to their stock certificates or book-entry shares of Guaranty common stock.

Closing Distribution

The Merger Agreement provides that Home State may pay a closing distribution to the Home State shareholders on the Closing Date in an amount equal to the difference between Home State’s Tangible Book Value and $79 million. Any payment of the closing distribution by Home State is in addition to the Merger consideration to be paid by Guaranty. Home State shareholders are not required to take any action to approve or receive the closing distribution. For a discussion of the calculation of Tangible Book Value, see “The Merger — Terms of the Merger.”

Dissenters’ Rights

Article 113 of the Colorado Business Corporation Act (the “CBCA”) provides that any Home State shareholder may dissent from the Merger and obtain payment of the “fair value” of his, her or its shares as determined in accordance with Article 113 of the CBCA, provided that such shareholder complies with all of the provisions of Article 113.

The following is a brief summary of Article 113 of the CBCA which sets forth the procedures for demanding statutory dissenters’ rights. The full text of Article 113 is attached to this joint proxy statement/prospectus as Appendix C, and we incorporate that text into this joint proxy statement/prospectus by reference.

To be entitled to exercise dissenters’ rights, a Home State shareholder must not vote in favor of the Merger Agreement and must deliver written notice to Home State prior to the Home State special meeting to vote on the Merger Agreement of such shareholder’s intent to demand payment for his, her or its shares if the Merger is effectuated.

If the Merger is approved by holders of Home State common stock, then, within 10 days after shareholder approval, Home State is obligated to deliver to those shareholders who have not voted in favor of the Merger Agreement and have notified Home State of their intent to demand payment a written dissenters’ notice. The notice will state that the Merger was approved and state the effective date or proposed effective date of the Merger; state an address at which Home State will receive payment demands and the address of a place where stock certificates must be deposited; supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made; set the date by which Home State must receive the payment demand and the certificates for the shares, which date shall not be less than 30 days after the written dissenters’ notice is given; and be accompanied by a copy of Article 113 of the CBCA. A dissenting shareholder must, by the date set forth in the dissenters’ notice, demand payment and send his, her or its stock certificates to the address provided in the dissenters’ notice. The dissenting shareholders’ payment demand must certify whether the shareholder acquired beneficial ownership of the shares of capital stock before the date such shareholder was informed of the terms of the Merger.

A shareholder who does not demand payment or deposit his, her or its certificates by the time specified in the dissenters’ notice will not be entitled to payment for his, her or its shares under the dissenters’ rights sections of the CBCA and will instead be entitled to receive the Merger consideration.

Upon the later of completion of the Merger or receipt of the payment demand, Home State will pay each dissenting shareholder who has complied with procedures described in Article 113 of the CBCA the amount that Home State estimates to be the “fair value” of the dissenting shareholder’s shares of stock, plus accrued interest. The payment must be accompanied by the latest audited annual financial statements of Home State, any interim financial statements of Home State, a statement of Home State’ estimate of the “fair value” of the shares, an explanation of how the interest was calculated, a statement of the dissenting shareholder’s right to demand payment if the dissenting shareholder is dissatisfied with the payment and a copy of Article 113 of the CBCA.

If (i) the dissenting shareholder believes that the amount paid by Home State is less than the “fair value” of his, her or its shares or that the interest due was incorrectly calculated, (ii) Home State fails to make payment within 60 days after the date set in the dissenters’ notice for demanding payment, or (iii) the Merger is not completed and Home State does not return the deposited certificates within 60 days after the date set in the dissenters’ notice for demanding payment, the dissenting shareholder may notify Home State of his, her or its estimate of the “fair value” of his, her or its shares and the amount of interest due and demand payment of his, her or its estimate, less any payment previously received. The dissenting shareholder must notify Home State of his, her or its demand in writing within 30 days after Home State made or offered payment for the dissenting shareholder’s shares.

If within 60 days after receipt by Home State of a demand described in the preceding paragraph, the demand remains unsettled, Home State is required to bring a special proceeding in Colorado state court and petition the court to determine the “fair value” of the shares and accrued interest. Home State is required to make all dissenting shareholders whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding will be served a copy of the petition filed with the court. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of the “fair value” of the shares. Each dissenting shareholder will be entitled to judgment for the amount, if any, by which the court finds the fair value of his, her or its shares, plus interest, exceeds the amount paid by Home State. If Home State does not bring the special proceeding within such 60-day period, Home State will pay each dissenting shareholder whose claim remains unsettled the amount demanded.

Failure to comply strictly with all of the procedures set forth in Article 113 of the CBCA will result in the loss of a shareholder’s dissenters’ rights. Consequently, any shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise such rights.

Shareholders considering the exercise of dissenters’ rights should be aware that the “fair value” of their shares as determined under Article 113 of the CBCA could be more than, the same as or less than the Merger consideration they would receive under the Merger Agreement if they did not dissent.

One condition to Guaranty’s obligation to complete the Merger is that the total number of dissenting shares cannot be more than 5% of the number of issued and outstanding shares of Home State common stock.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the Merger Agreement. While Guaranty and Home State believe this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference in its entirety into, and is attached as Appendix A to this document. The parties urge you to read the Merger Agreement in its entirety.

Explanatory Note

The Merger Agreement and the summary of its terms in this document have been included only to provide you with information about the terms and conditions of the Merger Agreement. The terms and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about Guaranty, Home State or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the Merger Agreement are made by Guaranty and Home State only for purposes of the Merger Agreement and as of specific dates and were qualified and subject to certain limitations and exceptions agreed to by Guaranty and Home State in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. Shareholders of Home State and Guaranty are not third-party beneficiaries under the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement or other public disclosures made by Guaranty or Home State. Subject to certain limited exceptions relating to Home State’s S corporation election, the representations and warranties contained in the Merger Agreement do not survive the Effective Time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this document, may have changed since the date of the Merger Agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Guaranty or Home State.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Guaranty or Home State or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” in the forepart of this document.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, Home State will merge with and into Guaranty, with Guaranty surviving the Merger. The separate corporate existence of Home State, with all its rights, privileges, immunities, power and franchises will cease. The Merger Agreement also provides that immediately following the Merger, Home State Bank, which is a Colorado state-chartered bank and a wholly owned subsidiary of Home State, will merge with and into Guaranty Bank, which is a Colorado state-chartered bank and wholly owned subsidiary of Guaranty, with Guaranty Bank as the surviving bank.

Effects of the Merger

As a result of the Merger, there will no longer be any shares of Home State common stock. Home State shareholders will only participate in the combined company’s future earnings and potential growth through their ownership of Guaranty common stock. All other incidents of direct ownership of Home State common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Home State, will be extinguished upon completion of the Merger. All of the property, rights, privileges and powers of Guaranty and Home State will vest in the combined company, and all claims, obligations, liabilities, debts and duties of Guaranty and Home State will become the claims, obligations, liabilities, debts and duties of the combined company.

Closing and Effective Time of the Merger

The Merger Agreement provides that the Merger will be consummated no later than the tenth day (or next business say if such day is not a business day) following the last day of the month after the satisfaction or waiver of all the closing conditions, except for those conditions that by their nature are to be satisfied at the closing (but subject to the fulfillment or waiver of those conditions), including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of Guaranty and Home State. The Merger will be consummated at the time the certificate of merger has been duly filed with the Secretary of State of Delaware and a statement of merger has been duly filed with the Secretary of State of Colorado, or at such later time as may be agreed by the parties and specified in the filings. The parties are seeking regulatory approval by the end of the second quarter of 2016, with the satisfaction of other closing conditions and consummation of the Merger to occur as soon as practicable thereafter. However, there can be no assurance as to when or if the Merger will occur.

If the Effective Time has not occurred by 11:59 p.m., Mountain Time, on or before 270 days following the date of the Merger Agreement (i.e., December 11, 2016), unless one or more of required approvals has not been received on or before such time, in which instance if the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on or before 330 days following March 16, 2016 (i.e., February 9, 2017), or such later date approved in writing by Guaranty’s and Home State’s respective boards of directors, the Merger Agreement may be terminated by either Guaranty or Home State, except to the extent that the failure of the Merger to be consummated by that date arises out of or results from the failure to fulfill any material obligation under the Merger Agreement by the party seeking to terminate.

For a description of the transaction structure, Merger consideration and treatment of Home State stock options, please see the section entitled “The Merger—Terms of the Merger” beginning on page 64.

Combined Company’s Governing Documents, Officers and Directors

Combined Company’s Governing Documents

At the Effective Time, the certificate of incorporation and bylaws of Guaranty will be the certificate of incorporation and bylaws of the combined company as they exist immediately before the Effective Time, in each case until thereafter changed or amended as provided therein or by applicable law.

Combined Company’s Officers and Directors

Pursuant to the Merger Agreement, Guaranty’s board of directors will be the board of directors of the combined company until the combined company’s next annual meeting of stockholders. Prior to the Effective Time, the Compensation, Nominating and Governance Committee of Guaranty’s board of directors may, but is not required to, recommend to Guaranty’s board of directors one person from the Home State board of directors to serve on the board of directors of the continuing company following the Effective Time. Provided that the director continues to meet the standards for directors of the continuing company, the director would be nominated for reelection to the board of directors of the continuing company at the next two annual meetings of the continuing company immediately following the Effective Time.

Guaranty and Guaranty Bank have entered into employment agreements to be effective upon the consummation of the Merger with Messrs. Bower, Scherger, Devereaux and Dickelman to provide services following the closing of the Merger. See “Employment Agreements” and “Termination Agreement,” below.

Merger Consideration

Conversion of Home State Common Stock

At the Effective Time, each share of Home State common stock issued and outstanding immediately prior to the Effective Time, excluding the KSOP Shares and any Dissenting Shares, shall represent the right to receive (i) a number of shares of Guaranty common stock obtained by dividing 6,533,914 (such shares of stock, the “Guaranty Stock”), as may be adjusted pursuant to the terms of the Merger Agreement, by the number of shares of Home State common stock issued and outstanding immediately prior to the Effective Time, but excluding KSOP Shares (“Home State Closing Shares”), plus (ii) an amount of cash equal to $35 million, as may be adjusted pursuant to the terms of the Merger Agreement and as further described below (the “Cash Consideration”), less the portion of the Cash Consideration paid with respect to the KSOP Shares, divided by the number of Home State Closing Shares.

Each KSOP share, excluding any Dissenting Shares, will represent the right to receive cash in an amount equal to the pro-rata share of (a) the value of Guaranty common stock calculated by multiplying the number of shares of Guaranty Stock by the average of the volume weighted closing price of Guaranty’s common stock on the NASDAQ for the ten trading days (the “Guaranty Average Closing Price”) immediately preceding the tenth day prior to the Closing Date and (b) the Cash Consideration, after the KSOP’s repayment of a loan provided by Home State. The Cash Consideration is subject to reduction on a dollar-for-dollar basis if Home State’s Tangible Book Value (as defined in the Merger Agreement) is less than $79 million. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to such fraction multiplied by $16.07. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Some of the Merger consideration may be placed into escrow for a period of time following the closing of the Merger. See “S Corporation Escrow” below.

Guaranty has the option to terminate the Merger Agreement if the trading price of Guaranty common stock increases above a certain threshold, and the percentage increase is greater than the corresponding percentage increase in the KBW Regional Banking Index over the requisite timeframe. If Guaranty so terminates, however, Home State may instead elect to decrease the aggregate number of shares of Guaranty common stock payable pursuant to the Merger Agreement by the number of shares obtained by multiplying (a) 6,533,914 by (b) the ratio of $19.28 divided by the Guaranty Average Closing Price.

Likewise, Home State has the option to terminate the Merger Agreement if the trading price of Guaranty common stock decreases below a certain threshold, and the percentage decrease is greater than the corresponding percentage increase in the KBW Regional Banking Index over the requisite timeframe. If Home State so terminates, however, Guaranty may instead elect to increase the aggregate number of shares of Guaranty common stock payable pursuant to the Merger Agreement by the number of shares obtained by multiplying (a) 6,533,914 by (b) the ratio of $12.86 divided by the Guaranty Average Closing Price. See “Termination of the Merger Agreement,” below.

Guaranty Common Stock

Each outstanding share of Guaranty common stock will remain an outstanding share of Guaranty common stock and will not be converted or otherwise affected by the Merger. For more information regarding Guaranty common stock, see “Description of Guaranty Common Stock.”

Rights as Shareholders of Home State

At the Effective Time, holders of Home State common stock will cease to be, and will have no rights as, shareholders of Home State other than to receive the Merger consideration.

Effect of Merger on Home State Stock Options

All outstanding but unexercised options to purchase shares of Home State common stock whether vested or unvested, shall immediately become vested and exercisable. As such, any holder of Home State stock options would receive Merger consideration for any shares of Home State common stock into which the options are exercised. For a more detailed description of the treatment of Home State stock options in the Merger and optionholders’ rights with respect to the exercise of their options prior to the Effective Time, see “The Merger—Treatment of Home State Stock Options.”

Exchange Procedures

Promptly after the Closing Date (and in any event with the intent to be within 15 days), Computershare will provide appropriate transmittal materials to holders of record of Home State common stock, advising such holders of the procedure for surrendering their stock to Computershare.

Upon the surrender of the shares of Home State common stock, together with transmittal materials duly completed and executed, the holder will be entitled to receive the Merger consideration, less any Merger consideration placed into escrow as described under “S Corporation Escrow.”

Distributions with Respect to Unexchanged Shares

All shares of Guaranty common stock to be issued pursuant to the Merger will be deemed issued and outstanding as of the Effective Time and if a dividend or other distribution is declared by Guaranty in respect of the Guaranty common stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of Guaranty common stock will be paid to any holder of any unsurrendered certificate representing Home State common stock until such certificate (or affidavit of loss in lieu thereof) is surrendered for exchange in accordance with the Merger Agreement. Subject to applicable law, following surrender of any such certificate (or affidavit of loss in lieu thereof as provided), there will be issued and paid to the holder of the certificates representing whole shares of Guaranty common stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Guaranty common stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Guaranty common stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Fractional Shares of Guaranty Common Stock

No fractional shares of Guaranty common stock will be issued to any shareholder of Home State upon completion of the Merger. For each fractional share that would otherwise be issued, Guaranty will pay cash in an amount equal to the fraction of a share of Guaranty common stock which the holder would otherwise be entitled to receive multiplied by $16.07. No interest will be paid or accrue on cash payable to holders in lieu of fractional shares.

Representations and Warranties

The Merger Agreement contains substantially similar representations and warranties on the part of Guaranty and Home State as to, among other things:

•                  corporate existence and power;

•                  corporate authorization;

•                  governmental authorization;

•                  no conflicts and third party consents;

•                  capitalization;

•                  absence of litigation;

•                  financial statements and internal controls;

•                  absence of certain changes;

•                  regulatory filings and approvals;

•                  finders’ fees;

•                  supervisory actions;

•                  compliance with applicable law; and

•                  Community Reinvestment Act compliance.

The Merger Agreement also contains representations and warranties on the part of Home State as to, among other things:

•                  ownership of Home State stock;

•                  subsidiaries of Home State, capitalization of Home State Bank, ownership of Home State Bank stock, securities of Home State subsidiaries and ownership of third party interests;

•                  undisclosed liabilities;

•                  material contracts;

•                  origination of mortgage loans;

•                  pipeline loans, mortgage loans held for sale and hedging arrangements;

•                  real property related matters;

•                  intellectual property;

•                  insurance coverage;

•                  licenses and permits;

•                  deposits;

•                  anti-money laundering requirements compliance;

•                  customer information security;

•                  Home State Bank’s loan portfolio;

•                  risk management instruments;

•                  employees;

•                  labor matters;

•                  employee benefit plans;

•                  environmental matters;

•                  tax matters;

•                  affiliate transactions;

•                  adequacy of Home State Bank’s allowance for loan and lease losses and related practices, policies and methodology;

•                  information provided by Home State and Home State Bank for inclusion in certain transaction-related materials, including in this joint proxy statement/prospectus, and the opinion of Home State’s financial advisor;

•                  trust powers;

•                  absence of guaranties;

•                  powers of attorney;

•                  Home State’s knowledge of dissenting shareholders;

•                  takeover statutes; and

•                  full disclosure with respect to Home State’s representations and warranties.

The Merger Agreement also contains representations and warranties on the part of Guaranty as to, among other things:

•                  Guaranty’s compliance with SEC reporting requirements;

•                  Guaranty’s compliance with NASDAQ rules;

•                  the opinion of Guaranty’s financial advisor; and

•                  Guaranty’s financial ability to complete the Merger and other transactions contemplated by the Merger Agreement.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Guaranty or Home State, as the case may be, means (i) any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on: (A) the financial position, business, prospects, assets, liabilities, profits or results of operations or financial performance of a person and its subsidiaries, individually or taken as a whole; or (B) the ability of a person to timely perform its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated by the Merger Agreement; or (ii) any other fact, effect, event, change, occurrence or circumstance that could materially impair a person’s ability to operate its business in the ordinary course. However, none of the following effects, circumstances, occurrences or changes will be considered when determining if a material adverse effect has occurred:

•                  changes generally affecting the economy, financial or securities markets;

•                  the announcement of the Merger;

•                  any outbreak or escalation of war or hostilities or any act of terrorism;

•                  general conditions in the financial industry, including changes in laws, regulations, rules, GAAP or regulatory accounting requirements; or

•                  with respect to Home State and Home State Bank, any changes made or actions taken or not taken by Home State or Home State Bank at the request or with the consent of Guaranty.

except, with respect to the first, third and fourth bullets above, to the extent that such change disproportionately adversely affects Home State and its subsidiaries or Guaranty and its subsidiaries, as the case may be, compared to other persons in the financial industries in which Home State and Guaranty conduct their businesses, in which case only the disproportionate effect will be taken into account. With respect to Home State and Home State Bank, a “Material Adverse Effect” will also include one or more facts, effects, events, changes, occurrences or circumstances that, individually or in the aggregate, results in: (x) a 10% or greater decrease in Home State Bank’s aggregate loan balance as of March 16, 2016; or (y) a 10% or greater decrease in Home State Bank’s core deposits from the level as of March 16, 2016.

The representations and warranties in the Merger Agreement do not survive the Effective Time and, as described below under the section entitled “—Termination of the Merger Agreement” beginning on page 110, if the Merger Agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of Guaranty or Home State, or otherwise under the Merger Agreement, unless Guaranty or Home State acted fraudulently or willfully and materially breached the Merger Agreement.

Conduct of Business Prior to the Completion of the Merger

Home State has undertaken customary covenants that place restrictions on it and Home State Bank until the completion of the Merger. In general, Home State has agreed that, prior to the Effective Time, except as approved in writing by Guaranty, it will and will cause Home State Bank to conduct their respective businesses in the ordinary course of business consistent with past practices and sound banking principles, use its best efforts to maintain intact its business organizations, keep available the services of its officers, directors, key employees and agents and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees and employees and to maintain its properties.

In addition to the general covenants above, Home State has agreed that until the Effective Time, except as otherwise expressly required by the Merger Agreement or as required by law, or as Guaranty may approve in writing, subject to certain exceptions, Home State not and will not permit Home State Bank to:

•                  adjust, split, combine or reclassify any of the common stock of Home State;

•                  make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the Merger Agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would exceed the Loan Thresholds (as defined in the Merger Agreement) (except pursuant to commitments made prior to the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at Home State Bank);

•                  issue, sell, authorize or obligate itself to issue or sell any shares of its or any of its subsidiaries’ securities, except pursuant to the exercise of options to purchase Home State common stock;

•                  grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, “phantom” stock awards or other similar form of incentive compensation;

•                  permit the commencement of any construction of new structures upon, or purchase or lease or sublease any real property in respect of any branch office or other facility, or acquire or sell or agree to acquire or sell, any deposit liabilities, and shall otherwise consult with and seek the advice of Guaranty with respect to basic policies relating to branching, site location and relocation;

•                  enter into, amend or terminate certain agreements specified in the Merger Agreement or any material contract, or waive, release or assign any rights or claims thereunder, subject to certain specified exceptions;

•                  sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, including any capital stock of any of its subsidiaries or any “other real estate owned” of Home State Bank to any person other than a direct or indirect wholly owned subsidiary, except in the ordinary course of business consistent with safe and sound banking practices or as otherwise specified;

•                  subject to certain specified exceptions, grant any retirement, severance or termination bonus or similar payment to, or enter into or amend any employment, consulting, noncompetition, retirement, parachute, severance (including change in control agreements) or indemnification agreement with, any officer, director, employee or agent of Home State or Home State Bank, either individually or as part of a class of similarly situated persons;

•                  subject to certain specified exceptions, make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses or grant any other benefit, pay any perquisite such as automobile allowance, club membership or dues or other similar benefits, or institute any employee welfare, retirement or similar plan or arrangement;

•                  subject to certain specified exceptions, adopt, enter into or amend any Home State employee plan;

•                  declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of Home State common stock, subject to certain specified exceptions;

•                  purchase, redeem or otherwise acquire any shares of Home State common stock or any other Home State or Home State Bank securities;

•                  increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Home State Bank’s past practices and safe and sound banking practices;

•                  (A) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; (C) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk; or (D) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

•                  book or accept any brokered deposits;

•                  charge-off any loan or other extension of credit having an outstanding principal amount greater than $100,000 prior to review and approval by Guaranty of the amount of such charge-off;

•                  establish any new subsidiary or affiliate or enter into any new line of business;

•                  materially deviate from policies and procedures existing as of the date of the Merger Agreement with respect to: (A) classification of assets; and (B) accrual of interest on assets, except as otherwise required by the provisions of the Merger Agreement, applicable law or regulation or any governmental authority;

•                  reduce the allowance for loan and lease losses through negative provisions;

•                  make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•                  foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $250,000 prior to receipt and approval by Guaranty of a recent Phase I environmental review thereof;

•                  amend or change any provision of the organizational documents or any other governing documents of Home State or Home State Bank;

•                  (A) excluding deposits, incur or modify any indebtedness for borrowed money; or (B) assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other person, except in the case of this clause (B), in connection with the presentation of items for collection in the ordinary course of business;

•                  make any capital expenditure in excess of $50,000 in the aggregate, except pursuant to commitments made prior to the date of the Merger Agreement or as set forth in the schedules to the Merger Agreement;

•                  prepay any indebtedness or other similar arrangements so as to cause Home State Bank or Home State to incur any prepayment penalty thereunder;

•                  except pursuant to contracts or agreements in force at the date of or permitted by the Merger Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other person;

•                  (A) pay, discharge, settle, or satisfy any material claim or legal action of any amount exceeding $50,000 individually or $200,000 in the aggregate or that would impose any material restriction on the business of Home State or any of its subsidiaries or create precedent for claims that are reasonably likely to be material to Home State or any of its subsidiaries; (B) waive, release, grant, or transfer any right of material value; (C) commence any legal action, except in the ordinary course of business; or (D) agree or consent to the issuance of any order restricting or otherwise affecting its business in any material respect;

•                  make any changes to its investment securities portfolio or its interest rate risk position from that as of March 16, 2016, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except if (A) Home State Bank’s total investment securities portfolio is equal to or less than the sum of $5,000,000 plus the portfolio total as of March 16, 2016; or (B) to reinvest proceeds of maturing, called or redeemed securities where the periodic principal payment is less than the amount set forth in (A); provided, however, that in the event that Home State Bank desires to make any changes to its investment securities portfolio in excess of the amounts set forth in (A) and (B) or not in compliance with its existing policies, it shall so advise Guaranty in writing. Guaranty shall notify Home State Bank in writing within one business day of receipt of such notice whether Guaranty consents to such action, provided that if Guaranty fails to notify Home State Bank within such time frame, Guaranty shall be deemed to have consented to such action;

•                  fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date of the Merger Agreement;

•                  (A) make, change or revoke any tax election; (B) change any material method of tax accounting; (C) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to taxes; (D) file any amended tax return; (E) prepare any tax return in a manner materially inconsistent with the past practices of Home State with respect to treatment of items on such tax returns; or (F) take any action which would materially adversely affect the tax position of the combined company, Home State Bank or Guaranty Bank after the Merger;

•                  make or commit to make any loan (including any loan for purposes of facilitating the exercise of Home State stock options) to, or enter into any transaction with, a director, officer, employee or any affiliate of Home State or any of its subsidiaries;

•                  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

•                  take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•                  adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•                  take any action that is intended to or would reasonably be likely to result in: (A) any of the conditions to the Merger in the Merger Agreement not being satisfied; or (B) a material violation of any provision of the Merger Agreement; or

•                  authorize, commit, resolve or agree to do any of the foregoing actions.

S Corporation Escrow

In connection with the Merger Agreement Home State is required, at its sole cost and expense, to submit a request pursuant to Section 1362(f) of the Internal Revenue Code seeking a private letter ruling issued by the Internal Revenue Service (the “PLR”). The PLR must confirm to Guaranty’s reasonable satisfaction certain matters relating to the potential inadvertent invalidity of Home State’s election to be taxed as an S corporation under the Internal Revenue Code. Home State must submit its request for the PLR within 15 days after the later of (a) March 16, 2016; (b) Guaranty’s approval of the form of request to be submitted; and (c) Home State having obtained certain shareholder consents as described in Section 1362(f)(4) of the Internal Revenue Code, which it is required to use its reasonable best efforts to obtain.

If (a) the PLR is not received prior to the Closing Date; or (b) there exist facts or circumstances (other than those disclosed in the PLR request) that would cause or deem Home State’s S corporation election not to be valid at any time between January 1, 2008 and the close of business on the Closing Date (the “S Period”), then Guaranty will deposit in escrow the sum of $12,400,000, comprised of: (i) $489,800 cash; and (ii) 741,145 shares of Guaranty voting common stock ((i) and (ii) together, the “Escrow Amount”). In addition, any shareholder whose consent as described in Section 1362(f)(4) of the Internal Revenue Code has not been obtained or who has otherwise failed to pay applicable amounts due to the Internal Revenue Service will have his, her or its per share Merger consideration deposited into escrow. Roger Sample has been appointed as shareholders’ representative (the “Shareholders’ Representative”) to handle, among other matters, escrow-related matters on behalf of Home State shareholders in the event the Escrow Amount is placed into escrow.

Upon receipt of the PLR and the resolution of all S corporation related conditions that do not provide for or require the payment by Home State, Home State Bank, Guaranty, Guaranty Bank or any of their affiliates of any taxes, penalties, fees, liabilities or other amounts, and the completion of all actions required to be taken Home State or any current or former shareholder of Home State and the payment of all amounts required to be paid by any current or former shareholder of Home State, whether pursuant to shareholder consents or in connection with any resolution of any applicable facts or circumstances invalidating Home State’s S corporation election (each, an “S Election Condition”), then Guaranty will deliver to the escrow agent, the KSOP and the Shareholders’ Representative, a written notice that after charging the Escrow Amount for 50% of the total fee payable to the escrow agent (with Guaranty responsible for the remaining 50% of such fee) (a) all of the remaining Escrow Amount that constitutes Merger consideration payable to KSOP participants should be delivered to the KSOP trustee and (b) all of the remaining Escrow Amount that constitutes Guaranty common stock should be delivered to Home State shareholders other than the KSOP as set forth in the Escrow Agreement, provided that (i) the cost of shareholder enforcement actions shall be charged against Home State shareholders (and offset against sums otherwise payable from the Escrow Amount) who failed to comply with any requirements imposed by the Internal Revenue Service under Internal Revenue Code Section 1362(f)(4), or who otherwise failed to take such actions as are required to correct any S Election Condition; and (ii) in the event that any current or former shareholder of Home State has failed to pay amounts that are required by the Internal Revenue Service to be payable pursuant to adjustment required under Internal Revenue Code Section 1362(f)(4) or in connection with correcting any S Election Condition, the escrow agent will first apply all of such shareholder’s per share Merger consideration to be applied to any taxes, interest, penalties or other amounts determined by the Internal Revenue Service to be due from such shareholder (“Shareholder Adjustment Amounts”), provided that Guaranty shall have the right to comment upon the determination of such Shareholder Adjustment Amounts provided to the escrow agent by the Shareholders’ Representative.

Upon the occurrence of any of the following: (a) the Internal Revenue Service issuing the PLR or a ruling or agreement providing for the correction of any S Election Condition that provides for the payment of any taxes, penalties, fees, liabilities or other amounts by Home State, Home State Bank, Guaranty, Guaranty Bank or any of their affiliates; (b) the Shareholders’ Representative determining that the PLR request should be withdrawn for any reason, including because the Internal Revenue Service has indicated an intention to rule adversely with respect to the request and that any S Election Condition cannot be cured or waived by the Internal Revenue Service; or (c) the seventh anniversary of the Closing Date, then Guaranty will deliver to the escrow agent, the KSOP and the Shareholders’ Representative a notice (an “S Corp Adjustment Amount Notice”) setting forth its determination of any amounts payable or owing to any governmental authority by or on behalf of Home State, Home State Bank, Guaranty, Guaranty Bank or any of their affiliates (i) as required by the PLR; or (ii) in connection with or by reason of (A) the failure of Home State to qualify as a Subchapter S corporation (as defined under Section 1361 et seq. of the Internal Revenue Code) at any time during the S Period due to an S Election Condition; or (B) the failure of certain shareholders to be qualified Subchapter S shareholders of a Subchapter S corporation (as such terms are defined under Section 1361 et seq. of the Code) during the S Period or the failure of certain shareholders to execute and timely deliver any required consents, which amount payable or owing shall be reasonably determined by Guaranty and as supported by the analysis of a nationally recognized accounting firm, which analysis will be included in such S Corp Adjustment Amount Notice (each such amount as so determined, an “S Corp Adjustment Amount”). For the purposes of determining an S Corp Adjustment Amount (i) if the PLR is not obtained or the PLR request has been withdrawn on or prior to the seventh anniversary of the Closing Date, Home State shall be deemed to not qualify as a Subchapter S corporation at any time during the S Period and (ii) if any S Election Condition is not cured or waived on or prior to the seventh anniversary of the Closing Date, Home State shall be deemed to not qualify as a Subchapter S corporation for those periods identified in the applicable notice relating to the S Election Condition.

The Shareholders’ Representative will then have 30 days to review the S Corp Adjustment Amount Notice (the “Review Period”), with which review Guaranty is required to cooperate. If the Shareholders’ Representative timely notifies Guaranty of any disagreement, Guaranty and the Shareholders’ Representative will have 15 business days to work in good faith to resolve their differences. If Guaranty and the Shareholders’ Representative are unable to come to an agreement, they will submit the disputed matters for review by a mutually acceptable independent accounting firm, which will have 30 days to make a final, binding determination. The cost of the review and determination of the independent accounting firm will be borne 50% by Guaranty and 50% by Home State’s shareholders (each on a pro rata basis), and any portion to be paid by Home State’s shareholders shall be deducted from the Escrow Amount.

Upon the determination of the final S Corp Adjustment Amount, the escrow agent will pay to Guaranty within one business day following the determination the final S Corp Adjustment Amount, which amount shall be paid (i) 3.95% from the portion of the Escrow Amount that constitutes cash consideration withheld with respect to KSOP Shares; and (ii) 96.05% from the portion of the Escrow Amount that constitutes Guaranty common stock; provided, however, for the purpose of determining the portion of any S Corp Adjustment Amount that is paid with shares of Guaranty Common Stock, each share of Guaranty Common Stock will be valued at $16.07.

Regulatory Matters

Guaranty and Home State have agreed to prepare and file this document, and Guaranty has agreed to prepare and file with the SEC the registration statement on Form S-4 in connection with the issuance of shares of Guaranty common stock in the Merger, of which this document is a part, within 75 days after the date of the Merger Agreement. Guaranty has agreed to use its reasonable best efforts to have the S-4 registration statement declared effective under the Securities Act.

Guaranty and Home State have agreed to cooperate and use their respective reasonable best efforts to prepare and file, all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and to obtain and maintain all approvals, consents, registrations, permits, waivers, authorizations and other confirmations necessary or advisable to be obtained from any third parties and governmental authorities in order to consummate the transactions contemplated by the Merger Agreement.

Nothing contained in the Merger Agreement will be deemed to require Home State or Guaranty to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental authorities that would result in a materially burdensome regulatory condition. For more on what constitutes a materially burdensome regulatory condition, see “The Merger — Regulatory Approvals Required for the Merger.”

Stockholder Approval

Each party has agreed to convene a stockholders’ meeting within 60 days after the S-4 registration statement is declared effective to consider and vote upon the approval and adoption of the Merger, the Merger Agreement and the transactions contemplated therein. Home State has agreed to recommend to its shareholders the approval of the Merger, the Merger Agreement and transactions contemplated therein and not to withdraw, amend or modify in any manner adverse to Guaranty such recommendation and to use its reasonable best efforts to obtain the necessary approvals from its shareholders. Guaranty has agreed to recommend to its shareholders the approval of the Merger, the Merger Agreement and transactions contemplated therein and not to withdraw, amend or modify in any manner adverse to Home State such recommendation and to use its reasonable best efforts to obtain the necessary approvals from its shareholders.

Bank Merger

Guaranty and Home State have agreed that, immediately following the Merger, Home State Bank will merge with and into Guaranty Bank, with Guaranty Bank as the surviving entity.

NASDAQ Listing

Guaranty has agreed to file with NASDAQ any required documents with respect to the shares of Guaranty common stock to be issued pursuant to the Merger Agreement and to use its reasonable best efforts to effect the listing.

Employee Matters

Guaranty had agreed that the employees of Home State and Home State Bank who continue their employment after the Closing Date will be entitled to participate as newly hired or continuing employees in the employee benefit plans and programs maintained for employees of Guaranty and Guaranty Bank, including any employee plan maintained in existence by Guaranty or Guaranty Bank following the Closing Date, subject to the granting of credit for prior service in accordance with the respective terms of such plans and programs.

To the extent that a Home State employee becomes eligible to participate in an existing employee benefit plan maintained by Guaranty or Guaranty Bank (an “Existing Benefit Plan”), Guaranty shall cause such Existing Benefit Plan to recognize the prior duration of service of such Home State employee with Home State for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any stock incentive plan) to the same extent such duration of service was recognized immediately prior to the Effective Time under a comparable employee plan in which such Home State employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan and applicable law and shall not operate to duplicate any benefits of a Home State employee with respect to the same period of service.

Guaranty has agreed to use its reasonable best efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods (to the extent such conditions or waiting periods were covered or satisfied under the applicable plans of Home State) with respect to participation and coverage requirements applicable to the Home State employees under any comparable Home State plan in which such employees participated in prior to the Effective Time and provide each Home State employee with credit for any co-payments and deductibles paid in the plan year in which the closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any disability medical, dental or health plans in which employees are eligible to participate after the closing.

Indemnification and Directors’ and Officers’ Insurance

Guaranty has agreed to, for a period of six years from the Effective Time, indemnify present and former directors and officers of Home State and Home State Bank in connection with any losses, claims, damages, costs and expenses (including attorneys’ fees) liabilities or judgments or amounts paid in settlement arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under Home State or Home State Bank’s organizational documents and applicable law. In addition, Home State shall obtain a single-premium prepaid “tail” directors’ and officers’ insurance policy covering the period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time.

Acquisition Proposals

Under the terms of the Merger Agreement, Home State has agreed that neither it nor Home State Bank shall, and that Home State shall use its reasonable best efforts to cause its and Home State Bank’s directors, officers, employees, agents and representatives not to, directly or indirectly:

•                  entertain, solicit, encourage, induce or facilitate inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an acquisition proposal; or

•                  provide any information to or negotiate with any other person any acquisition proposal.

Home State has agreed to notify Guaranty of any such unsolicited acquisition proposal within three business days of its receipt, and to provide reasonable detail as to the identity of the proposed acquirer and the nature of the transaction proposed by the acquisition proposal. For purposes of the Merger Agreement, “acquisition proposal” means any proposal, offer, indication of interest or inquiry from any person or group for, whether in one transaction or a series of related transactions, or relating to any:

•                  merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of Home State;

•                  sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of Home State and its subsidiaries representing 10% or more of the consolidated assets of Home State and its subsidiaries (including equity securities of the subsidiaries), measured either by book value or fair market value;

•                  issuance, sale or other disposition by Home State (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of Home State;

•                  tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Home State common stock or any class of equity securities of Home State;

•                  recapitalization, liquidation, dissolution or other similar type of transaction with respect to Home State which would result in any person or group acquiring 10% or more of the fair market value of the assets (including capital stock of Home State’s subsidiaries) of Home State and its subsidiaries taken as a whole (including equity securities of Home State’s subsidiaries); or

•                  transaction which is similar in form, substance or purpose to any of the foregoing transactions.

The term “Acquisition Proposal” does not include the Merger.

Further, the Merger Agreement provides that the board of directors of Home State shall not withdraw, amend or modify in any manner adverse to Guaranty its recommendation that Home State’s shareholders approve and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby, and it will use its reasonable best efforts to obtain the necessary approvals by Home State’s shareholders of the Merger Agreement and the transactions contemplated thereby.

Conditions to Consummation of the Merger

The respective obligation of each party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

•                  All actions and approvals by governmental authorities and certain other specified actions and approvals shall have been taken and obtained, in each case in form and substance reasonably satisfactory to Guaranty and without the imposition of any materially burdensome regulatory condition (as defined in the Merger Agreement), and all of the same remain in full force or effect, and all statutory waiting periods in connection therewith shall have expired;

•                  Home State shall have obtained its shareholder approval and Guaranty shall have obtained its stockholder approval, and in each case no action purporting or attempting to rescind those approvals shall have been taken by Guaranty, Home State or their respective stockholders and shareholders.

•                  the S-4 registration statement shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Guaranty common stock to be issued in the Merger shall have been received;

•                  the shares of Guaranty common stock to be delivered to the shareholders of Home State pursuant to the Merger Agreement shall have been authorized for listing on NASDAQ;

•                  no order issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect, and no applicable law or order shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger; and

•                  if an escrow is required to be established for certain tax-related matters, Guaranty and Home State shall have entered in an escrow agreement with a designated escrow agent in a form mutually agreeable to the parties that is consistent with certain specified distribution provisions, and a specified escrow amount shall have been deposited by Guaranty with the escrow agent.

Home State’s obligation to effect the Merger is also subject to the fulfillment or waiver of the following conditions:

•                  the accuracy of the representations and warranties of Guaranty set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date);

•                  the performance by Guaranty in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the closing;

•                  no fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on Guaranty or Guaranty Bank;

•                  receipt by Home State of the opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•                  receipt by Home State of evidence from Computershare that the Merger consideration has been deposited with Computershare; and

•                  the receipt of a certificate, signed on behalf of Guaranty by its chief executive officer and chief financial officer, stating that certain of the conditions to Home State’s obligation to complete the Merger have been satisfied.

Guaranty’s obligation to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

•                  the accuracy of the representations and warranties of Home State set forth in the Merger Agreement as of the date of the Merger Agreement and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date);

•                  the performance by Home State in all material respects of all obligations required to be performed by it under the agreements related to the transaction at or prior to the closing, and shall have obtained and provided to Guaranty copies of all Home State required approvals;

•                  no fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on Home State or Home State Bank;

•                  the receipt of duly executed copies of certain non-competition agreements between each of the directors of Home State and Home State Bank and Guaranty, and each such agreement being in full force and effect as of the Effective Time;

•                  the receipt of duly executed copies of each of certain employment agreements between various individuals and Guaranty and Guaranty Bank, and each such agreement being in full force and effect;

•                  the receipt of a duly executed copy of a termination agreement in a form reasonably acceptable to Guaranty, and such agreement being in full force and effect as of the Effective Time; and prior to the Effective Time, Home State shall have paid a specified settlement payment to such person as set forth in such termination agreement and shall have provided to Guaranty evidence of such payment reasonably satisfactory to Guaranty;

•                  the receipt from certain officers of Home State Bank of duly executed amendments to change in control agreements and each such amendment being in full force and effect as of the Effective Time;

•                  the receipt from certain employees of Home State of duly executed retention and non-solicitation agreements and each such agreement being in full force and effect as of the Effective Time;

•                  all options to purchase Home State common stock having been terminated or exercised as required by the Merger Agreement, and Home State shall have taken certain specified actions and made certain specified payments, including providing to Guaranty a copy of the release described therein;

•                  holders of not more than 5% of the issued and outstanding shares of Home State common stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders;

•                  Home State Bank’s allowance for loan and lease losses being equal to at least the greater of $8,358,000 or 1.75% of Home State Bank’s aggregate loan balance as of the calculation date;

•                  Home State’s tangible book value being not less than $79 million as of the calculation date;

•                  receipt by Guaranty of the opinion of its counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•                  evidence that certain actions relating to the KSOP have been taken;

•                  the receipt of a certificate that meets the requirements of Treasury Regulations Section 1.445-2(c)(3) stating that Home State is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, and a notice to the Internal Revenue Service that meets the requirements of Treasury Regulations Sections 1.897-2(h)(2), in each case dated as of the Closing Date and duly executed by an authorized officer of Home State;

•                  Guaranty having received sufficient equity capital to enable it to complete the Merger and the transactions contemplated thereby;

•                  Home State having delivered to Guaranty the closing title commitments for its real property;

•                  the receipt of a certificate, signed on behalf of Home State by its chief executive officer and chief financial officer, stating that certain of the conditions to Guaranty’s obligation to complete the Merger have been satisfied; and

•                  the receipt of all other instruments and documents that Guaranty or its counsel has reasonably requested to effectuate the Merger and the transactions contemplated thereby.

Termination of the Merger Agreement

Guaranty and Home State may mutually agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement may also be terminated by Guaranty or Home State at any time prior to the Effective Time if:

•                  any court of competent jurisdiction or other governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and the order, decree, ruling or other action is final and non-appealable unless the order, decree or ruling or action restraining, enjoining or otherwise prohibiting the Merger is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its covenants and agreements set forth in the Merger Agreement;

•                  any approval, consent or waiver of any governmental authority required to permit the consummation of the transactions contemplated by the Merger Agreement has been denied and the denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate the Merger Agreement of any representation, warranty or covenant of such party);

•                  the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on or before 270 days following March 16, 2016, unless one or more of required approvals has not been received on or before such time, in which instance the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on or before 330 days following March 16, 2016, or such later date approved in writing by Guaranty’s and Home State’s respective boards of directors (such date, the “End Date”); provided, however, that the right to terminate shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date;

•                  any of the other party’s representations and warranties have become inaccurate, such that the non-breaching party’s condition to close with respect to such representations and warranties would not be satisfied, and the inaccuracy, if capable of being cured, has not been cured by the breaching party prior to the earlier of the End Date and 30 days after its receipt of notice of the breach; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement set forth in the Merger Agreement;

•                  the other party has breached its covenants set forth in the Merger Agreement such that the non-breaching party’s condition to close with respect to the performance of such covenants would not be satisfied, and the breach is incurable or has not been cured within 30 days of the breaching party’s receipt of notice of the breach or the breach by its nature is not capable of being cured prior to the closing; provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement set forth in the Merger Agreement;

•                  the Guaranty merger proposal and Guaranty stock issuance proposal have not been approved by reason of the failure to obtain the required vote at the Guaranty special meeting, provided that the right to terminate will not be available to Guaranty where the failure to obtain the approval of stockholders has been caused by its breach of the Merger Agreement;

•                  the Home State merger approval proposal has not been approved by reason of the failure to obtain the required vote at the Home State special meeting, provided that the right to terminate will not be available to Home State where the failure to obtain the approval of stockholders has been caused by its breach of the Merger Agreement; and

•                  by the mutual written consent of Guaranty or Home State.

Further, Guaranty may terminate the Merger Agreement if:

•                  any government authority shall have advised Guaranty that any approval, consent or waiver of any governmental authority required to permit the consummation of the transactions contemplated by the Merger Agreement will not be granted or will not be granted without a materially burdensome regulatory condition that Guaranty, in its sole discretion, is unwilling to accept;

•                  immediately following the tenth day immediately preceding the Closing Date, (A) the Guaranty Average Closing Price is greater than $19.28, and (B) (x) the number obtained by dividing the Guaranty Average Closing Price by $16.07 (the “Closing Price Change Ratio”) is greater than (y) the number obtained by (1) dividing the average of the closing price of the KBW Regional Banking Index for the ten trading days immediately preceding the tenth day immediately preceding the Closing Date (the “Final Average Price”) by $86.91 multiplied by (2) 1.20; provided that Home State may instead elect to decrease the aggregate number of shares of Guaranty common stock obtained by multiplying (a) 6,533,914 by (b) the ratio of $19.28 divided by the Guaranty Average Closing Price;

•                  an environmental inspection identifies violations or potential violations of environmental laws that involve an expenditure reasonably expected to exceed $200,000 or that could reasonably be expected to have a material adverse effect on Home State or Home State Bank; or

•                  Home State is unable or unwilling to remove, cure or obtain title insurance with respect to certain title objections relating to certain specified parcels of real property owned by Home State.

Further, Home State may terminate the Merger Agreement if:

•                  immediately following the tenth day immediately preceding the Closing Date, (A) the Guaranty Average Closing Price is less than $12.86 and (B) (x) the Closing Price Change Ratio is less than (y) the number obtained by (1) dividing the Final Average Price by $86.91 multiplied by (2) 0.80; provided that Guaranty may instead elect to increase the aggregate number of shares of Guaranty common stock obtained by multiplying (a) 6,533,914 by (b) the ratio of $12.86 divided by the Guaranty Average Closing Price.

Termination Fees

The Merger Agreement also provides that upon termination of the Merger Agreement by Guaranty under certain circumstances, including Home State failing to convene a meeting of its shareholders to consider and approve the Merger, the Merger Agreement and the transactions contemplated therein or breaching the standstill provision (provided that Guaranty is not in material breach of any covenant or obligation under the Merger Agreement), Home State will be obligated to pay Guaranty a termination fee of $4.5 million, plus the aggregate amount of Guaranty’s expenses incurred in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $500,000. The Merger Agreement provides that upon termination of the Merger

Agreement by Home State under certain circumstances, including Guaranty failing to hold a meeting of its stockholders to consider the Merger, the Merger Agreement and the transactions contemplated therein, or Guaranty failing to put in place financing arrangements prior to the Closing Date, Guaranty will be obligated to pay Home State all expenses incurred by Home State in connection with the Merger, provided that the aggregate amount of such expenses shall not exceed $500,000.

Waiver and Amendment of the Merger Agreement

Prior to the Effective Time, any provision of the Merger Agreement may be: (i) waived in whole or in part by the party benefited by the provision or by both parties; or (ii) amended or modified at any time, by an agreement in writing between the parties executed in the same manner as the Merger Agreement, except that after the Home State special meeting, the Merger Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by Home State shareholders in the Merger without any subsequent approval by such shareholders.

Expenses

Subject to termination of the Merger Agreement for certain specified reasons as described above, the Merger Agreement provides that whether or not the Merger is consummated, each party will pay its respective expenses incurred in connection with the preparation and performance of the Merger Agreement.

Voting Agreement

In connection with entering into the Merger Agreement, Guaranty entered into the Voting Agreement with certain holders of Home State common stock. The shareholders that are party to the Voting Agreement beneficially own in the aggregate approximately 70.4% of the outstanding shares of Home State common stock. The Voting Agreement requires that the shareholders party thereto vote all of their shares of Home State common stock in favor of the Merger and against any (i) acquisition proposal or any action or transaction in furtherance thereof; (ii) reorganization, recapitalization, liquidation or winding-up of Home State or any other extraordinary transaction involving Home State; or (iii) corporate action the consummation of which is intended to, or would reasonably be expected to, materially frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement; provided, however, that the shareholder will not be required to vote in favor of the Merger Agreement if, without the written consent of the shareholder, there has been an amendment to the Merger Agreement that reduces the amount of consideration or the form of consideration to be received by such shareholder or adversely affects the tax consequences of such shareholder’s receipt of consideration under the Merger Agreement. The Voting Agreement will terminate upon the earlier of the consummation of the Merger or the termination of the Merger Agreement in accordance with its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

This section describes the material anticipated U.S. federal income tax consequences of the Merger to U.S. holders of Home State common stock who exchange shares of Home State common stock for shares of Guaranty common stock and cash. No advance ruling has been sought or obtained from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

For purposes of this discussion, a U.S. holder is a beneficial owner of Home State common stock who for United States federal income tax purposes is:

•                  a citizen or resident of the United States;

•                  a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•                  a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•                  an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Home State common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Home State common stock, you should consult your tax advisor.

This discussion addresses only those Home State shareholders that hold their Home State common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular Home State shareholders in light of their individual circumstances or to Home State shareholders that are subject to special rules, such as:

•                  financial institutions;

•                  investors in pass-through entities;

•                  insurance companies;

•                  tax-exempt organizations;

•                  dealers in securities;

•                  traders in securities that elect to use a mark to market method of accounting;

•                  persons that hold Home State common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•                  certain expatriates or persons that have a functional currency other than the U.S. dollar;

•                  persons who are not U.S. holders;

•                  shareholders who exercise dissenters’ rights; and

•                  shareholders who acquired their shares of Home State common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, administrative pronouncements and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretation. Any such change could affect the continuing validity of this discussion.

Guaranty and Home State have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Guaranty to complete the Merger is conditioned upon the receipt of an opinion from Shapiro Bieging Barber Otteson LLP, counsel to Guaranty, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of Home State to complete the Merger is conditioned upon the receipt of an opinion from Lewis Roca Rothgerber Christie LLP, counsel to Home State, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the Merger Agreement and in tax representation letters provided by Guaranty and Home State. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions. None of these opinions is binding on the Internal Revenue Service or the courts. Guaranty and Home State have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger. Accordingly, each Home State shareholder should consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.

Very generally, for the Merger to qualify as tax-free reorganization, numerous requirements, including the “continuity of interest” requirement as described in Treasury Regulations must be satisfied. Under the applicable Treasury Regulations, the “continuity of interest” requirement is satisfied if a proprietary interest in Home State is preserved, which, under regulatory guidance will be the case if Guaranty common stock constitutes at least 40% of the value of the aggregate consideration Home State shareholders receive in the Merger. In determining whether this requirement is satisfied, the Cash Consideration and the cash paid in lieu of issuing fractional shares of Guaranty common stock are considered consideration other than Guaranty common stock that is received by Home State shareholders in the Merger.

Based on the terms of the Merger Agreement and the applicable federal income tax law, whether the Merger satisfies the continuity of interest requirement will be determined based on the market price of Guaranty common stock at the Effective Time, among other factors. A steep decline in the market price of Guaranty common stock or a reduction in the aggregate purchase price could, in an extreme situation, cause the Merger to fail the continuity of interest test. Based on conservative assumptions regarding the items of cash consideration that must be taken into account for purposes of applying the continuity of interest test, the amount of decline in the market price that would cause the Merger to fail the continuity of interest test is so significant that the likelihood of the occurrence appears remote. This occurrence would likely constitute a material adverse change with respect to Guaranty or Home State, and accordingly neither Guaranty nor Home State would desire to consummate the Merger if it occurred. Accordingly, both Guaranty and Home State have represented to counsel that if the continuity of interest test will not be met based on the facts in existence at the Effective Time, they would jointly terminate the Merger Agreement. Based on this representation, Shapiro Bieging Barber Otteson LLP, tax counsel to Guaranty, and Lewis Roca Rothgerber Christie LLP, tax counsel to Home State, has each rendered its opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the following discussion constitutes its opinion regarding the material U.S. Federal income tax consequences of the Merger to U.S. Holders of Home State common stock.

Tax Consequences of the Merger Generally to Holders of Home State Common Stock

Accordingly, based on the opinions delivered in connection herewith:

•                  gain (but not loss) will be recognized by shareholders of Home State who receive shares of Guaranty common stock and cash in exchange for shares of Home State common stock pursuant to the Merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Guaranty common stock and cash received by a shareholder of Home State exceeds such shareholder’s basis in its Home State common stock, and (ii) the amount of cash received by such shareholder of Home State (except with respect to any cash received in lieu of fractional share interests in Guaranty common stock, as discussed below under “Cash Received In Lieu of a Fractional Share of Guaranty Common Stock”);

•                  the aggregate basis of the Guaranty common stock received in the Merger will be the same as the aggregate basis of the Home State common stock for which it is exchanged, decreased by the amount of cash received in the Merger and decreased by any basis attributable to fractional share interests in

Guaranty common stock for which cash is received, and increased by the amount of gain recognized on the exchange other than in respect of fractional shares (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under “—Additional Considerations—Recharacterization of Gain as a Dividend”); and

•                  the holding period of Guaranty common stock received in exchange for shares of Home State common stock will include the holding period of the Home State common stock for which it is exchanged.

If U.S. holders of Home State common stock acquired different blocks of shares of Home State common stock at different times or at different prices, such holders’ gain, basis and holding period may be determined with reference to each block of Home State common stock. Any such holders should consult their tax advisors regarding the manner in which Guaranty common stock and cash received in the exchange should be allocated among different blocks of Home State common stock and with respect to identifying the bases or holding periods of the particular shares of Guaranty common stock received in the Merger.

Taxation of Capital Gain

Except as described under “—Additional Considerations—Recharacterization of Gain as a Dividend” below, gain that a Home State shareholder recognizes in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such shareholder has held (or is treated as having held) that shareholder’s Home State common stock for more than one year as of the date of the Merger. For a Home State shareholder that is a non-corporate holder of Home State common stock, long-term capital gain generally will be taxed at preferential rates. If such shareholder has held (or is treated as having held) that shareholder’s Home State common stock for one year or less as of the date of the Merger, any gain that such shareholder recognizes will constitute short-term capital gain.

Additional Considerations—Recharacterization of Gain as a Dividend

All or part of the gain that a particular Home State shareholder recognizes could be treated as dividend income rather than capital gain if (i) such Home State shareholder is a significant stockholder of Guaranty or (ii) such Home State shareholder’s percentage ownership, taking into account constructive ownership rules, in Guaranty after the Merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Guaranty common stock rather than a combination of cash and shares of Guaranty common stock in the Merger. This could happen, for example, because of ownership of additional shares of Guaranty common stock by such Home State shareholder or ownership of shares of Guaranty common stock by a person related to such Home State shareholder. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such Home State shareholder’s particular circumstances, including the application of certain constructive ownership rules, Home State shareholders should consult their own tax advisor regarding the potential tax consequences of the Merger to them.

Cash Received In Lieu of a Fractional Share of Guaranty Common Stock

A Home State shareholder who receives cash in lieu of a fractional share of Guaranty common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by Guaranty. As a result, a Home State shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Treatment if the Merger was Determined not to Qualify as a Reorganization under Section 368(a) of the Internal Revenue Code

If the Merger was determined not to qualify as a reorganization under Section 368(a) of the Internal Revenue Code, a holder of Home State common would generally recognize gain or loss based on the difference between the value of the consideration received (Guaranty common stock and cash) and the holder’s tax basis in the shares of Home State common stock surrendered. Any such gain or loss would be long-term capital gain or loss to the extent that the holder had a holding period in the Home State common stock surrendered of more than one year. In such circumstances, a holder would generally have a fair market value basis in any Guaranty stock received and a holding period in such common stock that commenced on the day after the effective date of the Merger.

Backup Withholding

Backup withholding at the applicable rate may apply with respect to certain payments, including cash received in the Merger, unless a Home State shareholder (a) is a corporation or is within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Home State shareholder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder’s U.S. federal income tax liability, provided the shareholder furnishes certain required information to the Internal Revenue Service.

Reporting Requirements

A Home State shareholder will be required to retain records pertaining to the Merger and will be required to file with such Home State shareholder’s U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger. In addition, each holder of Home State common stock who is a “significant holder” that receives Guaranty common stock in the Merger will be required to file a statement with his, her or its federal income tax return setting forth his, her or its basis in the Home State common stock surrendered and the fair market value of the Guaranty common stock and cash, if any, received in the Merger. A “significant holder” is a holder of Home State common stock who, immediately before the Merger, owned at least five percent of the outstanding stock of Home State or owned Home State securities with an adjusted tax basis of $1,000,000 or more.

Tax Consequences of the S Corporation Escrow

Under the Merger Agreement, the Escrow Amount, consisting of certain cash and shares of Guaranty common stock, will be deposited into escrow on the Closing Date if (a) the PLR is not received prior to the Closing Date; or (b) there exist facts or circumstances (other than those disclosed in the PLR request) that would cause or deem Home State’s S corporation election not to be valid at any time during the S Period. Any cash escrowed will be attributed to the Merger consideration payable to the KSOP. Any shares of Guaranty common stock escrowed will be attributed to the remaining Home State shareholders (excluding any shareholder that properly exercises its dissenters’ rights). See “The Merger Agreement — S Corporation Escrow.”

For U.S. federal income tax purposes, the Home State shareholders should be treated as the owners of the escrowed shares of Guaranty common stock. Because the Home State shareholders should be treated as the owners of the escrowed shares of Guaranty common stock, (a) the release of the escrowed shares of Guaranty common stock to the Home State shareholders should not be a taxable transfer for U.S. federal income tax purposes and (b) the return of any escrowed shares of Guaranty common stock to Guaranty in satisfaction of any claim should be treated for U.S. federal income tax purposes as if the Home State shareholders directly satisfied such claim with the escrowed shares of Guaranty common stock. Because the number of escrowed shares of Guaranty common stock to be returned to Guaranty in satisfaction of any claim is to be based upon the value of the Guaranty common stock that was used to calculate the Merger consideration, a Home State shareholder should not recognize any gain or loss upon the return of any escrowed shares of Guaranty common stock to Guaranty. In the event all or some of a Home State shareholder’s escrowed shares of Guaranty common stock are returned to Guaranty in satisfaction of any claim, the tax basis of such Home State shareholder’s escrowed shares so returned should be added to and allocated among such shareholder’s tax basis in his remaining shares of Guaranty common stock.

THE TAXATION OF ESCROW ARRANGEMENTS IS COMPLEX AND UNCERTAIN. EACH HOME STATE SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE S CORPORATION ESCROW.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR HOME STATE SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDER’S PARTICULAR SITUATION. HOME STATE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Tax Consequences of Guaranty’s C Corporation Status

Home State is taxed as a Subchapter S corporation pursuant to the Internal Revenue Code. Guaranty is taxed as a C corporation pursuant to the Internal Revenue Code. Below is a summary of certain tax consequences that change as a result of holding stock in a C corporation compared to previously holding stock in a Subchapter S corporation:

Reduction of shareholder tax liability. The income of a Subchapter S corporation is deemed to accrue ratably to Home State shareholders on a daily basis for federal income tax purposes. As a result, shareholders in Home State have been required to include their pro rata portion of Home State’s income on their tax returns and been directly liable for the federal income taxes imposed on their portion of Home State’s income. Home State did not incur any separate federal income tax liability. As a Subchapter S corporation, shareholders in Home State have been liable for this tax liability regardless of whether or not Home State made any distributions to its shareholders to pay these taxes.

As a C corporation, the liability for taxes on income of Guaranty does not accrue to its shareholders, but instead this liability is imposed on and payable by Guaranty at the entity level for federal income tax purposes. Accordingly, shareholders of Guaranty will not recognize taxable income when Guaranty recognizes taxable income but instead will recognize income when they receive a taxable distribution from Guaranty that is treated as a dividend or as a capital gain. Distributions from Guaranty to its stockholders with respect to their Guaranty common stock will be treated first as a dividend to the extent of Guaranty’s current or accumulated undistributed earnings and profits. Any excess will be treated first as a return of that stockholder’s tax basis in their shares of Guaranty common stock and then as capital gain.

Losses, if any, are no longer available to shelter shareholder income. As a Subchapter S corporation, if Home State incurred losses during any taxable year, a pro rata share of such losses was available (subject to certain limitations) to shareholders to offset such shareholder’s taxable income during such year. As a stockholder of Guaranty, which is a C corporation, these losses will remain with Guaranty and this ability to offset taxable income with pass-through losses will no longer be available.

Federal income tax basis in common stock (as an S corporation) will no longer increase by the amount of earnings retained as shareholders’ equity. A shareholder’s federal income tax basis in S corporation stock generally will be increased by the shareholder’s pro rata share of the S corporation’s income retained by Home State as capital (and generally will be decreased by the shareholder’s pro rata share of the S corporation’s losses). Any net increase in tax basis will reduce the amount of gain on the sale of stock by the shareholder; and any net decrease in tax basis will increase the amount of taxable gain on such sale. As a stockholder of Guaranty, which is a C corporation, the earnings or losses of Guaranty will not result in a change in the tax basis of the stockholder’s Guaranty stock.

Passive Investment Income Limitations. As an S corporation, if for any taxable year Home State has passive investment income in excess of 25% of its gross receipts, Home State is subject to a corporate level tax at the highest rate on such excess passive investment income. In addition, if Home State has undistributed C corporation earnings and profits and has passive investment income in excess of 25% of Home State’s gross receipts for three consecutive tax years, then Home State’s election to be taxed as an S corporation for federal income tax purposes would terminate. Guaranty, as a C corporation, is not subject to these limitations on passive investment income.

Elimination of special rules applicable to trusts and exempt organizations. A trust that is a shareholder in an S corporation must pay particular attention to certain provisions of the Internal Revenue Code and rules promulgated by the IRS, including qualifying as an “Electing Small Business Trust,” “Qualified Subchapter S Trust.” As a shareholder of a C corporation, these rules are not applicable. A tax-exempt organization that is a shareholder in an S corporation must also pay particular attention to the application of unrelated business income tax (“UBIT”) to their investment in the S corporation (including the imposition of UBIT on the tax-exempt organization’s allocable portion of the S corporation’s income and on gains from the sale of the stock of the S corporation). The application of the UBIT rules to tax-exempt organizations holding Guaranty common stock will be greatly simplified. In general, tax exempt organizations are not subject to UBIT on the capital gains received from the sales of the stock of a C corporation and dividends received from a C corporation. In addition, the applicability of the S corporation rule excluding individual retirement accounts (“IRAs”) from holding S corporation stock unless the IRA held such stock on October 22, 2004 will no longer apply. This could enable more stockholders to hold their shares of Guaranty common stock through their IRAs.

Tax on Net Investment Income. As an S corporation, the income and loss of Home State that is included in the taxable income of a Home State shareholder for federal income tax purposes is treated as net investment income for purposes of the 3.8% surtax on net investment income. There is an exception to this rule for shareholders that are treated as materially participating in the activities of Home State as determined under the passive loss rules of Section 469 of the Internal Revenue Code. As a C corporation, the taxable income of Guaranty is not included in the taxable income of its stockholders and is not subject to the 3.8% surtax on net investment income. In general, dividends received by Guaranty shareholders and capital gains recognized on the sale of Guaranty common stock will be included as net investment income for purposes of the 3.8% surtax on net investment income and will not be eligible for exception described above regardless of whether or not the stockholder materially participates in the business of Guaranty.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Home State is incorporated under the laws of the State of Colorado and the rights of Home State shareholders are governed by the laws of the State of Colorado, Home State’s articles of incorporation and Home State’s bylaws. As a result of the Merger, Home State shareholders will receive an amount in cash and shares of Guaranty common stock and will become Guaranty stockholders. Guaranty is incorporated under the laws of the State of Delaware and the rights of Guaranty stockholders are governed by the laws of the State of Delaware, Guaranty’s certificate of incorporation and Guaranty’s bylaws. Thus, following the Merger, the rights of Home State shareholders who become Guaranty stockholders in the Merger will no longer be governed by the laws of the State of Colorado and Home State’s articles of incorporation and bylaws, and instead will be governed by the laws of the State of Delaware and Guaranty’s certificate of incorporation and bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Home State shareholders under Home State’s articles of incorporation and bylaws (left column) and the rights of Guaranty stockholders under Guaranty’s certificate of incorporation and bylaws (right column). While the parties believe that the summary table includes the material differences between the rights of Home State’s shareholders and those of Guaranty’s stockholders, this summary does not include a complete description of all the differences between the rights of the stockholders. Copies of the full text of Guaranty’s certificate of incorporation and bylaws currently in effect, and Home State’s articles of incorporation and bylaws currently in effect, are available, without charge, by following the instructions in the section entitled “Where You Can Find More Information.”

Home State	Guaranty

Authorized Capital Stock

Home State’s articles of incorporation states that the authorized capital stock of Home State consists of 500,000 shares of common stock. As of the Home State record date, there were 284,715 shares of Home State common stock outstanding.

Guaranty’s certificate of incorporation states that the authorized capital stock of Guaranty consists of 28,750,000 shares of voting common stock, 1,250,000 shares of non-voting common stock and 10,000,000 shares of preferred stock. As of the Guaranty record date, there were [•] shares of Guaranty voting common stock outstanding, 1,019,000 shares of Guaranty non-voting common stock outstanding and no shares of Guaranty preferred stock outstanding.

Number of Directors

Home State’s bylaws state that the number of directors comprising the board of directors will be from three to 25. There are currently six members of the Home State board of directors.

Guaranty’s bylaws state that the number of directors comprising the board of directors will be determined from time to time by the Guaranty board of directors. There are currently nine members of the Guaranty board of directors. Pursuant to the Merger Agreement, prior to the Effective Time, the Compensation, Nominating and Governance Committee of Guaranty’s board of directors may, but is not required to, recommend to the board one person from Home State’s board of directors to serve on the board of directors of the continuing company following the Effective Time. Upon approval of such person by Guaranty’s board of directors, the director will be invited to join and will be appointed to the board of directors of the continuing company after the Effective Time.

Election of Directors

Home State’s bylaws provide that each outstanding share is entitled to one vote on each matter submitted to a vote of the shareholders. Home State’s articles of incorporation provide that cumulative voting shall not be used in the election of directors or for any other purpose.

Guaranty’s certificate of incorporation provides that each holder of voting common stock is entitled to one vote for each share of stock held by such holder. Guaranty’s certificate of incorporation does not provide for cumulative voting in the election of directors by stockholders.

Classification of Board of Directors

Home State’s articles of incorporation and bylaws do not provide for a classified board of directors; each director serves until his or her successor is elected and qualified, and all directors are up for election annually.

Guaranty’s certificate of incorporation and bylaws do not provide for a classified board of directors; each director serves until his or her successor is elected and qualified, and all directors are up for election annually.

Removal of Directors

Under Home State’s bylaws, any director may be removed from office at any time, with or without cause, by the vote of a majority of persons entitled to vote at an election of directors.

Under Guaranty’s certificate of incorporation, any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, considered for that purpose as a single class.

Filling Vacancies on the Board of Directors

Home State’s bylaws provide that vacancies and newly created directorships resulting from any increase in the size of the board of directors will be filled by the affirmative vote of a majority, though less than a quorum, of the remaining directors. Any director elected to fill a vacancy will hold office during the unexpired term of his or her predecessor in office. Any director elected to fill a position resulting from an increase in the size of the board of directors will hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Guaranty’s certificate of incorporation provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, though less than a quorum. Any director elected or appointed to fill a vacancy will hold office until the next election of directors, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Nomination of Director Candidates by Stockholders

Home State’s articles of incorporation and bylaws do not provide a procedure for stockholders to nominate a director for election.

Guaranty’s bylaws permit stockholders who are entitled to vote in the meeting of stockholders and who are stockholders of record at the time notice is delivered to the corporate secretary of Guaranty to nominate a director for election if notice is delivered to the corporate secretary not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws. Stockholders must deliver certain information regarding such nominee to Guaranty along with the notice.

Stockholder Proposals

Home State’s articles of incorporation and bylaws do not provide a procedure for shareholders to call a special	Guaranty’s bylaws provide that in order for a proposal to be brought before an annual meeting by a stockholder, meeting of shareholders or to submit proposals at an annual or special meeting of the shareholders.

the stockholder must give notice of the proposal to the secretary not less than 90 days and not more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, with the notice period varying for certain instances as set forth in the bylaws.

Stockholder Action Without a Meeting

According to Home State’s bylaws, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to a vote with respect to such action.

Pursuant to Guaranty’s certificate of incorporation, any action required to be taken or which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that any action required or permitted to be taken by the holders of Guaranty common stock may be taken by written consent or consents but only if such consent or consents are signed by all holders of Guaranty common stock entitled to vote thereon.

Special Meetings of Stockholders

According to Home State’s bylaws, a special meeting of Home State shareholders, for any purpose or purposes, may be called by the president or by Home State’s board of directors.

According to Guaranty’s bylaws, a special meeting of Guaranty stockholders may be called at any time by Guaranty’s board of directors, by the Chairman of the Board or upon the written request, stating the purpose of the meeting, of stockholders who together own of record 25% of the outstanding shares of each class of stock entitled to vote at the meeting.

Indemnification of Directors and Officers

The CBCA allows a corporation to indemnify any director of the corporation against liability incurred in a proceeding if the individual acted in good faith and in a manner the individual reasonably, in his or her official capacity with the corporation, believed to be in the best interests of the corporation, or in all other cases, that the conduct was not opposed to the corporation’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful, provided that indemnification may not can be made (i) in a derivative claim against the director in which he or she is found liable to the corporation, or (ii) in connection with a proceeding in which the director is charged with, and found liable for, deriving an improper benefit. Indemnification for a derivative claim in which the director is not found liable is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by the articles, a corporation must indemnify a director, when successful in the defense of a proceeding, against reasonable expenses incurred in

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to Guaranty or Guaranty Bank. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Guaranty’s certificate of incorporation provides that a director of Guaranty shall not be liable to Guaranty or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not connection with the proceeding.

Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of (i) an affirmation of the indemnitee’s good faith that he or she meets the indemnification standards described above and (ii) an undertaking by or on behalf of the indemnitee to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified.

Before it can occur, indemnification must be authorized through one of the following mechanisms: (i) a majority vote of disinterested directors (provided they constitute a quorum); (ii) majority vote of a committee, designated by the directors and consisting of two or more directors that are not parties to the proceeding (only if a quorum cannot be obtained); (iii) the written opinion of independent legal counsel; or (iv) by a majority vote of the shareholders.

Home State’s articles of incorporation provide that Home State will indemnify, to the fullest extent permitted by applicable law, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys’ fees) incurred by reason of the fact that he is or was a director or officer of Home State or, while serving as a director or officer of Home State, he is or was serving at the request of Home State as a director, officer, partner, trustee, employee, fiduciary or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity or of an employee benefit plan. The articles of incorporation also provide that Home State will indemnify any person who is serving or has served Home State as director, officer, employee, fiduciary or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of Home State’s shareholders or directors, contract or otherwise, so long as such provision is legally permissible.

permitted under Delaware law.

Guaranty’s bylaws also provide that Guaranty will indemnify any person who is or was or has agreed to become a director or officer of Guaranty who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become a director or officer of Guaranty, or is or was serving or has agreed to serve at the request of Guaranty as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of Guaranty, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Guaranty, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of Guaranty to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Guaranty unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of Guaranty has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Unless Guaranty’s board of directors otherwise determines in a specific case, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by Guaranty in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Guaranty.

Amendments to Certificate of Incorporation and Bylaws

Home State’s articles of incorporation may be amended upon the vote of two-thirds or more of the shares of each class of stock entitled to vote in favor of amendment.

Except as otherwise provided by law, Home State’s bylaws may be amended by the board of directors.

Under the CBCA, bylaws may be amended by approval of the outstanding shares or by the approval of the board. If authorized by the articles of incorporation, the shareholders may amend the bylaws to fix a greater quorum or voting requirement for shareholders, or voting groups of shareholders. A bylaw that fixes a greater quorum or voting requirement for shareholders shall not be amended by the board of directors. A bylaw that fixes a greater quorum or voting requirement for the board of directors may be amended (i) if adopted by the shareholders, only by the shareholders or (ii) if adopted by the board of directors, either by the shareholders or by the board of directors.

Guaranty’s certificate of incorporation may be amended in any manner allowed under Delaware law.

Guaranty’s bylaws may be amended by the board of directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them at any special meeting of stockholders called for such purpose.

Anti-Takeover Provisions

The CBCA has no express anti-takeover provisions.

Guaranty, in its certificate of incorporation, has opted out of Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in a “business combination” (as defined under Delaware law) with a person, together with affiliates and associates, owns or did own 15% or more of the corporation’s voting stock for three years following the time that a person becomes a 15% stockholder, with certain exceptions.

INFORMATION ABOUT GUARANTY

Guaranty is a bank holding company registered under the BHC Act. Guaranty’s principal business is to serve as a holding company for its bank subsidiary, Guaranty Bank. As of March 31, 2016, Guaranty had consolidated total assets of $2.36 billion, total loans and leases, net of deferred fees and costs, of $1.83 billion, deposits of $1.87 billion and stockholders’ equity of $225.5 million.

Guaranty Bank provides comprehensive banking and other financial services including commercial and industrial, real estate, construction, consumer and agriculture loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. In addition to loans and depository services, the bank also provides wealth management solutions, including trust and investment management services. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from business operations. There are no significant concentrations of loans to any one industry or borrower. The borrowers’ ability to repay their loans is generally dependent on the real estate market and general economic conditions prevailing in Colorado, among other factors.

Guaranty common stock is listed on the NASDAQ Global Select Market under the symbol “GBNK.” See “Summary—Stock Price and Dividend Information.”

Guaranty’s principal executive offices are located at Seventeenth Street, Suite 200, Denver, Colorado 80202. Guaranty’s telephone number is (303) 675-1194 and its website is www.gbnk.com. The information on Guaranty’s website is not a part of this joint proxy statement/prospectus and the reference to Guaranty’s website address does not constitute incorporation by reference of any information on that website into this joint proxy statement/prospectus.

Additional information about Guaranty is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT HOME STATE

General

Home State is a registered bank holding company for its wholly owned subsidiary, Home State Bank. As the largest locally owned bank in Larimer County, Colorado, with over 200 employees, Home State Bank aims to offer world class banking services while also remembering the difference between a big-city bank and a true community bank.

Formed in 1950, Home State Bank serves the financial needs of Larimer and Boulder Counties with an extensive menu of banking services and excellent customer service. Home State Bank is a full service commercial bank that emphasizes the value and responsiveness that an independent, locally owned bank can offer. Home State Bank serves its customers from 11 branches and ATMs throughout Fort Collins, Loveland, Berthoud, Windsor, Longmont and Lafayette, Colorado.

Supervision and Regulation

General

Banking is a complex, highly regulated industry. Consequently, the performance of Home State and Home State Bank can be affected not only by management decisions and general and local economic conditions, but also by the statutes enacted by, and the regulations and policies of, various governmental regulatory authorities. These authorities include, but are not limited to, the Federal Reserve Board, the FDIC, the CDB, the Internal Revenue Service, the Consumer Financial Protection Bureau (the “CFPB”) and state taxing authorities. The effect of these statutes, regulations and policies and any changes to any of them can be significant and cannot be predicted.

The primary goals of the bank regulatory scheme are to maintain a safe and sound banking system and to facilitate the conduct of sound monetary policy. In furtherance of these goals, the U.S. Congress and the State of Colorado have created several largely autonomous regulatory agencies that oversee, and have enacted numerous laws that govern banks, bank holding companies and the banking industry. The system of supervision and regulation applicable to Home State and Home State Bank establishes a comprehensive framework for the entities’ respective operations and is intended primarily for the protection of Home State Bank’s depositors and the public, rather than the shareholders and creditors. The following summarizes some of the materially relevant laws, rules and regulations governing banks and bank holding companies, including Home State and Home State Bank, but does not purport to be a complete summary of all applicable laws, rules and regulations governing banks and bank holding companies or Home State or Home State Bank. The descriptions are qualified in their entirety by reference to the specific statutes, regulations and policies discussed. Any change in applicable laws, regulations or regulatory policies may have a material effect on Home State’s businesses, operations and prospects. Home State is unable to predict the nature or extent of the effects that economic controls or new federal or state legislation may have on its business and earnings in the future.

Regulatory Agencies

Home State is a legal entity separate and distinct from its bank subsidiary, Home State Bank. As a bank holding company, Home State is regulated under the BHC Act and is subject to inspection, examination and supervision by the Federal Reserve Board.

As a Colorado-chartered bank, Home State Bank is subject to supervision, periodic examination, and regulation by the CDB and the FDIC. In addition, Home State Bank is subject to certain rules and regulations of the CFPB. The deposits of Home State Bank are insured by the FDIC up to certain established limits.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which implemented and continues to implement significant changes to the regulation of the financial services industry.

The effects of the Dodd-Frank Act have been far-reaching, and many aspects of the Dodd-Frank Act remain subject to rulemaking by various regulatory agencies and will take effect over several years, making it difficult to anticipate the overall financial impact on Home State, its customers or the financial industry more generally. Provisions in the legislation that require revisions to the capital requirements of Home State and Home State Bank could require Home State and Home State Bank to seek additional sources of capital in the future.

Bank Holding Company Regulations Applicable to Home State

The BHC Act and other federal laws subject bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations.

Permitted activities. Generally, bank holding companies are prohibited under the BHC Act from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve Board determines to be so closely related to banking as to be a proper incident to the business of banking. The Federal Reserve Board has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

Sound banking practices. Bank holding companies and their non-banking subsidiaries are prohibited from engaging in activities that represent unsafe and unsound banking practices. For example, under certain circumstances the Federal Reserve Board’s Regulation Y requires a holding company to give the Federal Reserve Board prior notice of any redemption or repurchase of its own equity securities if the consideration to be paid, together with the consideration paid for any repurchases in the preceding year, is equal to 10% or more of the company’s consolidated net worth. The Federal Reserve Board may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate a regulation. As another example, a holding company is prohibited from impairing its subsidiary bank’s soundness by causing the bank to make funds available to non-banking subsidiaries or their customers if the Federal Reserve Board believes it not prudent to do so. The Federal Reserve Board has the power to assess civil money penalties for knowing or reckless violations, if the activities leading to a violation caused a substantial loss to a depository institution. Potential penalties are as high as $1,000,000 for each day the activity continues.

Source of Strength. In accordance with Federal Reserve Board policy, Home State is expected to act as a source of financial and managerial strength to Home State Bank. Under this policy, Home State is expected to commit resources to support Home State Bank, including at times when Home State may not be in a financial position to provide it. As discussed below, Home State could be required to guarantee the capital plan of Home State Bank if it becomes undercapitalized for purposes of banking regulations. Any capital loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. The BHC Act provides that, in the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment.

Regulatory agencies have promulgated regulations to increase the capital requirements for bank holding companies to a level that matches those of banking institutions.

Anti-tying restrictions. Bank holding companies and affiliates are prohibited from tying the provision of services, such as extensions of credit, to other services offered by a holding company or its affiliates.

Acquisitions.  The BHC Act, the Bank Merger Act, the Colorado Banking Code and other federal and state statutes regulate acquisitions of commercial banks and their holding companies. The BHC Act generally limits acquisitions by bank holding companies to commercial banks and companies engaged in activities that the Federal Reserve Board has determined to be so closely related to banking as to be a proper incident thereto. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than 5% of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

In reviewing applications seeking approval of merger and acquisition transactions, the bank regulatory authorities generally consider, among other things, the competitive effect and public benefits of the transactions, the financial and managerial resources and future prospects of the combined organization (including the capital position of the combined organization), the applicant’s performance record under the Community Reinvestment Act (see the section captioned “Community Reinvestment Act” included elsewhere in this item), fair housing laws and the effectiveness of the subject organizations in combating money laundering activities.

Home State is also subject to the Change in Bank Control Act of 1978 (the “Control Act”) and related Federal Reserve Board regulations, which provide that any person who proposes to acquire at least 10% (but less than 25%) of any class of a bank holding company’s voting securities is presumed to control the company (unless the company is not publicly held and some other shareholder owns a greater percentage of voting stock). Any person who would be presumed to acquire control or who proposes to acquire control of more than 25% of any class of a bank holding company’s voting securities, or who proposes to acquire actual control, must provide the Federal Reserve Board with at least 60 days prior written notice of the acquisition. The Federal Reserve Board may disapprove a proposed acquisition if (i) it would result in adverse competitive effects, (ii) the financial condition of the acquiring person might jeopardize the target institution’s financial stability or prejudice the interests of depositors, (iii) the competence, experience or integrity of any acquiring person indicates that the proposed acquisition would not be in the best interests of the depositors or the public, or (iv) the acquiring person fails to provide all of the information required by the Federal Reserve Board. Any proposed acquisition of the voting securities of a bank holding company that is subject to approval under the BHC Act is not subject to the Control Act notice requirements. Any company that proposes to acquire “control,” as those terms are defined in the BHC Act and Federal Reserve Board regulations, of a bank holding company or to acquire 25% or more of any class of voting securities of a bank holding company would be required to seek the Federal Reserve Board’s prior approval under the BHC Act to become a bank holding company.

Dividends.  Dividends from Home State Bank are Home State’s principal source of cash revenues. Home State’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which Home State Bank conducts business. These include limitations on the ability of Home State Bank to pay dividends to Home State and Home State’s ability to pay dividends to its shareholders. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiary. Consistent with such policy, a banking organization should have comprehensive policies on dividend payments that clearly articulate the organization’s objectives and approaches for maintaining a strong capital position and achieving the objectives of the policy statement.

In 2009, the Federal Reserve Board issued a supervisory letter providing greater clarity to its policy statement on the payment of dividends by bank holding companies. In this letter, the Federal Reserve Board stated that when a holding company’s board of directors is deciding on the level of dividends to declare, it should consider, among other factors: (i) overall asset quality, potential need to increase reserves and write down assets, and concentrations of credit; (ii) potential for unanticipated losses and declines in asset values; (iii) implicit and explicit liquidity and credit commitments, including off-balance sheet and contingent liabilities; (iv) quality and level of current and prospective earnings, including earnings capacity under a number of plausible economic scenarios; (v) current and prospective cash flow and liquidity; (vi) ability to serve as an ongoing source of financial and managerial strength to depository institution subsidiaries insured by the FDIC, including the extent of double leverage and the condition of subsidiary depository institutions; (vii) other risks that affect the holding company’s financial condition and are not fully captured in regulatory capital calculations; (viii) level, composition, and quality of capital; and (ix) ability to raise additional equity capital in prevailing market and economic conditions (the “Dividend Factors”). It is particularly important for a bank holding company’s board of directors to ensure that the dividend level is prudent relative to the organization’s financial position and is not based on overly optimistic earnings scenarios. In addition, a bank holding company’s board of directors should strongly consider, after careful analysis of the Dividend Factors, reducing, deferring, or eliminating dividends when the quantity and quality of the holding company’s earnings have declined or the holding company is experiencing other financial problems, or when the macroeconomic outlook for the holding company’s primary profit centers has deteriorated. The Federal Reserve Board further stated that, as a general matter, a bank holding company should eliminate, defer or significantly reduce its distributions if: (a) its net income is not sufficient to fully fund the dividends, (b) its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition, or (c) it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios. Failure to do so could result in a supervisory finding that the bank holding company is operating in an unsafe and unsound manner.

Additionally, as discussed above, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries with which it can prevent or remedy actions that represent unsafe or unsound practices, or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies.

Stock Redemptions and Repurchases. It is an essential principle of safety and soundness that a banking organization’s redemption and repurchases of regulatory capital instruments, including common stock, from investors be consistent with the organization’s current and prospective capital needs. In assessing such needs, the board of directors and management of a bank holding company should consider the Dividend Factors discussed above under “Dividends.” The risk-based capital rule directs bank holding companies to consult with the Federal Reserve before redeeming any equity or other capital instrument included in Tier 1 or Tier 2 capital prior to stated maturity, if such redemption could have a material effect on the level or composition of the organization’s capital base. Bank holding companies that are experiencing financial weaknesses, or that are at significant risk of developing financial weaknesses, must consult with the appropriate Federal Reserve supervisory staff before redeeming or repurchasing common stock or other regulatory capital instruments for cash or other valuable consideration. Similarly, any bank holding company considering expansion, whether through acquisitions or through organic growth and new activities, generally also must consult with the appropriate Federal Reserve supervisory staff before redeeming or repurchasing common stock or other regulatory capital instruments for cash or other valuable consideration. In evaluating the appropriateness of a bank holding company’s proposed redemption or repurchase of capital instruments, the Federal Reserve will consider the potential losses that the holding company may suffer from the prospective need to increase reserves and write down assets from continued asset deterioration and the holding company’s ability to raise additional common stock and other Tier 1 capital to replace capital instruments that are redeemed or repurchased. A bank holding company must inform the Federal Reserve of a redemption or repurchase of common stock or perpetual preferred stock for cash or other value resulting in a net reduction of the bank holding company’s outstanding amount of common stock or perpetual preferred stock below the amount of such capital instrument outstanding at the beginning of the quarter in which the redemption or repurchase occurs. In addition, a bank holding company must advise the Federal Reserve sufficiently in advance of such redemptions and repurchases to provide reasonable opportunity for supervisory review and possible objection should the Federal Reserve determine a transaction raises safety and soundness concerns.

Regulation Y requires that a bank holding company that is not well capitalized or well managed, or that is subject to any unresolved supervisory issues, provide prior notice to the Federal Reserve for any repurchase or redemption of its equity securities for cash or other value that would reduce by 10% or more the holding company’s consolidated net worth aggregated over the preceding 12-month period.

Annual Reporting; Examinations. Home State is required to file an annual report with the Federal Reserve Board, and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may examine a bank holding company and any of its subsidiaries, and charge the company for the cost of such an examination.

Transactions with Affiliates.  Home State and Home State Bank are considered “affiliates” of each other under the Federal Reserve Act, and transactions between such affiliates are subject to certain restrictions, including compliance with Sections 23A and 23B of the Federal Reserve Act and their implementing regulations. Generally, Sections 23A and 23B: (1) limit the extent to which a financial institution or its subsidiaries may engage in covered transactions (a) with an affiliate (as defined in such sections) to an amount equal to 10% of such institution’s capital and surplus, and (b) with all affiliates, in the aggregate to an amount equal to 20% of such capital and surplus; and (2) require all transactions with an affiliate, whether or not covered transactions, to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as the terms provided or that would be provided to a non-affiliate. The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

State Law Restrictions. As a Colorado corporation, Home State is subject to certain limitations and restrictions under applicable Colorado corporate law. For example, state law restrictions in Colorado include limitations and restrictions relating to indemnification of directors, distributions and dividends to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, and minutes, and observance of certain corporate formalities.

Capital Adequacy and Prompt Corrective Action — Home State and Home State Bank

The federal bank regulatory authorities’ risk-based capital guidelines were previously based upon the 1988 capital accord of the Basel Committee on Banking Supervision, or Basel I. The Basel Committee on Banking Supervision is a committee of central banks and bank supervisors and regulators from the major industrialized countries that develops broad policy guidelines for use by each country’s supervisors in determining the supervisory policies they apply. In 2004, the Basel Committee on Banking Supervision published a new capital accord to replace Basel I, with an update in November 2005 (“Basel II”). Basel II provided two approaches for setting capital standards for credit risk — an internal ratings-based approach tailored to individual institutions’ circumstances (which for many asset classes is itself broken into a “foundation” approach and an “advanced or A-IRB” approach, the availability of which is subject to additional restrictions) and a standardized approach that based risk weightings on external credit assessments to a much greater extent than permitted in previous risk-based capital guidelines. Basel II also set capital requirements for operational risk and refined the existing capital requirements for market risk exposures.

In July 2007, the U.S. banking and thrift agencies reached an agreement on the implementation of the capital adequacy regulations and standards based on Basel II. In November 2007, the agencies approved final rules to implement the new risk-based capital requirements in the United States for large, internationally active banking organizations, or “core banks” - defined as those with consolidated total assets of $250 billion or more or consolidated on-balance sheet foreign exposures of $10 billion or more. The final rule was effective as of April 1, 2008. Home State is not a core bank and does not apply the BIS II approach to computing risk-weighted assets.

In response to the economic and financial industry crisis that began in 2008, the Basel Committee on Banking Supervision and their oversight body - the Group of Central Bank Governors and Heads of Supervision (GHOS) — set out in late 2009 to work on global initiatives to strengthen the financial regulatory system. In July 2010, the GHOS agreed on key design elements and in September 2010 agreed to transition and implementation measures. This work is known as Basel III, and it is designed to strengthen the regulation, supervision and risk management of the banking sector. In particular, Basel III strengthens existing capital requirements and introduces a global liquidity standard. In June 2012, the Federal Reserve Board, the FDIC and the Office of the Comptroller of the Currency (the “OCC”) jointly issued three notices of proposed rulemaking (“NPRs”) to, among other things implement the Basel III minimum capital requirements. Following the receipt of comment letters from multiple U.S. financial institutions, on November 9, 2012, the Federal Reserve Board, the FDIC, and the OCC indefinitely delayed the start date for the Basel III capital requirements and stated that they did not expect the final rules to implement the Basel III capital requirements to be in effect on January 1, 2013, the initial deadline. In July 2013, the Federal Reserve Board, the FDIC and OCC issued two final interim rules to implement the Basel III capital reforms and the rules began phasing-in in 2015, depending on the size of the financial institution.

The Federal Deposit Insurance Act, as amended (“FDIA”), requires, among other things, that federal banking agencies take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. The FDIA sets forth the following five capital tiers: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” A depository institution’s capital tier will depend upon how its capital levels compare with various relevant capital measures and certain other factors, as established by regulation. The relevant capital measures are the total capital ratio, the Tier 1 capital ratio, the leverage ratio and a new ratio requirement under Basel III, the common equity Tier I capital ratio.

Under the regulations adopted by the federal regulatory authorities, a bank is: (i) “well capitalized” if the institution has a total risk-based capital ratio of 10.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure; (ii) “adequately capitalized” if the institution has a total risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 4.5% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater and a leverage ratio of 4.0% or greater and is not “well capitalized”; (iii) “undercapitalized” if the institution has a total risk-based capital ratio that is less than 8.0%, a common equity Tier 1 capital ratio of less than 4.5%, a Tier 1 risk-based capital ratio of less than 6.0% or a leverage ratio of less than 4.0%; (iv) “significantly undercapitalized” if the institution has a total risk-based capital ratio of less than 6.0%, a common equity Tier 1 capital ratio of less than 3.0%, a Tier 1 risk-based capital ratio of less than 4.0% or a leverage ratio of less than 3.0%; and (v) “critically undercapitalized” if the institution’s tangible equity is equal to or less than 2.0% of average quarterly tangible assets. An institution may be downgraded to, or deemed to be in, a capital category that is lower than indicated by its capital ratios if it is determined to be in an unsafe or unsound condition or if it receives an unsatisfactory examination rating with respect to certain matters. A bank’s capital category is determined solely for the purpose of applying prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank’s overall financial condition or prospects for other purposes.

The final rules also established a “capital conservation buffer” of 2.5% above new regulatory minimum capital ratios, and when fully effective in 2019, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 risk-based capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement began phasing in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution is subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such activities.

The FDIA generally prohibits a depository institution from making any capital distributions (including payment of a dividend) or paying any management fee to its parent holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan to the FDIC. The agencies may not accept such a plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. In addition, for a capital restoration plan to be acceptable, the depository institution’s parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5.0% of the depository institution’s total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.”

“Significantly undercapitalized” depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become “adequately capitalized,” requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. “Critically undercapitalized” institutions are subject to the appointment of a receiver or conservator.

While Home State and Home State Bank are technically not subject to the requirements of Basel III, Guaranty and Guaranty Bank are subject to those requirements. Both Home State and Home State Bank have always maintained the capital ratios and leverage ratio above the levels to be considered quantitatively well-capitalized. For information regarding the capital ratios and leverage ratio of Home State and Home State Bank as of December 31, 2015 and December 31, 2014, see the discussion “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 16 —Regulatory Matters in “Notes to Consolidated Financial Statements” included in the consolidated financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus.

Banking Regulations Applicable to Home State Bank

Branching. Colorado state law provides that a Colorado-chartered bank can establish a branch anywhere in Colorado provided that the branch is approved in advance by the CDB. The branch must also be approved by the FDIC. The approval process takes into account a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers. The Dodd-Frank Act also reduced any significant barriers to interstate branching.

As a Colorado state-chartered bank, Home State Bank is subject to limitations under Colorado law on the payment of dividends. The Colorado Banking Code provides that a bank may declare dividends from retained earnings and other components of capital specifically approved by the Home State Bank board of directors so long as the declaration is made in compliance with rules established by the CDB.

Deposit Insurance. The deposits of Home State Bank are insured up to applicable limits by the Deposit Insurance Fund (the “DIF”) of the FDIC and are subject to deposit insurance assessments to maintain the DIF. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. Risk Category I is the lowest risk category while Risk Category IV is the highest risk category.

In 2010, the Dodd-Frank Act revised certain statues governing the FDIC’s management of the DIF. Among other things, the Dodd-Frank Act (i) raised the minimum fund reserve ratio from 1.15% to 1.35%, (ii) requires the fund reserve ratio to reach 1.35% by September 30, 2020, (iii) eliminated the requirement that the FDIC provides dividends from the DIF when the reserve ratio is between 1.35% and 1.5%, (iv) removed the 1.5% cap on the reserve ratio, (v) granted the FDIC the sole discretion in determining whether to suspend or limit the declaration or payment of dividends and (vi) changed the assessment base for banks from insured deposits to the average total assets of the bank minus the average tangible equity of the bank during the assessment period. In December 2010, the FDIC set the minimum reserve ratio at 2.00%. In addition, the FDIC adopted a new Restoration Plan, pursuant to which, among other things, the FDIC (a) eliminated the uniform 3 basis point increase in initial assessment rates that was scheduled to take effect on January 1, 2011, (b) pursued further rulemaking in 2011 regarding the method used to offset the effect on banks with less than $10 billion in assets of the requirement that the reserve ratio reach 1.35% and (c) at least semiannually, will update its projections for the DIF and increase or decrease assessment rates, if needed. On February 7, 2011, the FDIC adopted final rules to implement the dividend provisions of the Dodd-Frank Act, changed the assessment base and set new assessment rates. In addition, as part of its final rules, the FDIC made certain assessment rate adjustments by: (1) altering the unsecured debt adjustment by adding an adjustment for long-term debt issued by another insured depository institution and (2) eliminating the secured liability adjustment, and changing the brokered deposit adjustment to conform to the change in the assessment base. The new assessment rates became effective April 1, 2011. The new initial base assessment rates range from 5 to 9 basis points for Risk Category I banks to 35 basis points for Risk Category IV banks. Risk Category II and III banks have an initial base assessment rate of 14 and 23 basis points, respectively.

The FDIC may further increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels. An increase in the risk category for Home State Bank or in the assessment rates could have an adverse effect on Home State Bank’s and consequently Home State’s earnings. The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders. In the case of a Colorado-chartered bank, the termination of deposit insurance would result in the revocation of its charter.

In addition, all institutions with deposits insured by the FDIC are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation (FICO), a mixed-ownership government corporation established to recapitalize a predecessor to the DIF. The current annualized assessment rate is six basis points and the rate is adjusted quarterly. These assessments will continue until the FICO bonds mature in 2019.

The enactment of the Emergency Economic Stabilization Act of 2008 then-temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor and in July of 2010, the Dodd-Frank Act made the increased coverage amount permanent.

The Volcker Rule. Through the Volker Rule, the Dodd-Frank Act prohibits banks and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investments companies (defined as hedge funds and private equity funds). The Volcker Rule, which became effective in July 2015, does not significantly affect Home State Bank’s operations, as it generally does not engage in the businesses prohibited by the Volcker Rule.

Depositor Preference.  The FDIA provides that, in the event of the “liquidation or other resolution” of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Consumer Financial Protection. Home State is subject to a number of federal and state consumer protection laws that extensively govern its relationship with its customers. These laws include the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Truth in Savings Act, the Electronic Fund Transfer Act, the Expedited Funds Availability Act, the Home Mortgage Disclosure Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Right to Financial Privacy Act, the Service Members Civil Relief Act and these laws’ respective state-law counterparts, as well as state usury laws and laws regarding unfair and deceptive acts and practices. These and other federal laws, among other things, require disclosures of the cost of credit and terms of deposit accounts, provide substantive consumer rights, prohibit discrimination in credit transactions, regulate the use of credit report information, provide financial privacy protections, prohibit unfair, deceptive and abusive practices, restrict Home State’s ability to raise interest rates and subject Home State to substantial regulatory oversight. Violations of applicable consumer protection laws can result in significant potential liability from litigation brought by customers, including actual damages, restitution and attorneys’ fees. Federal bank regulators, state attorneys general and state and local consumer protection agencies may also seek to enforce consumer protection requirements and obtain these and other remedies, including regulatory sanctions, customer rescission rights, action by the state and local attorneys general in each jurisdiction in which Home State Bank operates and civil money penalties. Failure to comply with consumer protection requirements may also result in Home State’s failure to obtain any required bank regulatory approval for merger or acquisition transactions it may want to pursue or Home State’s prohibition from engaging in such transactions even if approval is not required.

Further, the CFPB has broad rulemaking authority for a wide range of consumer financial laws that apply to all banks, including, among other things, the authority to prohibit “unfair, deceptive or abusive” acts and practices. Abusive acts or practices are defined as those that materially interfere with a consumer’s ability to understand a term or condition of a consumer financial product or service or take unreasonable advantage of a consumer’s: (i) lack of financial savvy, (ii) inability to protect himself in the selection or use of consumer financial products or services, or (iii) reasonable reliance on a covered entity to act in the consumer’s interests.

Brokered Deposit Restrictions.  Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution is able to accept, renew or roll over brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are generally not permitted to accept, renew, or roll over brokered deposits.

Community Reinvestment Act. The Community Reinvestment Act of 1977 (“the CRA”), requires depository institutions to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low- and moderate-income individuals and communities. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The applicable federal regulators regularly conduct CRA examinations to assess the performance of financial institutions and assign one of four ratings to the institution’s records of meeting the credit needs of its community. During its last examination, a rating of “satisfactory” was received by Home State Bank.

Insider Credit Transactions. Banks are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to certain executive officers, directors, principal shareholders and any related interests of such persons. Extensions of credit to such persons must: (i) be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered by such restrictions and (ii) not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

Concentration in Commercial Real Estate Lending. As a part of their regulatory oversight, the federal regulators have issued guidelines on sound risk management practices with respect to a financial institution’s concentrations in commercial real estate (“CRE”) lending activities. The guidelines identify certain concentration levels that, if exceeded, will expose the institution to additional supervisory analysis surrounding the institution’s CRE concentration risk. The guidelines are designed to promote appropriate levels of capital and sound loan and risk management practices for institutions with a concentration of CRE loans. In general, the guidelines establish two concentration levels. First, a concentration is deemed to exist if the institution’s total construction, land development and other land loans represent 100 percent or more of total risk-based capital (“CRE 1 Concentration”). Second, a concentration will be deemed to exist if total loans for construction, land development and other land and loans secured by multifamily and non-owner occupied non-farm residential properties (excluding loans secured by owner-occupied properties) represent 300 percent or more of total risk-based capital (“CRE 2 Concentration”) and the institution’s commercial real estate loan portfolio has increased by 50 percent or more during the prior 36 month period. As of December 31, 2015, Home State Bank’s CRE 1 Concentration level was 55 percent and Home State Bank’s CRE 2 Concentration level was 286 percent. Home State Bank’s commercial real estate loan portfolio increased by 26 percent during the prior 36 months. Management employs heightened risk management practices with respect to commercial real estate lending, including board and management oversight and strategic planning, development and underwriting standards, risk assessment and monitoring through market analysis and stress testing. At December 31, 2015 Home State Bank’s management concluded that Home State Bank had an acceptable and well-managed concentration in commercial real estate lending under the foregoing standards.

FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 “FDICIA,” each federal banking agency has prescribed, by regulation, safety and soundness standards for institutions under its authority. These standards cover internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions.

Examinations. Home State Bank is examined from time to time by its primary federal banking regulator, the FDIC, as well as the CDB and is charged for the cost of such an examination. Depending on the results of a given examination, the FDIC and the CDB may revalue Home State Bank’s assets and require that Home State Bank establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of the assets.

Financial Privacy. In accordance with the Gramm-Leach-Bliley Financial Modernization Act of 1999 (the “GLB Act”), federal banking regulators adopted rules that limit the ability of banks and other financial institutions to disclose nonpublic information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of the GLB Act affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors.

Anti-Money Laundering Initiatives and the USA Patriot Act. A major focus of governmental policy on financial institutions over the last decade has been combating money laundering and terrorist financing. The USA

PATRIOT Act of 2001 (the “USA Patriot Act”), substantially broadened the scope of United States anti-money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. The U.S. Treasury Department has issued a number of regulations that apply various requirements of the USA Patriot Act to financial institutions such as Home State Bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identities of their customers. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk customers and implement a written customer identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, can have serious legal and reputational consequences for the institution.

Office of Foreign Assets Control Regulation. The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”). The OFAC-administered sanctions targeting countries take many different forms. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Home State is responsible for, among other things, blocking accounts of, and transactions with, such targets and countries, prohibiting unlicensed trade and financial transactions with them and reporting blocked transactions after their occurrence. Failure to comply with these sanctions could have serious legal and reputational consequences.

Other Laws and Regulations.  Home State is not only subject to federal laws applicable to it, it is also subject to the rules and regulations of the various federal agencies charged with the responsibility of implementing these federal laws.

Guidance on Sound Incentive Compensation Policies

In 2010, the federal bank regulators jointly issued final guidance on sound incentive compensation policies (“SICP”) intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking. The SICP guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should: (i) provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The SICP guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

In addition, in 2010 the FDIC announced that it would seek public comment on whether banks with compensation plans that encourage risky behavior should be charged higher deposit assessment rates than they would be charged were they not to encourage risky behavior. In February 2011, the federal financial regulators issued joint proposed regulations to implement the Dodd-Frank Act requirement that the federal financial regulators prohibit, at any financial institution with consolidated assets of at least $1 billion, incentive pay that they determine encourages inappropriate risk. Officials have recently indicated that they are preparing a new rule on incentive compensation.

Cybersecurity

In March 2015, the Federal Financial Institutions Examination Council issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution’s management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. If Home State fails to observe the regulatory guidance, it could be subject to various regulatory sanctions, including financial penalties.

In the ordinary course of business, Home State relies on electronic communications and information systems to conduct its operations and to store sensitive data. Home State employs an in-depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. Home State employs a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Notwithstanding the strength of Home State’s defensive measures, the threat from cyber-attacks is severe, attacks are sophisticated and increasing in volume, and attackers respond rapidly to changes in defensive measures. While to date, Home State has not experienced a significant compromise, significant data loss or any material financial losses related to cybersecurity attacks, its systems and those of its customers and third-party service providers are under constant threat and it is possible that Home State could experience a significant event in the future. Risks and exposures related to cybersecurity attacks are expected to remain high for the foreseeable future due to the rapidly evolving nature and sophistication of these threats, as well as due to the expanding use of Internet banking, mobile banking and other technology-based products and services by Home State and its customers.

Changing Regulatory Structure and Future Legislation and Regulation

Congress may enact further legislation that affects the regulation of the financial services industry, and state legislatures may enact further legislation affecting the regulation of financial institutions chartered by or operating in these states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. Home State cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof, although enactment of the proposed legislation could impact the regulatory structure under which it operates and may significantly increase costs, impede the efficiency of internal business processes, require an increase in regulatory capital, require modifications to its business strategy, and limit its ability to pursue business opportunities in an efficient manner. A change in statutes, regulations or regulatory policies applicable to Home State or any of its subsidiaries could have a material effect on Home State’s business.

Monetary Policy and Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve Board, can have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve Board to affect the money supply are open market operations in United States Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits. The Federal Reserve Board’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on Home State Bank’s business and earnings cannot be predicted.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion presents management’s analysis of the consolidated financial condition and results of operations of Home State as of and for each of the years in the three-year period ended December 31, 2015 and the three month periods ended March 31, 2016 and March 31, 2015. This discussion is designed to provide shareholders with a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the consolidated financial statements of Home State and the notes related thereto which appear elsewhere in this joint proxy statement/prospectus.

Critical Accounting Policies

Home State’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, Home State management has identified its most critical accounting policy to be that related to the allowance for loan losses. Home State’s allowance for loan losses methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Although management believes the level of the allowance as of March 31, 2016, December 31, 2015, December 31, 2014 and December 31, 2013 was adequate to absorb losses inherent in the loan portfolio, a decline in the local economy or other adverse factors may result in increasing losses that cannot reasonably be predicted at this time. See the portion of this Management’s Discussion and Analysis section entitled “Financial Condition—Allowance For Loan Losses.”

As of and for the Year Ended December 31, 2015 Compared to the Years Ended December 31, 2014 and 2013

General

Home State’s primary source of income is from the interest earned on its loans and investments and its primary area of expense is the interest paid on deposits, borrowings and salaries and benefits.

At December 31, 2015, Home State had approximately $877.2 million in total assets, $435.3 million in net loans, $725.9 million in total deposits and $80.7 million in shareholders’ equity. At December 31, 2014, Home State had approximately $819.7 million in total assets, $421.3 million in net loans, $680.8 million in total deposits and $75.1 million in shareholders’ equity. At December 31, 2013, Home State had approximately $739.5 million in total assets, $406.0 million in net loans, $642.6 million in total deposits and $67.8 million in shareholders’ equity.

For the year ended December 31, 2015, Home State realized net income of $11.1 million or $39.38 per basic common share and $39.04 per diluted common share compared to net income of $9.0 million or $32.12 per basic common share and $31.86 per diluted common share for 2014. The $2.1 million increase in net income for 2015 compared to 2014 was due to a $2.1 million increase in net interest income and a $2.0 million decrease in provision for loan losses, partially offset by a $2.0 million increase in noninterest expense. The $2.1 million increase in net interest income in 2015 compared to 2014 was related to a $1.4 million increase in investment interest income and a $0.7 million increase in loan interest income. The $2.0 million decrease in provision for loan losses in 2015 compared to 2014 was primarily due to an improvement in overall credit quality. The $2.0 million increase in noninterest expense in 2015 compared to 2014 was primarily due to a $0.6 million increase in legal and professional fees, mostly due to merger related expenses, a $0.4 million increase in employee salaries and bonuses, a $0.2 million increase in losses, and $0.8 million in other noninterest expenses.

For the year ended December 31, 2013, Home State realized net income of $7.8 million or $30.33 per basis common share and $29.67 per diluted common share. Comparison of net income between the years ended December 31, 2014 and December 31, 2013 yields an increase in net income of $1.2 million. The increased income in 2014 as compared to 2013 was attributed to a $2.0 million increase in interest income, partially offset by a $0.4 million decrease in noninterest income and a $0.4 million increase in noninterest expense. The $2.0 million increase in interest income in 2014 as compared to 2013 was primarily related to a $1.4 million increase in investment interest income and a $0.6 million increase in loan interest income and fees. The $0.4 million decrease in noninterest income in 2014 as compared to 2013 was primarily due to a decrease in gain on sales of mortgage loans held for sale. The $0.4 million increase in noninterest expense in 2014 as compared to 2013 was mostly due to an increase in salaries and employee benefits and an increase in advertising and public relations.

The return on average equity for the years ended December 31, 2015, 2014 and 2013 was 14.00%, 12.37%, and 11.87%, respectively. The return on average assets for the same years was 1.30%, 1.15%, and 1.10%, respectively. The dividend payout ratio (dividends per share divided by net income per share) for those years was 54.5%, 45.9%, and 34.0%, respectively. The equity to assets ratio (average equity divided by average total assets) for those years was 9.3%, 9.3%, and 9.2%, respectively.

Results of Operations

Net Interest Income and Margin. Home State’s earnings depend largely upon its net interest income, which is the difference between the income received from its loan portfolio and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. The net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. Home State’s net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. Home State’s net interest income is also affected by changes in the yields earned on interest-earning assets and rates paid on interest-bearing liabilities, referred to as rate changes. Interest rates charged on Home State’s loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. Those factors are, in turn, affected by general economic conditions and other factors beyond Home State’s control, such as federal economic policies, the general supply of money in the economy, legislative tax policies, governmental budgetary matters and the actions of the Federal Reserve Board. Interest rates on deposits are affected primarily by rates charged by competitors.

For the year ended December 31, 2015, net interest income totaled $26.8 million compared to $24.8 million for the year ended December 31, 2014. This represents a year-over-year increase of $2.1 million, or 8.3%. Total interest income increased $2.1 million while interest expense was flat in 2015 compared to 2014. For the year ended December 31, 2013, net interest income totaled $22.7 million. Year-over-year comparison of 2014 and 2013 notes an increase in net interest income in 2014 of $2.0 million, or 9.0%. Total interest income increased $2.0 million while interest expense was relatively flat in 2014 as compared to 2013.

Interest income totaled $28.8 million for the year ended December 31, 2015. This represented an increase of $2.1 million, or 7.8%, compared to interest income of $26.7 million in 2014. Interest income for the year ended December 31, 2013 totaled $24.8 million. The increase in interest income year-over-year in 2015 compared to 2014 was primarily due to a $1.4 million increase in investment interest income and a $0.7 million increase in loan interest and fees. The average yield on interest-earning assets decreased to 3.48% for the year ended December 31, 2015 down from 3.52% and 3.60% for the years ended December 31, 2014 and 2013, respectively.

Interest expense totaled $2.0 million for the year ended December 31, 2015 and was relatively flat as compared to 2014 and 2013. Average interest-bearing liabilities increased $39.3 million in 2015 as compared to 2014. The variance in interest-bearing liabilities in 2014 over 2013 resulted in an increase of $37.7 million year-over-year. The average rate paid on interest-bearing liabilities decreased to 0.33% for the year ended December 31, 2015 from 0.35% and 0.39% for the years ended December 31, 2014 and 2013, respectively.

Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. The net interest margins for the years ended December 31, 2015, 2014 and 2013 were 3.24%, 3.26% and 3.31%, respectively. The net interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. The net interest spread is an indication of the ability of Home State to manage rates received on loans and investments and rates paid on deposits and borrowings in a competitive and changing interest rate environment. For the year ended December 31, 2015, Home State’s net interest spread was 3.15% compared to 3.17% for the same period in 2014. The decrease in net interest spread for the year ended December 31, 2015 resulted from a decrease in yields on loans and investments, partially offset by a reduced cost of funds. For the year ended December 31, 2013, Home State’s net interest spread was 3.21%.

For the year ended December 31, 2015, the yield on average interest-earning assets decreased to 3.48%, or four basis points, from 3.52% for 2014. The year-over-year comparison in 2014 and 2013 resulted in a decrease in yield on average interest-earning assets to 3.52% in 2014 from 3.60% in 2013. The cost on average interest-bearing liabilities followed the same decreasing trend over the three year period. Cost of interest-bearing liabilities for the years ended December 31, 2015 decreased to 0.33%, from 0.35% in 2014 and 0.39% in 2013. The decrease in the yield on average interest-earning assets was primarily attributable to decreased yield on loans and investments due to a decline in average rates earned on these assets. The decrease in cost of funds was due in part to reduced borrowing costs as well as a reduction in deposit pricing.

The following table shows Home State’s average balances of assets, liabilities and shareholders’ equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Interest Income

	For the Twelve Months Ended December 31,
	2015			2014			2013
	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)
	(Dollars in Thousands)
Assets
Interest-earning assets:
Loans(1)	$442,771	$20,757	4.69%	$426,045	$20,045	4.70%	$396,414	$19,445	4.91%
Investment securities — taxable	237,053	4,280	1.81%	198,123	3,226	1.63%	174,531	2,418	1.39%
Investment securities — tax exempt	142,618	3,570	2.50%	130,029	3,297	2.54%	111,528	2,841	2.55%
Other earning assets	5,099	168	3.29%	4,714	132	2.80%	4,425	46	1.04%

Total interest-earning assets	827,541	$28,775	3.48%	758,911	$26,700	3.52%	686,898	$24,750	3.60%
Noninterest-earning assets:
Cash and due from banks	11,669			11,008			10,497
Other assets	12,661			14,089			17,708

Total Assets	$851,871			$784,008			$715,103

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand	$283,651	$615	0.22%	$260,722	$597	0.23%	$239,200	$569	0.24%
Money market	154,806	446	0.29%	145,808	408	0.28%	128,926	368	0.29%
Savings	5,703	19	0.33%	4,971	19	0.39%	7,591	30	0.40%
Time deposits	90,955	545	0.60%	99,852	645	0.65%	107,751	820	0.76%
Repurchase agreements	26,338	90	0.34%	16,831	54	0.32%	15,080	49	0.32%
Other borrowings	38,188	241	0.63%	32,168	222	0.69%	24,137	201	0.84%
Total interest-bearing liabilities	599,641	1,956	0.33%	560,352	1,945	0.35%	522,685	2,037	0.39%

Noninterest-bearing liabilities:
Demand deposits	166,959			145,635			122,833
Other liabilities	5,910			5,228			3,603
Stockholders’ equity	79,361			72,793			65,982

Total liabilities and stockholders’ equity	$851,871			$784,008			$715,103

Net Interest Income		$26,819			$24,755			$22,713
Net Interest Spread(2)			3.15%			3.17%			3.21%
Net Interest Margin(3)			3.24%			3.26%			3.31%

(1) Nonaccrual loans have been included in the average balances for computation purposes, but the foregone interest of such loans is excluded.

(2) Represents the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(3) Represents the net interest income (before provision for credit losses) as a percentage of average interest-earning assets.

The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated in proportion to the relationship of the absolute dollar amount of the changes in each:

Rate/Volume Analysis of Net Interest Income

	Year Ended December 31, 2015 vs. 2014
	Increases (Decreases) Due to Change In
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$785	$(73)	$712
Investment securities - taxable	678	376	1,054
Investment securities — tax exempt	315	(42)	273
Other earning assets	(1)	37	36
Total interest income	1,777	298	2,075
(Increase) decrease in interest expense:
Interest-bearing demand	45	(28)	17
Money market	26	12	38
Savings	12	(12)	0
Time certificates of deposit	(56)	(44)	(100)
Repurchase agreements	32	4	36
Other borrowings	35	(16)	19
Total interest expense	94	(84)	10
Net interest income differential	$1,683	$382	$2,065

	Year Ended December 31, 2014 vs. 2013
	Increases (Decreases) Due to Change In
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$1,321	$(721)	$600
Investment securities - taxable	352	456	808
Investment securities — tax exempt	469	(13)	456
Other earning assets	4	82	86
Total interest income	2,146	(196)	1,950
(Increase) decrease in interest expense:
Interest-bearing demand	48	(20)	28
Money market	47	(7)	40
Savings	(10)	(1)	(11)
Time certificates of deposit	(57)	(118)	(175)
Repurchase agreements	6	(1)	5
Other borrowings	43	(22)	21
Total interest expense	77	(169)	(92)
Net interest income differential	$2,069	$(27)	$2,042

Provision for Credit Losses. Credit risk is inherent in the business of making loans. Home State sets aside an allowance for loan losses through charges to net income. The charges are shown on the income statements as a provision for credit losses. The periodic provision for credit loss expense is a reflection of the needed balance in the allowance for loan losses. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under “Allowance for Loan Losses.” Management believes that Home State maintained adequate balances of allowance for loan losses at December 31, 2015, 2014 and 2013.

Noninterest Income. Home State’s noninterest income is generated from several sources. Noninterest income is derived primarily from service charges and fees on deposit accounts. Income related to card interchange income is also a strong contributor to noninterest income. Also included in noninterest income was investment center income, fiduciary income and gains or losses realized on the sale of investment securities.

For the year ended December 31, 2015, Home State recorded $7.0 million in noninterest income compared to $6.9 million for 2014 for an increase of $0.1 million.

Noninterest income for the year ended December 31, 2013 totaled $7.3 million. A year-over-year comparison of 2014 and 2013 notes a decrease in noninterest income of $0.4 million. The decreased income experienced for the year ended December 31, 2014 was mostly due to a $0.5 million decrease in income generated on the sales of mortgage loans.

Noninterest Expense. Noninterest expense, which is comprised primarily of salaries and employee benefits, occupancy and equipment, data processing, professional services, FDIC insurance, other real estate owned (“OREO”) and other expenses, totaled $23.6 million for the year ended December 31, 2015 compared to $21.6 million for the year ended December 31, 2014. The $2.0 million increase in noninterest expense in 2015 as compared to 2014 was due to a $0.4 million increase in salaries and employee benefits and a $1.6 million increase in professional and legal fees. The $0.4 million increase in salaries and employee benefits in 2015 as compared to 2014 was due to higher compensation costs due to normal cost-of-living increases. The $1.6 million increase in professional and legal fees in 2015 as compared to 2014 was primarily related to expenses incurred as a result of preparing Home State for sale.

Noninterest expense for the year ended December 31, 2014 totaled $21.6 million compared to $21.2 million for the year ended December 31, 2013. The $0.4 million increase in noninterest expense was attributed to a $0.2 million increase in salary and employee benefits, with the remaining $0.2 million spread over several categories of noninterest expense. Salaries and employee benefits increased $0.2 million for the year ended December 31, 2014, as a result of higher compensation costs associated with normal salary increases for cost-of-living during the year ended December 31, 2014.

Noninterest expenses reflect the direct expenses and related administrative expenses associated with staffing, maintaining and operating the branch facilities. Home State’s ability to control noninterest expenses in relation to asset growth can be measured in terms of noninterest expenses as a percentage of average interest-earning assets. Noninterest expenses measured as a percentage of average interest-earning assets was 2.86%, 2.85% and 3.08% for the years ended December 31, 2015, 2014 and 2013, respectively.

The following table sets forth the breakdown of noninterest expense for the periods indicated:

	For the Years Ended December 31,
	2015		2014		2013
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Salaries and employee benefits	$13,913	58.9%	$13,528	62.6%	$13,354	63.1%
Occupancy and equipment	2,251	9.5%	2,150	9.9%	2,034	9.6%
Advertising and public relations	1,239	5.2%	1,099	5.1%	963	4.5%
OREO expense	(52)	(0.2)%	167	0.8%	267	1.3%
Other operating expense	6,263	26.5%	4,667	21.6%	4,557	21.5%
Total noninterest expense	$23,614	100.0%	$21,611	100.0%	$21,175	100.0%
As a percentage of average total interest-earning assets	2.86%		2.85%		3.08%
Efficiency ratio	69.92%		68.35%		70.56%

Market Risk/Interest Rate Risk Management

Market Risk.  Market risk is the risk of loss from adverse changes in market prices and rates. Home State’s market risk arises primarily from interest rate risk inherent in its lending, investment and deposit-taking activities. Home State’s profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact Home State’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of Home State to control risks associated with interest rate movements. In general, management’s strategy is to match asset and liability balances within maturity categories to limit Home State’s exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time.

Interest Rate Risk. Interest rate risk occurs when assets and liabilities re-price at different times as interest rates change. Generally speaking, the rates of interest that Home State earns on its assets, and pays on its liabilities, are established contractually for specified periods of time. Market interest rates change over time and if a financial institution cannot quickly adapt to interest rate changes, it may be exposed to volatility in earnings. For instance, if Home State were to fund long-term fixed rate assets with short-term variable rate deposits, and interest rates were to rise over the term of the assets, the short-term variable rate deposits would rise in cost, adversely affecting net interest income. Similar risks exist when rate sensitive assets (for example, prime rate-based loans) are funded by longer-term fixed rate liabilities in a falling interest rate environment.

In the management of interest rate risk, Home State measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions. The model also captures the estimated impacts of optionality and duration and their expected change due to changes in interest rates and the shape of the yield curve. Home State manages its interest rate risk through established policies and procedures. Home State measures both the potential short term change in earnings and the long term change in market value of equity on a monthly basis. Both measurements use immediate rate shocks that assume parallel shifts in interest rates up and down the yield curve in 100 basis point increments. There are seven scenarios comprised of rate changes up 500 basis points or down to 200 basis points. The objective of these various simulation scenarios is to optimize the risk/reward equation for Home State’s future earnings and capital. Based upon the results of these various simulations and evaluations, Home State is positioned to be moderately asset sensitive, with earnings increasing in a rising rate environment. If interest rates were to increase by 100 basis points on an immediate, parallel and sustained basis, Home State’s net interest income would increase by $1.0 million or 3.4% over the next 12 months. The following table reflects Home State’s estimated net interest income sensitivity as of December 31, 2015:

	Increase/(Decrease) In Estimated Net Interest Income
	Amount	Percent
	(Dollars in Thousands)
Change in Interest Rates (basis points)
+500	$(2,212)	-7.2%
+400	$(58)	-0.2%
+300	$970	3.1%
+200	$2,075	6.7%
+100	$1,039	3.4%
0	$—	0.0%
-100	$(223)	-0.7%
-200	$(373)	-1.2%

Liquidity and Capital Resources

Liquidity. Liquidity is Home State’s ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. Home State’s principal sources of liquidity have been growth in deposits, proceeds from the maturity of securities, and repayments from loans. To supplement its primary sources of liquidity, Home State maintains contingent funding sources, which include unsecured borrowing arrangements with its correspondent financial institutions. At December 31, 2015, Home State had a total borrowing capacity of $25.0 million. There were no amounts outstanding under these arrangements at December 31, 2015. In addition to available credit lines at correspondent financial institutions, Home State also has a borrowing arrangement with the Federal Home Loan Bank (“FHLB”). Home State has a blanket lien arrangement on qualifying loan collateral. As of December 31, 2015, Home State’s net availability under this arrangement was $189.2 million.

Capital Resources. Shareholders’ equity as of December 31, 2015, 2014 and 2013 was $80.7 million, $75.1 million and $67.8 million, respectively. The increase in shareholders’ equity over the aforementioned periods was primarily a result of the retention of consolidated net income, offset by dividends paid on Home State common stock. Home State is committed to maintaining capital at a level sufficient to assure shareholders, customers and regulators that Home State is financially sound and able to support its growth from retained earnings. Home State is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution’s asset risk profile and off-balance sheet exposure. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity.

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of common equity Tier 1 capital to risk-weighted assets of at least 4.50%, Tier 1 capital to risk-weighted assets of at least 6.00%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4.00% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses, and preferred stock) to risk-weighted assets of at least 8.00%. However, under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III, which became effective in the first quarter 2015, a capital conservation buffer of 2.5%, comprised of common equity Tier 1, is established above the regulatory minimum capital requirement. The capital conservation buffer will be phased in between January 1, 2016 and year end 2018, becoming fully effective on January 1, 2019, however the full phased in capital conservation buffer is included in the table below.

Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 150% for some loans, and adding the products together.

Under these regulations, a bank is considered “well capitalized” if the institution has a common equity Tier 1 risk-based capital ratio of 6.5% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a total risk-based capital ratio of 10.0% or greater and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure. Home State Bank is required to maintain similar capital levels under capital adequacy guidelines. The following table provides the capital ratios for Home State on a consolidated basis and Home State Bank as of the dates indicated, along with the applicable regulatory capital requirements:

	Ratio at December 31, 2015	Ratio at December 31, 2014	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for “Well-Capitalized” Institution at December 31, 2015
Common Equity Tier 1 Risk-Based Capital Ratio
Home State Consolidated	14.04%	N/A	7.00%	N/A
Home State Bank	13.14%	N/A	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Home State Consolidated	14.04%	14.54%	8.50%	N/A
Home State Bank	13.14%	13.52%	8.50%	8.00%

Total Risk-Based Capital Ratio
Home State Consolidated	15.29%	15.79%	10.50%	N/A
Home State Bank	14.40%	14.77%	10.50%	10.00%

Leverage Ratio
Home State Consolidated	9.10%	9.08%	4.00%	N/A
Home State Bank	8.52%	8.44%	4.00%	5.00%

At December 31, 2015, all of Home State’s regulatory capital ratios were above minimum requirements for a “well-capitalized” institution.

Contractual Obligations

As of December 31, 2015, Home State had contractual obligations for the following payments, by type and period due:

	Contractual Obligations-Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
	(Dollars in Thousands)
Operating lease obligations	$277	—	$277	—	—

Impact of Inflation

The impact of inflation on a financial institution differs significantly from such impact on other companies. Banks, as financial intermediaries, have assets and liabilities that tend to move in concert with inflation both as to interest rates and value. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. Home State attempts to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital. See the portion of this Management’s Discussion and Analysis section entitled “Market Risk/Interest Rate Risk Management.” Inflation has been moderate for the last several years and has had little or no effect on the financial condition and results of operations of Home State during the periods covered in this joint proxy statement/prospectus. Financial Condition

Summary. Total assets were $877.2 million as of December 31, 2015, compared to $819.7 million and $739.5 million as of December 31, 2014 and 2013, respectively. Total assets increased from year-end 2014 to year-end 2015 by $57.5 million, or 7.0%, and $80.2 million, or 10.8%, from year-end 2013 to year-end 2014. Total loans, net of allowance for loan losses, increased to $434.6 million as of December 31, 2015, compared to $421.0 million and $405.9 million as of December 31, 2014 and 2013, respectively. This represents an increase from year-end 2014 to year-end 2015 and year-end 2013 to year-end 2014 of $13.6 million, or 3.2%, and $15.1 million, or 3.7%, respectively. Total deposits were $725.9 million as of December 31, 2015, compared to $680.8 million and $642.6 million as of December 31, 2014 and 2013, respectively. The year-over-year increase in total deposits as of December 31, 2014 to 2015 and December 31, 2013 to 2014 was $45.1 million, or 6.6%, and $38.2 million, or 5.9%, respectively.

Investment Portfolio. The main objectives of Home State’s investment portfolio are to support a sufficient level of liquidity while providing means to manage interest rate risk, generate an adequate level of interest income without taking undue risks and provide collateral for municipal pledging requirements. The portfolio of investment securities consists primarily of U.S. government agencies, mortgage-backed securities, and municipal securities. Home State’s portfolio is comprised entirely of available-for-sale securities.

The following table summarizes the amortized cost, fair value and distribution of Home State’s investment securities as of the dates indicated:

	As of December 31,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available for sale
U.S. government-sponsored agency securities	$19,429	$19,440	$32,788	$32,841	$33,337	$33,343
Mortgage-backed securities	181,685	180,350	128,899	128,509	94,827	93,546
U.S. Treasury	4,917	4,927	14,852	14,987	4,919	4,834
Obligations of state and municipal subdivisions	193,724	196,354	179,345	181,883	159,357	160,866
Total	$399,755	$401,071	$355,884	$358,220	$292,440	$292,589

At December 31, 2015 the fair value of securities available for sale totaled $401.1 million, an increase of $42.9 million, or 12.0%, from $355.9 million at December 31, 2014. The increase in securities from December 31, 2014 to December 31, 2015 was primarily due to purchases of investments net of sales, maturities, calls and paydowns experienced in the security portfolio. In 2015, investment purchases totaled a combined $126.6 million, security sales, calls and maturities totaled a combined $60.1 million and portfolio paydowns, amortization and accretion totaled $22.6 million. The fair value of securities available for sale as of December 31, 2013 was $292.6 million. The increase in securities from year-end 2013 to year-end 2014 was $65.6 million, or 22.4%, and was primarily due to investment security purchases net of sales, maturities, calls and paydowns.

The available-for-sale securities portfolio had a net unrealized gain of $1.3 million at December 31, 2015 compared to net unrealized gain of $2.3 million at December 31, 2014 and an unrealized loss of $0.1 million at December 31, 2013. The net unrealized gain or loss on available-for-sale securities is excluded from net income and reported as a separate component of accumulated other comprehensive income or loss included in shareholders’ equity.

On an annual basis, Home State makes an assessment to determine whether there has been any credit or economic events to indicate that a security with an unrealized loss in the investment portfolio is impaired on an other-than-temporary basis. Home State considers many factors including the severity and duration of the impairment, the intent and ability for Home State to hold the security for a period of time sufficient for full recovery in value, recent downgrades in external credit ratings and other current events specific to the issuer or industry. Unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary by Home State.

The following table summarizes, as of December 31, 2015, the maturity characteristics of the investment portfolio, by investment category. Expected remaining maturities may differ from remaining contractual maturities because obligors may have the right to prepay certain obligations with or without penalties.

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for Sale
U.S. government-sponsored agency securities	$17,140	1.0%	—	—	$2,300	1.9%	—	—	$19,440	1.1%
Mortgage-backed securities	—	—	$53,533	1.9%	$112,701	2.0%	$14,116	2.5%	180,350	2.0%
U.S. Treasury securities	—	—	4,927	1.7%	—	—	—	—	4,927	1.7%
Obligations of state and municipal subdivisions	17,318	2.7%	80,056	3.0%	83,511	3.8%	15,469	4.2%	196,354	3.4%
Total	$34,458		$138,516		$198,512		$29,585		$401,071

Loan Portfolio. Home State’s loan portfolio represents the largest single portion of invested assets, greater than the investment portfolio or any other asset placement category. The quality and diversification of Home State’s loan portfolio are important considerations when reviewing Home State’s results of operations.

Total loans, net of allowance for loan losses, increased to $434.6 million as of December 31, 2015, compared to $421.0 million and $405.9 million as of December 31, 2014 and 2013, respectively. Total loans, net of allowance for loan losses, totaled $354.8 million and $313.7 million as of December 31, 2012 and 2011, respectively. The increase from year-end 2014 to year-end 2015 was primarily a result of increases within Home State’s residential real estate, commercial real estate, and construction portfolios. Since the beginning of 2015, the value of real estate and the economy in general has strengthened. As a result, the demand for new loans increased during 2015.

The following table sets forth the composition of Home State’s loan portfolio (excluding loans held for sale) as of the dates indicated:

	December 31,
	2015		2014		2013		2012		2011
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
	(Dollars in Thousands)
Commercial and residential real estate	$325,554	73.4%	$307,885	71.5%	$294,159	71.0%	$252,127	69.5%	$221,244	68.6%
Construction	44,746	10.1%	40,257	9.4%	39,861	9.6%	44,198	12.2%	47,418	14.7%
Commercial	46,552	10.5%	50,524	11.7%	50,396	12.2%	37,575	10.4%	27,183	8.4%
Consumer	4,228	1.0%	4,092	1.0%	3,775	0.9%	4,368	1.2%	3,806	1.2%
Municipal and other	22,474	5.0%	27,619	6.4%	26,401	6.6%	24,474	6.7%	22,767	7.1%
Total gross loans	443,554	100.0%	430,377	100.0%	414,592	100.0%	362,742	100.0%	322,418	100.0%
Less allowance for loan losses	(8,358)		(8,755)		(8,230)		(7,468)		(8,539)
Deferred costs and (fees)	(641)		(627)		(482)		(463)		(206)
Net loans, held for investment	$434,555		$420,995		$405,880		$354,811		$313,673

Loan Maturities and Sensitivity to Changes in Interest Rates. The following table shows the maturity distribution and repricing intervals of Home State’s outstanding loans as of December 31, 2015. In addition, the table shows the distribution of such loans between those with variable or floating interest rates and those with fixed or predetermined interest rates. The table excludes unearned income and deferred fees totaling $0.6 million and includes loans held for sale of $0.7 million.

	As of December 31, 2015
	Within One Year	After One But Within Five Years	After Five Years	Total
	(Dollars in Thousands)
Maturities
Commercial and residential real estate	$17,463	$71,195	$236,896	$325,554
Construction	28,994	11,191	4,561	44,746
Commercial	18,867	12,614	15,071	46,552
Consumer	3,200	964	64	4,228
Municipal and other	1,004	11,122	10,348	22,474
Total gross loans	$69,528	$107,086	$266,940	$443,554
Repricing
Loans with variable (floating) interest rates	$149,806	$155,395	$8,671	$313,872
Loans with predetermined (fixed) interest rates	23,478	67,607	38,597	129,682
Total	$173,284	$223,002	$47,268	$443,554

Nonperforming Assets. Nonperforming assets are comprised of loans on nonaccrual status, loans 90 days or more past due but not on nonaccrual status, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal (nonaccrual status), and OREO. Management generally places loans on nonaccrual status when they become 90 days past due, unless they are both fully secured and in process of collection. Loans may be restructured by management when a borrower has experienced some change in financial status causing an inability to meet the original repayment terms, where Home State believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of real property acquired through foreclosure or similar means that management intends to offer for sale.

Management’s classification of a loan as nonaccrual or restructured is an indication that there is reasonable doubt as to the full collectability of principal or interest on the loan. At this point, Home State stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but unpaid. If the loan deteriorates further due to a borrower’s bankruptcy or similar financial problems, unsuccessful collection efforts or a loss classification by regulators or auditors, the remaining balance of the loan is then charged off. These loans may or may not be collateralized, but collection efforts are continuously pursued.

Nonperforming loans as a percentage of total loans were 0.1%, 0.1%, 0.9%, 1.4% and 5.1% as of December 31, 2015, 2014, 2013, 2012 and 2011, respectively. Home State had nonperforming loans totaling $0.3 million as of December 31, 2015, a decrease from $0.6 million as of December 31, 2014. Non-performing loans as of December 31, 2013, 2012 and 2011 totaled $3.9 million, $5.0 million and $16.3 million, respectively. The decrease in nonperforming loan balances during the aforementioned periods were a result of the general economy and an increase in real estate collateral values. Nonperforming assets consist of nonperforming loans and OREO. When appropriate or necessary to protect Home State’s interest, real estate taken as collateral on a loan may be taken by Home State through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as OREO. The OREO is carried on Home State’s financial statements as an asset, at fair value less estimated costs to sell. Home State periodically revalues the OREO properties and charges other expenses for any further valuation adjustments.

At least quarterly, or more frequently if warranted, loans which have been identified as impaired are reviewed to determine the fair value of the real estate collateral, and Home State charges off the portions of such loans considered uncollectible based upon this analyses.

The following table provides information with respect to the components of Home State’s nonperforming assets as of the dates indicated:

	At December 31,
	2015	2014	2013	2012	2011
	(Dollars in Thousands)
Nonaccrual loans, not restructured	$120	$378	$3,872	$4,758	$14,302
Nonperforming troubled debt restructurings	208	230	21	264	1,208
Accruing loans past due 90 days or more	—	4	—	—	787
Total nonperforming loans (NPLs)	328	612	3,893	5,022	16,297
Other real estate owned and foreclosed assets	608	1,174	3,783	6,348	9,883
Total nonperforming assets (NPAs)	$936	$1,786	$7,676	$11,370	$26,180
Performing troubled debt restructurings	$788	$931	$1,655	$834	$471
Selected ratios:
NPLs to loans, held for investment, net of deferred costs and fees	0.07%	0.14%	0.94%	1.39%	5.06%
NPAs to total assets	0.11%	0.22%	1.04%	1.68%	4.37%

If nonaccrual loans outstanding during 2015, 2014 and 2013 had been current in accordance with their original terms, an immaterial amount of interest income would have been recorded during 2015, 2014 and 2013, respectively. There was no income recognized on nonaccrual loans prior to impairment during the years ended December 31, 2015, 2014 and 2013.

Allowance for Loan Losses. The allowance for loan losses reflects management’s judgment of the level of allowance adequate to provide for probable incurred losses inherent in the loan portfolio as of the balance sheet date. On a quarterly basis, Home State assesses the overall adequacy of the allowance for loan losses, utilizing a disciplined and systematic approach which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. The adequacy of the allowance is determinable only on an approximate basis, since estimates as to the magnitude and timing of loan losses are not predictable because of the impact of external events.

The allowance for loan losses, which is charged against operating expense, is based upon relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy and credit documentation plus an amount for other factors that, in management’s judgment, deserve recognition in estimating probable incurred loan losses. These factors include, but are not limited to, historical charge-offs; estimated future loss in all significant loans; credit concentrations; certain classes or composition of loans; trends in the portfolio; delinquencies and nonaccruals; economic factors; and the experience of management.

The table below presents the activity in the allowance for loan losses by class of loans as of the dates indicated:

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(Dollars in Thousands)
Balance, beginning of period	$8,755	$8,230	$7,468	$8,539	$8,540
Loan charge-offs:
Commercial and residential real estate	—	(415)	(253)	(1,311)	(1,858)
Construction	—	—	(67)	(799)	(2,629)
Commercial	(31)	(888)	(10)	(14)	(84)
Consumer and other	(69)	(448)	(67)	(69)	(147)
Total loan charge-offs	(100)	(1,751)	(397)	(2,193)	(4,718)
Loan recoveries:
Commercial and residential real estate	104	992	70	178	61
Construction	312	193	48	310	34
Commercial	18	28	20	64	24
Consumer and other	219	63	21	41	52
Total loan recoveries	653	1,276	159	593	171
Net loan recoveries (charge-offs)	553	(475)	(238)	(1,600)	(4,547)
Provision (credit) for loan losses	(950)	1,000	1,000	529	4,546
Balance, end of period	$8,358	$8,755	$8,230	$7,468	$8,539

Home State continuously monitors the quality of loans held in its portfolio and maintains an allowance for loan losses which management believes is sufficient to absorb losses inherent in the loan portfolio. The allowance for loan loss at December 31, 2015 was $8.4 million. This represents a decrease of $0.4 million from the allowance of $8.8 million at December 31, 2014. The allowance for loan loss for the years ended December 31, 2013, 2012 and 2011 was $8.2 million, $7.5 million and $8.5 million, respectively. The allowance represented 1.9%, 2.0%, 2.0%, 2.1% and 2.7% of total loans held in its portfolio for the years ended December 31, 2015, 2014, 2013, 2012 and 2011, respectively.

Management is committed to maintaining the allowance for loan losses at a level that is considered to be commensurate with estimated and known risks in the portfolio. Although the adequacy of the allowance is reviewed quarterly, management performs an ongoing assessment of the risks inherent in the portfolio. Real estate is the principal collateral for Home State’s loans. As of December 31, 2015, management believed the allowance to be adequate based on its assessment of the estimated and known risks in the portfolio. However, no assurance can be given that economic conditions which adversely affect our service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

The following table provides a breakdown of the allowance for loan losses by category as of the dates indicated:

	At December 31,
	2015		2014		2013		2012		2011
	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total	Allocation of the Allowance	% of Allocation to Total
	(Dollars in Thousands)
Commercial and residential real estate	$4,601	55.1%	$5,039	57.5%	$4,550	55.3%	$4,086	54.7%	$3,887	45.5%
Construction	1,670	20.0%	1,520	17.4%	1,727	21.0%	2,433	32.6%	3,733	43.7%
Commercial	1,306	15.6%	1,480	16.9%	1,512	18.4%	623	8.3%	573	6.7%
Consumer	781	9.3%	716	8.2%	441	5.3%	326	4.4%	346	4.1%
Total	$8,358	100.0%	$8,755	100.0%	$8,230	100.0%	$7,468	100.0%	$8,539	100.0%

Off-Balance Sheet Commitments. During the ordinary course of business, Home State will provide various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent an obligation of Home State to its customers which is not represented in any form within the balance sheets of Home State. These commitments represent a credit risk to Home State. The effect on Home State’s revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used.

The following table shows the outstanding financial commitments whose contractual amount represents credit risk for the dates indicated:

	December 31, 2015	December 31, 2014	December 31, 2013
	(Dollars in Thousands)
Commitments to extend credit	$156,707	$140,287	$100,250
Letters of credit	2,464	1,491	768
Total	$159,171	$141,778	$101,018

For more information regarding Home State’s off-balance sheet arrangements, see Note 14 to Home State’s audited consolidated financial statements located elsewhere herein.

Deposits. Deposits are Home State’s primary source of funds. Total deposits as of December 31, 2015 were $725.9 million, an increase from $680.8 million at December 31, 2014. For the year ended December 31, 2015, total average deposits increased $45.1 million, or 6.9%, to $702.1 million from $657.0 million for the year ended December 31, 2014. The increase in average deposit balances is centered primarily in demand, interest-bearing demand accounts and money market accounts.

For the year ended December 31, 2015, average noninterest-bearing deposits increased 14.6%, or $21.3 million, to $167.0 million. At the same time, average NOW and money market deposits increased $22.9 million, or 15.7%, to $283.7 million at December 31, 2015 from $260.7 at December 31, 2014. Total average time deposits decreased $8.9 million, or 9.8%, from $99.9 million at December 31, 2014 to $91.0 million at December 31, 2015. The increase in average noninterest-bearing, NOW and money market deposits was primarily due to strategic marketing campaigns.

The following table sets forth the scheduled maturities of Home State’s time deposits in denominations of $100,000 or greater as of the dates indicated:

December 31, 2015
(Dollars in Thousands)
Three months or less
Over three months through six months	$7,408
Over six months through twelve months	18,305
Over twelve months	30,909
Total	$56,622

Borrowings. Home State had $25.0 million in unsecured lines of credit with correspondent financial institutions as of December 31, 2015. Home State had no borrowings on these lines of credit as of the year ended 2015.

Home State also has a borrowing arrangement with the FHLB that is secured by FHLB stock and a blanket lien on qualifying loan collateral. As of December 31, 2015, Home State’s net availability under this arrangement was $189.2 million. Advances outstanding as of December 31, 2015 totaled $36.2 million. The balance on the FHLB variable line of credit at December 31, 2015 was $33.7 million with an interest rate of 0.48%. Home State also has two FHLB term advances totaling $2.5 million at December 31, 2015 with maturities of April 2017 and August 2017 and interest rates of 5.63% and 6.38%.

For the Three Months Ended March 31, 2016 Compared to the Three Months Ended March 31, 2015; and as of March 31, 2016 Compared to December 31, 2015 and March 31, 2015

General

At March 31, 2016, Home State had approximately $873.7 million in total assets, $424.8 million in net loans, $755.1 million in total deposits and $86.4 million in shareholders’ equity. At December 31, 2015, Home State had approximately $877.2 million in total assets, $435.3 million in net loans, $725.9 million in total deposits and $80.7 million in shareholders’ equity. At March 31, 2015, Home State had approximately $837.3 million in total assets, $425.2 million in net loans, $697.7 million in total deposits and $78.0 million in shareholders’ equity.

For the three months ended March 31, 2016, Home State realized net income of $2.1 million or $7.38 per basic common share and $7.32 per diluted common share compared to net income of $2.2 million or $7.86 per basic common share and $7.79 per diluted common share for the three months ended March 31, 2015. The $0.1 million decrease in net income for the first quarter 2016 compared to the same period in 2015 was due primarily to a $0.8 million increase in noninterest expense, partially offset by a $0.4 million increase in net interest income and a $0.2 million increase in noninterest income. The $0.8 million increase in noninterest expense in the first quarter 2016 as compared to the same period in 2015 was primarily related to a $0.4 million increase in legal and professional fees, primarily due to Merger-related expenses and a $0.2 million increase in employee benefits primarily due to the merger and an increase in employee salaries and bonuses. The $0.4 million increase in net interest income was primarily related to a $7.5 million increase in average loans and a $39.4 million increase in average investments during the first quarter 2016 compared to the first quarter 2015.

Results of Operations

Net Interest Income and Margin. For the three months ended March 31, 2016, net interest income totaled $6.9 million compared to $6.5 million for the three months ended March 31, 2015. The $0.3 million increase in net interest income in the first quarter 2016 compared to the first quarter 2015 was due to a $0.4 million increase in interest income, partially offset by an increase in interest expense.

Interest income totaled $7.4 million for the three months ended March 31, 2016 compared to $6.9 million for the same period in 2015. The $0.5 million increase in interest income for the three months ended March 31, 2016 compared to the three months ended March 31, 2015 was primarily due to a $0.2 million increase in loan interest income and a $0.2 million increase in investment interest income. The average yield on interest-earning assets decreased to 3.50% for the three months ended March 31, 2016 down from 3.52% three months ended March 31, 2015.

Interest expense totaled $0.5 million for the three months ended March 31, 2016 and was relatively flat as compared to the three months ended March 31, 2015. Average interest-bearing liabilities increased $23.7 million in the first quarter 2016 compared to the same quarter in 2015. The average rate paid on interest-bearing liabilities increased to 0.34% for the three months ended March 31, 2016 from 0.32% three months ended March 31, 2015.

Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net interest margin. The net interest margin for the three months ended March 31, 2016 was 3.26% compared to 3.28% for the three months ended March 31, 2015.

The net interest spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities. For the three months ended March 31, 2016, Home State’s net interest spread was 3.16% compared to 3.19% for the same period in 2015. The decrease in net interest spread for the three months ended March 31, 2016, compared to the same period in 2015 resulted from a decrease in the yield on average interest-earning assets and an increase the cost of interest-bearing liabilities.

For the three months ended March 31, 2016, the yield on average interest-earning assets decreased to 3.50% from 3.52% for the same period in 2015. Cost of interest-bearing liabilities for the three months ended March 31, 2016 decreased to 0.34% from 0.32% for the same period in 2015. The decrease in the yield on average interest-earning assets was primarily attributable to decreased yield on loans and investments due to a decline in average rates earned on these assets. The increase in cost of funds was due to an increase in the costs of deposits and borrowings.

The following table shows Home State’s average balances of assets, liabilities and shareholders’ equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicated:

Distribution, Yield and Rate Analysis of Net Interest Income

	Three Months Ending March 31, 2016			Three Months Ending March 31, 2015
	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)	Average Balance	Interest Income/ Expense	Average Rate/Yield(1)
	(Dollars in Thousands)
Assets
Interest-earning assets:
Loans(1)	$441,171	$5,221	4.76%	$433,652	$5,045	4.72%
Investment securities — taxable	256,179	1,218	1.91%	223,199	971	1.76%
Investment securities — tax exempt	146,572	894	2.451%	139,041	873	2.55%
Other earning assets	3,776	50	5.30%	4,873	52	4.33%
Total interest-earning assets	847,698	$7,383	3.50%	800,765	$6,941	3.52%

Noninterest-earning assets:
Cash and due from banks	15,547			10,744
Other assets	12,899			12,761
Total Assets	$876,144			$824,270
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand	$309,693	$173	0.22%	$277,593	$146	0.21%
Money market	154,715	114	0.30%	143,791	96	0.27%
Savings	5,780	4	0.31%	6,038	5	0.34%
Time deposits	87,952	129	0.59%	92,622	138	0.60%
Repurchase agreements	28,034	24	0.34%	23,422	20	0.35%
Other borrowings	21,409	73	1.37%	40,457	59	0.59%
Total interest-bearing liabilities	607,583	517	0.34%	583,923	464	0.32%

Noninterest-bearing liabilities:
Demand deposits	179,361			159,513
Other liabilities	4,454			3,345

Stockholders’ equity	84,746			77,489

Total liabilities and stockholders’ equity	$876,144			$824,270
Net Interest Income		$6,866			$6,477

Net Interest Spread(2)			3.16%			3.19%
Net Interest Margin(3)			3.26%			3.28%

The following table sets forth, for the periods indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated in proportion to the relationship of the absolute dollar amount of the changes in each:

Rate/Volume Analysis of Net Interest Income

	Three Months Ended March 31, 2016 vs. 2015
	Increases (Decreases) Due to Change In
	Volume	Rate	Total
	(Dollars in Thousands)
Increase (decrease) in interest income:
Loans	$88	$88	$176
Investment securities - taxable	152	95	247
Investment securities — tax exempt	44	(23)	21
Other earning assets	46	(48)	(2)
Total interest income	330	112	442
(Increase) decrease in interest expense:
Interest-bearing demand	18	8	26
Money market	8	10	18
Savings	—	—	—
Time certificates of deposit	(7)	(2)	(9)
Repurchase agreements	4	—	4
Other borrowings	(7)	21	14
Total interest expense	16	37	53
Net interest income differential	$314	$75	$389

Provision for Credit Losses. Credit risk is inherent in the business of making loans. Home State sets aside an allowance for loan losses through charges to net income. The charges are shown on the income statements as provision for credit losses, and specifically identifiable and quantifiable losses are immediately charged off against the allowance. The periodic provision for credit loss expense is a reflection of the needed balance in the allowance for loan losses. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under “Allowance for Loan Losses.” Management believes that Home State maintained adequate balances of allowance for loan losses at March 31, 2016, December 31, 2015 and March 31, 2015.

Noninterest Income. Home State’s noninterest income is generated from several sources. Noninterest income is derived primarily from service charges and fees on deposit accounts. Income related to card interchange income is also a strong contributor to noninterest income. Also included in noninterest income was investment center income, fiduciary income and gains or losses realized on the sale of investment securities.

For the three months ended March 31, 2016, Home State recorded $1.8 million in noninterest income compared to $1.6 million for the first quarter of 2015 for an increase of $0.2 million primarily due to a $0.2 million increase in ATM and debit card income and a $0.1 million increase in gains on sales of securities, partially offset by a $0.1 million decline in investment center income.

Noninterest Expense. Noninterest expense, which is comprised primarily of salaries and employee benefits, occupancy and equipment, data processing, professional services, FDIC insurance, OREO and other expenses, totaled $6.6 million for the three months ended March 31, 2016 compared to $5.8 million for the three months ended March 31, 2015. The $0.8 million increase in noninterest expense in the first quarter 2016 as compared to the same quarter in 2015 was due to a $0.3 million increase in salaries and employee benefits, due to an increase in base salaries and bonuses and a $0.5 million increase in legal and professional fees, primarily due to Merger-related expenses.

Noninterest expenses reflect the direct expenses and related administrative expenses associated with staffing, maintaining and operating the branch facilities. Home State’s ability to control noninterest expenses in relation to asset growth can be measured in terms of noninterest expenses as a percentage of average interest-earning assets. Noninterest expenses measured as a percentage of average interest-earning assets was 3.11% for the three months ended March 31, 2016 and 2.90% for the three months ended March 31, 2015.

The following table sets forth the breakdown of noninterest expense for the periods indicated:

	March 31, 2016		March 31, 2015
	Amount	Percent of Total	Amount	Percent of Total
Salaries and employee benefits	$3,853	58.7%	$3,585	62.1%
Occupancy and equipment	629	9.6%	592	10.3%
Advertising and public relations	242	3.7%	367	6.3%
OREO expense	0	0.0%	6	0.2%
Other operating expense	1,838	28.0%	1,219	21.1%
Total noninterest expense	$6,562	100.0%	$5,769	100.0%

As a percentage of average total interest-earning assets	3.11%		2.90%
Efficiency ratio	75.70%		71.13%

Market Risk/Interest Rate Risk Management

Market Risk.  Market risk is the risk of loss from adverse changes in market prices and rates. Home State’s market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. Home State’s profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact Home State’s earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure.

Asset and liability management is concerned with the timing and magnitude of the repricing of assets and liabilities. It is the objective of Home State to control risks associated with interest rate movements. In general, management’s strategy is to match asset and liability balances within maturity categories to limit Home State’s exposure to earnings variations and variations in the value of assets and liabilities as interest rates change over time.

Interest Rate Risk. Interest rate risk occurs when assets and liabilities re-price at different times as interest rates change. Generally speaking, the rates of interest that Home State earns on its assets, and pays on its liabilities, are established contractually for specified periods of time. Market interest rates change over time and if a financial institution cannot quickly adapt to interest rate changes, it may be exposed to volatility in earnings. For instance, if Home State were to fund long-term fixed rate assets with short-term variable rate deposits, and interest rates were to rise over the term of the assets, the short-term variable rate deposits would rise in cost, adversely affecting net interest income. Similar risks exist when rate sensitive assets (for example, prime rate-based loans) are funded by longer-term fixed rate liabilities in a falling interest rate environment.

In the management of interest rate risk, Home State measures its interest rate sensitivity through the use of a simulation model. The model incorporates the contractual cash flows and re-pricing characteristics from each financial instrument, as well as certain management assumptions. The model also captures the estimated impacts of optionality and duration and their expected change due to changes in interest rates and the shape of the yield curve. Home State manages its interest rate risk through established policies and procedures. Home State measures both the potential short term change in earnings and the long term change in market value of equity on a monthly basis. Both measurements use immediate rate shocks that assume parallel shifts in interest rates up and down the yield curve in 100 basis point increments. There are seven scenarios comprised of rate changes up 500 basis points or down to 200 basis points. The objective of these various simulation scenarios is to optimize the risk/reward equation for Home State’s future earnings and capital. Based upon the results of these various simulations and evaluations, Home State is positioned to be moderately asset sensitive, with earnings increasing in a rising rate environment. If interest rates were to increase by 100 basis points on an immediate, parallel and sustained basis, Home State’s net interest income would increase by $1.3 million or 4.5% over the next 12 months. The following reflects Home State’s estimated net interest income sensitivity as of March 31, 2016:

	Increase/(Decrease) In Estimated Net Interest Income
	Amount	Percent
	(Dollars in Thousands)
Change in Interest Rates (basis points)
+500	$(1,149)	-3.8%
+400	$909	3.0%
+300	$1,769	5.9%
+200	$2,714	9.1%
+100	$1,344	4.5%
0	$—	0.0%
-100	$(105)	-0.3%
-200	$(93)	-0.3%

Liquidity and Capital Resources

Liquidity. Liquidity is Home State’s ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. Home State’s principal sources of liquidity have been growth in deposits, proceeds from the maturity of securities, and repayments from loans. To supplement its primary sources of liquidity, Home State maintains contingent funding sources, which include unsecured borrowing arrangements with its correspondent financial institutions. At March 31, 2016, Home State had a total borrowing capacity of $25.0 million. There were no amounts outstanding under these arrangements at March 31, 2016. In addition to available credit lines at correspondent financial institutions, Home State also has a borrowing arrangement with the FHLB. Home State has a blanket lien arrangement on qualifying loan collateral. As of March 31, 2016, Home State’s net availability under this arrangement was $215.5 million.

Capital Resources. Shareholders’ equity as of March 31, 2016 was $86.4 million as compared to $78.0 million as of March 31, 2015. The increase in shareholders’ equity over the aforementioned periods was primarily a result of the retention of consolidated net income, offset by dividends paid on Home State common stock. Home State is committed to maintaining capital at a level sufficient to assure shareholders, customers and regulators that Home State is financially sound and able to support its growth from retained earnings. Home State is subject to risk-based capital regulations adopted by the federal banking regulators. These guidelines are used to evaluate capital adequacy and are based on an institution’s asset risk profile and off-balance sheet exposure. The risk-based capital guidelines assign risk weightings to assets both on and off-balance sheet and place increased emphasis on common equity.

The following table provides the capital ratios for Home State on a consolidated basis and Home State Bank as of the dates indicated, along with the applicable regulatory capital requirements:

	Ratio at March 31, 2016	Ratio at March 31, 2015	Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer	Minimum Requirement for “Well-Capitalized” Institution at December 31, 2015
Common Equity Tier 1 Risk-Based Capital Ratio
Home State Consolidated	14.69%	N/A	7.00%	N/A
Home State Bank	13.83%	N/A	7.00%	6.50%

Tier 1 Risk-Based Capital Ratio
Home State Consolidated	14.69%	13.88%	8.50%	N/A
Home State Bank	13.83%	12.79%	8.50%	8.00%

Total Risk-Based Capital Ratio
Home State Consolidated	15.94%	15.13%	10.50%	N/A
Home State Bank	15.08%	14.05%	10.50%	10.00%

Leverage Ratio
Home State Consolidated	9.24%	9.13%	4.00%	N/A
Home State Bank	8.70%	8.41%	4.00%	5.00%

At March 31, 2016, all of Home State’s regulatory capital ratios were above minimum requirements for a “well-capitalized” institution.

Contractual Obligations

As of March 31, 2016, Home State had contractual obligations for the following payments, by type and period due:

	Contractual Obligations-Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
	(Dollars in Thousands)
Operating lease obligations	$367	$190	$56	$37	$84

Impact of Inflation

The impact of inflation on a financial institution differs significantly from such impact on other companies. Banks, as financial intermediaries, have assets and liabilities that tend to move in concert with inflation both as to interest rates and value. A bank can reduce the impact of inflation if it can manage its interest rate sensitivity gap. Home State attempts to structure its mix of financial instruments and manage its interest rate sensitivity gap in order to minimize the potential adverse effects of inflation or other market forces on its net interest income and therefore its earnings and capital. See the portion of this Management’s Discussion and Analysis section entitled “Market Risk/Interest Rate Risk Management.” Inflation has been moderate for the last several years and has had little or no effect on the financial condition and results of operations of Home State during the periods covered in this joint proxy statement/prospectus.

Financial Condition

Summary. Total assets were $873.7 million as of March 31, 2016, compared to $837.3 million as of March 31, 2015. Total assets increased from March 31, 2015 to March 31, 2016 by $36.4 million, or 4.3%. Total loans, net of allowance for loan losses, decreased $0.4 million to $424.8 million as of March 31, 2016, compared to $425.2 million as of March 31, 2015. Total deposits increased $57.4 million, or 8.2%, to $755.1 million as of March 31, 2016, compared to $697.7 million as of March 31, 2015.

Investment Portfolio. The main objectives of Home State’s investment portfolio are to support a sufficient level of liquidity while providing means to manage interest rate risk, generate an adequate level of interest income without taking undue risks and provide collateral for municipal pledging requirements. The portfolio of investment securities consists primarily of U.S. government agencies, mortgage-backed securities, and municipal securities. Home State’s portfolio is comprised of entirely of available-for-sale securities.

The following table summarizes the amortized cost, fair value and distribution of Home State’s investment securities as of the dates indicated:

	March 31, 2016		March 31, 2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available for sale
U.S. government-sponsored agency securities	$12,336	$12,376	$32,597	$32,650
Mortgage-backed securities	176,393	177,815	143,522	143,266
U.S. Treasury securities	4,921	5,015	9,919	10,095
Obligations of state and municipal subdivisions	196,146	200,419	184,446	187,538
Total	$389,796	$395,625	$370,484	$373,549

At March 31, 2016 the fair value of securities available for sale totaled $395.6 million, an increase of $22.1 million, or 5.9%, from $373.5 million at March 31, 2015. The increase in securities from March 31, 2015 to March 31, 2016 was primarily due to purchases of investments net of sales, maturities, calls and paydowns experienced in the security portfolio.

The available-for-sale securities portfolio had a net unrealized gain of $5.8 million at March 31, 2016 compared to net unrealized gain of $3.1 million at March 31, 2015. The net unrealized gain or loss on available-for-sale securities is excluded from net income and reported as a separate component of accumulated other comprehensive income or loss included in shareholders’ equity.

On an annual basis, Home State makes an assessment to determine whether there has been any credit or economic events to indicate that a security with an unrealized loss in the investment portfolio is impaired on an other-than-temporary basis. Home State considers many factors including the severity and duration of the impairment, the intent and ability for Home State to hold the security for a period of time sufficient for full recovery in value, recent downgrades in external credit ratings and other current events specific to the issuer or industry. Unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary by Home State.

The following table summarizes, as of March 31, 2016, the maturity characteristics of the investment portfolio, by investment category. Expected remaining maturities may differ from remaining contractual maturities because obligors may have the right to prepay certain obligations with or without penalties.

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in Thousands)
Available for Sale
U.S. government-sponsored agency securities	$10,072	1.0%			2.304				$12,376	1.0%
Mortgage-backed securities			$67,079	2.0%	$96,934	2.1%	$13,802	2.4%	177,815	2.1%
U.S. Treasury securities			5,015	1.7%					5,015	1.7%
Obligations of state and municipal subdivisions	15,248	2.9%	80,822	2.9%	85,746	3.8%	18,603	4.1%	200,419	3.4%
Total	$25,320		$152,916		$184,984		$32,405		$395,625

Loan Portfolio. Home State’s loan portfolio represents the largest single portion of invested assets, substantially greater than the investment portfolio or any other asset placement category. The quality and diversification of Home State’s loan portfolio are important considerations when reviewing Home State’s results of operations.

Total loans, net of allowance for loan losses, decreased to $424.3 million as of March 31, 2016, compared to $434.6 million as of December 31, 2015 and $425.0 million at as of March 31, 2015. The $10.2 million decrease from December 31, 2015 to March 31, 2016 was primarily a result of a decrease within Home State’s commercial real estate portfolio. As compared to March 31, 2015, Home State’s total loans, net of allowance for loan losses, decreased $0.7 million, primarily due to decreases commercial and municipal and other loans.

The following table sets forth the composition of Home State’s loan portfolio (excluding loans held for sale) as of the dates indicated:

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
	(Dollars in Thousands)
Commercial and residential real estate	$314,068	$325,554	$324,277	$317,558	$306,694
Construction	50,292	44,746	44,539	51,587	49,479
Commercial	44,515	46,552	48,108	51,747	47,962
Consumer	3,907	4,228	4,018	4,145	4,046
Municipal and other	20,526	22,474	24,044	25,507	26,661
Total gross loans	433,308	443,554	444,986	450,544	434,842
Deferred costs and (fees)	(506)	(641)	(638)	(587)	(596)
Loans, held for investment, net of deferred costs and fees	432,802	442,913	444,348	449,957	434,246
Less allowance for loan losses	(8,477)	(8,358)	(8,268)	(9,361)	(9,216)
Net loans, held for investment	$424,325	$434,555	$436,080	$440,596	$425,030

Nonperforming Assets. Nonperforming assets are comprised of loans on nonaccrual status, loans 90 days or more past due but not on nonaccrual status, loans restructured where the terms of repayment have been renegotiated resulting in a reduction or deferral of interest or principal (nonaccrual status), and OREO. Management generally places loans on nonaccrual status when they become 90 days past due, unless they are both fully secured and in process of collection. Loans may be restructured by management when a borrower has experienced some change in financial status causing an inability to meet the original repayment terms, where Home State believes the borrower will eventually overcome those circumstances and repay the loan in full. OREO consists of real property acquired through foreclosure or similar means that management intends to offer for sale.

Management’s classification of a loan as nonaccrual or restructured is an indication that there is reasonable doubt as to the full collectability of principal or interest on the loan. At this point, Home State stops recognizing income from the interest on the loan and reverses any uncollected interest that had been accrued but unpaid. If the loan deteriorates further due to a borrower’s bankruptcy or similar financial problems, unsuccessful collection efforts or a loss classification by regulators or auditors, the remaining balance of the loan is then charged off. These loans may or may not be collateralized, but collection efforts are continuously pursued.

Nonperforming loans as a percentage of total loans were 0.1% at each of March 31, 2016, December 31, 2015 and March 31, 2015. Home State had nonperforming loans totaling $0.3 million as of March 31, 2016 and December 31, 2015. Non-performing loans as of March 31, 2015 totaled $0.6 million. The decrease in nonperforming loan balances during the aforementioned period were a result of the general economy and an increase in real estate collateral values. Nonperforming assets consist of nonperforming loans and OREO. When appropriate or necessary to protect Home State’s interest, real estate taken as collateral on a loan may be taken by Home State through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as OREO. The OREO is carried on Home State’s financial statements as an asset, at fair value less estimated costs to sell. Home State periodically revalues the OREO properties and charges other expenses for any further valuation adjustments.

At least quarterly, or more frequently if warranted, loans which have been identified as impaired are reviewed to determine the fair value of the real estate collateral, and Home State charges off the portions of such loans considered uncollectible based upon this analyses.

The following table provides information with respect to the components of Home State’s nonperforming assets as of the dates indicated:

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(Dollars in Thousands)
Nonaccrual loans, not restructured	$120	$120	$264	$247	$331
Nonperforming troubled debt restructurings	202	208	124	219	225
Accruing loans past due 90 days or more	—	—	—	—	—
Total nonperforming loans (NPLs)	322	328	388	466	556
Other real estate owned and foreclosed assets	608	608	700	703	1,174
Total nonperforming assets (NPAs)	$930	$936	$1,088	$1,169	$1,730
Performing troubled debt restructurings	$778	$788	$819	$903	$917
Selected ratios:
NPLs to loans, held for investment, net of deferred costs and fees	0.07%	0.07%	0.09%	0.10%	0.13%
NPAs to total assets	0.11%	0.11%	0.11%	0.14%	0.21%

If nonaccrual loans outstanding during the quarters ending March 31, 2016, December 31, 2015 and March 31, 2015 had been current in accordance with their original terms, an immaterial amount of interest income would have been recorded. There was no income recognized on nonaccrual loans prior to impairment during the quarters ended March 31, 2016, December 31, 2015 and March 31, 2015.

Allowance for Loan Losses. The allowance for loan losses reflects management’s judgment of the level of allowance adequate to provide for probable incurred losses inherent in the loan portfolio as of the balance sheet date. On a quarterly basis, Home State assesses the overall adequacy of the allowance for loan losses, utilizing a disciplined and systematic approach which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. The adequacy of the allowance is determinable only on an approximate basis, since estimates as to the magnitude and timing of loan losses are not predictable because of the impact of external events.

The allowance for loan losses, which is charged against operating expense, is based upon relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy and credit documentation plus an amount for other factors that, in management’s judgment, deserve recognition in estimating probable incurred loan losses. These factors include, but are not limited to, historical charge-offs; estimated future loss in all significant loans; credit concentrations; certain classes or composition of loans; trends in the portfolio; delinquencies and nonaccruals; economic factors; and the experience of management.

	Three Months Ended March 31,
	2016	2015
	(Dollars in Thousands)
Balance, beginning of period	$8,358	$8,755
Loan charge-offs:
Commercial and residential real estate	—	—
Construction	—	—
Commercial	—	—
Consumer and other	(18)	(2)
Total loan charge-offs	(18)	(2)
Loan recoveries:
Commercial and residential real estate	53	2
Construction	67	162
Commercial	3	4
Consumer and other	14	170
Total loan recoveries	137	338
Net loan recoveries	119	336
Provision for loan losses	—	125
Balance, end of period	$8,477	$9,216

Home State continuously monitors the quality of loans held in its portfolio and maintains an allowance for loan losses which management believes is sufficient to absorb losses inherent in the loan portfolio. The allowance for loan loss at March 31, 2016 was $8.5 million. This represents a decrease of $0.7 million from the allowance of $9.2 million at March 31, 2015. The allowance represented 1.9% as of March 31, 2016 and 2.1% at March 31, 2015 of total loans held in its portfolio.

Management is committed to maintaining the allowance for loan losses at a level that is considered to be commensurate with estimated and known risks in the portfolio. Although the adequacy of the allowance is reviewed quarterly, management performs an ongoing assessment of the risks inherent in the portfolio. Real estate is the principal collateral for Home State’s loans. As of March 31, 2016, management believed the allowance to be adequate based on its assessment of the estimated and known risks in the portfolio. However, no assurance can be given that economic conditions which adversely affect our service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

Off-Balance Sheet Commitments. During the ordinary course of business, Home State will provide various forms of credit lines to meet the financing needs of its customers. These commitments to provide credit represent an obligation of Home State to its customers which is not represented in any form within the balance sheets of Home State. These commitments represent a credit risk to Home State. The effect on Home State’s revenues, expenses, cash flows and liquidity from the unused portion of the commitments to provide credit cannot be reasonably predicted because there is no guarantee that the lines of credit will ever be used.

The following table shows the outstanding financial commitments whose contractual amount represents credit risk for the dates indicated:

	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollars in Thousands)
Commitments to extend credit	$153,095	$156,707	$144,274
Letters of credit	2,421	2,464	1,189
Total	$155,516	$159,171	$145,463

For more information regarding Home State’s off-balance sheet arrangements, see Note 14 to Home State’s audited consolidated financial statements located elsewhere herein.

Deposits. Deposits are Home State’s primary source of funds. Total deposits as of March 31, 2016 were $755.1 million, an increase from $725.9 million at December 31, 2015. For the three months ended March 31, 2016, total average deposits increased $35.4 million, or 5.0%, to $737.5 million from $702.1 million for the year ended December 31, 2015. The increase in average deposit balances is centered primarily in demand, interest-bearing demand accounts and money market accounts. As compared to March 31, 2015, total average deposits increased $57.9 million, or 8.5%, from $679.6 million.

For the three months ended March 31, 2016, average noninterest-bearing deposits increased 7.4%, or $12.4 million, to a balance of $179.4 million. At the same time, average NOW and money market deposits increased $23.0 million, or 4.3%, to $558.1 million at March 31, 2016 from $535.1 at December 31, 2015 and increased $15.1 million from $520.0 million at March 31, 2015. Total average time deposits decreased $3.0 million, or 0.6%, from $91.0 million at December 31, 2015 to $88.0 million at March 31, 2016 and decreased $4.7 million, or 5.0%, as compared to March 31, 2015. The increase in average noninterest-bearing, NOW and money market deposits was primarily due to strategic marketing campaigns.

Borrowings. Home State had $25.0 million in unsecured lines of credit with correspondent financial institutions as of March 31, 2016. Home State had no borrowings on these lines of credit at March 31, 2016.

Home State also has a borrowing arrangement with the FHLB that is secured by FHLB stock and a blanket lien on qualifying loan collateral. As of March 31, 2016, the Home State’s net availability under this arrangement was $215.5 million. Advances outstanding as of March 31, 2016 totaled $2.5 million. The balance on the FHLB line at March 31, 2016 was related to two term advances with maturities of April 2017 and August 2017 and interest rates of 5.63% and 6.38%.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows as of May 3, 2016, the shares of Home State common stock beneficially owned by Home State’s directors, executive officers and owners of more than 5% of the issued and outstanding shares of Home State common stock. Unless otherwise indicated, each director, executive officer or 5% shareholder has sole voting power (or shares such power with his or her spouse or child) with respect to the shares set forth in the following table. The source of information provided in the table is Home State’s shareholders records and inquiries to its directors and officers.

Name and address of Director or Executive Officer	Amount and Nature of Beneficial Ownership of Common Stock		Ownership as % of Common Stock(1)

Mark Bower 2489 Glen Haven Dr. Loveland, CO 80537	1,500		*

John C. Cohagen 3939 95th Street Boulder, CO 80301	1,543		*

Ann M. Devereaux 436 Fillmore Street Denver, CO 80206	20,004	(2)	7.03%

Harry J. Devereaux 725 Breakwater Fort Collins, CO 80525	20,013	(3)	7.03%

Jack Devereaux, Jr. 6743 Avrum Drive Denver, CO 80221	20,004	(4)	7.03%

Roger Sample 1524 Brentford Lane Fort Collins, CO 80525	2,977	(5)	1.05%

Directors and Executive Officers as a Group (6 persons)	66,041	(6)	23.20%

Name and address of 5% Shareholder

Estate of Jack Devereaux 6743 Arvum Drive Denver, CO 80221	110,739	(7)	38.89%

Ann M. Devereaux 436 Fillmore Street Denver, CO 80206	20,004	(2)	7.03%

Harry J. Devereaux 725 Breakwater Fort Collins, CO 80525	20,013	(3)	7.03%

Jack Devereaux, Jr. 6743 Avrum Drive Denver, CO 80221	20,004	(4)	7.03%

Patricia Anne Devereaux 10371 Rossbury Place Los Angeles, CA 90064	20,004	(8)	7.03%

Notes:

*                 Indicates beneficial ownership of less than 1%.

(1)         Reflects 284,715 shares outstanding not on a fully-diluted basis (excluding 9,100 options outstanding as of May 3, 2016).

(2)         Includes 12,319 shares held by two trusts of which Ms. Ann Devereaux is the beneficiary. Excludes 4,551 shares held by adult children.

(3)         Includes 12,319 shares held by two trusts of which Mr. Harry Devereaux is the beneficiary. Excludes 3,034 shares held by adult children.

(4)         Includes 12,319 shares held by two trusts of which Mr. Jack Devereaux is the beneficiary. Excludes 4,551 shares held by adult children.

(5)         Includes 2,367 shares held by Mr. Sample’s spouse.

(6)         Excludes stock options for an aggregate 2,000 shares owned by Home State directors and executive officers as of May 3, 2016.

(7)         Ms. Ann Devereaux, Ms. Patricia Devereaux, Mr. Jack Devereaux, Jr. and Mr. Harry Devereaux are beneficiaries of the estate. The shares held by the estate have not been included as being beneficially owned by these persons.

(8)         Includes 12,319 shares held by two trusts of which Ms. Patricia Devereaux is the beneficiary.

DESCRIPTION OF GUARANTY CAPITAL STOCK

Authorized, Issued and Outstanding Shares of Capital Stock

Guaranty’s certificate of incorporation provides that Guaranty is authorized to issue, without stockholder action, a total of 40,000,000 shares of capital stock, consisting of 28,750,000 shares of voting common stock, par value $0.001 per share, 1,250,000 shares of non-voting common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in one or more series and with such terms and conditions, at such times and for such consideration, as Guaranty’s board of directors may determine. If Guaranty’s stockholders approve the Guaranty certificate of incorporation amendment proposal, the total number of shares of authorized voting common stock will increase to 38,750,000 shares, increasing the total number of shares of authorized capital stock to 50,000,000 shares.

As of the Guaranty record date: (i) [•] shares of voting common stock were issued and outstanding, including [•] shares of unvested stock awards; (ii) [•] shares of voting common stock were reserved for issuance under Guaranty’s 2015 Long-Term Incentive Plan; (iii) 1,019,000 shares of non-voting common stock were issued and outstanding; and (iv) no preferred stock was issued or outstanding.

Common Stock

The following description of Guaranty’s common stock summarizes the material terms and provisions of Guaranty’s voting common stock and non-voting common stock. References herein to “common stock” shall be deemed to include a reference to both Guaranty’s voting common stock and non-voting common stock, collectively.

Non-Voting Common Stock

The shares of non-voting common stock have rights identical to the voting common stock except that the non-voting common stock has no voting power and is not entitled to vote on any matter, other than to vote in the following circumstances: (i) if any proposed amendment, alteration or repeal of any provision of Guaranty’s certificate of incorporation would adversely affect the powers, preferences or rights of the non-voting common stock in a manner that would be materially adverse from the effect of any such amendment, alteration or repeal on the voting common stock, then the affirmative vote of a majority of the outstanding shares of non-voting common stock, voting separately as a class, will be required to authorize such amendment, alteration or repeal; and (ii) if otherwise required by law.

Subject to the additional restrictions described in the immediately following paragraph, any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of voting common stock at any time, but only if any required regulatory approvals have been received and there are a sufficient number of authorized but unissued shares of voting common stock to permit such conversion.

Notwithstanding the prior paragraph, the shares of non-voting common stock received in connection with a conversion of voting common stock or preferred stock are only convertible into shares of voting common stock by a holder who receives such shares by means of: (i) a widespread public distribution; (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of Guaranty; or (iii) a transfer to a transferee that would control more than 50% of the voting securities of Guaranty without any transfer from such transferor or its affiliates, as applicable (each of (i) - (iii), a “Widely Dispersed Offering”); provided, further, that in addition to being non-voting while held by any such holder or its affiliates, such shares of non-voting common stock will remain non-voting while held by any holder who receives such shares by means other than a Widely Dispersed Offering.

If Guaranty ceases to be a bank holding company, then all shares of non-voting common stock will automatically be converted in shares of voting common stock.

Any holder of voting common stock may elect to convert any number of shares of voting common stock into an equal number of shares of non-voting common stock with the prior approval of Guaranty’s board of directors acting in it is sole and absolute discretion or pursuant to a written agreement with Guaranty expressly providing for such conversion.

Voting Rights

Each share of voting common stock entitles the holder thereof to one vote on each matter for which stockholders are entitled to vote.

The holders of a majority in number of the total outstanding shares of stock of Guaranty entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. Matters are generally decided by the affirmative vote of a majority of the votes cast at any meeting of stockholders—the number of votes cast “FOR” the matter must exceed the number of votes cast “AGAINST” the matter. Guaranty’s board of directors is elected by a majority voting standard—each director nominee must receive a majority of votes cast to be elected (i.e., the number of votes cast for the director nominee must exceed the number of votes cast against that nominee). In a contested election, the standard for election of directors would be a plurality of the votes cast. Cumulative voting is not allowed.

Dividends

Holders of Guaranty common stock are entitled to dividends out of funds legally available for such dividends when, if and as declared by Guaranty’s board of directors. Beginning in May, 2013, Guaranty paid cash dividends of 2.5 cents per share to stockholders on a quarterly basis through November of 2013. Beginning February 25, 2014, Guaranty increased the quarterly cash dividend to 5 cents per share and has paid quarterly stockholder dividends at this level through the fourth quarter 2014. Beginning February 10, 2015 Guaranty’s board of directors increased the quarterly dividend of 10 cents per share. On February 2, 2016, Guaranty’s board of directors declared a quarterly dividend of 11.5 cents per share.

Guaranty’s ability to pay dividends is subject to the restrictions of the DGCL. Because Guaranty is a bank holding company with no significant assets other than its bank subsidiary, Guaranty Bank, it currently depends upon dividends from its bank subsidiary for the majority of its revenues. Various banking laws applicable to Guaranty Bank limit the payment of dividends, management fees and other distributions by the bank to Guaranty, and may therefore limit Guaranty’s ability to pay dividends on its common stock.

Under the terms of Guaranty’s trust preferred securities, including the related subordinated debentures, issued on June 30, 2003 and April 8, 2004, Guaranty cannot declare or pay any dividends or distributions (other than stock dividends) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Guaranty capital stock if: (i) an event of default under any of the subordinated debenture agreements has occurred and is continuing; or (ii) Guaranty defers payment of interest on the trust preferred securities (for a period of up to 60 consecutive months as long as Guaranty is in compliance with all covenants of the agreement).

Any future determination relating to dividend policy will be made at the discretion of Guaranty’s board of directors and will depend on a number of factors, including general business conditions, Guaranty’s financial results, future business prospects and capital requirements, contractual, legal, and regulatory restrictions on the payment of dividends by Guaranty to its stockholders or by the Guaranty Bank to Guaranty, and such other factors as Guaranty’s board of directors may deem relevant.

Liquidation; Dissolution

In event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of Guaranty, holders of Guaranty common stock have the right to receive ratably all of the assets remaining after payment of all of Guaranty’s debts and liabilities and liquidation preferences of any preferred stock then outstanding.

Registration Rights

Pursuant to the Investment Agreement, dated as of May 6, 2009, as amended, by and among Guaranty and the investors named therein (the “Investment Agreement”), Guaranty agreed to prepare and file a shelf registration statement with the SEC covering all shares of voting common stock issuable upon the conversion of Guaranty’s Series A Convertible Preferred Stock, including shares of voting common stock issuable upon the conversion or exchange of shares of non-voting common stock issued upon the conversion of our Series A Convertible Preferred

Stock. Guaranty currently has a registration statement and prospectus on file with the SEC that address this obligation. Such investors also have customary demand and piggyback registration rights.

Board Representation

Pursuant to the Investment Agreement, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P., together, have the right to appoint one member or one observer to the board of directors of each of Guaranty and Guaranty Bank.

Other Terms

Shares of Guaranty common stock are not liable to assessment or further call. The common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

At the direction of Guaranty’s board of directors, Guaranty may issue shares of preferred stock from time to time. The board may, without any action by the holders of Guaranty common stock:

•                  adopt resolutions to issue preferred stock in one or more classes or series;

•                  fix or change the number of shares constituting any class or series of preferred stock; and

•                  establish or change the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•                  general or special voting rights;

•                  preferential liquidation or preemptive rights;

•                  preferential cumulative or noncumulative dividend rights;

•                  redemption or put rights; and

•                  conversion or exchange rights.

Guaranty may issue shares of, or rights to purchase, preferred stock the terms of which might:

•                  adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, Guaranty common stock;

•                  discourage an unsolicited proposal to acquire Guaranty; or

•                  facilitate a particular business combination involving Guaranty.

Any of these actions could discourage a transaction that some or a majority of Guaranty’s stockholders might believe to be in their best interests or in which Guaranty’s stockholders might receive a premium for their stock over its then market price.

As of the date of this joint proxy statement/prospectus, no series of preferred stock is issued or outstanding.

Certain Anti-Takeover Provisions

Guaranty’s certificate of incorporation and bylaws contain a number of provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Guaranty, including provisions: (i) providing Guaranty’s board of directors with the power to fix from time to time the size of the board; (ii) providing the board with the exclusive power to fill vacancies on the board; (iii) providing that stockholders may act without a meeting only if a consent in writing is signed by all holders of our stock entitled to vote thereon; (iv) providing that special meetings of stockholders may be called only by the board, the Chairman of the Board or by stockholders who together own of record 25% or more of the outstanding shares of each class of stock entitled to vote at the meeting; (v) providing that stockholders must provide Guaranty with advance notice of stockholder nominees for director and other stockholder proposals in order for such matters to be considered at a stockholder meeting; and (vi) providing that the board may adopt, amend or repeal Guaranty’s bylaws by the affirmative vote of a majority of the directors. The foregoing provisions could impede a change of control.

However, as permitted by the DGCL, Guaranty’s certificate of incorporation provides that Guaranty has expressly elected not to be governed by Section 203 of the DGCL, which restricts business combinations with interested stockholders.

Restrictions on Ownership

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Guaranty. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of Guaranty’s voting stock. The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Guaranty, could constitute acquisition of control of the bank holding company.

Transfer Agent and Registrar

The transfer agent and registrar for Guaranty’s voting common stock is Computershare Trust Company, N.A.

NASDAQ Global Select Market Listing

As of the date of this joint proxy statement/prospectus, Guaranty’s voting common stock is quoted on the NASDAQ Global Select Market under the symbol “GBNK.”

EXPERTS

The consolidated financial statements of Guaranty as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and the effectiveness of Guaranty’s internal control over financial reporting as of December 31, 2015 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Home State as of December 31, 2015, 2014 and 2013, and for each of the years then ended, have been included in this joint proxy statement/prospectus in reliance upon the reports of Fortner, Bayens, Levkulich & Garrison, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Shapiro Bieging Barber Otteson LLP, Denver, Colorado, and Lewis Roca Rothgerber Christie LLP, Denver, Colorado, have delivered their opinions to Guaranty and Home State, respectively, as to certain United States federal income tax consequences of the Merger. Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger” beginning on page 112. The validity of the Guaranty common stock to be issued in connection with the Merger will be passed upon for Guaranty by Shapiro Bieging Barber Otteson LLP, Denver, Colorado.

OTHER MATTERS

As of the date of this document, neither the Guaranty board of directors nor the Home State board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before either the Guaranty special meeting or the Home State special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Guaranty to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This joint proxy statement/prospectus incorporates by reference the documents set forth below that Guaranty has previously filed with the SEC (File No. 000-51556) and all documents filed by Guaranty with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the respective special meetings of Guaranty’s stockholders and Home State’s shareholders (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

•                  Annual Report on Form 10-K for the year ended December 31, 2015;

•                  Definitive Proxy Statement for Guaranty’s annual meeting of stockholders filed on March 25, 2016;

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2016; and

•                  Current Reports on Form 8-K filed January 27, 2016, February 3, 2016, February 8, 2016, March 16, 2016, April 20, 2016 and May 4, 2016.

Guaranty files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Guaranty files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.

Neither Guaranty nor Home State has authorized anyone to give any information or make any representation about the Merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

CONSOLIDATED FINANCIAL STATEMENTS

AND INDEPENDENT AUDITORS’ REPORT

HOME STATE BANCORP AND SUBSIDIARY

December 31, 2014 and 2013

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Home State Bancorp

Loveland, Colorado

We have audited the accompanying consolidated financial statements of Home State Bancorp and Subsidiary, which are comprised of  the consolidated balance sheets as of  December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home State Bancorp and Subsidiary at December 31, 2015 and 2014 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Report on Consolidating Information

Our audits were conducted for the purpose of forming an opinion on the 2015 and 2014 consolidated financial statements as a whole.  The accompanying consolidating schedules on pages F-38 through F-42 are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies, and are not a required part of the consolidated financial statements.  The supplemental consolidating schedules are the responsibility of management and were derived from and relate directly to the underlying accounting and other records used to prepare the consolidated financial statements.  The supplemental consolidating schedules have been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling the information directly to the underlying accounting records used to prepare the consolidated financial statements and to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America.  In our opinion, the supplemental consolidating schedules are fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Fortner, Bayens, Levkulich & Garrison, P.C.

Denver, Colorado
March 28, 2016

Home State Bancorp and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
	(in thousands)
ASSETS

Cash and due from banks	$11,573	$12,781
Interest-bearing deposits	2,991	1,380
Total cash and cash equivalents	14,564	14,161

Certificates of deposit in banks	503	502
Investment securities available for sale	401,071	358,220
Nonmarketable equity securities	2,961	2,622

Loans held for sale	704	329

Loans	442,913	429,750
Less allowance for loan losses	(8,358)	(8,755)
Total loans	434,555	420,995

Accrued interest receivable	3,369	3,181
Foreclosed real estate	608	1,174
Premises and equipment, net	16,114	15,920
Other assets	2,710	2,581

	$877,159	$819,685

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$174,862	$161,585
Interest-bearing	550,999	519,207
Total deposits	725,861	680,792

Securities sold under agreement to repurchase	28,812	22,793
Federal Home Loan Bank borrowings	36,238	35,381
Accrued interest payable	34	42
Accrued expenses and other liabilities	5,560	5,604
Total liabilities	796,505	744,612

Commitments and contingencies (Notes 6, 14, and 19)

Stockholders’ equity
Common stock; $10 par value; 500,000 shares authorized; 283,165 and
280,615 shares issued and outstanding at December 31, 2015 and 2014	2,832	2,806
Additional paid-in capital	12,112	11,424
Notes receivable for issuance of common stock	(1,547)	(2,397)
Retained earnings	65,941	60,904
Accumulated other comprehensive income	1,316	2,336
Total stockholders’ equity	80,654	75,073

	$877,159	$819,685

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
	2015	2014
	(in thousands)
Interest income
Loans, including fees	$20,757	$20,045
Taxable investment securities	4,280	3,226
Tax exempt investment securities	3,570	3,297
Nonmarketable equity securities and other	168	132
Total interest income	28,775	26,700

Interest expense
Deposits	1,625	1,669
Securities sold under agreement to repurchase	90	54
Federal Home Loan Bank borrowings	241	222
Total interest expense	1,956	1,945

Net interest income	26,819	24,755

Provision for loan losses	(950)	1,000

Net interest income after provision for loan losses	27,769	23,755

Noninterest income
Service charges on deposit accounts	1,691	1,714
ATM and debit card	1,542	1,401
Investment center	1,086	1,252
Fiduciary activities	834	834
Merchant card processing	618	567
Mortgage banking	311	404
Net gain (loss) on sale of investment securities	192	(17)
Other income	678	707
	6,952	6,862
Noninterest expense
Salaries and employee benefits	13,913	13,528
Occupancy and equipment	2,251	2,150
Advertising and public relations	1,239	1,099
Foreclosed real estate	(52)	167
Other expense	6,263	4,667
	23,614	21,611

NET INCOME	$11,107	$9,006

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
	2015	2014
	(in thousands)

Net income	$11,107	$9,006

Other comprehensive income (loss)

Gross unrealized gains (losses) on securities available for sale	(828)	2,170
Reclassification adjustment for (gains) losses realized in net income	(192)	17

Total other comprehensive income (loss)	(1,020)	2,187

TOTAL COMPREHENSIVE INCOME	$10,087	$11,193

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Two Years ended December 31, 2015

						Accumulated
			Additional	Notes receivable		other
	Number	Common	paid-in	for issuance	Retained	comprehensive
	of shares	stock	capital	of common stock	earnings	income	Total
	(in thousands, except number of shares)

Balance at December 31, 2013	279,375	$2,794	$10,957	$(2,161)	$56,083	$149	$67,822

Redemption of common stock	(560)	(6)	(84)	—	(55)	—	(145)

Exercise of stock options	1,800	18	332	—	—	—	350

Loans advanced	—	—	—	(236)	—	—	(236)

Stock-based compensation expense	—	—	219	—	—	—	219

Net income	—	—	—	—	9,006	—	9,006

Other comprehensive income	—	—	—	—	—	2,187	2,187

Dividends declared		—	—	—	(4,130)	—	(4,130)

Balance at December 31, 2014	280,615	2,806	11,424	(2,397)	60,904	2,336	75,073

Redemption of common stock	(240)	(2)	(52)	—	(13)	—	(67)

Exercise of stock options	2,790	28	521	—	—	—	549

Loans advanced	—	—	—	(1,858)	—	—	(1,858)

Loan repayments	—	—	—	2,708	—	—	2,708

Stock-based compensation expense	—	—	219	—	—	—	219

Net income	—	—	—	—	11,107	—	11,107

Other comprehensive loss	—	—	—	—	—	(1,020)	(1,020)

Dividends declared	—	—	—	—	(6,057)	—	(6,057)

Balance at December 31, 2015	283,165	$2,832	$12,112	$(1,547)	$65,941	$1,316	$80,654

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2015	2014
	(in thousands)

Cash flows from operating activities
Net income	$11,107	$9,006
Adjustments to reconcile net income to net cash flows from operating activities
Provision for loan losses	(950)	1,000
Depreciation and amortization	934	876
Stock-based compensation expense	219	219
Net amortization on securities available for sale	3,538	2,763
Stock dividends on nonmarketable equity securities	(90)	(66)
Net (gain) loss on sale of securities available for sale	(192)	17
Net gain on sales of foreclosed real estate	(83)	(204)
Write-downs of foreclosed real estate	—	319
Equity in earnings of limited liability company	(16)	(9)
Net change in:
Loans held for sale	(375)	(184)
Accrued interest receivable	(188)	(299)
Accrued interest payable	(8)	(6)
Other assets and liabilities	243	(5)
Net cash provided by operating activities	14,139	13,427

Cash flows from investing activities
Purchase of certificates of deposit in banks and capitalized interest	(1)	—
Purchase of securities available for sale	(126,574)	(103,676)
Proceeds from maturities of securities available for sale	34,917	31,133
Proceeds from sales of securities available for sale	44,440	6,319
Purchase of nonmarketable equity securities	(3,026)	(3,845)
Proceeds from sale of nonmarketable equity securities	2,777	3,789
Investment in limited liability company	—	(5)
Distributions from limited liability company	15	—
Loan originations and principal collections, net	(12,670)	(16,115)
Proceeds from sales of foreclosed real estate	709	2,494
Acquisition of premises and equipment	(1,128)	(946)
Net cash used in investing activities	(60,541)	(80,852)

Cash flows from financing activities
Net change in deposits	45,069	38,175
Net change in securities sold under agreements to repurchase	6,019	4,915
Payments on Federal Home Loan Bank term advances	(93)	(87)
Net change in Federal Home Loan Bank line of credit	950	29,105
Cash advances on notes receivable for issuance of common stock	(1,662)	—
Cash payments on notes receivable for issuance of common stock	2,708	—
Redemption of common stock	(67)	(145)
Exercise of stock options	352	114
Dividends paid	(6,471)	(3,350)
Net cash provided by financing activities	46,805	68,727

Net change in cash and equivalents	403	1,302

Cash and equivalents at beginning of year	14,161	12,859

Cash and equivalents at end of year	$14,564	$14,161

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest expense	$1,964	$1,951

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

The accounting and reporting policies of Home State Bancorp and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry.  The following is a summary of the significant accounting and reporting policies:

Organization and Principles of Consolidation

Home State Bancorp (“HSB”) is a bank holding company that owns 100% of the common stock of Home State Bank (“the Bank”).  The entities are collectively referred to as “the Company.”  The accompanying consolidated financial statements include the consolidated totals of the accounts of HSB and the Bank.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Certain items in the prior year financial statements were reclassified to conform to the current year presentation.

Nature of Operations and Significant Group Concentrations of Credit Risk

The Company provides a full range of banking and mortgage services to individual and business customers, principally in Larimer and Boulder Counties, Colorado and surrounding areas.  A majority of the Company’s loans are related to real estate.  Borrowers’ abilities to honor their loans are dependent upon the continued economic viability of the areas in which the Company lends.  Note 5 discusses the types of lending in which the Company engages.  Note 3 discusses the types of securities in which the Company invests.

The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.  The Company’s primary regulators are the State of Colorado — Division of Banking and the Federal Reserve.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the fair value of financial instruments.  In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers’ operations and the liquidation of loan collateral.  In connection with the determination of the fair value of financial instruments, management obtains valuations from a third party investment pricing and interest rate risk modeling provider.

Management believes that the allowance for loan losses is adequate.  While management uses available information to recognize losses on loans, changes in economic conditions may necessitate revisions in future years.  In addition, various bank regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

These agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

Cash and cash equivalents include cash, transaction accounts at other institutions and interest-bearing balances at the Federal Home Loan Bank of Topeka and the Federal Reserve Bank.  For the Statement of Cash Flows, net cash flows are reported for customer loan and deposit transactions.

Balances in transaction accounts at other financial institutions and at the Federal Home Loan Bank of Topeka may exceed amounts covered by federal deposit insurance.  Management regularly evaluates the credit risk associated with other financial institutions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

Certificates of Deposit in Banks

Certificates of deposit in banks mature within one year and are carried at cost.

Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity are classified as “available for sale.”  Available for sale securities are stated at estimated fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of purchase premiums and accretion of purchase discounts.  Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment charge to earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which is recognized as an impairment charge to earnings, and 2) OTTI related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

Nonmarketable Equity Securities

The Company, as a member of the Federal Home Loan Bank of Topeka, is required to maintain an investment in the capital stock of the Federal Home Loan Bank.  Also, the Company maintains investments in the capital stock of Bankers’ Bank of the West Bancorp, Inc. and Pacific Coast Bankers’ Bancshares, Inc.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

No ready market exists for these stocks, and they have no quoted market value.  For reporting purposes, such stock is considered restricted and is carried at cost under the caption “nonmarketable equity securities.”

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value.  Net unrealized losses, if any, are recognized through a valuation allowance charged to earnings.  Income from sales of loans is recognized at the time of sale, and consists of origination fees, service release premiums, yield spread premiums and certain miscellaneous fees.  All loans are sold with recourse limited to certain events of default occurring within 120 days of the loans’ origination dates.  The Company does not retain servicing rights on loans sold.

Loans

The Company grants real estate, commercial and consumer loans to customers.  A substantial portion of the loan portfolio is represented by various types of real estate related loans in the Company’s market areas.  The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Past due loans are any loans for which payments of interest, principal or both have not been received within the timeframes designated by the loan agreements.  Loans with payments in arrears but for which borrowers have resumed making scheduled payments are considered past due until arrearages are brought current. Loans that experience insignificant payment delays or payment shortfalls generally are not considered past due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The accrual of interest on any loan is discontinued at the time the loan is 90 days past due unless the loan is well secured and in process of collection.  Additionally, loans are placed on nonaccrual at an earlier date if collection of principal or interest is considered doubtful.  When placing a loan on nonaccrual status, interest accrued to date is generally reversed and is charged against the current year’s interest income.  Payments received on a loan on nonaccrual status are applied against the balance of the loan. A loan is returned to accrual status when principal and interest are no longer past due and collectability is no longer doubtful.

Troubled debt restructurings are loans for which concessions in    terms have been made as a result of the borrower experiencing financial difficulty.  Generally, concessions granted to customers include lower interest rates and modification of the payment stream to lower or defer payments.  Interest on troubled debt restructurings is accrued under the new terms if the loans are performing and full collection of principal and interest is expected.  However, interest accruals are discontinued on troubled debt restructurings that meet the Company’s nonaccrual criteria.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Generally, loans are charged off in whole or in part no later than after they become significantly past due unless the loan is in the process of restructuring.  Charge off amounts are determined on a loan-by-loan basis and are based upon the carrying amount of loans and the amount estimated to be collectible as determined by analyses of expected future cash flows and the liquidation of loan collateral.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses, and is established through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the collectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components as follows:

1)        The specific component relates to loans that are considered impaired, and is comprised of valuation allowances calculated on a loan-by-loan basis. Impaired loans are all specifically identified loans for which it is probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement.  Factors considered by management in determining whether a loan is impaired include payment status, collateral value, the borrower’s financial condition and overall loan quality as determined by an internal loan grading system.

Included in impaired loans are all nonaccrual loans and all accruing troubled debt restructurings. Loans that experience insignificant payment delays or payment shortfalls generally are not considered impaired.  For impaired loans for which repayment is expected solely from the collateral, impairment is measured based on the fair value of the collateral.  For other impaired loans, impairment may be measured based on the fair value of the collateral or on the present value of expected future cash flows discounted at the loan’s original effective interest rate.  When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

2)        The general component relates to non-impaired loans, and is based on historical loss experience adjusted for the effects of qualitative factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio’s historical loss experience.  Qualitative factors include the following: economic conditions; industry conditions; changes in lending policies and procedures; trends in the volume and terms of loans; the experience, ability and depth of lending staff; levels and trends in delinquencies and impaired loans; levels and trends in charge-off and recovery activity; levels and trends of loan quality as determined by an internal loan grading system; portfolio concentrations.

Although the allowance contains a specific component, the entire allowance is available for any loan that, in management’s judgment, should be charged off.

On a quarterly basis, management estimates the allowance balance required using the criteria identified above in relation to the relevant risks for each of the Company’s major loan segments.  The significant overall risk factor for both the Company’s commercial and consumer portfolios is the strength of the real estate markets in the Company’s lending areas.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

The quality of the Company’s loan portfolio is assessed as a function of the levels of past due loans and impaired loans, and internal credit quality ratings which are updated quarterly by management. The ratings on the Company’s internal credit scale are broadly grouped into the categories “non-classified” and “classified.”  Non-classified loans are those loans with minimal identified credit risk, as well as loans with potential credit weaknesses which deserve management’s attention but for which full collection of contractual principal and interest is not significantly at risk.  Classified loans are those loans that have well-defined weakness that put full collection of contractual principal or interest at risk, and classified loans for which it is probable that the Company will not collect all contractual principal or interest are also considered impaired. The credit quality ratings are an important part of the Bank’s overall credit risk management process and are considered in the determination of the allowance for loan losses.

Determination of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance.  Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

Foreclosed Real Estate

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value when acquired (less an estimate of cost to sell), establishing a new cost basis.    If fair value declines subsequent to acquisition, a write-down is recorded through earnings.  Operating expenses relative to foreclosed real estate are expensed as incurred, while certain real estate improvements may be capitalized if the expenditures are likely to be recaptured upon disposition of the real estate.   Gain or loss on sale, if any, is recognized at the time of sale.

Premises and Equipment

Land is carried at cost.  Buildings, building improvements, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation for buildings and equipment is computed using the straight-line method over the estimated useful lives of the assets.  Amortization for leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the assets.  Maintenance and repairs, which do not extend the useful lives of premises and equipment, are charged to expense as incurred.

Income Taxes

The Company is taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, the Company neither pays corporate income taxes on its taxable income, nor is allowed a net operating loss carryover or carryback as a deduction.  Instead, the stockholders of the Company include their respective share of the Company’s consolidated taxable income or loss in their individual income tax returns.  Accordingly, no income taxes are reflected in the consolidated financial statements.

The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2012.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Stock Options

The Company measures the cost of employee services received in exchange for stock option awards based on the grant-date fair value of the awards, and recognizes compensation expense over the period in which employees are required to provide services for the awards.  The Company estimates the grant-date fair value of stock options using the Black-Scholes option pricing model, and the aggregate fair value of options granted is recorded as compensation expense over the options’ vesting periods.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income.  The only component of other comprehensive income consists of net unrealized holding gains and losses on securities available for sale, with no related tax effects due to the Company’s S Corporation status.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit, stand-by letters of credit and undisbursed loans in process.  These financial instruments are recorded in the consolidated financial statements when they are funded.  In conjunction with the determination of the allowance for loan losses, and using the same criteria, the Company also determines the extent of credit risk on its off-balance sheet financial instruments and whether there are probable incurred losses on those financial instruments for which a loss provision is necessary. The Company has determined that there is minimal credit risk on its off-balance sheet financial instruments, and accordingly has not established an allowance for those instruments that is separate from the allowance for loan losses.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished and, for loan participations sold, incoming cash flows on the base loan are allocated to all participants on a pro-rata basis.  Control over transferred assets is deemed to be relinquished when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

Trust Assets

Assets of the Company’s trust department, other than cash on deposit at the Bank, are not included in the accompanying financial statements because they are not assets of the Company.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Notes Receivable for Issuance of Common Stock

The Company has extended loans to certain employees to facilitate the employees’ exercise of stock options previously granted to them. The Company has also extended a loan to its 401(k) and employee stock ownership plan to facilitate the Plan’s purchase of Company stock directly from certain employees who borrowed to exercise their options.  These loans are secured by the stock purchased, and accordingly the outstanding balance of the loans are offset against the equity issued such that equity balances reflect only amounts for which the Company does not have a collateral interest in its own stock.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, excluding transaction costs. When measuring fair value, entities should maximize the use of observable inputs and minimize the use of unobservable inputs. The following describes the three levels of inputs that may be used to measure fair value:

Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 Inputs— Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 Inputs—Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Applicable Accounting Standards Updates

The Financial Accounting Standards Board recently issued Accounting Standards Update 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.  Under the new standard, certain equity investments are required to be carried at fair value, with changes in fair value recognized in net income. This applies to equity investments with readily determinable fair values that are not consolidated or carried on the equity method.  Debt securities classified as available-for-sale will continue to be carried at fair value with changes in fair value recorded through other comprehensive income.  The standard also reduces or eliminates several financial reporting disclosure requirements.  The standard is effective for the Company beginning January 1, 2019; however, for 2015 the Company has early adopted a provision that eliminates the disclosures of the fair values of financial instruments carried at amortized cost.  Other provisions of the standard are not expected to have a significant impact to the consolidated financial statements.

Subsequent Events

Management evaluates events occurring subsequent to the balance sheet date, through the date the financial statements are eligible to be issued, to determine whether the events require recognition or disclosure in the financial statements.  If a subsequent event evidences conditions existing at the balance sheet date, the effects are recognized in the financial statements (recognized subsequent event).  If a subsequent event evidences conditions arising after the balance sheet date, the effects are not recognized in the financial statements but rather disclosed in the notes to the financial statements (Non-recognized subsequent events).  The effects of subsequent events are only recognized if material, or disclosed if the financial statements would otherwise be misleading. With respect to the December 31, 2015 financial statements, management has considered subsequent events through March 28, 2016.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale

State and municipal	$193,724	$3,214	$(584)	$196,354
U.S. Government agency	19,429	24	(13)	19,440
U.S. Agency mortgage-backed	181,685	309	(1,644)	180,350
U.S. Treasury	4,917	10	—	4,927

	$399,755	$3,557	$(2,241)	$401,071

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale

State and municipal	$179,345	$3,654	$(1,116)	$181,883
U.S. Government agency	32,788	223	(170)	32,841
U.S. Agency mortgage-backed	128,899	616	(1,006)	128,509
U.S. Treasury	14,852	153	(18)	14,987

	$355,884	$4,646	$(2,310)	$358,220

The amortized cost and fair value of debt securities at December 31, 2015, by contractual maturity, is shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2015, the Company has U.S. Agency mortgage-backed obligations with a cost basis of $181,685,000 for which repayment of the obligations will follow the repayment of the underlying mortgages.  For the purpose of the following table, the entire outstanding balance of these mortgage-backed securities is categorized based on final maturity date.  At December 31, 2015, the Company estimates the average remaining life of these investment securities is 4.3 years.  Average remaining life is defined as the time span after which the principal balance has been reduced by half.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

	Available for Sale
	Amortized Cost	Fair Value
	(in thousands)

Due in one year or less	$34,328	$34,458
Due after one through five years	137,609	138,516
Due after five years through ten years	198,409	198,512
Due after ten years	29,409	29,585

	$399,755	$401,071

Information pertaining to debt securities available for sale, with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

	December 31, 2015
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)
State and municipal	$452	$48,937	$132	$9,584
U.S. Government Agency	13	2,300	—	—
U.S. Agency mortgage-backed	1,525	118,176	119	3,792

	$1,990	$169,413	$251	$13,376

	December 31, 2014
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)
State and municipal	$303	$25,553	$813	$31,502
U.S. Government Agency	—	—	170	7,401
U.S. Treasury	18	4,920	—	—
U.S. Agency mortgage-backed	409	40,607	597	26,129

	$730	$71,080	$1,580	$65,032

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

At December 31, 2015, unrealized losses are due to differences in market yields as compared to yields available at the time of purchase.  Management has performed analysis of investment credit quality and cash flows on securities with unrealized losses and does not believe any securities are impaired due to reasons of credit quality.  The Company has the ability and intent to hold investment securities for a period of time sufficient for a recovery of cost, and fair value is expected to recover as bonds approach maturity. Accordingly, as of December 31, 2015, management believes the impairments detailed in the table above are temporary.

In 2015, the Company recognized $334,000 in gains and $142,000 in losses on sales and early redemptions of investment securities.  In 2014, the Company recognized $-0- in in gains and $17,000 in losses on sales and early redemptions of investment securities.

Investment securities with a carrying value of $118,451,000 and $105,496,000 at December 31, 2015 and 2014 respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

NOTE 3 — NONMARKETABLE EQUITY SECURITIES

Nonmarketable equity securities are as follows:

	December 31,
	2015	2014
	(in thousands)

Federal Home Loan Bank of Topeka - common stock	$2,106	$1,743
Bankers’ Bank of the West Bancorp, Inc. - common stock	605	629
Pacific Coast Bankers’ Bancshares, Inc. - common stock	250	250

	$2,961	$2,622

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

	December 31,
	2015	2014
	(in thousands)

Real estate
Commercial	$227,952	$218,600
Construction, land and land development	44,746	40,257
Residential	87,204	78,668
Farmland	10,398	10,617
	370,300	348,142

Commercial and industrial	46,552	50,524
Municipal loans and leases	16,165	18,212
Consumer	4,228	4,092
Other	6,309	9,407

Total loans	443,554	430,377

Less unearned loan fees	(641)	(627)

Net loans	$442,913	$429,750

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Transactions in the allowance for loan losses are as follows:

	Two Years ended December 31, 2015
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	(in thousands)

Balance at December 31, 2013	$1,727	$4,550	$1,512	$441	$8,230
Provision for loan losses	(400)	(88)	828	660	1,000

Charge-offs	—	(415)	(888)	(448)	(1,751)
Recoveries	193	992	28	63	1,276
Net (charge-offs) recoveries	193	577	(860)	(385)	(475)

Balance at December 31, 2014	1,520	5,039	1,480	716	8,755

Provision for loan losses	(162)	(542)	(161)	(85)	(950)

Charge-offs	—	—	(31)	(69)	(100)
Recoveries	312	104	18	219	653
Net (charge-offs) recoveries	312	104	(13)	150	553

Balance at December 31, 2015	$1,670	$4,601	$1,306	$781	$8,358

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Components of the allowance for loan losses, and the related carrying amount of loans for which the allowance is determined, are as follows:

	December 31, 2015
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	( in thousands)
Allocation of Allowance To:
Impaired loans - evaluated individually	$—	$29	$—	$—	$29
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	29	—	—	29

Unimpaired loans - evaluated collectively	1,670	4,572	1,306	781	8,329
	$1,670	$4,601	$1,306	$781	$8,358

Recorded Investment In:
Impaired loans - evaluated individually	$—	$1,116	$—	$—	$1,116
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	1,116	—	—	1,116
Unimpaired loans - evaluated collectively	44,746	324,438	46,552	26,702	442,438
	$44,746	$325,554	$46,552	$26,702	$443,554

	December 31, 2014
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	( in thousands)
Allocation of Allowance To:
Impaired loans - evaluated individually	$—	$104	$189	$8	$301
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	104	189	8	301

Unimpaired loans - evaluated collectively	1,520	4,935	1,291	708	8,454
	$1,520	$5,039	$1,480	$716	$8,755

Recorded Investment In:
Impaired loans - evaluated individually	$—	$1,323	$193	$23	$1,539
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	1,323	193	23	1,539

Unimpaired loans - evaluated collectively	40,257	306,562	50,331	31,688	428,838
	$40,257	$307,885	$50,524	$31,711	$430,377

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Information relative to impaired loans is as follows:

	December 31, 2015					Year ended December 31, 2015
	Recorded Investment In Impaired Loans With No Valuation Allowance	Recorded Investment In Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance On Impaired Loans	Commitments To Extend Credit On Impaired Loans	Average Impaired Loans
	(in thousands)
Real estate
1-4 family residential	$1,014	$35	$1,049	$29	$—	$1,144
Commercial	67	—	67	—	—	76

Commercial and industrial	—	—	—	—	—	97

Consumer and other	—	—	—		—	12
	$1,081	$35	$1,116	$29	$—	$1,329

	December 31, 2014					Year ended December 31, 2014
	Recorded Investment In Impaired Loans With No Valuation Allowance	Recorded Investment In Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance On Impaired Loans	Commitments To Extend Credit On Impaired Loans	Average Impaired Loans
	(in thousands)
Construction, land and land development
1-4 family construction	$—	$—	$—	$—	$—	$505

Real estate
1-4 family residential	541	698	1,239	104	—	1,769
Commercial	84	—	84	—	—	951
Commercial and industrial	—	193	193	189	—	110

Consumer and other	—	23	23	8	—	211
	$625	$914	$1,539	$301	$—	$3,546

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Interest income recognized on impaired loans is immaterial to the financial statements for 2015 and 2014.

Information on loans classified as troubled debt restructurings (TDRs), included in impaired loans, is as follows:

	December 31, 2015
	TDRs - included in impaired loans	Portion of Valuation Allowance on Impaired Loans Attributable to TDR’s
	(in thousands)

Real estate
1-4 family residential	$929	$29
Commercial	67	—
	$996	$29

	December 31, 2014
	TDRs - included in impaired loans	Portion of Valuation Allowance on Impaired Loans Attributable to TDR’s
	(in thousands)
Real estate
1-4 family residential	$1,054	$55
Commercial	84	—
Consumer and other	23	8
	$1,161	$63

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

The carrying amounts of loans by performance status and credit quality indicator are as follows:

	December 31, 2015
	Loans By Past Due and Performance Status					Loans By Credit Quality Indicator
	Accruing Loans						Classified
	Current	30-89 Days Past Due	90 Days or More Past Due	Nonaccrual Loans	Total Loans	Non-classified	Non- impaired	Impaired
	(in thousands)
Construction, land and land development
1-4 family construction	$29,956	$199	$—	$—	$30,155	$30,152	$3	$—
Other	14,591	—	—		14,591	14,591	—	—

Real estate
1-4 family residential	69,188	125	—	328	69,641	68,561	31	1,049
Multifamily	17,563	—	—	—	17,563	17,563	—	—
Commercial	227,952	—	—	—	227,952	221,310	6,575	67
Farmland	10,398	—	—	—	10,398	10,398	—	—

Commercial and industrial	44,796	1,756	—	—	46,552	43,570	2,982	—

Consumer and other	26,678	24	—	—	26,702	26,702	—	—
	$441,122	$2,104	$—	$328	$443,554	$432,847	$9,591	$1,116

	December 31, 2014
	Loans By Past Due and Performance Status					Loans By Credit Quality Indicator
	Accruing Loans						Classified
	Current	30-89 Days Past Due	90 Days or More Past Due	Nonaccrual Loans	Total Loans	Non-classified	Non- impaired	Impaired
	(in thousands)
Construction, land and land development
1-4 family construction	$16,662	$—	$—	$—	$16,662	$16,656	$6	$—
Other	23,595	—	—	—	23,595	23,595	—	—

Real estate
1-4 family residential	62,487	—	—	415	62,902	59,407	2,256	1,239
Multifamily	15,766	—	—	—	15,766	15,766	—	—
Commercial	218,505	95	—	—	218,600	216,935	1,581	84
Farmland	10,617	—	—	—	10,617	10,617	—	—

Commercial and industrial	50,196	135	—	193	50,524	46,490	3,841	193

Consumer and other	31,658	49	4	—	31,711	31,686	2	23
	$429,486	$279	$4	$608	$430,377	$421,152	$7,686	$1,539

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 5 - FORECLOSED REAL ESTATE

A summary of activity in foreclosed real estate is as follows:

	Year ended December 31,
	2015	2014
	(in thousands)

Balance at beginning of year	$1,174	$3,783

Transfers from loans	60	—
Write-downs	—	(319)
Dispositions	(626)	(2,290)

Balance at end of year	$608	$1,174

Net expense from foreclosed real estate is as follows:

	Year ended December 31,
	2015	2014
	(in thousands)

Write-downs	$—	$319
Net realized loss (gain) on disposition	(83)	(204)
Net operating expenses	31	52

	$(52)	$167

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are as follows:

	December 31,
	2015	2014
	(in thousands)

Land and improvements	$5,709	$5,709
Buildings and leasehold improvements	17,274	16,725
Furniture and equipment	8,263	7,530
Assets in progress	167	346
	31,413	30,310

Less accumulated depreciation and amortization	(15,299)	(14,390)

	$16,114	$15,920

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

The Company leases certain facilities and equipment under various operating lease agreements which expire within five years.  Future minimum rent commitments under these leases, before consideration of renewal options available at expiration, are as follows:

Year Ending December 31,	(in thousands)

2016	$262
2017	15
$277

Total rent expense in 2015 and 2014, including equipment expenses, was $267,000 and $288,000 respectively.  Included in rent expense for 2015 and 2014 is $53,000 and $74,000, respectively, of rent paid expense to a limited liability company in which the Company has a 50% interest.

NOTE 7 — INVESTMENT IN LIMITED LIABILITY COMPANY

In 2006, the Company and an unrelated party formed Westgate Partners, LLC for the purpose of owning and renting commercial real estate.  The Company has a 50% interest in the LLC, and accounts for its interest using the equity method.  As of December 31, 2015 and 2014, the Company’s equity interest of  $704,000 and $703,000, respectively, is included as a component of “Other Assets.”

Condensed balance sheets and condensed statements of income for Westgate Partners, LLC are as follows:

CONDENSED BALANCE SHEETS

(unaudited)

	December 31,
	2015	2014
	(in thousands)

Assets
Cash	$61	$21
Premises, net	1,380	1,411

	1,441	1,432
Liabilities and equity
Liabilities	34	25
Equity	1,407	1,407

	$1,441	$1,432

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Year ended December 31,
	2015	2014
	(in thousands)

Rental income	$120	$105
Operating expenses	90	84

Net income	$30	$21

NOTE 8  — DEPOSITS

Interest-bearing deposits are summarized as follows:

	December 31,
	2015	2014
	(in thousands)

Money market and NOW accounts	$456,761	$418,002
Savings accounts	5,693	6,463

Time deposits
$250,000 and greater	22,352	20,727
Less than $250,000	66,193	74,015
Total time deposits	88,545	94,742

	$550,999	$519,207

Scheduled maturities of certificates of time deposits at December 31, 2015 are as follows:

Year Ending December 31,	(in thousands)

2016	$60,826
2017	20,310
2018	5,849
2019	1,300
2020	260

$88,545

NOTE 9 — SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to three days from the transaction date.  Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.  At December 31, 2015 and 2014, the Company had investment securities with a carrying value of $35,206,000 and $30,064,000, respectively, pledged as collateral to secure repurchase agreements.  The Company may be required to provide additional collateral based on fair values of the underlying securities.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 10 - FEDERAL HOME LOAN BANK BORROWINGS

Federal Home Loan Bank borrowings consisted of the following:

	December 31, 2015
	Range of Rates	Weighted Average Rate	Aggregate Advance Amount
			(in thousands)
Fixed rate term advances	5.63% - 6.38%	5.86%	$2,510
Variable rate line of credit	0.48%	0.48%	33,728
			$36,238

	December 31, 2014
	Range of Rates	Weighted Average Rate	Aggregate Advance Amount
			(in thousands)
Fixed rate term advances	5.63% - 6.38%	5.90%	$2,603
Variable rate line of credit	0.25%	0.25%	32,778
			$35,381

Interest on Federal Home Loan Bank borrowings is due monthly, and principal is due monthly for amortizing advances and is due at maturity for single-pay advances.  The contractual maturities of Federal Home Loan Bank borrowings at December 31, 2015 are as follows:

Year Ending December 31,	(in thousands)

2016	$33,829
2017	2,409
$36,238

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Borrowings from the Federal Home Loan Bank are secured by various real estate loans of the Company and by all the Company’s Federal Home Loan Bank stock.  At December 31, 2015 and 2014, the Company had loans of $323,787,000 and $313,296,000, respectively, pledged as collateral for advances.  The maximum the Company is eligible to borrow from the Federal Home Loan Bank is $225,389,000 at December 31, 2015.

NOTE 11 — FEDERAL FUNDS PURCHASED

The Company has an unsecured federal funds line at one of its correspondent banks with a maximum credit limit of $25,000,000 at December 31, 2015.  The line matures on August 31, 2016.  No amounts were outstanding under this line at December 31, 2015 and 2014.  The federal funds line is uncommitted, and funding requests made by the Company are subject to the lending institution’s approval and funding availability at the time of the request.

NOTE 12 - EMPLOYEE BENEFIT PLANS

401(k), Profit Sharing, and Employee Stock Ownership Plan

The Company has a 401(k) and profit sharing plan (“the Plan”) in which substantially all eligible employees participate.  Employees may contribute up to 100% of their compensation to the Plan, subject to certain limits based on federal tax laws.  The Company contributes to the plan at a minimum rate of 3% of participants’ compensation.  Additionally, at the discretion of management and the Board of Directors, the Company may make profit sharing contributions to the Plan.  The Company’s minimum contributions to the Plan immediately vest 100% to participants, while profit sharing contributions vest pro-rata over five years. During 2015 and 2014, expense attributable to the Plan was $350,000 and $326,000 respectively.  In 2014, the Plan was amended to add an employee stock ownership component wherein the Company can contribute, and the Plan own, Company stock. The Company can also contribute cash to the plan for the purpose of purchasing Company stock. In 2015 and 2014, all Company contributions to the Plan were in cash.

In 2015, the Company loaned the Plan $1,662,000 to facilitate the Plan’s purchase of shares of Company stock directly from existing shareholders. In 2015, the Plan made payments of $311,000 on the loan and at December 31, 2015 the balance of the loan is $1,351,000. The loan bears interest at a rate of 4.0%, is collateralized by the stock purchased, and matures December 31, 2019. However, annual payments are due in an amount equal to all available funds held by the Plan that have been designated by the Plan trustee to be used to release shares from collateral.  At December 31, 2015, the plan owns 11,239 shares of Company stock including 6,623 unencumbered shares purchased with existing Plan cash and 4,016 encumbered shares subject to the loan. As of March 28, 2016, the Company has not yet determined the number of encumbered shares to be released as collateral as a result of the 2015 loan payment.

Health Insurance Plan

The Company is partially self-insured for medical claims filed by its employees.  During 2015 and 2014, the Company paid medical claims of $801,000 and $810,000, respectively.

NOTE 13 — STOCK OPTION PLAN

The Company’s 2005 Employee Stock Option Plan (“the Plan”) allows for the Board of Directors or a designated committee of the Board to grant stock option awards to selected individuals that allow those individuals to purchase the Company’s common stock at specified prices per share.  The nature of the option awards - including Plan participants, terms, conditions and timing - are at the discretion of the Board or its designated committee, subject to certain limitations specified in the Plan. Both incentive and non-statutory stock options may be granted under the Plan. At December 31, 2014, the Plan matured and no additional option grants maybe awarded.

Under the terms of the Plan, option awards must be granted with an exercise price not less than the fair value of the Company’s stock at the date of grant.  Additionally, option awards are non-transferable and must vest to the recipients over a period of not less than three years.  Options granted, if unexercised, expire at the earlier of (1) ten years from the date of grant, or (2) 90 days subsequent to the date any Plan participant ceases to be an employee or affiliate of the Company.  Compensation expense attributable to stock options was $219,000 in 2015 and 2014.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

Information pertaining to the Plan is presented in the following table:

	Shares	Weighted average per- share exercise price	Aggregate intrinsic value (based on book value per share)	Weighted average remaining contractual term
Outstanding,
December 31, 2013	16,300	$214.73	$2,502,000	6.3 years

Granted	—
Forfeited	(600)	$226.52
Exercised	(1,800)	$194.03	$379,000

Outstanding,
December 31, 2014	13,900	$216.83	$704,000	5.6 years

Granted	—
Forfeited	(460)	$226.90
Exercised	(2,790)	$197.03

Outstanding,	10,650	$223.21	$656,000	5.0 years
December 31, 2015

Vested,	8,670	$219.11	$570,000	4.7 years
December 31, 2015

At December 31, 2015, there was $111,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of one year.

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, stand-by letters of credit, and commercial letters of credit.  Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.  The Company’s exposure to credit loss is represented by the contractual amount of these commitments.  The company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk:

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

	December 31,
	2015	2014
	(in thousands)
Commitments to extend credit	$156,707	$140,287
Letters of credit	2,464	1,491
	$159,171	$141,778

Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and real estate.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 15 - RELATED PARTY TRANSACTIONS

In the ordinary course of business the Company has transactions with principal shareholders, directors, executive officers and parties affiliated with these persons (collectively “related parties”). At December 31, 2015 and 2014, the Company has loans to related parties aggregating $9,586,000 and $1,647,000, respectively.  In management’s opinion the terms of these loans, including interest rates and collateral, were comparable to terms afforded non-related borrowers.

Deposits by related parties totaled $38,175,000 and $5,951,000 at December 31, 2015 and 2014, respectively.

NOTE 16 - REGULATORY MATTERS

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies.  Capital adequacy guidelines, and additionally for banks prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Basel III Capital Rules became effective for the Bank on January 1, 2015, subject to a phase-in for certain provisions.  Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of common equity tier 1 capital, tier 1 capital and total capital (as defined in the regulations) to risk-weighted assets (as defined), and of tier 1 capital to quarterly average assets (as defined).

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

At December 31, 2015, the Bank’s regulatory capital is comprised of the following:  1) Common equity tier 1 capital — consisting of common stock and related paid-in-capital, and retained earnings; 2) Additional tier 1 capital — there are no components of tier 1 capital beyond common equity tier 1 capital; 3) Tier 2 capital - consisting of a permissible portion of the allowance for loan losses; and 4) total capital - the aggregate of  all tier 1 and tier 2 capital.  In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include most components of accumulated other comprehensive income in common equity tier 1 capital.  At December 31, 2014, the Bank’s regulatory capital is comprised of the same components as at December 31, 2015, except that the regulations in effect at that time did not distinguish between common equity tier 1 and additional tier 1 capital.

When fully phased in on January 1, 2019, the Basel III capital rules will require the Bank to maintain a minimum ratio of common equity tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity tier 1 capital ratio as the buffer is phased in, effectively resulting in a minimum ratio of common equity tier 1 capital to risk-weighted assets of 7% upon full phase in).  The Bank will also be required to maintain a tier 1 capital to risk-weighted assets ratio of 6.0% (8.5% including the capital conservation buffer), a total capital to risk-weighted assets ratio of 8.0% (10.5% including the capital conservation buffer), and a tier 1 capital to quarterly average assets ratio of 4.0%.

The aforementioned capital conservation buffer phases in at 0.625% annually over a four year period beginning January 1, 2016, and is designed to absorb losses during periods of economic stress.  Banking institutions with capital ratios above the base minimums but below the effective minimums (which include the buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The following table presents actual and required capital ratios as of December 31, 2015 for the Bank under the Basel III Capital Rules.  The minimum required capital amounts presented include the minimum required capital levels as of December 31, 2015 based on the phase-in provisions of the Basel III Capital Rules and the minimum required capital levels as of January 1, 2019 when the Basel III Capital rules have been fully phased-in, and include the capital conservation buffer.  Capital levels required to be considered well capitalized are based on prompt corrective action regulations, as amended to reflect changes under the Basel III Capital Rules.

	Actual		Minimum required for capital adequacy purposes- Basel III phase-in schedule		Minimum required for capital adequacy purposes- Basel III fully phased-in		Required to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2015
Home State Bank
Total capital (to risk weighted assets)	$81,366	14.40%	$45,218	8.0%	$59,348	10.5%	$56,522	10.0%
Tier 1 capital (to risk weighted assets)	74,285	13.14%	33,913	6.0%	$48,044	8.5%	45,218	8.0%
Common equity tier 1 capital (to risk weighted assets)	74,285	13.14%	25,435	4.5%	$39,566	7.0%	36,739	6.5%
Tier 1 capital (to average assets)	74,285	8.52%	34,880	4.0%	$34,880	4.0%	43,600	5.0%

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

The following table presents the Bank’s actual and required capital ratios as of December 31, 2014 under the regulatory capital rules then in effect

	Actual		Minimum required for capital adequacy purposes		Required to be considered well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
Total capital (to risk weighted assets)	$73,918	14.77%	$40,031	8.0%	$50,039	10.0%
Tier 1 capital (to risk weighted assets)	67,633	13.52%	20,016	4.0%	30,023	6.0%
Tier 1 capital (to average assets)	67,633	8.44%	32,069	4.0%	40,086	5.0%

Regulatory authorities can initiate certain mandatory actions if the Bank fails to meet the minimum capital requirements, which could have a direct and material effect on the Company’s financial statements. Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject and that the Bank exceeds the minimum levels necessary to be considered “well capitalized”.

NOTE 17 — STOCKHOLDERS’ EQUITY

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Dividends declared by the Bank that exceed the retained net income for the most current year plus retained net income for the preceding two years must be approved by its state regulatory agency.  In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below the minimum capital requirements.

Shareholder Agreements

The Company has agreements with each of its shareholders that grant the Company the right of first refusal on sales and other transfers of Company stock.  If the Company does not exercise its purchase option for proposed sales or other transfers, existing shareholders shall also be granted a purchase option.  The agreements also prohibit the sale or transfer of the Company’s stock to shareholders ineligible as S Corporation shareholders under the Internal Revenue Code, and prohibit shareholders from pledging or encumbering their shares without approval of the Company’s Board of Directors.

Notes Receivable for Issuance of Common Stock

The Company has extended loans to certain employees to facilitate the employees’ exercise of stock options previously granted to them.  These loans are secured by the stock purchased and have a fixed interest rate of 1.50%.  Principal and interest on the loans is due at maturity in 2016. As described in Note 12, the Company also has a loan to its 401(k) and employee stock ownership plan that is secured by stock purchased by the Plan. The balance of these loans is $1,547,000 and $2,397,000 at December 31, 2015 and 2014, respectively.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE 18 — DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Loans Held For Sale - The Company does not record loans held for sale at fair value on a recurring basis.  However, from time to time, fair value adjustments are recorded on these loans to reflect declines in value based on commitments in hand from investors or prevailing investor yield requirements (level 2).

Impaired Loans - The Company does not record loans at fair value on a recurring basis. However, from time to time, valuation allowances are recorded on impaired loans to reflect (1) the current appraised or market-quoted value of the underlying collateral, or (2) the discounted value of expected cash flows. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for impaired loans measured for impairment based upon the value of the collateral are obtained from independent appraisers or other third-party consultants, and for other impaired loans are based on discounted cash flow analyses (level 3).

Foreclosed Real Estate — The Company does not record foreclosed real estate at fair value on a recurring basis.  However, from time to time, fair value adjustments are recorded on these properties to reflect the current appraised value (less an estimate of cost to sell).  In some cases, the properties for which appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable.  Fair value estimates for foreclosed real estate are obtained from independent appraisers or management’s estimates based on the significance of the property (level 3).

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a non-recurring basis:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)
December 31, 2015

Debt securities available for sale

State and municipal	$—	$196,354	$—	$196,354
U.S. Government agency	—	19,440	—	19,440
U.S. Agency mortgage-backed	—	180,350	—	180,350
U.S. Treasury	—	4,927	—	4,927

	$—	$401,071	$—	$401,071

December 31, 2014
Debt securities available for sale

State and municipal	$—	$181,883	$—	$181,883
U.S. Government agency	—	32,841	—	32,841
U.S. Agency mortgage-backed	—	128,509	—	128,509
U.S. Treasury	—	14,987	—	14,987

	$—	$358,220	$—	$358,220

During 2015 and 2014, there were no changes or amount in Level 3 assets or liabilities recorded at fair value on a recurring basis.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a non-recurring basis:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)

December 31, 2015
Loans held for sale	$—	$704	$—	$704
Impaired loans	—	—	6	6
Foreclosed real estate	—	—	608	608

December 31, 2014
Loans held for sale	$—	$329	$—	$329
Impaired loans	—	—	613	613
Foreclosed real estate	—	—	1,174	1,174

At December 31, 2015, impaired loans with a contractual value of $35,000 are carried at their estimated fair value of $6,000.  The valuation allowance of $29,000 has been recorded through the provision for loan losses.  At December 31, 2014, impaired loans with a contractual value of $914,000 are carried at their estimated fair value of $613,000.  The valuation allowance of $301,000 has been recorded through the provision for loan losses.

At December 31, 2015 and 2014, there are no valuation allowances on foreclosed real estate or loans held for sale.

NOTE 19 — COMPANY INCOME TAX STATUS AS AN S CORPORATION

In 2016, in connection with due diligence related to a pending merger discussed in Note 20, the Company identified technicalities that make its original S corporation election invalid.  The Company is preparing a private letter ruling request to the Internal Revenue Service to recognize the Company as an S corporation from the intended effective date of the original election, and based on the nature of the defects in the original election the Company expects the ruling request to be successful.  However, in the event of an unsuccessful ruling request, the Company would be treated as a C corporation and required to file income tax returns as a taxable entity for all tax years open under statute.  This would have a material impact on the Company’s consolidated financial statements as taxes, penalties and interest for open tax years are estimated to be approximately $12,400,000.

NOTE 20 — SUBSEQUENT EVENTS

In March 2016, the Company entered into a definitive agreement to be acquired by, and merged with and into, Guaranty Bancorp through the shareholders’ exchange of all the Company’s common stock for cash and stock of Guaranty (NASDAQ:  GBNK).   The transaction is subject to regulatory approval, shareholder approval and customary closing conditions, and is expected to close in the third quarter of 2016.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2015 and 2014

SUPPLEMENTAL CONSOLIDATING SCHEDULES

Home State Bancorp and Subsidiary

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

	December 31, 2015

	(in thousands)

			Consolidating
	Home State Bank	Home State Bancorp	entries	Consolidated

ASSETS

Cash and due from banks	$11,573	$2,658	$(2,658)	$11,573
Interest-bearing deposits	2,991	4,084	(4,084)	2,991
Total cash and equivalents	14,564	6,742	(6,742)	14,564

Certificates of deposit in banks	503	—	—	503
Investment securities available for sale	401,071	—	—	401,071
Nonmarketable equity securities	2,961	—	—	2,961
Investment in Home State Bank	—	75,601	(75,601)	—

Loans held for sale	704	—	—	704

Loans	442,913	—	—	442,913
Less allowance for loan losses	(8,358)		—	(8,358)
Total loans	434,555	—	—	434,555

Accrued interest receivable	3,368	1	—	3,369
Foreclosed real estate	608	—	—	608
Premises and equipment, net	16,114	—	—	16,114
Other assets	2,710	—	—	2,710

	$877,158	$82,344	$(82,343)	$877,159

LIABILITIES AND
STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$177,520	$—	$(2,658)	$174,862
Interest-bearing	555,083	—	(4,084)	550,999
Total deposits	732,603	—	(6,742)	725,861

Securities sold under agreement to repurchase	28,812	—	—	28,812
Federal Home Loan Bank borrowings	36,238	—	—	36,238
Accrued interest payable	34	—	—	34
Accrued expenses and other liabilities	3,870	1,690	—	5,560
Total liabilities	801,557	1,690	(6,742)	796,505

Stockholders’ equity
Common stock	2,442	2,832	(2,442)	2,832
Additional paid-in capital	3,682	12,112	(3,682)	12,112
Notes receivable for issuance of common stock	—	(1,547)	—	(1,547)
Retained earnings	68,161	65,941	(68,161)	65,941
Accumulated other comprehensive income	1,316	1,316	(1,316)	1,316
Total stockholders’ equity	75,601	80,654	(75,601)	80,654

	$877,158	$82,344	$(82,343)	$877,159

Home State Bancorp and Subsidiary

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

	December 31, 2014

	(in thousands)

			Consolidating
	Home State Bank	Home State Bancorp	entries	Consolidated

ASSETS

Cash and due from banks	$12,781	$2,389	$(2,389)	$12,781
Interest-bearing deposits	1,380	4,565	(4,565)	1,380
Total cash and equivalents	14,161	6,954	(6,954)	14,161

Certificates of deposit in banks	502	—	—	502
Investment securities available for sale	358,220	—	—	358,220
Nonmarketable equity securities	2,622	—	—	2,622
Investment in Home State Bank	—	69,969	(69,969)	—

Loans held for sale	329	—	—	329

Loans	429,526	224	—	429,750
Less allowance for loan losses	(8,755)	—	—	(8,755)
Total loans	420,771	224	—	420,995

Accrued interest receivable	3,150	31	—	3,181
Foreclosed real estate	1,174	—	—	1,174
Premises and equipment, net	15,920	—	—	15,920
Other assets	2,581	—	—	2,581

	$819,430	$77,178	$(76,923)	$819,685

LIABILITIES AND
STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$163,974	$—	$(2,389)	$161,585
Interest-bearing	523,772	—	(4,565)	519,207
Total deposits	687,746	—	(6,954)	680,792

Securities sold under agreement to repurchase	22,793	—	—	22,793
Federal Home Loan Bank borrowings	35,381	—	—	35,381
Accrued interest payable	42	—	—	42
Accrued expenses and other liabilities	3,499	2,105	—	5,604
Total liabilities	749,461	2,105	(6,954)	744,612

Stockholders’ equity
Common stock	2,442	2,806	(2,442)	2,806
Additional paid-in capital	3,463	11,424	(3,463)	11,424
Notes receivable for issuance of common stock	—	(2,397)	—	(2,397)
Retained earnings	61,728	60,904	(61,728)	60,904
Accumulated other comprehensive income	2,336	2,336	(2,336)	2,336
Total stockholders’ equity	69,969	75,073	(69,969)	75,073

	$819,430	$77,178	$(76,923)	$819,685

Home State Bancorp and Subsidiary

SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME

	Year ended December 31, 2015
	(in thousands)

			Consolidating
	Home State Bank	Home State Bancorp	entries	Consolidated

Interest income
Loans, including fees	$20,691	$66	$—	$20,757
Taxable investment securities	4,280	—	—	4,280
Tax exempt investment securities	3,570	—	—	3,570
Nonmarketable equity securities and other	168	19	(19)	168
Total interest income	28,709	85	(19)	28,775

Interest expense
Deposits	1,644	—	(19)	1,625
Securities sold under agreement to repurchase	90	—	—	90
Federal Home Loan Bank borrowings	241	—	—	241
Total interest expense	1,975	—	(19)	1,956

Net interest income	26,734	85	—	26,819

Provision for loan losses	(950)	—	—	(950)

Net interest income after provision for loan losses	27,684	85	—	27,769

Noninterest income
Service charges on deposit accounts	1,691	—	—	1,691
ATM and debit card	1,542	—	—	1,542
Investment center	1,086	—	—	1,086
Fiduciary activities	834	—	—	834
Merchant card processing	618	—	—	618
Mortgage banking	311	—	—	311
Net gain on sale of investment securities	192	—	—	192
Other income	678	—	—	678
	6,952	—	—	6,952
Noninterest expense
Salaries and employee benefits	13,913	—	—	13,913
Occupancy and equipment	2,251	—	—	2,251
Advertising and public relations	1,239	—	—	1,239
Foreclosed real estate	(52)	—	—	(52)
Other expense	5,647	616	—	6,263
	22,998	616	—	23,614

Income before equity in income of subsidiary	11,638	(531)	—	11,107

Equity in income of subsidiary	—	11,638	(11,638)	—

NET INCOME	$11,638	$11,107	$(11,638)	$11,107

Home State Bancorp and Subsidiary

SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME

	Year ended December 31, 2014
	(in thousands)

			Consolidating
	Home State Bank	Home State Bancorp	entries	Consolidated

Interest income
Loans, including fees	$20,009	$36	$—	$20,045
Taxable investment securities	3,226	—	—	3,226
Tax exempt investment securities	3,297	—	—	3,297
Nonmarketable equity securities and other	132	19	(19)	132
Total interest income	26,664	55	(19)	26,700

Interest expense
Deposits	1,688	—	(19)	1,669
Securities sold under agreement to repurchase	54	—	—	54
Federal Home Loan Bank borrowings	222	—	—	222
Total interest expense	1,964	—	(19)	1,945

Net interest income	24,700	55	—	24,755

Provision for loan losses	1,000	—	—	1,000

Net interest income after provision for loan losses	23,700	55	—	23,755

Noninterest income
Service charges on deposit accounts	1,714	—	—	1,714
ATM and debit card	1,401	—	—	1,401
Investment center	1,252	—	—	1,252
Fiduciary activities	834	—	—	834
Merchant card processing	567	—	—	567
Mortgage banking	404	—	—	404
Net loss on sale of investment securities	(17)	—	—	(17)
Other income	707	—	—	707
	6,862	—	—	6,862
Noninterest expense
Salaries and employee benefits	13,528	—	—	13,528
Occupancy and equipment	2,150	—	—	2,150
Advertising and public relations	1,099	—	—	1,099
Foreclosed real estate	167	—	—	167
Other expense	4,588	79	—	4,667
	21,532	79	—	21,611

Income before equity in income of subsidiary	9,030	(24)	—	9,006

Equity in income of subsidiary	—	9,030	(9,030)	—

NET INCOME	$9,030	$9,006	$(9,030)	$9,006

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Home State Bancorp

Loveland, Colorado

We have audited the accompanying consolidated financial statements of Home State Bancorp and Subsidiary, which are comprised of  the consolidated balance sheets as of  December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home State Bancorp and Subsidiary at December 31, 2014 and 2013 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Report on Consolidating Information

Our audits were conducted for the purpose of forming an opinion on the 2014 and 2013 consolidated financial statements as a whole.  The accompanying consolidating schedules on pages F-45 through F-49 are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies, and are not a required part of the consolidated financial statements.  The supplemental consolidating schedules are the responsibility of management and were derived from and relate directly to the underlying accounting and other records used to prepare the consolidated financial statements.  The supplemental consolidating schedules have been subjected to the auditing procedures applied in the audits of the consolidated financial statements and certain additional procedures, including comparing and reconciling the information directly to the underlying accounting records used to prepare the consolidated financial statements and to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America.  In our opinion, the supplemental consolidating schedules are fairly stated in all material respects in relation to the consolidated financial statements as a whole.

/s/ Fortner, Bayens, Levkulich & Garrison, P.C.

Denver, Colorado

March 30, 2015

Home State Bancorp and Subsidiary

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
	(in thousands)
ASSETS

Cash and due from banks	$12,781	$11,776
Interest-bearing deposits	1,380	1,083
Total cash and cash equivalents	14,161	12,859

Certificates of deposit in banks	502	502
Investment securities available for sale	358,220	292,589
Nonmarketable equity securities	2,622	2,500

Loans held for sale	329	145

Loans	429,750	414,110
Less allowance for loan losses	(8,755)	(8,230)
Total loans	420,995	405,880

Accrued interest receivable	3,181	2,882
Foreclosed real estate	1,174	3,783
Premises and equipment, net	15,920	15,850
Other assets	2,581	2,513

	$819,685	$739,503

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$161,585	$145,086
Interest-bearing	519,207	497,531
Total deposits	680,792	642,617

Securities sold under agreement to repurchase	22,793	17,878
Federal Home Loan Bank borrowings	35,381	6,363
Accrued interest payable	42	48
Accrued expenses and other liabilities	5,604	4,775
Total liabilities	744,612	671,681

Commitments (Notes 6 and 14)

Stockholders’ equity
Common stock; $10 par value; 500,000 shares authorized; 280,615 and 279,375 shares issued and outstanding at December 31, 2014 and 2013	2,806	2,794
Additional paid-in capital	11,424	10,957
Notes receivable for issuance of common stock	(2,397)	(2,161)
Retained earnings	60,904	56,083
Accumulated other comprehensive income	2,336	149
Total stockholders’ equity	75,073	67,822

	$819,685	$739,503

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31,
	2014	2013
	(in thousands)
Interest income
Loans, including fees	$20,045	$19,445
Taxable investment securities	3,226	2,418
Tax exempt investment securities	3,297	2,841
Nonmarketable equity securities and other	132	46
Total interest income	26,700	24,750

Interest expense
Deposits	1,669	1,787
Securities sold under agreement to repurchase	54	49
Federal Home Loan Bank borrowings	222	201
Total interest expense	1,945	2,037

Net interest income	24,755	22,713

Provision for loan losses	1,000	1,000

Net interest income after provision for loan losses	23,755	21,713

Noninterest income
Service charges on deposit accounts	1,714	1,819
ATM and debit card	1,401	1,322
Investment center	1,252	1,129
Fiduciary activities	834	755
Merchant card processing	567	451
Mortgage banking	404	917
Net gain (loss) on sale of investment securities	(17)	283
Other income	707	621
	6,862	7,297
Noninterest expense
Salaries and employee benefits	13,528	13,354
Occupancy and equipment	2,150	2,034
Advertising and public relations	1,099	963
Foreclosed real estate	167	267
Other expense	4,667	4,557
	21,611	21,175

NET INCOME	$9,006	$7,835

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years ended December 31,
	2014	2013
	(in thousands)

Net income	$9,006	$7,835

Other comprehensive income (loss)

Gross unrealized gains (loses) on securities available for sale	2,170	(5,776)
Reclassification adjustment for (gains) losses realized in net income	17	(283)

Total other comprehensive income (loss)	2,187	(6,059)

TOTAL COMPREHENSIVE INCOME	$11,193	$1,776

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Two Years ended December 31, 2014

						Accumulated
			Additional	Notes receivable		other
	Number	Common	paid-in	for issuance	Retained	comprehensive
	of shares	stock	capital	of common stock	earnings	income	Total
	(in thousands, except number of shares)

Balance at December 31, 2012	250,530	$2,505	$5,400	$—	$50,934	$6,208	$65,047

Issuance of common stock	12,661	127	3,027	—	—	—	3,154

Redemption of common stock	(120)	(1)	(3)	—	(26)	—	(30)

Exercise of stock options	16,304	163	2,314	—	—	—	2,477

Loans advanced for exercise of stock options	—	—	—	(2,161)	—	—	(2,161)

Stock-based compensation expense	—	—	219	—	—	—	219

Net income	—	—	—	—	7,835	—	7,835

Other comprehensive loss	—	—	—	—	—	(6,059)	(6,059)

Dividends declared	—	—	—	—	(2,660)	—	(2,660)

Balance at December 31, 2013	279,375	2,794	10,957	(2,161)	56,083	149	67,822

Redemption of common stock	(560)	(6)	(84)	—	(55)	—	(145)

Exercise of stock options	1,800	18	332	—	—	—	350

Loans advanced for exercise of stock options	—	—	—	(236)	—	—	(236)

Stock-based compensation expense	—	—	219	—	—	—	219

Net income	—	—	—	—	9,006	—	9,006

Other comprehensive income	—	—	—	—	—	2,187	2,187

Dividends declared	—	—	—	—	(4,130)	—	(4,130)

Balance at December 31, 2014	280,615	$2,806	$11,424	$(2,397)	$60,904	$2,336	$75,073

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2014	2013
	(in thousands)

Cash flows from operating activities
Net income	$9,006	$7,835
Adjustments to reconcile net income to net cash flows from operating activities
Provision for loan losses	1,000	1,000
Depreciation and amortization	876	866
Stock-based compensation expense	219	219
Net amortization on securities available for sale	2,763	2,744
Stock dividends on nonmarketable equity securities	(66)	(34)
Net (gain) loss on sale of securities available for sale	17	(283)
Net gain on sales of foreclosed real estate	(204)	(510)
Write-downs of foreclosed real estate	319	615
Gain on sale of premises and equipment	—	(72)
Equity in earnings of limited liability company	(9)	(5)
Net change in:
Loans held for sale	(184)	605
Accrued interest receivable	(299)	(165)
Accrued interest payable	(6)	(8)
Other assets and liabilities	(5)	868
Net cash provided by operating activities	13,427	13,675

Cash flows from investing activities
Purchase of certificates of deposit in banks and capitalized interest	—	(2)
Purchase of securities available for sale	(103,676)	(113,638)
Proceeds from maturities of securities available for sale	31,133	39,420
Proceeds from sales of securities available for sale	6,319	43,784
Purchase of nonmarketable equity securities	(3,845)	(2,294)
Proceeds from sale of nonmarketable equity securities	3,789	1,012
Investment in limited liablity company	(5)	—
Distributions from limited liability company	—	10
Loan originations and principal collections, net	(16,115)	(52,964)
Proceeds from sales of foreclosed real estate	2,494	3,355
Proceeds from sale of fixed assets	—	265
Acquisition of premises and equipment	(946)	(829)
Net cash used in investing activities	(80,852)	(81,881)

Cash flows from financing activities
Net change in deposits	38,175	49,336
Net change in securities sold under agreements to repurchase	4,915	5,291
Payments on Federal Home Loan Bank term advances	(87)	(81)
Net change in Federal Home Loan Bank line of credit	29,105	3,673
Issuance of common stock	—	3,154
Redemption of common stock	(145)	(30)
Exercise of stock options	114	316
Dividends paid	(3,350)	(1,335)
Net cash provided by financing activities	68,727	60,324

Net change in cash and equivalents	1,302	(7,882)

Cash and equivalents at beginning of year	12,859	20,741

Cash and equivalents at end of year	$14,161	$12,859

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest expense	$1,951	$2,045

The accompanying notes are an integral part of these consolidated financial statements.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

The accounting and reporting policies of Home State Bancorp and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry.  The following is a summary of the significant accounting and reporting policies:

Organization and Principles of Consolidation

Home State Bancorp (“HSB”) is a bank holding company that owns 100% of the common stock of Home State Bank (“the Bank”).  The entities are collectively referred to as “the Company.”  The accompanying consolidated financial statements include the consolidated totals of the accounts of HSB and the Bank.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Certain items in the prior year financial statements were reclassified to conform to the current year presentation.

Nature of Operations and Significant Group Concentrations of Credit Risk

The Company provides a full range of banking and mortgage services to individual and business customers, principally in Larimer and Boulder Counties, Colorado and surrounding areas.  A majority of the Company’s loans are related to real estate.  Borrowers’ abilities to honor their loans are dependent upon the continued economic viability of the areas in which the Company lends.  Note 5 discusses the types of lending in which the Company engages.  Note 3 discusses the types of securities in which the Company invests.

The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.  The Company’s primary regulators are the State of Colorado — Division of Banking and the Federal Reserve.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the fair value of financial instruments.  In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers’ operations and the liquidation of loan collateral.  In connection with the determination of the fair value of financial instruments, management obtains valuations from a third party investment pricing and interest rate risk modeling provider.

Management believes that the allowance for loan losses is adequate.  While management uses available information to recognize losses on loans, changes in economic conditions may necessitate revisions in future years.  In addition, various bank regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

These agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

Cash and Cash Equivalents

Cash and cash equivalents include cash, transaction accounts at other institutions and interest-bearing balances at the Federal Home Loan Bank of Topeka and the Federal Reserve Bank.  For the Statement of Cash Flows, net cash flows are reported for customer loan and deposit transactions.

Balances in transaction accounts at other financial institutions and at the Federal Home Loan Bank of Topeka may exceed amounts covered by federal deposit insurance.  Management regularly evaluates the credit risk associated with other financial institutions and believes that the Company is not exposed to any significant credit risks on cash and cash equivalents.

Certificates of Deposit in Banks

Certificates of deposit in banks mature within one year and are carried at cost.

Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity are classified as “available for sale.”  Available for sale securities are stated at estimated fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of purchase premiums and accretion of purchase discounts.  Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment charge to earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which is recognized as an impairment charge to earnings, and 2) OTTI related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

Nonmarketable Equity Securities

The Company, as a member of the Federal Home Loan Bank of Topeka, is required to maintain an investment in the capital stock of the Federal Home Loan Bank.  Also, the Company maintains investments in the capital stock of Bankers’ Bank of the West Bancorp, Inc. and Pacific Coast Bankers’ Bancshares, Inc.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

No ready market exists for these stocks, and they have no quoted market value.  For reporting purposes, such stock is considered restricted and is carried at cost under the caption “nonmarketable equity securities.”

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value.  Net unrealized losses, if any, are recognized through a valuation allowance charged to earnings.  Income from sales of loans is recognized at the time of sale, and consists of origination fees, service release premiums, yield spread premiums and certain miscellaneous fees.  All loans are sold with recourse limited to certain events of default occurring within 120 days of the loans’ origination dates.  The Company does not retain servicing rights on loans sold.

Loans

The Company grants real estate, commercial and consumer loans to customers.  A substantial portion of the loan portfolio is represented by various types of real estate related loans in the Company’s market areas.  The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Past due loans are any loans for which payments of interest, principal or both have not been received within the timeframes designated by the loan agreements.  Loans with payments in arrears but for which borrowers have resumed making scheduled payments are considered past due until arrearages are brought current. Loans that experience insignificant payment delays or payment shortfalls generally are not considered past due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

The accrual of interest on any loan is discontinued at the time the loan is 90 days past due unless the loan is well secured and in process of collection.  Additionally, loans are placed on nonaccrual at an earlier date if collection of principal or interest is considered doubtful.  When placing a loan on nonaccrual status, interest accrued to date is generally reversed and is charged against the current year’s interest income.  Payments received on a loan on nonaccrual status are applied against the balance of the loan. A loan is returned to accrual status when principal and interest are no longer past due and collectability is no longer doubtful.

Troubled debt restructurings are loans for which concessions in terms have been made as a result of the borrower experiencing financial difficulty.  Generally, concessions granted to customers include lower interest rates and modification of the payment stream to lower or defer payments.  Interest on troubled debt restructurings is accrued under the new terms if the loans are performing and full collection of principal and interest is expected.  However, interest accruals are discontinued on troubled debt restructurings that meet the Company’s nonaccrual criteria.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Generally, loans are charged off in whole or in part no later than after they become significantly past due unless the loan is in the process of restructuring.  Charge off amounts are determined on a loan-by-loan basis and are based upon the carrying amount of loans and the amount estimated to be collectible as determined by analyses of expected future cash flows and the liquidation of loan collateral.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses, and is established through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components as follows:

1)       The specific component relates to loans that are considered impaired, and is comprised of valuation allowances calculated on a loan-by-loan basis. Impaired loans are all specifically identified loans for which it is probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement.  Factors considered by management in determining whether a loan is impaired include payment status, collateral value, the borrower’s financial condition and overall loan quality as determined by an internal loan grading system.

Included in impaired loans are all nonaccrual loans and all accruing troubled debt restructurings. Loans that experience insignificant payment delays or payment shortfalls generally are not considered impaired.  For impaired loans for which repayment is expected solely from the collateral, impairment is measured based on the fair value of the collateral.  For other impaired loans, impairment may be measured based on the fair value of the collateral or on the present value of expected future cash flows discounted at the loan’s original effective interest rate.  When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

2)       The general component relates to non-impaired loans, and is based on historical loss experience adjusted for the effects of qualitative factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio’s historical loss experience.  Qualitative factors include the following: economic conditions; industry conditions; changes in lending policies and procedures; trends in the volume and terms of loans; the experience, ability and depth of lending staff; levels and trends in delinquencies and impaired loans; levels and trends in charge-off and recovery activity; levels and trends of loan quality as determined by an internal loan grading system; portfolio concentrations.

Although the allowance contains a specific component, the entire allowance is available for any loan that, in management’s judgment, should be charged off.

On a quarterly basis, management estimates the allowance balance required using the criteria identified above in relation to the relevant risks for each of the Company’s major loan segments.  The significant overall risk factor for both the Company’s commercial and consumer portfolios is the strength of the real estate markets in the Company’s lending areas.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

The quality of the Company’s loan portfolio is assessed as a function of the levels of past due loans and impaired loans, and internal credit quality ratings which are updated quarterly by management. The ratings on the Company’s internal credit scale are broadly grouped into the categories “non-classified” and “classified.”  Non-classified loans are those loans with minimal identified credit risk, as well as loans with potential credit weaknesses which deserve management’s attention but for which full collection of contractual principal and interest is not significantly at risk.  Classified loans are those loans that have well-defined weakness that put full collection of contractual principal or interest at risk, and classified loans for which it is probable that the Company will not collect all contractual principal or interest are also considered impaired. The credit quality ratings are an important part of the Company’s overall credit risk management process and are considered in the determination of the allowance for loan losses.

Determination of the allowance is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance.  Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

Foreclosed Real Estate

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value when acquired (less an estimate of cost to sell), establishing a new cost basis.    If fair value declines subsequent to acquisition, a write-down is recorded through earnings.  Operating expenses relative to foreclosed real estate are expensed as incurred, while certain real estate improvements may be capitalized if the expenditures are likely to be recaptured upon disposition of the real estate.   Gain or loss on sale, if any, is recognized at the time of sale.

Premises and Equipment

Land is carried at cost.  Buildings, building improvements, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation for buildings and equipment is computed using the straight-line method over the estimated useful lives of the assets.  Amortization for leasehold improvements is computed over the shorter of the lease term or the estimated useful life of the assets.  Maintenance and repairs, which do not extend the useful lives of premises and equipment, are charged to expense as incurred.

Income Taxes

The Company is taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, the Company neither pays corporate income taxes on its taxable income, nor is allowed a net operating loss carryover or carryback as a deduction.  Instead, the stockholders of the Company include their respective share of the Company’s consolidated taxable income or loss in their individual income tax returns.  Accordingly, no income taxes are reflected in the consolidated financial statements.

The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2011.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Stock Options

The Company measures the cost of employee services received in exchange for stock option awards based on the grant-date fair value of the awards, and recognizes compensation expense over the period in which employees are required to provide services for the awards.  The Company estimates the grant-date fair value of stock options using the Black-Scholes option pricing model, and the aggregate fair value of options granted is recorded as compensation expense over the options’ vesting periods.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income.  The only component of other comprehensive income consists of net unrealized holding gains and losses on securities available for sale, with no related tax effects due to the Company’s S Corporation status.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit, stand-by letters of credit and undisbursed loans in process.  These financial instruments are recorded in the consolidated financial statements when they are funded.  In conjunction with the determination of the allowance for loan losses, and using the same criteria, the Company also determines the extent of credit risk on its off-balance sheet financial instruments and whether there are probable incurred losses on those financial instruments for which a loss provision is necessary. The Company has determined that there is minimal credit risk on its off-balance sheet financial instruments, and accordingly has not established an allowance for those instruments that is separate from the allowance for loan losses.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished and, for loan participations sold, incoming cash flows on the base loan are allocated to all participants on a pro-rata basis.  Control over transferred assets is deemed to be relinquished when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

Trust Assets

Assets of the Company’s trust department, other than cash on deposit at the Bank, are not included in the accompanying financial statements because they are not assets of the Company.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Notes Receivable for Issuance of Common Stock

The Company has extended loans to certain employees to facilitate the employees’ exercise of stock options previously granted to them.  These loans are secured by the stock purchased, and accordingly the outstanding balance of the loans are offset against the equity issued such that equity balances reflect only amounts for which the Company does not have a collateral interest in its own stock.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, excluding transaction costs. When measuring fair value, entities should maximize the use of observable inputs and minimize the use of unobservable inputs. The following describes the three levels of inputs that may be used to measure fair value:

•                  Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•                  Level 2 Inputs— Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•                  Level 3 Inputs—Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Subsequent Events

Management evaluates events occurring subsequent to the balance sheet date, through the date the financial statements are eligible to be issued, to determine whether the events require recognition or disclosure in the financial statements.  If a subsequent event evidences conditions existing at the balance sheet date, the effects are recognized in the financial statements (recognized subsequent event).  If a subsequent event evidences conditions arising after the balance sheet date, the effects are not recognized in the financial statements but rather disclosed in the notes to the financial statements (Non-recognized subsequent events).  The effects of subsequent events are only recognized if material, or disclosed if the financial statements would otherwise be misleading. With respect to the December 31, 2014 financial statements, management has considered subsequent events through March 30, 2015.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale
State and municipal	$179,345	$3,654	$(1,116)	$181,883
U.S. Government agency	32,788	223	(170)	32,841
U.S. Agency mortgage-backed	128,899	616	(1,006)	128,509
U.S. Treasury	14,852	153	(18)	14,987
	$355,884	$4,646	$(2,310)	$358,220

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale
State and municipal	$159,357	$3,487	$(1,978)	$160,866
U.S. Government agency	33,337	197	(191)	33,343
U.S. Agency mortgage-backed	94,827	546	(1,827)	93,546
U.S. Treasury	4,919	—	(85)	4,834
	$292,440	$4,230	$(4,081)	$292,589

The amortized cost and fair value of debt securities at December 31, 2014, by contractual maturity, is shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2014, the Company has U.S. Agency mortgage-backed obligations with an amortized cost basis of $128,899,000 for which repayment of the obligations will follow the repayment of the underlying mortgages.  For the purpose of the following table, the entire outstanding balance of these mortgage-backed securities is categorized based on final maturity date.  At December 31, 2014, the Company estimates the average remaining life of these mortgage-backed securities is 4.3 years.  Average remaining life is defined as the time span after which the principal balance has been reduced by half.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

	Available for Sale
	Amortized Cost	Fair Value
	(in thousands)

Due in one year or less	$10,780	$10,886
Due after one through five years	172,897	174,480
Due after five years through ten years	120,931	121,577
Due after ten years	51,275	51,277
	$355,883	$358,220

Information pertaining to debt securities available for sale, with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

	December 31, 2014
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)

State and municipal	$303	$25,553	$813	$31,502
U.S. Government Agency			170	7,401
U.S. Treasury	18	4,920	—	—
U.S. Agency mortgage-backed	409	40,607	597	26,129

	$730	$71,080	$1,580	$65,032

	December 31, 2013
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)

State and municipal	$1,623	$41,889	$355	$10,790
U.S. Government Agency	191	4,974	—	—
U.S. Treasury	85	4,834	—	—
U.S. Agency mortgage-backed	1,827	40,692	—	—

	$3,726	$92,389	$355	$10,790

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

At December 31, 2014, unrealized losses are due to differences in market yields as compared to yields available at the time of purchase.  Management has performed analysis of investment credit quality and cash flows on securities with unrealized losses and does not believe any securities are impaired due to reasons of credit quality.  The Company has the ability and intent to hold investment securities for a period of time sufficient for a recovery of cost, and fair value is expected to recover as bonds approach maturity. Accordingly, as of December 31, 2014, management believes the impairments detailed in the table above are temporary.

In 2014, the Company recognized $-0- in gains and $17,000 in losses on sales and early redemptions of investment securities.  In 2013, the Company recognized $465,000 in gains and $182,000 in losses on sales and early redemptions of investment securities.

Investment securities with a carrying value of $105,496,000 and $87,245,000 at December 31, 2014 and 2013, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

NOTE 3 — NONMARKETABLE EQUITY SECURITIES

Nonmarketable equity securities are as follows:

	December 31,
	2014	2013
	(in thousands)

Federal Home Loan Bank of Topeka - common stock	$1,743	$2,394
Bankers’ Bank of the West Bancorp, Inc. - common stock	629	106
Pacific Coast Bankers’ Bancshares, Inc. - common stock	250	—
	$2,622	$2,500

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

	December 31,
	2014	2013
	(in thousands)

Real estate
Commercial	$218,600	$205,643
Construction, land and land development	40,257	39,861
Residential	78,668	80,737
Farmland	10,617	7,779
	348,142	334,020

Commercial and industrial	50,524	50,396
Municipal loans and leases	18,212	16,353
Consumer	4,092	3,775
Other	9,407	10,048

Total loans	430,377	414,592

Less unearned loan fees	(627)	(482)

Net loans	$429,750	$414,110

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Transactions in the allowance for loan losses are as follows:

	Two Years ended December 31, 2014
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	(in thousands)

Balance at December 31, 2012	$2,433	$4,086	$623	$326	$7,468

Provision for loan losses	(687)	647	879	161	1,000

Charge-offs	(67)	(253)	(10)	(67)	(397)
Recoveries	48	70	20	21	159
Net (charge-offs) recoveries	(19)	(183)	10	(46)	(238)

Balance at December 31, 2013	1,727	4,550	1,512	441	8,230

Provision for loan losses	(400)	(88)	828	660	1,000

Charge-offs	—	(415)	(888)	(448)	(1,751)
Recoveries	193	992	28	63	1,276
Net (charge-offs) recoveries	193	577	(860)	(385)	(475)

Balance at December 31, 2014	$1,520	$5,039	$1,480	$716	$8,755

Components of the allowance for loan losses, and the related carrying amount of loans for which the allowance is determined, are as follows:

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

	December 31, 2014
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	( in thousands)

Allocation of Allowance To:
Impaired loans - evaluated individually	$—	$104	$189	$8	$301
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	104	189	8	301

Unimpaired loans - evaluated collectively	1,520	4,935	1,291	708	8,454
	$1,520	$5,039	$1,480	$716	$8,755

Recorded Investment In:
Impaired loans - evaluated individually	$—	$1,323	$193	$23	$1,539
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	1,323	193	23	1,539

Unimpaired loans - evaluated collectively	40,257	306,562	50,331	31,688	428,838
	$40,257	$307,885	$50,524	$31,711	$430,377

	December 31, 2013
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	( in thousands)

Allocation of Allowance To:
Impaired loans - evaluated individually	$—	$654	$15	$124	$793
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	654	15	124	793

Unimpaired loans - evaluated collectively	1,727	3,896	1,497	317	7,437
	$1,727	$4,550	$1,512	$441	$8,230

Recorded Investment In:
Impaired loans - evaluated individually	$1,009	$4,115	$26	$398	$5,548
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	1,009	4,115	26	398	5,548

Unimpaired loans - evaluated collectively	38,852	290,044	50,370	29,778	409,044
	$39,861	$294,159	$50,396	$30,176	$414,592

Information relative to impaired loans is as follows:

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

	December 31, 2014					Year ended December 31, 2014
	Recorded Investment In Impaired Loans With No Valuation Allowance	Recorded Investment In Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance On Impaired Loans	Commitments To Extend Credit On Impaired Loans	Average Impaired Loans
	(in thousands)

Construction, land and land development
1-4 family construction	$—	$—	$—	$—	$—	$505

Real estate
1-4 family residential	541	698	1,239	104	—	1,769
Commercial	84	—	84	—	—	951

Commercial and industrial	—	193	193	189	—	110

Consumer and other	—	23	23	8	—	211
	$625	$914	$1,539	$301	$—	$3,546

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

	December 31, 2013					Year ended December 31, 2013
	Recorded Investment In Impaired Loans With No Valuation Allowance	Recorded Investment In Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance On Impaired Loans	Commitments To Extend Credit On Impaired Loans	Average Impaired Loans
	(in thousands)

Construction, land and land development
1-4 family construction	$1,009	$—	$1,009	$—	$—	$1,067
Other	—	—	—	—	—	872

Real estate
1-4 family residential	1,424	874	2,298	193	—	2,029
Commercial	546	1,271	1,817	461	—	1,471

Commercial and industrial	—	26	26	15	—	66

Consumer and other	—	398	398	124	—	134
	$2,979	$2,569	$5,548	$793	$—	$5,639

Interest income recognized on impaired loans is immaterial to the financial statements for 2014 and 2013.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Information on loans classified as troubled debt restructurings (TDRs), included in impaired loans, is as follows:

	December 31, 2014
	TDRs - included in impaired loans	Portion of Valuation Allowance on Impaired Loans Attributable to TDR’s
	(in thousands)

Construction, land and land development
1-4 family construction	$—	$—
Real estate
1-4 family residential	1,054	55
Commercial	84	—
Consumer and other	23	8
	$1,161	$63

	December 31, 2013
		Portion of
		Valuation
		Allowance on
	TDRs -	Impaired Loans
	included in	Attributable to
	impaired loans	TDR’s
	(in thousands)

Construction, land and land development
1-4 family construction	$558	$—
Real estate
1-4 family residential	989	87
Commercial	102	—
Consumer and other	27	13
	$1,676	$100

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

The carrying amounts of loans by performance status and credit quality indicator are as follows:

	December 31, 2014
	Loans By Past Due and Performance Status					Loans By Credit Quality Indicator
	Accruing Loans						Classified
	Current	30-89 Days Past Due	90 Days or More Past Due	Nonaccrual Loans	Total Loans	Non- classified	Non- impaired	Impaired
	(in thousands)
Construction, land and land development
1-4 family construction	$16,662	$—	$—	$—	$16,662	$16,656	$6	$—
Other	23,595	—	—	—	23,595	23,595	—	—

Real estate
1-4 family residential	62,487	—	—	415	62,902	59,407	2,256	1,239
Multifamily	15,766	—	—	—	15,766	15,766	—	—
Commercial	218,505	95	—	—	218,600	216,935	1,581	84
Farmland	10,617	—	—	—	10,617	10,617	—	—

Commercial and industrial	50,196	135	—	193	50,524	46,490	3,841	193

Consumer and other	31,658	49	4	—	$31,711	31,686	2	23
	$429,486	$279	$4	$608	$430,377	$421,152	$7,686	$1,539

	December 31, 2013
	Loans By Past Due and Performance Status					Loans By Credit Quality Indicator
	Accruing Loans						Classified
	Current	30-89 Days Past Due	90 Days or More Past Due	Nonaccrual Loans	Total Loans	Non- classified	Non- impaired	Impaired
	(in thousands)
Construction, land and land development
1-4 family construction	$13,335	$—	$—	$452	$13,787	$11,739	$1,039	$1,009
Other	26,069	—	—	—	$26,074	23,818	2,256	—

Real estate
1-4 family residential	61,779	425	—	1,328	$63,387	58,834	2,255	2,298
Multifamily	17,350	—	—	—	$17,350	17,350	—	—
Commercial	202,867	1,060	—	1,716	$205,643	199,706	4,120	1,817
Farmland	7,779	—	—	—	$7,779	7,779	—	—

Commercial and industrial	50,263	107	—	26	$50,396	47,029	3,341	26

Consumer and other	29,315	13	—	371	$30,176	29,600	178	398
	$408,757	$1,605	$—	$3,893	$414,592	$395,855	$13,189	$5,548

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 5 - FORECLOSED REAL ESTATE

A summary of activity in foreclosed real estate is as follows:

	Year ended December 31,
	2014	2013
	(in thousands)

Balance at beginning of year	$3,783	$6,348

Transfers from loans	—	895
Write-downs	(319)	(615)
Dispositions	(2,290)	(2,845)

Balance at end of year	$1,174	$3,783

Net expense from foreclosed real estate is as follows:

	Year ended December 31,
	2014	2013
	(in thousands)
Write-downs	$319	$615
Net realized loss (gain) on disposition	(204)	(510)
Net operating expenses	52	162
	$167	$267

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment are as follows:

	December 31,
	2014	2013
	(in thousands)

Land and improvements	$5,709	$5,709
Buildings and leasehold improvements	16,725	16,440
Furniture and equipment	7,530	7,061
Assets in progress	346	172
	30,310	29,382

Less accumulated depreciation and amortization	(14,390)	(13,532)

	$15,920	$15,850

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

The Company leases certain facilities and equipment under various operating lease agreements which expire within five years.  Future minimum rent commitments under these leases, before consideration of renewal options available at expiration, are as follows:

Year Ending December 31,	(in thousands)

2015	$296
2016	262
2017	15

$573

Total rent expense in 2014 and 2013, including equipment expenses, was $288,000 and $298,000 respectively.  Included in rent expense for 2014 and 2013 is $74,000 and $79,000, respectively, of rent paid to a limited liability company in which the Company has a 50% interest.

NOTE 7 — INVESTMENT IN LIMITED LIABILITY COMPANY

In 2006, the Company and an unrelated party formed Westgate Partners, LLC for the purpose of owning and renting commercial real estate.  The Company has a 50% interest in the LLC, and accounts for its interest using the equity method.  As of December 31, 2014 and 2013, the Company’s equity interest of $703,000 and $688,000, respectively, is included as a component of “Other Assets.”

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Condensed balance sheets and condensed statements of income for Westgate Partners, LLC are as follows:

CONDENSED BALANCE SHEETS

(unaudited)

	December 31,
	2014	2013
	(in thousands)
Assets
Cash	$21	$73
Premises, net	1,411	1,327

	1,432	1,400

Liabilities and equity
Liabilities	25	24
Equity	1,407	1,376

	$1,432	$1,400

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Year ended December 31,
	2014	2013
	(in thousands)
Rental income	$105	$82
Operating expenses	84	72

Net income	$21	$10

NOTE 8 - DEPOSITS

Interest-bearing deposits are summarized as follows:

	December 31,
	2014	2013
	(in thousands)

Money market and NOW accounts	$418,002	$385,585
Savings accounts	6,463	7,485

Time deposits
$250,000 and greater	20,727	22,329
Less than $250,000	74,015	82,132
Total time deposits	94,742	104,461

	$519,207	$497,531

Scheduled maturities of certificates of time deposits at December 31, 2014 are as follows:

Year Ending December 31,	(in thousands)

2015	$70,817
2016	13,032
2017	9,663
2018	883
2019	347
$94,742

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 9 — SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to three days from the transaction date.  Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction.  At December 31, 2014 and 2013, the Company had investment securities with a carrying value of $30,064,000 and $25,862,000, respectively, pledged as collateral to secure repurchase agreements.  The Company may be required to provide additional collateral based on fair values of the underlying securities.

NOTE 10 - FEDERAL HOME LOAN BANK BORROWINGS

Federal Home Loan Bank borrowings consisted of the following:

	December 31, 2014
	Range of Rates	Weighted Average Rate	Aggregate Advance Amount (in thousands)

Fixed rate term advances	5.63% - 6.38%	5.90%	$2,603
Variable rate line of credit	0.25%	0.25%	32,778
			$35,381

	December 31, 2013
	Range of Rates	Weighted Average Rate	Aggregate Advance Amount (in thousands)

Fixed rate term advances	5.63% - 6.38%	5.90%	$2,690
Variable rate line of credit	0.19%	0.19%	3,673
			$6,363

Interest on Federal Home Loan Bank borrowings is due monthly, and principal is due monthly for amortizing advances and is due at maturity for single-pay advances.  The contractual maturities of Federal Home Loan Bank borrowings at December 31, 2014 are as follows:

Year Ending December 31,	(in thousands)

2014	32,865
2015	93
2016	101
2017	2,322
$35,381

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Borrowings from the Federal Home Loan Bank are secured by various real estate loans of the Company and by all the Company’s Federal Home Loan Bank stock.  At December 31, 2014 and 2013, the Company had loans of $268,488,000 and $291,707,000, respectively, pledged as collateral for advances.  The maximum the Company is eligible to borrow from the Federal Home Loan Bank is $195,703,000 at December 31, 2014.

NOTE 11 — FEDERAL FUNDS PURCHASED

The Company has an unsecured federal funds line at one of its correspondent banks with a maximum credit limit of $25,000,000 at December 31, 2014.  The line matures on August 31, 2015.  No amounts were outstanding under this line at December 31, 2014 and 2013.  The federal funds line is uncommitted, and funding requests made by the Company are subject to the lending institution’s approval and funding availability at the time of the request.

NOTE 12 - EMPLOYEE BENEFIT PLANS

401(k) and Profit Sharing Plan

The Company has a 401(k) and profit sharing plan (“the Plan”) in which substantially all eligible employees participate.  Employees may contribute up to 100% of their compensation to the Plan, subject to certain limits based on federal tax laws.  The Company contributes to the plan at a minimum rate of 3% of participants’ compensation.  Additionally, at the discretion of management and the Board of Directors, the Company may make profit sharing contributions to the Plan.  The Company’s minimum contributions to the Plan immediately vest 100% to participants, while profit sharing contributions vest pro-rata over five years. During 2014 and 2013, expense attributable to the Plan was $326,000 and $315,000 respectively.  In 2014, the Plan was amended to add an employee stock ownership component wherein the Company can contribute, and the Plan can own, Company stock.  The Company can also contribute cash to the Plan for the purpose of purchasing Company stock.  No stock was contributed in 2014, and no cash contributions were made in 2014 for the purpose of purchasing Company stock.

Health Insurance Plan

The Company is partially self-insured for medical claims filed by its employees.  During 2014 and 2013, the Company paid medical claims of $810,000 and $896,000, respectively.

NOTE  13 — STOCK OPTION PLAN

The Company’s 2005 Employee Stock Option Plan (“the Plan”) allows for the Board of Directors or a designated committee of the Board to grant stock option awards to selected individuals that allow those individuals to purchase the Company’s common stock at specified prices per share.  The nature

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

of the option awards - including Plan participants, terms, conditions and timing - are at the discretion of the Board or its designated committee, subject to certain limitations specified in the Plan. Both incentive and non-statutory stock options may be granted under the Plan.  At December 31, 2014, the Plan matured and no additional option grants may be awarded.

Under the terms of the Plan, option awards must be granted with an exercise price not less than the fair value of the Company’s stock at the date of grant.  Additionally, option awards are non-transferable and must vest to the recipients over a period of not less than three years.  Options granted, if unexercised, expire at the earlier of (1) ten years from the date of grant, or (2) 90 days subsequent to the date any Plan participant ceases to be an employee or affiliate of the Company.  Compensation expense attributable to stock options was $219,000 in both 2014 and 2013.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Information pertaining to the Plan is presented in the following table:

	Shares	Weighted average per-share exercise price	Weighted average per- share fair value	Aggregate intrinsic value (based on book value per share)	Weighted average remaining contractual term
Outstanding, December 31, 2012	32,784	$183.31		$2,502,000	5.1 years

Granted	—	$226.52
Forfeited	(180)
Exercised	(16,304)	$151.96		$111,000

Outstanding, December 31, 2013	16,300	$214.73		$2,502,000	6.3 years

Granted	—
Forfeited	(600)	$226.52
Exercised	(1,800)	$194.03		$379,000

Outstanding, December 31, 2014	13,900	$216.90		$704,000	5.6 years

Vested, December 31, 2014	9,400	$211.33		$528,000	5.1 years

At December 31, 2014, there was $330,000 of total unrecognized compensation cost related to nonvested stock options granted under the Plan.  The cost is expected to be recognized over a weighted-average period of 1.5 years.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 14 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, stand-by letters of credit, and commercial letters of credit.  Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.  The Company’s exposure to credit loss is represented by the contractual amount of these commitments.  The company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

The following financial instruments were outstanding whose contract amounts represent credit risk:

	December 31,
	2014	2013
	(in thousands)

Commitments to extend credit	$140,287	$100,250
Letters of credit	1,491	768
	$141,778	$101,018

Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and real estate.

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 15 - RELATED PARTY TRANSACTIONS

In the ordinary course of business the Company has transactions with principal shareholders, directors, executive officers and parties affiliated with these persons (collectively “related parties”). At December 31, 2014 and 2013, the Company has loans to related parties aggregating $1,647,000 and $1,639,000, respectively.  In management’s opinion the terms of these loans, including interest rates and collateral, were comparable to terms afforded non-related borrowers.

Deposits by related parties totaled $5,951,000 and $5,462,000 at December 31, 2014 and 2013, respectively.

NOTE 16 - REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2014, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

As of December 31, 2014, the most recent notification from the banking regulatory agencies categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.  The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2014 and 2013 are also presented in the table:

	Actual		Minimum capital requirement		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)

December 31, 2014

Consolidated

Total capital (to risk weighted assets)	$79,022	15.78%	$40,052	8.0%	N/A
Tier 1 capital (to risk weighted assets)	72,737	14.53%	20,026	4.0%	N/A
Tier 1 capital (to average assets)	72,737	9.07%	32,069	4.0%	N/A

Home State Bank

Total capital (to risk weighted assets)	$73,918	14.77%	$40,031	8.0%	$50,039	10.0%
Tier 1 capital (to risk weighted assets)	67,633	13.52%	20,016	4.0%	30,023	6.0%
Tier 1 capital (to average assets)	67,633	8.44%	32,069	4.0%	40,086	5.0%

December 31, 2013

Consolidated

Total capital (to risk weighted assets)	$73,546	15.73%	$37,399	8.0%	N/A
Tier 1 capital (to risk weighted assets)	67,673	14.48%	18,700	4.0%	N/A
Tier 1 capital (to average assets)	67,673	9.27%	29,195	4.0%	N/A

Home State Bank

Total capital (to risk weighted assets)	$68,386	14.63%	$37,399	8.0%	$46,749	10.0%
Tier 1 capital (to risk weighted assets)	62,513	13.37%	18,700	4.0%	28,050	6.0%
Tier 1 capital (to average assets)	62,513	8.56%	29,195	4.0%	36,494	5.0%

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE 17 — STOCKHOLDERS’ EQUITY

Dividends

The Company’s principal source of funds for dividend payments is dividends received from the Bank.  Dividends declared by the Bank that exceed the retained net income for the most current year plus retained net income for the preceding two years must be approved by its state regulatory agency.  In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below the minimum capital requirements.

Shareholder Agreements

The Company has agreements with each of its shareholders that grant the Company the right of first refusal on sales and other transfers of Company stock.  If the Company does not exercise its purchase option for proposed sales or other transfers, existing shareholders shall also be granted a purchase option.  The agreements also prohibit the sale or transfer of the Company’s stock to shareholders ineligible as S Corporation shareholders under the Internal Revenue Code, and prohibit shareholders from pledging or encumbering their shares without approval of the Company’s Board of Directors.

Notes Receivable for Issuance of Common Stock

The has Company extended loans totaling $2,397,000 to certain employees to facilitate the employees’ exercise of stock options previously granted to them.  These loans are secured by the stock purchased and have a fixed interest rate of 1.50%.  Principal and interest on the loans is due at maturity in 2015.

NOTE 18 -FAIR VALUE OF MEASUREMENTS

The following is a description of the Company’s valuation methodologies for assets and liabilities measured at fair value:

Securities Available for Sale — Securities are recorded at fair value on a recurring basis based upon measurements obtained from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things (level 2).

Loans Held For Sale - The Company does not record loans held for sale at fair value on a recurring basis.  However, from time to time, fair value adjustments are recorded on these loans to reflect declines in value based on commitments in hand from investors or prevailing investor yield requirements (level 2).

Impaired Loans - The Company does not record loans at fair value on a recurring basis. However, from time to time, valuation allowances are recorded on impaired loans to reflect (1) the current appraised or market-quoted value of the underlying collateral, or (2) the discounted value of expected cash flows. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for impaired loans measured for impairment based upon the value of the collateral are obtained from independent appraisers or other third-party consultants, and for other impaired loans are based on discounted cash flow analyses (level 3).

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Foreclosed Real Estate — The Company does not record foreclosed real estate at fair value on a recurring basis.  However, from time to time, fair value adjustments are recorded on these properties to reflect the current appraised value (less an estimate of cost to sell).  In some cases, the properties for which appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable.  Fair value estimates for foreclosed real estate are obtained from independent appraisers or management’s estimates based on the significance of the property (level 3).

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a recurring basis:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)
December 31, 2014

Debt securities available for sale

State and municipal	$—	$181,883	$—	$181,883
U.S. Government agency	—	32,841	—	32,841
U.S. Agency mortgage-backed	—	128,509	—	128,509
U.S. Treasury	—	14,987	—	14,987

	$—	$358,220	$—	$358,220

December 31, 2013

Debt securities available for sale

State and municipal	$—	$160,866	$—	$160,866
U.S. Government agency	—	33,343	—	33,343
U.S. Agency mortgage-backed	—	93,546	—	93,546
U.S. Treasury	—	4,834	—	4,834

	$—	$292,589	$—	$292,589

During 2014 and 2013, there were no changes or amount in Level 3 assets or liabilities recorded at fair value on a recurring basis.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a non-recurring basis:

	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Carrying amount
	(in thousands)
December 31, 2014

Loans held for sale	$—	$329	$—	$329
Impaired loans	—	—	613	613
Foreclosed real estate	—	—	1,174	1,174

December 31, 2013

Loans held for sale	$—	$145	$—	$145
Impaired loans	—	—	1,776	1,776
Foreclosed real estate	—	—	3,783	3,783

At December 31, 2014, impaired loans with a contractual value of $914,000 are carried at their estimated fair value of $613,000.  The valuation allowance of $301,000 has been recorded through the provision for loan losses.  At December 31, 2013, impaired loans with a contractual value of $2,569,000 are carried at their estimated fair value of $1,776,000.  The valuation allowance of $793,000 has been recorded through the provision for loan losses.

At December 31, 2014 and 2013, there are no valuation allowances on foreclosed real estate or loans held for sale.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

The estimated fair values and related carrying amounts of the Company’s financial instruments are as follows:

	December 31,
	2014		2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Financial assets

Cash and cash equivalents	$14,161	$14,161	$12,859	$12,859
Certificates of deposit in banks	502	502	502	502
Investment securities available for sale	358,220	358,220	292,589	292,589
Nonmarketable equity securities	2,622	2,622	2,500	2,500
Loans held for sale	329	329	145	145
Loans, net	420,995	442,090	405,880	418,056
Accrued interest receivable	3,181	3,181	2,882	2,882
Investment in LLC	703	703	688	688

Financial liabilities

Deposits	$680,792	$680,844	$642,617	$642,739
Repurchase agreements	22,793	22,793	17,878	17,874
Federal Home Loan Bank borrowings	35,381	35,646	6,363	6,739
Accrued interest payable	42	42	48	48

The following summary presents the methodologies and assumptions used to estimate the fair value of the Company’s financial instruments.  The Company operates as a going concern and, except for its investment portfolio, no active markets exist for its financial instruments.  Much of the information used to determine fair value is highly subjective and judgmental in nature and therefore, the results may not be precise.  The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change.  Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

Cash and Cash Equivalents

The carrying amount of cash and due from banks approximates fair value.

Certificates of Deposits in Banks

The fair value of certificate of deposits held in bank is estimated by discounting the future cash flows using the current rates for certificates with the same remaining maturities.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Investment Securities

Securities are recorded at fair value on a recurring basis based upon measurements obtained from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things.  The carrying amount of accrued interest receivable approximates its fair value due to its short term nature.

Loans Held for Sale

The carrying amount approximates fair value based on investor commitments.

Nonmarketable Equity Securities

The carrying amount of non-marketable equity securities approximate their fair values based on their redemption provisions.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Loans

The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.  For variable rate loans, the carrying amount is a reasonable estimate of fair value.  For loans where collection of principal is in doubt, an allowance for losses has been estimated.  Loans with similar characteristics were aggregated for purposes of the calculations.  The carrying amount of accrued interest approximates its fair value due to its short term nature.

Investment in LLC

The fair value of the Company’s investment in the LLC is presumed to approximate fair value.

Deposits

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date.  The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.  The carrying amount of accrued interest approximates its fair value due to its short term nature.

Securities sold under Agreements to Repurchase

The carrying value of securities sold under agreements to repurchase approximates their fair value based on their short term nature.

Home State Bancorp and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014 and 2013

Federal Home Loan Bank Borrowings

The fair value of fixed rate borrowings is estimated by discounting the future cash flows using the current rates for similar obligations of the same remaining maturities.  For variable rate borrowings, the carrying amount is a reasonable estimate of fair value.

Off-balance Sheet Instruments

Off-balance sheet commitments are not addressed for fair value disclosure considerations.  Because of the difficulty in assessing and valuing the likelihood of advancing the proceeds of letters of credit and unadvanced commitments, management believes it is not feasible or practicable to fairly and accurately disclose a fair value of off-balance sheet commitments.

NOTE 19 —SUBSEQUENT EVENTS

In January 2015, the Company’s 401k and Employee Stock Ownership Plan (“KSOP”) acquired 11,239 shares of the Company’s stock from existing shareholders.  The purchase price of $4,046,000 was funded through existing KSOP assets and a loan of $1,660,000 from the Company to the KSOP.

SUPPLEMENTAL CONSOLIDATING SCHEDULES

Home State Bancorp and Subsidiary

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

	December 31, 2014
			Consolidating
	Home State Bank	Home State Bancorp	entries	Consolidated
	(in thousands)
ASSETS

Cash and due from banks	$12,781	$2,389	$(2,389)	$12,781
Interest-bearing deposits	1,380	4,565	(4,565)	1,380
Total cash and equivalents	14,161	6,954	(6,954)	14,161

Certificates of deposit in banks	502	—	—	502
Investment securities available for sale	358,220	—	—	358,220
Nonmarketable equity securities	2,622	—	—	2,622
Investment in Home State Bank	—	69,969	(69,969)	—

Loans held for sale	329	—	—	329

Loans	429,526	224		429,750
Less allowance for loan losses	(8,755)	—	—	(8,755)
Total loans	420,771	224	—	420,995

Accrued interest receivable	3,150	31		3,181
Foreclosed real estate	1,174	—	—	1,174
Premises and equipment, net	15,920	—	—	15,920
Other assets	2,581	—	—	2,581

	$819,430	$77,178	$(76,923)	$819,685

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$163,974	$—	$(2,389)	$161,585
Interest-bearing	523,772	—	(4,565)	519,207
Total deposits	687,746	—	(6,954)	680,792

Securities sold under agreement to repurchase	22,793	—	—	22,793
Federal Home Loan Bank borrowings	35,381	—	—	35,381
Accrued interest payable	42	—	—	42
Accrued expenses and other liabilities	3,499	2,105	—	5,604
Total liabilities	749,461	2,105	(6,954)	744,612

Stockholders’ equity
Common stock	2,442	2,806	(2,442)	2,806
Additional paid-in capital	3,463	11,424	(3,463)	11,424
Notes receivable for issuance of common stock	—	(2,397)	—	(2,397)
Retained earnings	61,728	60,904	(61,728)	60,904
Accumulated other comprehensive income	2,336	2,336	(2,336)	2,336
Total stockholders’ equity	69,969	75,073	(69,969)	75,073

	$819,430	$77,178	$(76,923)	$819,685

Home State Bancorp and Subsidiary

SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

	December 31, 2013
			Consolidating
	Home State Bank	Home State Bancorp	entries	Consolidated
	(in thousands)
ASSETS

Cash and due from banks	$11,776	$3,017	$(3,017)	$11,776
Interest-bearing deposits	1,083	3,467	(3,467)	1,083
Total cash and equivalents	12,859	6,484	(6,484)	12,859

Certificates of deposit in banks	502	—	—	502
Investment securities available for sale	292,589	—	—	292,589
Nonmarketable equity securities	2,500	—	—	2,500
Investment in Home State Bank	—	62,663	(62,663)	—

Loans held for sale	145	—	—	145

Loans	414,255	—	—	414,110
Less allowance for loan losses	(8,230)	—	—	(8,230)
Total loans	405,880	—	—	405,880

Accrued interest receivable	2,882	—	—	2,882
Foreclosed real estate	3,783	—	—	3,783
Premises and equipment, net	15,850	—	—	15,850
Other assets	2,513	—	—	2,513

	$739,503	$69,147	$(69,147)	$739,503

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Noninterest-bearing	$148,103	$—	$(3,017)	$145,086
Interest-bearing	500,998	—	(3,467)	497,531
Total deposits	649,101	—	(6,484)	642,617

Securities sold under agreement to repurchase	17,878	—	—	17,878
Federal Home Loan Bank borrowings	6,363	—	—	6,363
Accrued interest payable	48	—	—	48
Accrued expenses and other liabilities	3,450	1,325	—	4,775
Total liabilities	676,840	1,325	(6,484)	671,681

Stockholders’ equity
Common stock	2,442	2,794	(2,442)	2,794
Additional paid-in capital	3,244	10,957	(3,244)	10,957
Notes receivable for issuance of common stock	—	(2,161)	—	(2,161)
Retained earnings	56,828	56,083	(56,828)	56,083
Accumulated other comprehensive income	149	149	(149)	149
Total stockholders’ equity	62,663	67,822	(62,663)	67,822

	$739,503	$69,147	$(69,147)	$739,503

Home State Bancorp and Subsidiary

SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME

	Year ended December 31, 2014
			Consolidating
	Home State Bank	Home State Bancorp	entries	Consolidated
	(in thousands)
Interest income
Loans, including fees	$20,009	$36	$—	$20,045
Taxable investment securities	3,226	—	—	3,226
Tax exempt investment securities	3,297	—	—	3,297
Nonmarketable equity securities and other	132	19	(19)	132
Total interest income	26,664	55	(19)	26,700

Interest expense
Deposits	1,688	—	(19)	1,669
Securities sold under agreement to repurchase	54	—	—	54
Federal Home Loan Bank borrowings	222	—	—	222
Total interest expense	1,964	—	(19)	1,945

Net interest income	24,700	55	—	24,755

Provision for loan losses	1,000	—	—	1,000

Net interest income after provision for loan losses	23,700	55	—	23,755

Noninterest income
Service charges on deposit accounts	1,714	—	—	1,714
ATM and debit card	1,401	—	—	1,401
Investment center	1,252	—	—	1,252
Fiduciary activities	834	—	—	834
Merchant card processing	567	—	—	567
Mortgage banking	404	—	—	404
Net loss on sale of investment securities	(17)	—	—	(17)
Other income	707	—	—	707
	6,862	—	—	6,862
Noninterest expense
Salaries and employee benefits	13,528	—	—	13,528
Occupancy and equipment	2,150	—	—	2,150
Advertising and public relations	1,099	—	—	1,099
Foreclosed real estate	167	—	—	167
Other expense	4,588	79		4,667
	21,532	79	—	21,611

Income before equity in income of subsidiary	9,030	(24)	—	9,006

Equity in income of subsidiary	—	9,030	(9,030)	—

NET INCOME	$9,030	$9,006	$(9,030)	$9,006

Home State Bancorp and Subsidiary

SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME

	Year ended December 31, 2013
			Consolidating
	Home State Bank	Home State Bancorp	entries	Consolidated
	(in thousands)
Interest income
Loans, including fees	$19,444	$1	$—	$19,445
Taxable investment securities	2,418	—	—	2,418
Tax exempt investment securities	2,841	—	—	2,841
Nonmarketable equity securities and other	46	11	(11)	46
Total interest income	24,749	12	(11)	24,750

Interest expense
Deposits	1,798	—	(11)	1,787
Securities sold under agreement to repurchase	49	—	—	49
Federal Home Loan Bank borrowings	201	—	—	201
Total interest expense	2,048	—	(11)	2,037

Net interest income	22,701	12	—	22,713

Provision for loan losses	1,000	—	—	1,000

Net interest income after provision for loan losses	21,701	12	—	21,713

Noninterest income
Service charges on deposit accounts	1,819	—	—	1,819
ATM and debit card	1,322	—	—	1,322
Investment center	1,129	—	—	1,129
Fiduciary activities	755	—	—	755
Merchant card processing	451	—	—	451
Mortgage banking	917	—	—	917
Net gain on sale of investment securities	283	—	—	283
Other income	621	—	—	621
	7,297	—	—	7,297
Noninterest expense
Salaries and employee benefits	13,354	—	—	13,354
Occupancy and equipment	2,034	—	—	2,034
Advertising and public relations	963	—	—	963
Foreclosed real estate	267	—	—	267
Other expense	4,556	1		4,557
	21,174	1	—	21,175

Income before equity in income of subsidiary	7,824	11	—	7,835

Equity in income of subsidiary	—	7,824	(7,824)	—

NET INCOME	$7,824	$7,835	$(7,824)	$7,835

Home State Bancorp and Subsidiary

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(in thousands, except share and per share data)
ASSETS

Cash and due from banks	$10,030	$11,573
Interest-bearing deposits	18,875	2,991
Total cash and cash equivalents	28,905	14,564

Certificates of deposit in banks	503	503
Investment securities available for sale	395,625	401,071
Nonmarketable equity securities	1,369	2,961

Loans held for sale	447	704

Loans	432,802	442,913
Less allowance for loan losses	(8,477)	(8,358)
Total loans	424,325	434,555

Accrued interest receivable	3,561	3,369
Foreclosed real estate	608	608
Premises and equipment, net	15,972	16,114
Other assets	2,411	2,710

	$873,726	$877,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$177,328	$174,862
Interest-bearing	577,806	550,999
Total deposits	755,134	725,861

Securities sold under agreement to repurchase	26,305	28,812
Federal Home Loan Bank borrowings	2,485	36,238
Accrued interest payable	38	34
Accrued expenses and other liabilities	3,390	5,560
Total liabilities	787,352	796,505

Commitments and contingencies (Notes 1 and 5)

Stockholders’ equity
Common stock; $10 par value; 500,000 shares authorized;
284,715 shares issued and outstanding at March 31, 2016 and 283,165 shares issued and outstanding at December 31, 2015	2,847	2,832
Additional paid-in capital	12,404	12,112
Notes receivable for issuance of common stock	(1,747)	(1,547)
Retained earnings	67,041	65,941
Accumulated other comprehensive income	5,829	1,316
Total stockholders’ equity	86,374	80,654

	$873,726	$877,159

See notes to unaudited condensed consolidated financial statements

Home State Bancorp and Subsidiary

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three months ended March 31,
	2016	2015
	(in thousands, except share and per share data)
Interest income
Loans, including fees	$5,221	$5,045
Taxable investment securities	1,218	970
Tax exempt investment securities	894	873
Nonmarketable equity securities and other	50	53
Total interest income	7,383	6,941

Interest expense
Deposits	420	386
Securities sold under agreement to repurchase	24	20
Federal Home Loan Bank borrowings	73	58
Total interest expense	517	464

Net interest income	6,866	6,477

Provision for loan losses	—	125

Net interest income after provision for loan losses	6,866	6,352

Noninterest income
Service charges on deposit accounts	364	379
ATM and debit card	565	354
Investment center	195	310
Fiduciary activities	203	235
Merchant card processing	150	143
Mortgage banking	59	63
Net gain (loss) on sales and early redemptions of investment securities	77	(7)
Other income	183	153
	1,796	1,630
Noninterest expense
Salaries and employee benefits	3,853	3,585
Occupancy and equipment	629	592
Advertising and public relations	242	367
Foreclosed real estate, net	—	6
Other expense	1,838	1,219
	6,562	5,769

NET INCOME	$2,100	$2,213

Basic earnings per share	$7.38	$7.86
Diluted earnings per share	$7.32	$7.79
Dividends declared per common share	$3.50	$3.00

Weighted-average common shares outstanding: basic	284,457	281,615
Weighted-average common shares outstanding: diluted	287,070	284,249

See notes to unaudited condensed consolidated financial statements

Home State Bancorp and Subsidiary

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended March 31,
	2016	2015
	(in thousands)

Net income	$2,100	$2,213

Other comprehensive income

Net unrealized gains on securities available for sale	4,590	723
Reclassification adjustment for (gains) losses realized in net income	(77)	7

Total other comprehensive income	4,513	730

TOTAL COMPREHENSIVE INCOME	$6,613	$2,943

See notes to unaudited condensed consolidated financial statements

Home State Bancorp and Subsidiary

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2016	2015
	(in thousands)
Cash flows from operating activities
Net income	$2,100	$2,213
Adjustments to reconcile net income to net cash flows from operating activities
Provision for loan losses	—	125
Depreciation and amortization	255	226
Stock-based compensation expense	26	55
Net amortization on securities available for sale	975	769
Stock dividends on nonmarketable equity securities	(14)	—
Net (gain) loss on sale of securities available for sale	(77)	7
Net change in:
Loans held for sale	257	167
Accrued interest receivable	(192)	(415)
Accrued interest payable	4	(2)
Other assets and liabilities	(1,871)	(805)
Net cash provided by operating activities	1,463	2,340

Cash flows from investing activities
Purchase of securities available for sale	(7,401)	(27,323)
Proceeds from maturities of securities available for sale	16,462	7,008
Proceeds from sales of securities available for sale	—	4,939
Purchase of nonmarketable equity securities	(1,100)	(692)
Proceeds from sale of nonmarketable equity securities	2,706	719
Loan originations and principal collections, net	10,230	(4,160)
Acquisition of premises and equipment	(113)	(189)
Net cash provided by (used in) investing activities	20,784	(19,698)

Cash flows from financing activities
Net change in deposits	29,273	16,897
Net change in securities sold under agreements to repurchase	(2,507)	8,484
Payments on Federal Home Loan Bank term advances	(25)	(22)
Net change in Federal Home Loan Bank line of credit	(33,728)	(9,504)
Cash advances on notes receivable for common stock	—	(1,662)
Cash payments on notes receivable for common stock	—	2,446
Exercise of stock options	81	—
Dividends paid	(1,000)	(845)
Net cash provided by (used by) financing activities	(7,906)	15,794

Net change in cash and equivalents	14,341	(1,564)

Cash and equivalents at beginning of period	14,564	14,161

Cash and equivalents at end of period	$28,905	$12,597

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest expense	$513	$466

Supplemental Disclosures of Non-Cash Information
Loans transferred to foreclosed real estate during the period	$––	$—

See notes to unaudited condensed consolidated financial statements

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Home State Bancorp and Subsidiary conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry.  The following is a summary of the significant accounting and reporting policies:

Organization and Principles of Consolidation

Home State Bancorp (“HSB”) is a bank holding company that owns 100% of the common stock of Home State Bank (“the Bank”).  The entities are collectively referred to as “the Company.”  The accompanying consolidated financial statements include the consolidated totals of the accounts of HSB and the Bank.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Nature of Operations and Significant Group Concentrations of Credit Risk

The Company provides a full range of banking and mortgage services to individual and business customers, principally in Larimer and Boulder Counties, Colorado and surrounding areas.  A majority of the Company’s loans are related to real estate.  Borrowers’ abilities to honor their loans are dependent upon the continued economic viability of the areas in which the Company lends.  Note 3 discusses the types of lending in which the Company engages.  Note 2 discusses the types of securities in which the Company invests.

The Company is subject to competition from other financial institutions for loans and deposit accounts. The Company is also subject to regulation by certain governmental agencies and undergoes periodic examinations by those regulatory agencies.  The Company’s primary regulators are the State of Colorado — Division of Banking and the Federal Deposit Insurance Corporation.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and the fair value of financial instruments.  In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers’ operations and the liquidation of loan collateral.  In connection with the determination of the fair value of financial instruments, management obtains valuations from a third party investment pricing and interest rate risk modeling provider.

Management believes that the allowance for loan losses is adequate.  While management uses available information to recognize losses on loans, changes in economic conditions may necessitate revisions in future years.  In addition, various bank regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. These agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Investment Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity are classified as “available for sale.”  Available for sale securities are stated at estimated fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

The amortized cost of debt securities classified as held to maturity or available for sale is adjusted for amortization of purchase premiums and accretion of purchase discounts.  Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Gains and losses on the sale of securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment charge to earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which is recognized as an impairment charge to earnings, and 2) OTTI related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

Loans

The Company grants real estate, commercial and consumer loans to customers.  A substantial portion of the loan portfolio is represented by various types of real estate related loans in the Company’s market areas.  The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in these areas.

Loans that the Company has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans.  Interest income is accrued on the unpaid principal balance.  Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Past due loans are any loans for which payments of interest, principal or both have not been received within the timeframes designated by the loan agreements.  Loans with payments in arrears but for which borrowers have resumed making scheduled payments are considered past due until arrearages are brought current. Loans that experience insignificant payment delays or payment shortfalls generally are not considered past due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accrual of interest on any loan is discontinued at the time the loan is 90 days past due unless the loan is well secured and in process of collection.  Additionally, loans are placed on nonaccrual at an earlier date if collection of principal or interest is considered doubtful.  When placing a loan on nonaccrual status, interest accrued to date is generally reversed and is charged against the current year’s interest income.  Payments received on a loan on nonaccrual status are applied against the balance of the loan. A loan is returned to accrual status when principal and interest are no longer past due and collectability is no longer doubtful.

Troubled debt restructurings are loans for which concessions in terms have been made as a result of the borrower experiencing financial difficulty.  Generally, concessions granted to customers include lower interest rates and modification of the payment stream to lower or defer payments.  Interest on troubled debt restructurings is accrued under the new terms if the loans are performing and full collection of principal and interest is expected.  However, interest accruals are discontinued on troubled debt restructurings that meet the Company’s nonaccrual criteria.

Generally, loans are charged off in whole or in part no later than after they become significantly past due unless the loan is in the process of restructuring.  Charge off amounts are determined on a loan-by-loan basis and are based upon the carrying amount of loans and the amount estimated to be collectible as determined by analyses of expected future cash flows and the liquidation of loan collateral.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses, and is established through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance consists of specific and general components as follows:

1)       The specific component relates to loans that are considered impaired, and is comprised of valuation allowances calculated on a loan-by-loan basis. Impaired loans are all specifically identified loans for which it is probable that the Company will not collect all amounts due according to the contractual terms of the loan agreement.  Factors considered by management in determining whether a loan is impaired include payment status, collateral value, the borrower’s financial condition and overall loan quality as determined by an internal loan grading system.

Included in impaired loans are all nonaccrual loans and all accruing troubled debt restructurings. Loans that experience insignificant payment delays or payment shortfalls generally are not considered impaired.  For impaired loans for which repayment is expected solely from the collateral, impairment is measured based on the fair value of the collateral.  For other impaired loans, impairment may be measured based on the fair value of the collateral or on the present value of expected future cash flows discounted at the loan’s original effective interest rate.  When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2)       The general component relates to non-impaired loans, and is based on historical loss experience adjusted for the effects of qualitative factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio’s historical loss experience.  Qualitative factors include the following: economic conditions; industry conditions; changes in lending policies and procedures; trends in the volume and terms of loans; the experience, ability and depth of lending staff; levels and trends in delinquencies and impaired loans; levels and trends in charge-off and recovery activity; levels and trends of loan quality as determined by an internal loan grading system; portfolio concentrations.

Although the allowance contains a specific component, the entire allowance is available for any loan that, in management’s judgment, should be charged off.

On a quarterly basis, management estimates the allowance balance required using the criteria identified above in relation to the relevant risks for each of the Company’s major loan segments.  The significant overall risk factor for both the Company’s commercial and consumer portfolios is the strength of the real estate markets in the Company’s lending areas.

The quality of the Company’s loan portfolio is assessed as a function of the levels of past due loans and impaired loans, and internal credit quality ratings which are updated quarterly by management. The ratings on the Company’s internal credit scale are broadly grouped into the categories “non-classified” and “classified.”  Non-classified loans are those loans with minimal identified credit risk, as well as loans with potential credit weaknesses which deserve management’s attention but for which full collection of contractual principal and interest is not significantly at risk.  Classified loans are those loans that have well-defined weakness that put full collection of contractual principal or interest at risk, and classified loans for which it is probable that the Company will not collect all contractual principal or interest are also considered impaired. The credit quality ratings are an important part of the Bank’s overall credit risk management process and are considered in the determination of the allowance for loan losses.

Income Taxes

The Company is taxed under the provisions of Subchapter S of the Internal Revenue Code.  Under those provisions, the Company neither pays corporate income taxes on its taxable income, nor is allowed a net operating loss carryover or carryback as a deduction.  Instead, the stockholders of the Company include their respective share of the Company’s consolidated taxable income or loss in their individual income tax returns.  Accordingly, no income taxes are reflected in the consolidated financial statements.

The Company is no longer subject to U.S. federal income tax examinations by tax authorities for years before 2010.

In connection with due diligence related to a pending merger, the Company identified technicalities that make its original S corporation election invalid.  The Company is preparing a private letter ruling to the Internal Revenue Service to recognize the Company as an S Corporation from the intended effective date of the original election, and based on the nature of the defects in the original election the Company expects the ruling request to be successful.  However, in the event of an unsuccessful ruling request, the Company would be treated as a C Corporation and required to file income tax returns as a taxable entity for all tax years open under statute.  This would have a material impact on the Company’s consolidated financial statements as taxes, penalties and interest for open tax years are estimated to be approximately $12,400,000.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income.  The only component of other comprehensive income consists of net unrealized holding gains and losses on securities available for sale, with no related tax effects due to the Company’s S Corporation status.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company enters into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit, stand-by letters of credit and undisbursed loans in process.  These financial instruments are recorded in the consolidated financial statements when they are funded.  In conjunction with the determination of the allowance for loan losses, and using the same criteria, the Company also determines the extent of credit risk on its off-balance sheet financial instruments and whether there are probable incurred losses on those financial instruments for which a loss provision is necessary. The Company has determined that there is minimal credit risk on its off-balance sheet financial instruments, and accordingly has not established an allowance for those instruments that is separate from the allowance for loan losses.

Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.  Management does not believe there now are such matters that will have a material effect on the consolidated financial statements.

Notes Receivable for Issuance of Common Stock

The Company has extended loans to certain employees and to its Employee Stock Ownership Plan to facilitate the employees’ and Plan’s purchase of Company stock .  These loans are secured by the stock purchased, and accordingly the outstanding balance of the loans are offset against the equity issued such that equity balances reflect only amounts for which the Company does not have a collateral interest in its own stock.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, excluding transaction costs. When measuring fair value, entities should maximize the use of observable inputs and minimize the use of unobservable inputs. The following describes the three levels of inputs that may be used to measure fair value:

•                  Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•                  Level 2 Inputs— Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•                  Level 3 Inputs—Unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, are as follows:

	March 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale

State and municipal	$196,146	$4,361	$(88)	$200,419
U.S. Government agency	12,336	40	—	12,376
U.S. Agency mortgage-backed	176,393	1,563	(141)	177,815
U.S. Treasury	4,921	94	—	5,015

	$389,796	$6,058	$(229)	$395,625

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Debt securities available for sale

State and municipal	$193,724	$3,214	$(584)	$196,354
U.S. Government agency	19,429	24	(13)	19,440
U.S. Agency mortgage-backed	181,685	309	(1,644)	180,350
U.S. Treasury	4,917	10	—	4,927

	$399,755	$3,557	$(2,241)	$401,071

The amortized cost and fair value of debt securities at March 31, 2016, by contractual maturity, is shown below.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At March 31, 2016, the Company has U.S. Agency mortgage-backed obligations with a cost basis of $176,393,000 for which repayment of the obligations will follow the repayment of the underlying mortgages.  For the purpose of the following table, the entire outstanding balance of these mortgage-backed securities is categorized based on final maturity date.  At March 31, 2016, the Company estimates the average remaining life of these mortgage-backed securities is 4.1 years.  Average remaining life is defined as the time span after which the principal balance has been reduced by half.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Available for Sale
	Amortized Cost	Fair Value
	(in thousands)

Due in one year or less	$25,213	$25,320
Due after one through five years	150,865	152,915
Due after five years through ten years	181,872	184,985
Due after ten years	31,846	32,405

	$389,796	$395,625

Information pertaining to debt securities available for sale, with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows:

	March 31, 2016
	Less than 12 months		Over 12 months
	Gross Unrealized Losses
	(in thousands)

State and municipal	$11,143	$70	$3,152	18
U.S. Agency mortgage-backed	27,175	94	3,736	47

	$38,318	$164	$6,888	$65

	December 31, 2015
	Less than 12 months		Over 12 months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(in thousands)

State and municipal	$452	$48,937	$132	$9,584
U.S. Government Agency	13	2,300	—	—
U.S. Agency mortgage-backed	1,525	118,176	119	3,792

	$1,990	$169,413	$251	$13,376

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

At March 31, 2016, unrealized losses are due to differences in market yields as compared to yields available at the time of purchase.  Management has performed analysis of investment credit quality and cash flows on securities with unrealized losses and does not believe any securities are impaired due to reasons of credit quality.  The Company has the ability and intent to hold investment securities for a period of time sufficient for a recovery of cost, and fair value is expected to recover as bonds approach maturity. Accordingly, as of March 31, 2016, management believes the impairments detailed in the table above are temporary.

The Company recognized $77,000 in gains on early redemptions of investment securities during the three months ended March 31, 2016.  The Company recognized $7,000 in losses on sales of investment securities during the three months ended March 31, 2015.

Investment securities with a carrying value of $135,337,000 at March 31, 2016, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

NOTE 3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are as follows:

	March 31, 2016	December 31, 2015
	(in thousands)
Real estate
Commercial	$217,605	$227,952
Construction, land and land development	50,292	44,746
Residential	86,397	87,204
Farmland	10,066	10,398
	364,360	370,300

Commercial and industrial	44,515	46,552
Municipal loans and leases	15,570	16,165
Consumer	3,907	4,228
Other	4,956	6,309

Total loans	433,308	443,554

Less unearned loan fees	(506)	(641)

Net loans	$432,802	$442,913

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Transactions in the allowance for loan losses are as follows:

	Three months ended March 31, 2016
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	(in thousands)

Balance at December 31, 2015	$1,670	$4,601	$1,306	$781	$8,358

Provision for loan losses	—	—	—	—	—

Charge-offs	—	—	—	(18)	(18)
Recoveries	67	53	3	14	137
Net (charge-offs) recoveries	67	53	3	(4)	119

Balance at March 31, 2016	$1,737	$4,654	$1,309	$777	$8,477

	Three months ended March 31, 2015
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	(in thousands)

Balance at December 31, 2014	$1,520	$5,039	$1,480	$716	$8,755

Provision for loan losses	23	70	20	12	125

Charge-offs	—	—	—	(2)	(2)
Recoveries	162	2	4	170	338
Net (charge-offs) recoveries	162	2	4	168	336

Balance at March 31, 2015	$1,705	$5,111	$1,504	$896	$9,216

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Components of the allowance for loan losses, and the related carrying amount of loans for which the allowance is determined, are as follows:

	March 31, 2016
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	( in thousands)

Allocation of Allowance To:
Impaired loans - evaluated individually	$—	$26	$—	$—	$26
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	26	—	—	26

Unimpaired loans - evaluated collectively	1,737	4,628	1,309	777	8,451
	$1,737	$4,654	$1,309	$777	$8,477

Recorded Investment In:
Impaired loans - evaluated individually	$—	$1,100	$—	$—	$1,100
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	1,100	—	—	1,100

Unimpaired loans - evaluated collectively	50,292	312,968	44,515	24,433	432,208
	$50,292	$314,068	$44,515	$24,433	$433,308

	December 31, 2015
	Construction, land and land development	Real estate	Commercial and industrial	Consumer and other	Total
	( in thousands)

Allocation of Allowance To:
Impaired loans - evaluated individually	$—	$29	$—	$—	$29
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	29	—	—	29

Unimpaired loans - evaluated collectively	1,670	4,572	1,306	781	8,329
	$1,670	$4,601	$1,306	$781	$8,358

Recorded Investment In:
Impaired loans - evaluated individually	$—	$1,116	$—	$—	$1,116
Impaired loans - evaluated collectively	—	—	—	—	—
Total impaired loans	—	1,116	—	—	1,116

Unimpaired loans - evaluated collectively	44,746	324,438	46,552	26,702	442,438
	$44,746	$325,554	$46,552	$26,702	$443,554

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Information relative to impaired loans is as follows:

	March 31, 2016					Three months ended March 31, 2016
	Recorded Investment In Impaired Loans With No Valuation Allowance	Recorded Investment In Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance On Impaired Loans	Commitments To Extend Credit On Impaired Loans	Average Impaired Loans
	(in thousands)

Real estate
1-4 family residential	$1,006	$32	$1,038	$26	$—	$1,044
Commercial	62	—	62	—	—	65

	$1,068	$32	$1,100	$26	$—	$1,109

	December 31, 2015					Year ended December 31, 2015
	Recorded Investment In Impaired Loans With No Valuation Allowance	Recorded Investment In Impaired Loans With A Valuation Allowance	Total Impaired Loans	Valuation Allowance On Impaired Loans	Commitments To Extend Credit On Impaired Loans	Average Impaired Loans
	(in thousands)

Real estate
1-4 family residential	$1,014	$35	$1,049	$29	$—	$1,144
Commercial	67	––	67	––	––	76

Commercial and industrial	—	—	—	—	—	97

Consumer and other	—	—	—	—	—	12
	$1,081	$35	$1,116	$29	$—	$1,329

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The carrying amounts of loans by performance status and credit quality indicator are as follows:

	March 31, 2016
	Loans By Past Due and Performance Status					Loans By Credit Quality Indicator
	Accruing Loans						Classified
	Current	30-89 Days Past Due	90 Days or More Past Due	Nonaccrual Loans	Total Loans	Non- classified	Non- impaired	Impaired
	(in thousands)
Construction, land and land development
1-4 family construction	$33,252	$—	$—	$—	$33,252	$33,250	$2	$—
Other	17,040	—	—	—	17,040	17,040	—	—

Real estate
1-4 family residential	68,169	60	—	322	68,551	67,387	126	1,038
Multifamily	17,846	—	—	—	17,846	17,846	—	—
Commercial	216,989	616	—	—	217,605	210,762	6,781	62
Farmland	9,241	825	—	—	10,066	10,066	—	—

Commercial and industrial	44,228	287	—	—	44,515	41,649	2,866	—

Consumer and other	24,403	30	—	—	24,433	24,433	—	—
	$431,168	$1,818	$—	$322	$433,308	$422,433	$9,775	$1,100

	December 31, 2015
	Loans By Past Due and Performance Status					Loans By Credit Quality Indicator
	Accruing Loans						Classified
	Current	30-89 Days Past Due	90 Days or More Past Due	Nonaccrual Loans	Total Loans	Non- classified	Non- impaired	Impaired
	(in thousands)
Construction, land and land development
1-4 family construction	$29,956	$199	$—	$—	$30,155	$30,152	$3	$—
Other	14,591	—	—	—	14,591	14,591	—	—

Real estate
1-4 family residential	69,188	125	—	328	69,641	68,561	31	1,049
Multifamily	17,563	—	—	—	17,563	17,563	—	—
Commercial	227,952	—	—	—	227,952	221,310	6,575	67
Farmland	10,398	—	—	—	10,398	10,398	—	—

Commercial and industrial	44,796	1,756	—	—	46,552	43,570	2,982	—

Consumer and other	26,678	24	—	—	26,702	26,702	—	—
	$441,122	$2,104	$—	$328	$443,554	$432,847	$9,591	$1,116

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Impaired loans at March 31, 2016 include $918,000 of 1-4 family residential real estate loans and $62,000 of commercial real estate loans considered to be troubled debt restructurings.  The valuation allowance on these loans is $26,000 and $-0-, respectively.  Impaired loans at December 31, 2015 include $929,000 of 1-4 family residential real estate loans and $67,000 of commercial real estate loans considered to be troubled debt restructurings.  The valuation allowance on these loans is $29,000 and $-0-, respectively.

Interest on impaired loans is immaterial for the three months ended March 31, 2016 and March 31, 2015.

NOTE 4 — SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Securities sold under agreements to repurchase are secured borrowings and are reflected at the amount of cash received in connection with the transaction.  The average daily balance of repurchase agreements for the three months ended March 31, 2016 and March 31, 2015 was $28,034,000 and $23,422,000, respectively, and the weighted average daily rate during those periods was 0.34% and 0.35%, respectively. Securities sold under agreements to repurchase are secured investment securities.

NOTE 5 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, stand-by letters of credit, and commercial letters of credit.  Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.  The Company’s exposure to credit loss is represented by the contractual amount of these commitments.  The company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

The following financial instruments were outstanding whose contract amounts represent credit risk:

	March 31, 2016	December 31, 2015
	(in thousands)

Commitments to extend credit	$153,095	$156,707
Letters of credit	2,421	2,464

	$155,516	$159,171

Commitments to extend credit are agreements to lend to a customer as long as there is no breach of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary, by the Company upon extension of credit is based on management’s credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and real estate.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 6 - REGULATORY MATTERS

Banks and bank holding companies are subject to various regulatory capital requirements administered by state and federal banking agencies.  Capital adequacy guidelines, and additionally for banks prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices.  Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weighting and other factors.

The Basel III Capital Rules became effective for the Bank on January 1, 2015, subject to a phase-in for certain provisions.  Quantitative measures established by the Basel III Capital Rules to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of common equity tier 1 capital, tier 1 capital and total capital (as defined in the regulations) to risk-weighted assets (as defined), and of tier 1 capital to quarterly average assets (as defined).

At March 31, 2016 and December 31, 2015, the Bank’s regulatory capital is comprised of the following:  1) Common equity tier 1 capital — consisting of common stock and related paid-in-capital, and retained earnings; 2) Additional tier 1 capital — there are no components of tier 1 capital beyond common equity tier 1 capital; 3) Tier 2 capital - consisting of a permissible portion of the allowance for loan losses; and 4) total capital - the aggregate of  all tier 1 and tier 2 capital.  In connection with the adoption of the Basel III Capital Rules, the Bank elected to opt-out of the requirement to include most components of accumulated other comprehensive income in common equity tier 1 capital.

When fully phased in on January 1, 2019, the Basel III capital rules will require the Bank to maintain a minimum ratio of common equity tier 1 capital to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% common equity tier 1 capital ratio as the buffer is phased in, effectively resulting in a minimum ratio of common equity tier 1 capital to risk-weighted assets of 7% upon full phase in).  The Bank will also be required to maintain a tier 1 capital to risk-weighted assets ratio of 6.0% (8.5% including the capital conservation buffer), a total capital to risk-weighted assets ratio of 8.0% (10.5% including the capital conservation buffer), and a tier 1 capital to quarterly average assets ratio of 4.0%.

The aforementioned capital conservation buffer phases in at 0.625% annually over a four year period beginning January 1, 2016, and is designed to absorb losses during periods of economic stress.  Banking institutions with capital ratios above the base minimums but below the effective minimums (which include the buffer) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

The following table presents actual and required capital ratios as of March 31, 2016 and December 31, 2015 for the Bank under the Basel III Capital Rules.  The minimum required capital amounts presented include the minimum required capital levels based on the phase-in provisions of the Basel III Capital Rules, and include the capital conservation buffer.  Capital levels required to be considered well capitalized are based on prompt corrective action regulations, as amended to reflect changes under the Basel III Capital Rules.  The Company is considered a small bank holding company and is not subject to consolidated capital requirements; however, consolidated information is also presented for informational purposes.  Prompt corrective action provisions are not applicable to bank holding companies.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

	Actual		Minimum capital requirement		Required to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
March 31, 2016

Consolidated

Total capital (to risk weighted assets)	$87,419	15.94%	$43,865	8.0%	N/A
Tier 1 capital (to risk weighted assets)	$80,545	14.69%	$32,899	6.0%	N/A
Common equity tier 1 capital (to risk weighted assets)	$80,545	14.69%	$24,674	4.5%	N/A
Tier 1 capital (to average assets)	$80,545	9.24%	$34,856	4.0%	N/A

Home State Bank

Total capital (to risk weighted assets)	$82,689	15.08%	$43,865	8.0%	$54,831	10.0%
Tier 1 capital (to risk weighted assets)	$75,815	13.83%	$32,899	6.0%	$43,865	8.0%
Common equity tier 1 capital (to risk weighted assets)	$75,815	13.83%	$24,674	4.5%	$35,640	6.5%
Tier 1 capital (to average assets)	$75,815	8.70%	$34,856	4.0%	$43,570	5.0%

	Actual		Minimum capital requirement		Required to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2015

Consolidated

Total capital (to risk weighted assets)	$86,419	15.29%	$45,218	8.0%	N/A
Tier 1 capital (to risk weighted assets)	$79,338	14.04%	$33,913	6.0%	N/A
Common equity tier 1 capital (to risk weighted assets)	$79,338	14.04%	$25,435	4.5%	N/A
Tier 1 capital (to average assets)	$79,338	9.10%	$34,880	4.0%	N/A

Home State Bank

Total capital (to risk weighted assets)	$81,366	14.40%	$45,218	8.0%	$56,522	10.0%
Tier 1 capital (to risk weighted assets)	$74,285	13.14%	$33,913	6.0%	$45,218	8.0%
Common equity tier 1 capital (to risk weighted assets)	$74,285	13.14%	$25,435	4.5%	$36,739	6.5%
Tier 1 capital (to average assets)	$74,285	8.52%	$34,880	4.0%	$43,600	5.0%

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Regulatory authorities can initiate certain mandatory actions if the Bank fails to meet the minimum capital requirements, which could have a direct and material effect on the Company’s financial statements.  Management believes, as of March 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject and that the Bank exceeds the minimum levels necessary to be considered “well capitalized.”

NOTE 7 -FAIR VALUE MEASUREMENTS

The following is a description of the Company’s valuation methodologies for assets and liabilities measured at fair value:

Securities Available for Sale — Securities are recorded at fair value on a recurring basis based upon measurements obtained from an independent pricing service.  The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, market consensus prepayment speeds, credit information and the bonds’ terms and conditions, among other things (level 2).

Loans Held For Sale - The Company does not record loans held for sale at fair value on a recurring basis.  However, from time to time, fair value adjustments are recorded on these loans to reflect declines in value based on commitments in hand from investors or prevailing investor yield requirements (level 2).

Impaired Loans - The Company does not record loans at fair value on a recurring basis. However, from time to time, valuation allowances are recorded on impaired loans to reflect (1) the current appraised or market-quoted value of the underlying collateral, or (2) the discounted value of expected cash flows. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for impaired loans measured for impairment based upon the value of the collateral are obtained from independent appraisers or other third-party consultants, and for other impaired loans are based on discounted cash flow analyses (level 3).

Foreclosed Real Estate — The Company does not record foreclosed real estate at fair value on a recurring basis.  However, from time to time, fair value adjustments are recorded on these properties to reflect the current appraised value (less an estimate of cost to sell).  In some cases, the properties for which appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable.  Fair value estimates for foreclosed real estate are obtained from independent appraisers or management’s estimates based on the significance of the property (level 3).

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a recurring basis:

	Quoted
	prices in
	active
	markets for	Other	Significant
	identical	observable	unobservable
	assets	inputs	inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	amount
	(in thousands)

Debt securities available for sale at March 31, 2016
State and municipal	$—	$200,419	$—	$200,419
U.S. Government agency	—	12,376	—	12,376
U.S. Agency mortgage-backed	—	177,815	—	177,815
U.S. Treasury	—	5,015	—	5,015
	$—	$395,625	$—	$395,625

Debt securities available for sale at December 31, 2015
State and municipal	$—	$196,354	$—	$196,354
U.S. Government agency	—	19,440	—	19,440
U.S. Agency mortgage-backed	—	180,350	—	180,350
U.S. Treasury	—	4,927	—	4,927
	$—	$401,071	$—	$401,071

During 2016 and 2015, there were no changes or amounts in Level 3 assets or liabilities recorded at fair value on a recurring basis.

Home State Bancorp and Subsidiary

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the hierarchy and fair value for each major category of assets and liabilities recorded at fair value on a non-recurring basis:

	Quoted
	prices in
	active
	markets for	Other	Significant
	identical	observable	unobservable
	assets	inputs	inputs	Carrying
	(Level 1)	(Level 2)	(Level 3)	amount
	(in thousands)

March 31, 2016
Loans held for sale	$—	$447	$—	$447
Impaired loans	—	—	6	6
Foreclosed real estate	—	—	608	608

December 31, 2015
Loans held for sale	$—	$704	$—	$704
Impaired loans	—	—	6	6
Foreclosed real estate	—	—	608	608

At March 31, 2016, impaired loans with a contractual value of $32,000 are carried at their estimated fair value of $6,000.  The valuation allowance of $26,000 has been recorded through the provision for loan losses.  At December 31, 2015, impaired loans with a contractual value of $35,000 are carried at their estimated fair value of $6,000.  The valuation allowance of $29,000 has been recorded through the provision for loan losses.

At March 31, 2016, and December 31, 2015, there are no valuation allowances on foreclosed real estate or loans held for sale.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

GUARANTY BANCORP

and

HOME STATE BANCORP

Dated as of March 16, 2016

i

(continued)

(continued)

(continued)

Company Schedule 1.1(a)	Change in Control Payments
Company Schedule 1.1(b)	Future Benefit Payments
Guaranty Schedule 1.1(c)	Required Owned Real Property
Company Schedule 1.1(d)	Termination of Material Contracts
Company Schedule 3.1(a)	Illustrative Calculation of Merger Consideration
Company Schedule 4.1(b)	Company Business and Assets
Company Schedule 4.3(b)	Company Required Approvals
Company Schedule 4.4	Third Party Consents
Company Schedule 4.5(b)	Company Dividends
Company Schedule 4.5(c)	Company Securities
Company Schedule 4.6	Shareholders
Company Schedule 4.7(a)	Subsidiaries and Jurisdictions
Company Schedule 4.7(b)	Bank Dividends
Company Schedule 4.7(c)	Subsidiary Securities
Company Schedule 4.7(e)	Third Party Interests
Company Schedule 4.8(c)	Certain Changes
Company Schedule 4.8(d)	Controls on Systems
Company Schedule 4.8(g)	Financial Reporting
Company Schedule 4.11	Material Contracts
Company Schedule 4.13(a)	Pipeline Loans
Company Schedule 4.13(b)	Mortgage Loans Held for Sale
Company Schedule 4.14	Litigation
Company Schedule 4.15(a)	Compliance with Law
Company Schedule 4.16(a)	Owned Real Property
Company Schedule 4.16(b)	Leased Real Property
Company Schedule 4.17	Intellectual Property
Company Schedule 4.18	Insurance Coverage
Company Schedule 4.19	Permits
Company Schedule 4.20	Deposits
Company Schedule 4.26(a)(i)	Loans
Company Schedule 4.26(a)(ii)	Bank OREO
Company Schedule 4.26(a)(iii)	Criticized Assets
Company Schedule 4.26(b)	Watch List
Company Schedule 4.26(d)	Certain Loans
Company Schedule 4.27	Risk Management Instruments
Company Schedule 4.28	Employees
Company Schedule 4.30(a)	Employee Plans
Company Schedule 4.30(c)	KSOP Matters
Company Schedule 4.30(h)	Insider Loans
Company Schedule 4.30(i)	Certain Payments
Company Schedule 4.30(m)	Post-Retirement Benefits
Company Schedule 4.32(c)	Tax Method of Accounting
Company Schedule 4.32(d)	Tax Return Jurisdictions
Company Schedule 4.32(e)	Certain Tax Matters
Company Schedule 4.32(g)	Tax Assets
Company Schedule 4.32(k)	S Corporation Election
Company Schedule 4.33	Affiliate Transactions
Guaranty Schedule 5.6	Litigation
Guaranty Schedule 5.17	Supervisory Actions
Company Schedule 6.2(b)(vi)	Contract Amendments
Company Schedule 6.2(b)(vii)	Property Sale

v

Company Schedule 6.2(b)(viii)	Employee Agreements
Company Schedule 6.2(b)(ix)	Employee 2016 Compensation
Company Schedule 6.2(b)(x)	Employee Plan Amendments
Company Schedule 6.2(b)(xi)	Permitted Distributions
Company Schedule 6.2(b)(xxiv)	Excepted Capital Expenditures
Company Schedule 6.14(a)	Owned Real Property Insurance Amounts
Guaranty Schedule 8.5(a)	Retention and Non-Solicitation Agreements
Guaranty Schedule 8.5(b)	Retention Agreements
Company Schedule 8.5(c)	Employee Loyalty Payments
Guaranty Schedule 10.5	Employment Agreements
Guaranty Schedule 10.6(a)	Termination Agreements
Guaranty Schedule 10.6(b)	CIC Amendments
Company Schedule 13.15(a)	Shareholders’ Representative

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) dated as of March 16, 2016, is by and between Guaranty Bancorp (“Guaranty”), a Delaware corporation and bank holding company registered under the Bank Holding Company Act of 1956 (“BHC Act”), and Home State Bancorp (the “Company”), a Colorado corporation and bank holding company registered under the BHC Act.

WHEREAS, Guaranty desires to affiliate with the Company and the Company desires to affiliate with Guaranty by merging the Company with and into Guaranty, with Guaranty as the surviving entity (the “Merger”); and

WHEREAS, the board of directors of Guaranty (the “Guaranty Board”) and the board of directors of the Company (the “Company Board”) each believe that the Merger in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits and schedules hereto and the other transactions contemplated by this Agreement are advisable and in the best interests of their stockholders and shareholders, respectively; and

WHEREAS, for federal income Tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations; and

WHEREAS, the Guaranty Board and the Company Board have each approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Guaranty’s willingness to enter into this Agreement, each of the members of the Company Board, the board of directors of Bank and the holders of more than 5% of the outstanding shares of common stock of the Company, par value $10.00 per share (“Company Stock”) has entered into an agreement dated as of the date hereof pursuant to which such Person will vote all shares of Company Stock beneficially owned by such Person in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”); and

WHEREAS, this Agreement provides for the Merger, and in connection therewith, all of the issued and outstanding shares of Company Stock and securities convertible into or exchangeable for Company Stock shall be exchanged for consideration as set forth in this Agreement; and

WHEREAS, it is contemplated that immediately following the Merger, and pursuant to a separate agreement in substantially the form attached hereto as Exhibit A, Guaranty Bank and Trust Company, a Colorado state banking corporation and wholly-owned subsidiary of Guaranty (“Guaranty Bank”), and Home State Bank, a Colorado state banking corporation and wholly-owned subsidiary of the Company (“Bank”), shall be combined through a merger, with Guaranty Bank as the surviving entity (the “Bank Merger”).

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

I.         DEFINITIONS

Section 1.1                    Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means any proposal, offer, indication of interest or inquiry from any Person or group for, whether in one transaction or a series of related transactions, or relating to any: (i) merger, consolidation, share exchange or business combination involving more than 10% of the total voting power of any class of the capital stock of the Company; (ii) sale, lease, exchange, mortgage, transfer or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company and its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries (including equity securities of the Subsidiaries), measured either by book value or fair market value; (iii) issuance, sale or other disposition by the Company (including by way of merger, consolidation, share exchange or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding voting of any class of equity securities of the Company; (iv) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 10% or more of the outstanding Company Stock or any class of equity securities of the Company; (v) recapitalization, liquidation, dissolution or other similar type of transaction with respect to the Company which would result in any Person or group acquiring 10% or more of the fair market value of the assets (including capital stock of the Subsidiaries) of the Company and its Subsidiaries taken as a whole (including equity securities of the Subsidiaries); or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger. For the avoidance of doubt, if any material change is made to any Acquisition Proposal, such altered Acquisition Proposal shall be considered a separate and distinct Acquisition Proposal.

“Affiliate” means any natural corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“After-Tax” means subtracting an estimated deduction at an effective 38% tax rate.

“Aggregate Loan Balance” means, as of a specified date, the aggregate amount of principal and accrued interest with respect to all Loans.

“Aggregate Merger Consideration” means the Aggregate Stock Consideration plus the Aggregate Cash Consideration.

“ALLL” means Bank’s allowance for loan and lease losses.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, county, national, foreign, international or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Requirements” means and includes, as of the time of reference, with respect to Bank’s origination, servicing, insuring, purchase, sale or filing of claims in connection with Mortgage

Loans, all contractual, legal and other obligations of Bank (including any contained in a Mortgage Loan document or any Governmental Authority guides, rules or procedures, including guides, rules and procedures relating to the origination, purchase, sale, securitization and servicing of Mortgage Loans).

“Balance Sheet Date” means December 31, 2015.

“Bank Executive Officers” means Harry Devereaux, Mark Bower, Joe Scherger and Karla Porter.

“Best Efforts” means the taking of all commercially reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business Person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

“Brokered Deposit” shall have the meaning set forth in 12 C.F.R. 337.6(a)(2).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Denver, Colorado are authorized or required by Applicable Law or any Governmental Authority to close.

“Calculation Date” means the last day of the month ended prior to the Effective Time.

“CBCA” means the Colorado Business Corporations Act.

“Change in Control Payments” means payments owed pursuant to any contract, understanding, instrument, arrangement, commitment or undertaking of any nature, any amount paid, payable or reasonably expected to become payable by the Company or any of its Subsidiaries as of, prior to or as a result of the Effective Time resulting from a change in control as defined therein pursuant to the terms of any contract, understanding, instrument, arrangement, commitment or undertaking of any nature existing prior to or concurrently with the execution of this Agreement, which are listed on Company Schedule 1.1(a).

“Charter Documents” means a certificate or articles of incorporation (including certificates of designation), bylaws, and other organizational documents, each as amended, and each as currently in effect.

“Closing Distribution” means a distribution payable by Bank on the Closing Date to the Company and by the Company to its shareholders of record on a pro rata basis in an amount equal to the difference between: (i) the Tangible Book Value on the Calculation Date; and (ii) the Minimum Tangible Book Value.

“Code” means the Internal Revenue Code of 1986.

“Company Real Property” means, collectively, all Leased Real Property, Owned Real Property and Bank OREO.

“Company Schedule” means the confidential disclosure schedule delivered by the Company to Guaranty concurrently with the execution of this Agreement, which disclosure schedule is arranged in Sections corresponding to the numbered and lettered Sections contained in this Agreement to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Guaranty. The Company Schedule shall set forth, among other things, items the disclosure of which are necessary or appropriate: (i) in response to an express disclosure requirement contained in a provision of this Agreement; (ii) as an exception to one or more representations and warranties contained in Article IV; or (iii) as an exception to one or more covenants contained in this Agreement.

“Company Stock Option” means an option to purchase Company Stock.

“Core Deposits” means, as of a particular date, a dollar amount equal to all deposit liabilities of Bank, less all Brokered Deposits and all deposits solicited solely via the Internet.

“CRA” means the Community Reinvestment Act.

“DGCL” means the Delaware General Corporation Law.

“Employee Plan” means, whether or not written, any: (i) “employee benefit plan”, as defined in Section 3(3) of ERISA; (ii) any compensation, employment, consultancy, severance, termination protection, change in control, transaction bonus, retention or similar service agreement, plan, arrangement or policy; or (iii) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements or cafeteria plans), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); in each case: (A) which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any Affiliate of the Company and covers any current or former employee, officer, director or independent contractor of or consultant to the Company or Bank; or (B) with respect to which the Company or Bank has any direct or indirect liability.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and general principles of equity.

“Environmental Laws” means any Applicable Law, including any applicable and enforceable judicial or administrative Order, relating to the environment or any Hazardous Substance, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq.; the Hazardous Materials Transportation Act,, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Computershare Trust Company, N.A.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Computershare Trust Company, N.A.

“Fannie Mae” means Fannie Mae, formerly known as the Federal National Mortgage Association.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHA” means the Federal Housing Administration, an agency within the HUD, including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Regulations” means regulations promulgated by HUD under the National Housing Act of 1934, codified in 24 C.F.R., and other HUD issuances relating to Mortgage loans insured by the FHA, including related handbooks, circulars, notices and mortgagee letters.

“Final Average Price” means the average of the closing price of the KBW Regional Banking Index (“KRX”) (as reported in The Wall Street Journal or, if not reported thereby, another nationally recognized alternative source as mutually agreed by Guaranty and the Company) for the ten trading days immediately preceding the tenth day immediately preceding the Closing Date.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Future Benefit Payments” means payments pursuant to the salary continuation, deferred compensation, severance and other Employee Plans between the Company or Bank and any other Person which are listed on Company Schedule 1.1(b).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Ginnie Mae” means the Government National Mortgage Association, a wholly owned corporate instrumentality of the United States within HUD.

“Governmental Authority” means any federal, state, local, municipal, county, national, foreign, international or multinational government or governmental or regulatory authority, including any department, court, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

“Guaranty Average Closing Price” means the average of the volume weighted closing price (rounded to the nearest full cent) of Guaranty Common Stock on the NASDAQ for the ten trading days immediately preceding the tenth day prior to the Closing Date (as such price is appropriately adjusted for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of Guaranty Common Stock declared or effected after the date hereof and prior to the tenth day immediately preceding the Closing Date).

“Guaranty Common Stock” means the voting common stock of Guaranty, par value $0.001 per share.

“Guaranty Non-Voting Stock” means the non-voting common stock of Guaranty, par value $0.001 per share.

“Guaranty Preferred Stock” means the preferred stock of Guaranty, par value $0.001 per share.

“Guaranty Schedule” means the confidential disclosure schedule delivered by Guaranty to the Company concurrently with the execution of this Agreement, which disclosure schedule is arranged in

Sections corresponding to the numbered and lettered Sections contained in this Agreement to which it relates, and each of which disclosures shall also be deemed to be representations and warranties made by Guaranty to the Company. The Guaranty Schedule shall set forth, among other things, items the disclosure of which are necessary or appropriate (i) in response to an express disclosure requirement contained in a provision of this Agreement; or (ii) as an exception to one or more representations and warranties contained in Article V.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos or asbestos containing material and any substance or material regulated under any Environmental Law, except de minimis amounts of household cleaning and office products used, kept and disposed of in compliance with applicable Environmental Laws.

“HUD” means the United States Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices); (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the ordinary course of business consistent with past practices); (vi) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (ix) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices); and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Initial Price” means $86.91.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Mortgage Loan, including any provider of private Mortgage insurance, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Mortgage Loan or related mortgaged property.

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in any jurisdiction: (i) inventions and improvements thereto, whether or not patentable, invention disclosures, statutory invention registrations, design rights, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof); (ii) trademarks, service marks, trade dress, logos, domain names, Internet account names (including social networking and media names), rights of publicity, trade names, corporate names and all other source identifiers, and all goodwill associated with any of the foregoing; (iii) copyrights, including all derivative works, moral rights, renewals, extensions, reversions and restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression; (iv) computer software (including source code, object code, firmware, operating systems and specifications), databases and data collections; (v) trade secrets, know-how and confidential business information; (vi) any other type of intellectual property or intellectual property right; (vii) registrations and applications for registration of any of the foregoing; and (viii) rights to sue or recover and retain damages for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Investor” means any Person who owns or holds Sold Mortgage Loans, or servicing rights related thereto, sold by Bank.

“Knowledge means: (i) with respect to the Company, the actual knowledge of the Bank Executive Officers and (ii) with respect to Guaranty, the actual knowledge of Paul Taylor, Michael Hobbs, Christopher Treece or Cathy Goss. For purposes of this definition, a named executive officer shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such executive officer in the course of the management reporting practices of the Company or Guaranty, as applicable.

“KSOP Cash Consideration” means an amount equal to the number of KSOP Shares multiplied by the Per Share Transaction Value.

“KSOP Encumbered Shares” means KSOP Shares which are subject to the KSOP Pledge Agreement and which have not been released from the encumbrance created under the KSOP Pledge Agreement prior to the Effective Time.

“KSOP Loan” means the Loan Agreement between the Company and Community Bank of Pleasant Hill (Missouri) d/b/a First Trust of MidAmerica as Trustee of the Home State Bank 401(k) Employee Stock Ownership Trust dated January 27, 2015.

“KSOP Pledge Agreement” means that certain Pledge Agreement between the Company and Community Bank of Pleasant Hill (Missouri) d/b/a First Trust of MidAmerica as Trustee of the Home State Bank 401(k) Employee Stock Ownership Trust dated January 27, 2015.

“KSOP Shares” means the shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by the KSOP.

“Lien” means, with respect to any property or asset, any Mortgage, lien, license, pledge, charge, security interest, encumbrance, covenant, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Loan Thresholds” means: (i) any new Loan or commitment to make a Loan having a principal balance exceeding $500,000; (ii) any renewal or modification of an existing Loan having an outstanding balance or commitment of at least $1,000,000; or (iii) any Loan with a Borrower where the aggregate amount of the lending relationship at Bank with respect to such Borrower and Borrower’s Affiliates is at least $2,000,000.

“Locked Pipeline Loans” means applications in process for Mortgage Loans to be made by Bank which have been registered and designated as price protected on Bank’s residential Mortgage Loan origination system and which have not closed or funded.

“Material Adverse Effect” means: (i) any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or could be reasonably expected to have a material and adverse effect on: (A) the financial position, business, assets, liabilities, profits or results of operations or financial performance of a Person and its Subsidiaries, individually or taken as a whole; or (B) the ability of a Person to timely perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; or (ii) any other fact, effect, event, change, occurrence or circumstance that could materially impair a Person’s ability to operate its business in the ordinary course; provided, however, that Material Adverse Effect shall not be deemed to include, either alone or in combination, the impact of: (1) changes generally affecting the economy, financial or securities markets; (2) the announcement of the Merger; (3) any outbreak or escalation of war or hostilities or any act of terrorism; (4) general conditions in the financial industry, including changes in laws, regulations, rules, GAAP or regulatory accounting requirements; or (5) with respect to the Company and Bank, any changes made or actions taken or not taken by the Company or Bank at the request or with the consent of Guaranty; provided further, however, that any effect referred to in clause (1), (3) or (4) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably be expected to occur to the extent that effect has a disproportionate effect on a Person and its Subsidiaries, taken as a whole, compared to other participants in the financial industries in which the Person and its Subsidiaries conduct their businesses. With respect to the Company and Bank, a “Material Adverse Effect” shall include one or more facts, effects, events, changes, occurrences or circumstances that, individually or in the aggregate, results in: (x) a 10% or greater decrease in the Aggregate Loan Balance as of March 16, 2016; or (y) a 10% or greater decrease in Core Deposits from the level as of March 16, 2016.

“Minimum Allowance Amount” means a dollar amount equal to the greater of: (i) $8,358,000; and (ii) 1.75% of the Aggregate Loan Balance as of the Calculation Date.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a Lien on real property.

“Mortgage Loan” means any Sold Mortgage Loan or any other Mortgage Loan originated or purchased by Bank, as applicable.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered by an arbitrator, in each case having competent jurisdiction to render such.

“Paid Off Loan” means a Mortgage Loan or any other type of Loan that, at any time, has been owned or serviced by Bank and has been paid off, foreclosed, or otherwise liquidated.

“Per Share Transaction Value” means the Transaction Value divided by the sum of the Company Closing Shares and the KSOP Shares.

“Permitted Encumbrances” means: (i) Liens disclosed in the Company Financial Statements; (ii) Liens for Taxes, assessments or governmental charges or levies not yet due or being contested in good faith and for which adequate accruals or reserves have been established in the Company Financial Statements; (iii) exceptions arising in the ordinary course of business consistent with past practice which do not secure any material monetary obligation and do not materially detract from the value or materially interfere with the present use of any such properties or assets; and (iv) with respect to Owned Real Property: (A) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice for amounts which are not yet due; and (B) Liens for zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, and easements, provided, in each case, that such Liens do not materially detract from the value or materially interfere with the present use of the Owned Real Property they encumber.

“Permitted Exceptions” means all Permitted Encumbrances and all exceptions to title set forth in any Title Policy.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Pipeline Loans” means those Locked Pipeline Loans and Unlocked Pipeline Loans set forth in Company Schedule 4.13(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Representative” means, with respect to any Person, any of such Person’s shareholders, officers, directors, employees, partners, managers, members, investment bankers, attorneys, financial advisors, accountants, auditors, consultants, advisors and other agents.

“Required Owned Real Property” means any Owned Real Property set forth on Guaranty Schedule 1.1(c).

“SBA” means the United States Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sold Mortgage Loans” means Mortgage Loans serviced by Bank pursuant to a servicing agreement that were originated or purchased and subsequently sold in a whole loan sale or securitization (whether or not treated as a sale under GAAP) by Bank and that have not been repaid or refinanced.

“Subsidiary” shall mean, in the case of either Guaranty or the Company, any Person in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest or otherwise has the right to elect or appoint a majority of the directors or other Persons performing similar functions.

“Tax” means any of the following: (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, tax, any governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee; (ii) in the case of the Company and Bank, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or Bank to a Governmental Authority is determined or taken into account with reference to the activities of any other Person; and (iii) any liability of the Company or Bank for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Asset” means the expected future Tax amounts recorded on the ledgers of the Company or Bank in accordance with GAAP for the Company’s or Bank’s Temporary Differences, computed using an effective Tax rate of 38% regardless of whether the expected future Tax amounts result in an increase or decrease in expected future Tax.

“Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding the Company or Bank that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Temporary Difference” means any differences between the income Tax basis and the GAAP basis of the Company’s and Bank’s assets and liabilities as recorded for either GAAP or income Tax purposes.  Temporary Difference includes any net operating loss, built in loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other Tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Transaction Documents” means this Agreement, the Voting Agreement, the Termination Agreements, the Employment Agreements, the Retention and Non-Solicitation Agreements, the Retention Agreements, the Non-Competition Agreements, the Bank Merger Agreement, the Escrow Agreement and any and all other agreements, certificates and documents required to be delivered by either party hereto prior to or at the Closing pursuant to the terms of this Agreement.

“Transaction Expense” means any costs, fees, prepayment fees, expenses or other amounts incurred or otherwise payable by or on behalf of the Company or Bank in connection with the negotiation, execution or performance of this Agreement or otherwise as a result of this Agreement, the other Transaction Documents, the Merger or any of the other transactions contemplated hereby or thereby, including: (i) legal and accounting fees; (ii) fees and commissions payable to any broker or finder, financial advisor or investment banking firm; and (iii) the estimated amount (as provided in writing by the applicable vendor) of any penalty or liquidated damages associated with the termination of the Material Contracts following the Closing Date identified on Company Schedule 1.1(d).

“Transaction Value” means the sum of the Aggregate Cash Consideration and the Value of Aggregate Stock Consideration.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the UST pursuant to and in respect of the provisions of the Code.

“Unlocked Pipeline Loans” means applications in process for Mortgage Loans to be made by Bank which have not been registered and designated as price protected on Bank’s residential Mortgage loan origination system and which have not closed or funded.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56.

“UST” means the United States Department of the Treasury.

“Value of Aggregate Stock Consideration” means the Aggregate Stock Consideration multiplied by the Guaranty Average Closing Price.

Section 1.2                    Table of Definitions.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2015 Financial Statements	6.10(a)
Acquisition Proposal	1.1
Affiliate	1.1
After-Tax	1.1
Aggregate Cash Consideration	3.1(a)
Aggregate Loan Balance	1.1
Aggregate Merger Consideration	1.1
Aggregate Non-KSOP Cash Consideration	3.1(a)
Aggregate Stock Consideration	3.1(a)
Agreement	Preamble
ALLL	1.1
Annual Report	5.7(a)
Applicable Law	1.1
Applicable Requirements	1.1
Balance Sheet Date	1.1
Bank	Recitals
Bank Common Stock	4.7(b)
Bank Executive Officers	1.1
Bank Loan Property	4.26(f)
Bank Merger	Recitals
Bank OREO	4.26(a)
Best Efforts	1.1
BHC Act	Preamble
Borrower	6.2(b)(ii)
Brokered Deposit	1.1
Business Day	1.1
Calculation Date	1.1

Term	Section
CBCA	1.1
Certificates	3.7(b)
Change in Control Payments	1.1
Charter Documents	1.1
CIC Amendment	10.6(b)
Claim	7.5(a)
Closing	2.2
Closing Date	2.2
Closing Distribution	1.1
Closing Price Change Ratio	9.1(h)(i)
Closing Title Commitment	6.14(c)
COBRA	4.30(m)
Code	1.1
Company	Preamble
Company Board	Recitals
Company Board Approval	4.2(b)
Company Closing Shares	3.1(a)
Company Employees	8.3(a)
Company Expenses	9.3(b)
Company Fairness Opinion	4.35(b)
Company Financial Statements	4.8(a)
Company Intellectual Property	4.17
Company Meeting	6.1(a)
Company Real Property	1.1
Company Real Property Subject to Environmental Termination	6.13(c)
Company Regulatory Agreement	4.22
Company Required Approvals	4.3
Company Schedule	1.1
Company Securities	4.5(c)
Company Shareholder Approval	6.1(a)
Company Stock	Recitals
Company Stock Option	1.1
Company Stock Plan	3.3
Confidentiality Agreement	7.9
Continuing Company	2.1
Core Deposits	1.1
CRA	1.1
Criticized Assets	4.26(a)
Determination Letter	8.7
DGCL	1.1
DIF	4.20
Dissenting Share	3.6
Effective Time	2.3
Election Notice	6.14(b)
Election Notice Period	6.14(b)
Employee Plan	1.1
Employment Agreements	10.5
End Date	9.1(a)(iii)

Term	Section
Enforceability Exceptions	1.1
Environmental Condition	6.13(c)
Environmental Information	4.31
Environmental Inspections	6.13(a)
Environmental Laws	1.1
ERISA	1.1
ERISA Affiliates	4.30(b)
Escrow Agent	1.1
Escrow Agreement	12.6
Escrow Amount	8.6
Exchange Act	1.1
Exchange Agent	1.1
Exchange Fund	3.7(a)
Existing Benefit Plan	8.3(b)
Fannie Mae	1.1
FDIC	1.1
Federal Reserve	1.1
FHA	1.1
FHA Regulations	1.1
Final Average Price	1.1
Freddie Mac	1.1
Future Benefit Payments	1.1
GAAP	1.1
Ginnie Mae	1.1
Governmental Authority	1.1
Guaranty	Preamble
Guaranty 401(k) Plan	8.7
Guaranty Average Closing Price	1.1
Guaranty Bank	Recitals
Guaranty Board	Recitals
Guaranty Board Approval	5.2(b)
Guaranty Common Stock	1.1
Guaranty Expenses	9.3(a)
Guaranty Fairness Opinion	5.14
Guaranty Financial Statements	5.7(a)
Guaranty Meeting	7.1(a)
Guaranty Non-Voting Stock	1.1
Guaranty Preferred Stock	1.1
Guaranty Regulatory Agreement	5.17
Guaranty Required Approvals	5.3
Guaranty Schedule	1.1
Guaranty Stockholder Approval	7.1(a)
Hazardous Substances	1.1
HUD	1.1
Indebtedness	1.1
Indemnified Parties	7.5(a)
Initial Price	1.1
Insurer	1.1
Intellectual Property	1.1

Term	Section
Interim Financial Statements	6.10(b)
Investor	1.1
Knowledge	1.1
KSOP	3.4
KSOP Cash Consideration	1.1
KSOP Encumbered Shares	1.1
KSOP Loan	1.1
KSOP Pledge Agreement	1.1
KSOP Shares	1.1
Leased Real Property	4.16(b)
Liabilities	2.7
Lien	1.1
Loan Thresholds	1.1
Loans	4.26(a)
Locked Pipeline Loans	1.1
Material Adverse Effect	1.1
Material Contract	4.11(b)
Materially Burdensome Regulatory Condition	8.4
Merger	Recitals
Merger Filings	2.3
Minimum Allowance Amount	1.1
Minimum Tangible Book Value	3.2(a)
Mortgage	1.1
Mortgage Loan	1.1
Mortgage Note	1.1
NASDAQ	1.1
Non-Competition Agreements	10.4
Order	1.1
Owned Intellectual Property	4.17
Owned Real Property	4.16(a)
Owned Real Property Subject to Title Termination	6.14(b)(ii)
Paid Off Loan	1.1
party	13.13(d)
Per Share Cash Consideration	3.1(a)
Per Share Merger Consideration	3.1(a)
Per Share Stock Consideration	3.1(a)
Per Share Transaction Value	1.1
Permits	4.19
Permitted Encumbrances	1.1
Permitted Exceptions	1.1
Person	1.1
Pipeline Loans	1.1
Post-Closing Tax Period	1.1
Pre-Closing Tax Period	1.1
Proxy Statement	7.2
QSub	4.32(k)(i)
QSub Election	4.32(k)(i)
Registration Statement	7.2
Regulatory Reports	4.21

Term	Section
Representative	1.1
Required Owned Real Property	1.1
Retention Agreements	8.5
Retention and Non-Solicitation Agreements	8.5
S Election	4.32(k)(i)
S Period	4.32(k)(i)
SBA	1.1
SEC	1.1
Secondary Investigation	6.13(a)
Securities Act	1.1
Shareholders’ Representative	13.15(a)
Sheshunoff	4.35(b)
Short S Corporation Tax Period	7.10
Sold Mortgage Loans	1.1
Subject Information	6.15
Subsidiary	1.1
Subsidiary Securities	4.7(d)
Tail Policy	8.8
Takeover Statute	4.41
Tangible Book Value	3.2(b)
Tax	1.1
Tax Asset	1.1
Tax Returns	4.32(a)
Tax Sharing Agreement	1.1
Temporary Difference	1.1
Termination Agreements	10.6(a)
Termination Fee	9.3(a)
Third Party Interests	4.7(e)
Title Commitment	6.14(a)
Title Company	6.14(a)
Title Cure Period	6.14(b)
Title Policy	6.14(a)
Transaction Documents	1.1
Transaction Expense	1.1
Transaction Value	1.1
Transmittal Materials	3.7(b)
Treasury Regulations	1.1
Treasury Shares	3.1(b)
Unlocked Pipeline Loans	1.1
Update Date	4.13(a)
USA PATRIOT Act	1.1
UST	1.1
Value of Aggregate Stock Consideration	1.1
Voting Agreement	Recitals
Watch List	4.26(b)

II.       THE MERGER

Section 2.1                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Guaranty (which, as the surviving corporation, is hereinafter referred to as “Continuing Company” whenever reference is made to it as the surviving or resulting corporation at or after the Effective Time pursuant to the provisions of the DGCL).

Section 2.2                    Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article X, Article XI and Article XII, other than those conditions that by their nature are to be satisfied at the consummation of the Merger (the “Closing”), but subject to the satisfaction or waiver of those conditions, the parties shall cause the filings contemplated by Section 2.3 to be made: (a) no later than the tenth day (or next Business Day if such day is not a Business Day) following the last day of the month after such satisfaction or waiver; or (b) on such other date to which Guaranty and the Company may agree in writing (the “Closing Date”).

Section 2.3                    Effective Time.  Subject to the terms and upon the satisfaction or waiver of all requirements of Applicable Law and the conditions specified in this Agreement, Guaranty and the Company shall, in accordance with the provisions of the DGCL and the CBCA, file with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, a certificate of merger and articles of merger, as applicable, and such other documents as may be required to effectuate the Merger (collectively, the “Merger Filings”). The Merger shall become effective, and the effective time of the Merger shall occur at the date and time specified in the Merger Filings (the “Effective Time”).

Section 2.4                    Charter Documents and Facilities of Continuing Company.  At the Effective Time and until thereafter amended in accordance with Applicable Law, the Certificate of Incorporation of Continuing Company shall be the Certificate of Incorporation of Guaranty as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided, the Bylaws of Continuing Company shall be the Bylaws of Guaranty as in effect immediately prior to the Effective Time. Unless and until changed by the board of directors of Continuing Company, the main office of Guaranty as of the Effective Time shall become the main office of Continuing Company. Until thereafter changed in accordance with law or the Charter Documents of Continuing Company, all corporate acts, contracts, approvals and authorizations of the Company and Guaranty and their respective shareholders and stockholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the Company and Guaranty, respectively, as of the Effective Time.

Section 2.5                    Board of Directors and Officers of Continuing Company.

(a)           Subject to Section 2.5(b), at the Effective Time and until thereafter changed in accordance with Applicable Law or the Charter Documents of Continuing Company, the members of the Guaranty Board at the Effective Time shall be the board of directors of Continuing Company until Continuing Company’s next annual meeting of stockholders.

(b)           Prior to the Effective Time, the Compensation, Nominating and Governance Committee of Guaranty may recommend to the Guaranty Board one Person from the Company Board to serve on the board of directors of Continuing Company following the Effective Time. Such Person shall be mutually acceptable to the Company and Guaranty, an active member of the Company Board as of the date of this Agreement through the Effective Time, with personal connections to the local Colorado civic and business communities, and shall meet any qualifications under Guaranty’s Charter Documents and board policies, copies of which have been previously provided to the Company, and Applicable Law. Upon approval of such Person by the Guaranty Board, such director shall be invited to join and shall be appointed to the board of directors of Continuing Company after the Effective Time. Such director shall be entitled to indemnification in connection with his or her role as a director to the same extent as currently offered to other directors on the board of directors of Continuing Company. Provided such director continues to meet the standards for directors of Continuing Company, such director may be nominated for reelection to the board of directors of Continuing Company at the next two annual stockholder meetings of Continuing Company immediately following the Effective Time, and Continuing Company’s proxy materials with respect to such annual meetings shall include the recommendation of the board of directors of Continuing Company that its stockholders vote to reelect such director to the same extent as recommendations are made with respect to other directors on the board of directors of Continuing Company.

(c)           At the Effective Time and until thereafter changed in accordance with Applicable Law or the Charter Documents of Continuing Company, the officers of Guaranty immediately prior to the Effective Time shall become the officers of Continuing Company.

Section 2.6                    Effect of Merger.  At the Effective Time, the corporate existence of the Company and Guaranty shall, as provided in the DGCL and CBCA, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of the Company and Guaranty. All rights, franchises and interests of the Company and Guaranty, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing Liens thereon. The Merger shall have all other effects set forth in Section 259 of the DGCL and Article 111 of the CBCA.

Section 2.7                    Liabilities of Continuing Company.  At the Effective Time, Continuing Company shall be liable for any liabilities, Indebtedness, obligations, losses, damages, claims, costs or expenses (including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses associated with investigating, preparing for and participating in any litigation or proceeding, including all appeals), interest, penalties, amounts paid in settlement, Taxes, fines, judgments or assessments, in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due (collectively, “Liabilities”) of the Company and Guaranty. All Liabilities and contracts of the Company and of Guaranty, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Guaranty, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all Liens on property of either the Company or Guaranty shall be preserved unimpaired subsequent to the Merger.

Section 2.8                    Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2.9                    Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Guaranty and the Company may mutually agree to revise the structure of effecting the acquisition of the Company, provided, however, that: (a) there are no adverse federal or state income Tax consequences to the Company’s shareholders as a result of the modification (including no impact upon the opinions of counsel related to Tax matters to be delivered pursuant to this Agreement); (b) the Aggregate Merger Consideration and the Closing Distribution to be paid to the holders of Company Stock under this Agreement is not thereby changed in kind, value or reduced in amount and the delivery of such consideration will not be delayed; (c) the benefits to be received by the Company’s directors, officers and employees under this Agreement are not diminished; and (d) such modification will not delay materially or jeopardize the receipt of any regulatory approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article X, Article XI or Article XII not to be capable of being fulfilled.

Section 2.10                  Additional Actions.  If, at any time after the Effective Time, Continuing Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Continuing Company its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or any of its Subsidiaries; or (b) otherwise carry out the purposes of this Agreement, Continuing Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Company or its Subsidiaries all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company or its Subsidiaries, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Continuing Company’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or its Subsidiaries and otherwise to carry out the purposes of this Agreement.

III.          MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 3.1                    Merger Consideration.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Stock issued and outstanding immediately prior to the Effective Time including shares issued pursuant to the cashless exercise of Company Stock Options, but excluding the KSOP Shares (collectively, “Company Closing Shares”), shall, subject to the conditions hereinafter stated, automatically be cancelled and retired and shall cease to exist and, along with any certificate representing such share, shall represent only the right to receive (except any Dissenting Shares, which shall have the rights specified in Section 3.6): (i) a number of shares of Guaranty Common Stock equal to the quotient, rounded to the nearest hundred thousandth, obtained by dividing 6,533,914, as such number may be adjusted pursuant to Section 9.1(h)(ii) or Section 9.1(i)(ii) (the “Aggregate Stock Consideration”) by the number of Company Closing Shares (the “Per Share Stock Consideration”), subject to the escrow of shares of Guaranty Common Stock provided for in Section 8.6, plus cash in lieu of any fractional share of Guaranty Common Stock as determined in accordance with Section 3.1(c); and (ii) an amount of cash equal to $35,000,000, as adjusted pursuant to Section 3.2 (“Aggregate Cash Consideration”), minus the KSOP Cash Consideration (the “Aggregate Non-KSOP Cash Consideration”), divided by the number of Company Closing Shares (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Merger Consideration”), all as estimated and calculated in good faith as of the Calculation Date in accordance with the process illustrated on Company Schedule 3.1(a).  For clarification of purposes, the parties agree that Company Schedule 3.1(a) sets forth the parties’ good faith estimate of the Aggregate Merger Consideration and certain components as if the Calculation Date had occurred on February 29, 2016, subject to adjustments consistent with this Agreement.

(b)           Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Bank immediately prior to the Effective Time (other than: (i) shares of Company Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties; and (ii) shares of Company Stock held in respect of a debt previously contracted) (the “Treasury Shares”) shall automatically be cancelled and retired and shall cease to exist without any conversion and no payment or distribution shall be made with respect thereto.

(c)           Notwithstanding anything in this Agreement to the contrary, Guaranty will not issue any fractional shares of Guaranty Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Guaranty shall pay to each former holder of Company Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying: (i) $16.07 by (ii) the fraction of a share of Guaranty Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 3.1.

(d)           At the Effective Time, by virtue of the Merger and without any action on the part of the KSOP, each KSOP Share, excluding any Dissenting Shares, shall, subject to the conditions hereinafter stated, automatically be cancelled and retired and shall cease to exist and, along with any certificate representing such share, shall represent only the right to receive an amount of cash equal to the Per Share Transaction Value, subject to the escrow of a portion of the KSOP Cash Consideration, as provided for in Section 8.6; provided, however, that any such cash consideration provided with respect to KSOP Encumbered Shares shall first be used to completely pay the KSOP Loan pursuant to Section 3.4.

Section 3.2                    Adjustment of Merger Consideration for Tangible Book Value.

(a)           If the Tangible Book Value on the Calculation Date is less than $79,000,000 (the “Minimum Tangible Book Value”), the Aggregate Cash Consideration will be reduced by an amount, rounded to the nearest dollar, equal to the difference between the Minimum Tangible Book Value and the Tangible Book Value on the Calculation Date.

(b)           For purposes of this Agreement, “Tangible Book Value” shall equal the sum of the capital stock, capital surplus, retained earnings and current earnings (if not already included in retained earnings) of the Company (excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to GAAP and the contra-equity effect of the KSOP Loan). For purposes of calculating Tangible Book Value, the Company shall deduct the following amounts to the extent not accrued, or paid and expensed, or otherwise recorded through current earnings by the Company (without duplication), each on or prior to the Calculation Date: (i) the book value of all intangible assets, including goodwill; (ii) the estimated 2016 ad valorem and property Taxes of the Company and Bank, allocable (on a per diem basis) to the portion of calendar year 2016 ending on the Calculation Date; (iii) the After-Tax amount of all Transaction Expenses, as allowed by the Code; (iv) the aggregate After-Tax amount of any Change in Control Payments, including any payments to be made pursuant to the Termination Agreements; (v) the estimated After-Tax amount of any Future Benefit Payments due on or after the Closing Date; (vi) the estimated After-Tax amount of any and all costs incurred in the termination and liquidation of the KSOP pursuant to Section 8.7; (vii) any amount required to be added to the ALLL pursuant to Section 6.9; (viii) the book value of any Company Real Property Subject to Environmental Termination; (ix) the book value of any Owned Real Property Subject to Title Termination; and (x) such other amounts as are agreed upon by the Company and Guaranty in writing. Tangible Book Value shall be estimated and calculated as of the Calculation Date.  For clarification of purposes, the parties agree that Company Schedule 3.1(a) sets forth the parties’ good faith estimate of the Tangible Book Value as if the Calculation Date had occurred on January 31, 2016. Tangible Book Value shall not be adjusted downward for any adjustment required by Guaranty pursuant to Section 6.7.

Section 3.3                    Treatment of Company Stock Options. Prior to and effective as of the Effective Time, the Company shall take all such actions as are necessary to cause to be exercised or terminated each Company Stock Option, whether or not vested or exercisable, issued and outstanding immediately prior to the Effective Time under the Home State Bancorp 2005 Stock Option Plan (the “Company Stock Plan”).

Section 3.4                    Treatment of Encumbered Shares.  With respect to shares of Company Stock that: (a) have been issued to the Home State Bank 401(k) Employee Stock Ownership Plan (the “KSOP”); and (b) remain subject to the KSOP Pledge Agreement or any other Lien, whether in favor of the Company as lender under that certain loan agreement between Community Bank of Pleasant Hill (Missouri) as the trustee of the KSOP trust and the Company or otherwise, a portion of the KSOP Cash Consideration shall be paid to the Company (or other creditor in whose favor the encumbrance runs) and applied to the Indebtedness secured by the KSOP Loan or such Lien so as to effect a release of the KSOP Loan or such Lien.

Section 3.5                    Dilution.  If Guaranty changes (or the Guaranty Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Guaranty Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Aggregate Stock Consideration (and any other dependent items) will be adjusted proportionately to account for such change to provide to the holders of Company Stock the same economic effect contemplated by this Agreement prior to such change.

Section 3.6                    Dissenting Shares.  Each share of Company Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has properly demanded and perfected such holder’s dissenter’s rights of appraisal in accordance with Section 7-113-101, et seq., of the CBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share shall not be converted into or represent the right to receive the Per Share Merger Consideration or the Per Share Transaction Value, as applicable, pursuant to this Article III and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the CBCA. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by such holder in accordance with the applicable provisions of the CBCA, provided that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the CBCA. If any holder of any Dissenting Shares effectively withdraws or loses such holder’s dissenter’s rights under the applicable provisions of the CBCA, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration or the Per Share Transaction Value, as applicable, without any interest thereon in accordance with the provisions of this Article III. The Company shall give Guaranty: (a) prompt notice of any written demands for fair value, attempted withdrawals of such demands and any other instruments served pursuant to Applicable Law relating to shareholders’ demands for fair value; and (b) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the CBCA or any other Applicable Law. The Company shall not, except with the prior written consent of Guaranty, voluntarily make any payment with respect to any demands for fair value of Dissenting Shares, offer to settle or settle any such demands.

Section 3.7                    Exchange Procedures.

(a)           On the Closing Date, Guaranty shall deposit or cause to be deposited with the Exchange Agent, to be held in trust for the holders of shares of Company Stock: (i) book entry shares of Guaranty Common Stock representing the Aggregate Stock Consideration, via the direct registration system, less shares of Guaranty Common Stock which may be deposited with the Escrow Agent pursuant to Section 8.6; and (ii) cash in an aggregate amount sufficient to make the payment of the Aggregate Cash Consideration, as may be adjusted pursuant to the adjustment set forth in Section 3.2, and less cash which may be deposited with the Escrow Agent pursuant to Section 8.6 (such shares and cash deposited with the

Exchange Agent being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b)           The Exchange Agent, as soon as practicable, but with the intent to be no later than 15 days after the Closing Date, shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of Company Stock (the “Certificates”), a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration or the KSOP Cash Consideration, as applicable, into which the shares of Company Stock represented by such Certificates will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). All Transmittal Materials shall be provided to the Company for review and comment no later than 15 days prior to the Closing Date.  Upon surrender to and acceptance by the Exchange Agent of a Certificate, together with the Transmittal Materials duly completed and executed, (i) the holder of such Certificate except for the KSOP shall be entitled to receive in exchange for each share of Company Stock represented thereby the Per Share Merger Consideration, as may be adjusted pursuant to the adjustment set forth in Section 3.2 and less a pro rata portion of any Escrow Amount deposited with the Escrow Agent pursuant to Section 8.6, and such Certificate shall forthwith be cancelled, and (ii) the KSOP shall be entitled to receive the KSOP Cash Consideration, less a pro rata portion of any Escrow Amount deposited with the Escrow Agent pursuant to Section 8.6, and such Certificate shall forthwith be cancelled.  No interest will be paid or accrued with respect to the shares of Guaranty Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 3.7, each Certificate (other than Certificates representing Dissenting Shares or Treasury Shares) shall represent for all purposes only the right to receive the Per Share Merger Consideration or the KSOP Cash Consideration, as applicable, with respect to each share of Company Stock evidenced by the Certificate.

(c)           No dividends or other distributions declared after the Effective Time with respect to shares of Guaranty Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly completed and executed Transmittal Materials to the Exchange Agent in accordance with this Section 3.7. After the surrender of a Certificate and duly completed and executed Transmittal Materials in accordance with this Section 3.7, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Guaranty Common Stock issuable with respect to such Certificate, including dividends on any shares of Guaranty Common Stock included in the Escrow Amount.

(d)           After the Effective Time, the stock transfer ledger of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

(e)           If any outstanding Certificates and duly completed and executed Transmittal Materials related thereto are not surrendered prior to the date on which the Per Share Merger Consideration applicable to such Certificates as a result of the Merger would otherwise escheat to or become the property of any Governmental Authority, the unclaimed Per Share Merger Consideration applicable to such Certificates shall, to the extent permitted by abandoned property and any other Applicable Law, become the property of Continuing Company (and to the extent not in Continuing Company’s possession shall be paid by the Exchange Agent to Continuing Company), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, none of Continuing Company, Guaranty, Guaranty Bank, the Exchange Agent or any other Person shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)            If any shares of Guaranty Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Guaranty) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of shares of Guaranty Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)           If a Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in a form reasonably acceptable to Guaranty and the Exchange Agent, and, if required by Guaranty or the Exchange Agent, the posting by such Person of a bond in such amount as Guaranty or the Exchange Agent may direct as indemnity against any claim that may be made against Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration or KSOP Cash Consideration, as applicable, with respect to each share of Company Stock formerly evidenced by the Certificate.  Guaranty shall use its Best Efforts to resolve lost Certificate issues with Company shareholders to avoid undue expense for shareholders.

(h)           Any portion of the Exchange Fund held by the Exchange Agent in respect of any Dissenting Shares shall be returned to Guaranty upon demand.

Section 3.8                    Tax Withholding.  Notwithstanding anything in this Agreement to the contrary, Continuing Company and the Exchange Agent shall be entitled to deduct and withhold from the Per Share Merger Consideration otherwise payable pursuant to this Agreement such amounts as the applicable withholding agent, in its reasonable discretion, determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Stock in respect of which such deduction and withholding was made.

IV.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the Company Schedules referred to in this Article IV, the Company represents and warrants to Guaranty as set forth below.

Section 4.1                    Corporate Existence and Power.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and a bank holding company registered under the BHC Act. The Company has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is qualified to do business in the State of Colorado. Neither the Company nor any of its Subsidiaries has ever had any non-U.S. operations or conducted any business outside of the United States of America. The Company has prior to the date hereof delivered to Guaranty true and complete copies of its Charter Documents as currently in effect. The Company is not in violation of any of the provisions of its Charter Documents.

(b)           Except as set forth on Company Schedule 4.1(b): (i) the Company does not directly engage in and has not directly engaged in any business or operations; (ii) the Company does not directly own any assets other than the equity interests in Bank; (iii) the Company is not a party to any contract relating to the business of any of its Subsidiaries; and (iv) the Company does not own or have any right to use any asset or property (whether real, personal, tangible, intangible or otherwise) used or held for use in, or related to, the business of any of its Subsidiaries.

Section 4.2                    Corporate Authorization.

(a)           The execution, delivery and performance by the Company and Bank, as applicable, of this Agreement and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby are within their corporate powers, and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company and Bank.  Other than the Company Shareholder Approval, no other votes, approvals or consents of the holders of any of the Company’s capital stock are necessary in connection with the consummation of the Merger or any other transaction contemplated by a Transaction Document. Assuming due authorization, execution and delivery by the other parties hereto and thereto, each of this Agreement and the other Transaction Documents to which the Company or Bank is a party constitutes a valid and binding agreement of the Company and Bank, as applicable, and is enforceable against the Company and Bank, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by any Enforceability Exceptions.

(b)           At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the shareholders of the Company; (ii) approved this Agreement; (iii) adopted and recommended this Agreement to the shareholders of the Company; and (iv) determined to submit this Agreement to the shareholders of the Company for approval without any condition ((i) through (iii) collectively, the “Company Board Approval”), and no other corporate actions or proceedings on the part of the Company Board are necessary in connection with the authorization, execution and delivery by the Company of this Agreement and the Transaction Documents to which the Company is or will be a party and the performance by the Company of the Merger and the other transactions contemplated hereby and thereby. The Company has delivered to Guaranty a certified copy of the Company Board Approval which has not been, and at the Closing will not have been, revoked, rescinded or amended.

Section 4.3                    Governmental Authorization.  Assuming the Guaranty Required Approvals are duly obtained and that the Merger Filings are properly filed with the Secretary of State of Delaware and the Secretary of State of Colorado, as applicable, the execution, delivery and performance by the Company and Bank, as applicable, of this Agreement and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby by the Company and Bank, as applicable, require no action by or in respect of, or filing with, any Governmental Authority by the Company or Bank, other than: (a) the Company Shareholder Approval; (b) those approvals and consents set forth on Company Schedule 4.3(b); and (c) any other actions or filings the failure of which to take, make or obtain would not, individually or in the aggregate, reasonably be expected to be material, in each case in a form reasonably acceptable to Guaranty (the “Company Required Approvals”).

Section 4.4                    Noncontravention.  The execution, delivery and performance of this Agreement by the Company and Bank and each other Transaction Document to which the Company or Bank is a party and the consummation of the transactions contemplated hereby and thereby by the Company and Bank, as applicable, do not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of the Charter Documents of the Company or any of its Subsidiaries; (b) assuming compliance with the matters referred to in Section 4.3, contravene, conflict with or result in a violation or breach of any material provision of any Applicable Law; (c) except as set forth on Company Schedule 4.4, require any consent or other action by any Person that is a party to a Material Contract, constitute a breach or default, or event that, with or without notice, lapse of time, or both, would constitute a default under, or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation of the Company or any of the Company’s Subsidiaries or to a loss of any benefit to which the Company or any of the Company’s Subsidiaries is entitled under any provision of such Material Contract binding upon the Company or Bank or any of their respective properties, assets or governmental authorizations; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of the Company’s Subsidiaries, except with respect to (c) and (d) where such action would not be reasonably be expected to have a Material Adverse Effect.

Section 4.5                    Capitalization.

(a)           The authorized capital stock of the Company consists of 500,000 shares of Company Stock.

(b)           There are 284,715 shares of Company Stock outstanding. There are 9,100 Company Stock Options representing the right to purchase an aggregate of 9,100 shares of the Company Stock (of which options to purchase an aggregate of 7,720 shares of Company Stock are exercisable). All Company Stock Options were issued pursuant to the Company Stock Plan, and no awards other than options have been granted pursuant to the Company Stock Plan. Except as set forth on Company Schedule 4.5(b), there are no declared or accrued unpaid dividends with respect to any shares of Company Stock.

(c)           Except as set forth in Section 4.5(b) or Company Schedule 4.5(c), there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) options, warrants, units or other securities or rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other securities of, or ownership interests in, the Company ((i), (ii), (iii) and (iv) collectively, “Company Securities”). Except as set forth on Company Schedule 4.5(c), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any the Company Securities.

(d)           No shares of Company Stock are owned by the Company as treasury shares.

Section 4.6                    Ownership of Company Stock.  A true, correct and complete list dated as of February 29, 2016, of all of the outstanding shares of Company Stock, all of which are owned of record by shareholders of the Company, with the domicile addresses and in the respective amounts, is set forth in Company Schedule 4.6 and will be updated by the Company prior to Closing. Except for the Voting Agreement and as set forth in Company Schedule 4.6, there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such shareholders with respect to the voting, disposition or other incidents of ownership of any shares of Company Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on Company Stock, including any restriction on the right of a shareholder to vote, sell or otherwise dispose of such Company Stock.

Section 4.7                    Company Subsidiaries; Securities.

(a)           Company Schedule 4.7(a) lists each Subsidiary of the Company and each jurisdiction in which the Subsidiary is qualified to do business. Bank is a Colorado state banking corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Each Subsidiary of the Company (other than Bank) is duly organized, validly existing and in good standing under the laws in which it was formed. Bank is approved by the FDIC to engage in commercial banking. Each Subsidiary of the Company has all organizational powers and authority and all licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and to carry on its business as now conducted. Each Subsidiary of the Company is duly qualified to do business in Colorado and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect. The Company has prior to the date hereof delivered or made available to Guaranty true and complete copies of the Charter Documents of each Subsidiary of the Company, in each case as amended and in effect on the date hereof. No Subsidiary of the Company is in violation of any of the provisions of its Charter Documents.

(b)           The authorized capital stock or equity interests, as applicable, of Bank consists of 260,000 shares of common stock, par value $10.00 per share (“Bank Common Stock”). There are 244,197 shares of Bank Common Stock outstanding. All outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Company Schedule 4.7(b), there are no declared or accrued unpaid dividends or distributions with respect to any shares of Bank Common Stock.

(c)           Except as set forth on Company Schedule 4.7(c), the Company owns, either directly or indirectly, Bank Common Stock and all other issued and outstanding capital stock and other securities of its Subsidiaries free and clear of any Liens. The Bank Common Stock and other outstanding capital stock and other securities of the Company’s Subsidiaries are, as applicable: (i) duly authorized, validly issued, fully paid and nonassessable; and (ii) free and clear of any Liens.

(d)           There are no issued, reserved for issuance or outstanding: (i) shares of capital stock, voting securities, or other equity interests of any Subsidiary of the Company; (ii) securities of a Subsidiary of the Company convertible into, or exchangeable for, shares of capital stock or other voting securities of, or other ownership interests in, the Subsidiary; (iii) warrants, calls, options or other rights to acquire from any Subsidiary of the Company, or other obligations of a Subsidiary to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or membership units or ownership interests in, a Subsidiary of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of the Subsidiary Securities.

(e)           Except as set forth on Company Schedule 4.7(e), neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any shares of capital stock, other securities, membership units, trust units or ownership interests, or investments in, or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests, membership units, trust units or investments in, any other Person (collectively, “Third Party Interests”). Neither the Company nor any of its Subsidiaries has any right to, or is bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests.

Section 4.8                    Financial Statements and Internal Controls.

(a)           The audited consolidated balance sheets as of December 31, 2014, December 31, 2013 and December 31, 2012 and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years ended December 31, 2014 and December 31, 2013 and December 31, 2012 of the Company (collectively, the “Company Financial Statements”), in each case: (i) are true, accurate and complete in all respects; (ii) have been prepared in accordance with GAAP; and (iii) fairly present in conformity with GAAP (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and its results of operations, shareholders’ equity and cash flows for the periods then ended. The Company has delivered to Guaranty true and complete copies of the Company Financial Statements. The Company’s and each of the Company’s Subsidiaries’ books and records have been, and are being, maintained in accordance with Applicable Law and GAAP and reflect the substance of events and transactions that should be included therein. There are no material inaccuracies or material discrepancies contained or reflected therein.

(b)           As of the dates of the Company Financial Statements, neither the Company nor any of its Subsidiaries had incurred any material liability (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed, except as set forth or provided for in the Company Financial Statements.

(c)           Except as set forth on Company Schedule 4.8(c), since the Balance Sheet Date, there has not been: (i) any material damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance which has not been remediated; (ii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company or any of its Subsidiaries; (iii) any material change by the Company or any of its Subsidiaries in its accounting principles, practices, procedures or methods for GAAP purposes; or (iv) any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees or any amendment of any Employee Plan other than increases or amendments in the ordinary course of business consistent with past practice.

(d)           Except as set forth on Company Schedule 4.8(d), the records, systems, controls, data and information of the Company and each of its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company or a Subsidiary of the Company or their accountants (including all means of access thereto and therefrom) in all material respects.

(e)           The Company and each of its Subsidiaries has implemented and maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, as applicable; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.  Since January 1, 2012, the Company has not experienced or effected any material change in internal control over financial reporting.

(f)            Since January 1, 2012, neither the Company nor any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries has received or has otherwise had or obtained, to the Company’s Knowledge, any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(g)           To the Knowledge of the Company: (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information except as set forth in Company Schedule 4.8(g); and (ii) since January 1, 2012, there is no fraud whether or not material that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Guaranty: (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2012; and (ii) any material communication since January 1, 2012 made by management or the Company’s auditors to the audit committee required or contemplated by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(h)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or agreement (including any contract or agreement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (for reference, as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving or material liabilities of the Company or any of its Subsidiaries in the Company Financial Statements or the 2015 Financial Statements.

Section 4.9                    Absence of Certain Changes.  Since the Balance Sheet Date, the businesses of the Company and each of the Company’s Subsidiaries have been conducted in the ordinary course consistent with safe and, with respect to the Bank, sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and there has not been: (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or (b) any action taken by the Company, any of the Company’s Subsidiaries or any of their respective Representatives that, if taken without Guaranty’s consent (and during the period from the date of this Agreement through the Effective Time), would constitute a breach of Section 6.2.

Section 4.10                  No Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

(a)           liabilities or obligations provided for in the Company Financial Statements;

(b)           liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date in amounts consistent with past practices; and

(c)           liabilities or obligations which, individually or in the aggregate, could not reasonably be expected to be material.

Section 4.11                  Material Contracts.

(a)           Except as set forth on Company Schedule 4.11, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following agreements:

(i)            (A) any lease or sublease: (1) of personal property providing for aggregate rentals of $75,000 or more annually; or (2) of real property; or (B) any contract or option to purchase or sell any real or personal property exceeding $75,000;

(ii)           any agreement or series of related agreements for the purchase, sale, receipt, lease or use of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by or to the Company or any of its Subsidiaries exceeding $75,000;

(iii)          any partnership, joint venture, limited liability company, shareholder, investor rights or other similar agreement or arrangement;

(iv)          any agreement or series of related agreements exceeding $75,000 relating to the acquisition or disposition of the securities of any Person, any business or assets except in the ordinary course of business consistent with past practice (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(v)           any contract with a Governmental Authority;

(vi)          any contract pursuant to which the Company or any of its Subsidiaries grants or makes available, or is granted or receives, any license, or other right with respect to any material Intellectual Property in each case that is reasonably necessary to operate the Company or the Bank in the ordinary course of business consistent with safe and sound banking practices (other than non-exclusive licenses to commercially available software);

(vii)         any agreement relating to Indebtedness of more than $75,000 of the Company or any of its Subsidiaries (other than deposit agreements: (A) entered into in the ordinary course of business consistent with safe and sound banking practices and on the same terms as those contained in Bank’s standard deposit agreement; and (B) evidencing deposit liabilities of Bank);

(viii)        any agreement relating to any interest rate, currency or commodity derivatives or hedging transaction;

(ix)          any participation, loan purchase or similar agreement pursuant to which the Company or any of its Subsidiaries has: (A) acquired an interest in Indebtedness of any third party; or (B) sold an interest in Indebtedness of any third party;

(x)           any agreement (including any keepwell agreement) under which: (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries; or (B) the Company or any of its Subsidiaries has, directly or indirectly, guaranteed any liabilities or obligations of any other Person (other than letters of credit entered into in the ordinary course of business consistent with past practices with the same terms as those set forth in Bank’s standard loan agreement);

(xi)          any agreement that: (A) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom (including the ability to solicit customers, or the manner or localities in which business can be conducted) of Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time; (B) contains exclusivity or “most favored nation” or other similar obligations or restrictions binding on the Company or Bank or that would be binding on Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time; or (C) contains a right of first refusal, a right of first offer or a similar obligation or restriction binding on the Company or Bank or that would be binding on Continuing Company, Bank, Guaranty Bank or any of their Affiliates after the Effective Time;

(xii)         any agreement with an Affiliate of the Company or of any of its Subsidiaries other than Loans in the ordinary course of business;

(xiii)        (A) any employment, consultancy, deferred compensation, retention, bonus, severance, retirement or other similar agreement or arrangement (including any amendment to any such existing agreement or arrangement); or (B) any agreement relating to bank-owned life insurance, in each case with any director, officer, employee or independent contractor of or consultant to, or shareholder of, the Company or any of its Subsidiaries (other than any Employee Plan disclosed on Company Schedule 4.30(a));

(xiv)        any agreement, commitment or arrangement the costs of which are Transaction Expenses;

(xv)         any collective bargaining agreement with any labor union;

(xvi)        any contract exceeding $75,000 related to the borrowing of money by the Company or any of its Subsidiaries;

(xvii)       any data processing services contract (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software) that may not be terminated without payment or penalty exceeding $75,000 upon notice of 30 days or less; or

(xviii)      any other contract set forth on Company Schedule 4.11.

(b)           Each contract disclosed or required to be disclosed pursuant to this Section 4.11 is referred to as a “Material Contract”. Each Material Contract is: (i) a valid and binding agreement of the Company or its Subsidiary and of each other party thereto; and (ii) in full force and effect. With respect to each Material Contract, no notice to terminate, in whole or part, has been served (nor, to the Knowledge of the Company, has there been any indication that any such notice of termination will be served). The Company and each of its Subsidiaries have performed all material obligations required to be performed by it to date under each Material Contract; none of the Company, any of the Company’s Subsidiaries or any other party thereto is in material default or breach under the terms of any such Material Contract; and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of default thereunder. The Company has provided Guaranty with true and complete copies of each Material Contract (including all modifications and amendments thereto).

Section 4.12                  Origination Matters.

(a)           Since January 1, 2012, Bank has been in material compliance with all Applicable Requirements governing it, its assets and its conduct of business with respect to Mortgage Loans. Bank has timely filed all material reports that any Investor, Insurer or other third party requires that it file with respect to its business with respect to Mortgage Loans, and each such report was true and correct. Bank has not done or caused to be done, or failed or omitted to do any act, the effect of which would invalidate or impair: (i) any private Mortgage insurance or commitment to insure by any private Mortgage Insurer; (ii) any title insurance policy; (iii) any hazard insurance policy; (iv) any flood insurance policy; (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by a private Mortgage Insurer; or (vi) any surety or guaranty agreement, in each case applicable to Mortgage Loans.

(b)           No Governmental Authority, Investor or Insurer has: (i) asserted that Bank has violated or has not complied with the representations and warranties applicable with respect to any: (A) Sold Mortgage Loans originated or purchased and subsequently sold, in each case, since January 1, 2012; or (B) sale of Mortgage servicing rights to an Investor; or (ii) imposed restrictions on the activities (including commitment authority) of Bank.

(c)           Since January 1, 2012, no Governmental Authority, Investor or Insurer has indicated to Bank that it has terminated, or intends to terminate, its relationship with Bank for performance, Loan quality or concern with respect to Bank’s compliance with Applicable Law or that Bank is in default with respect to any Applicable Requirements.

(d)           Each Mortgage Loan was underwritten in accordance with all Applicable Requirements, and all prior transfers, if any, of each Mortgage Loan have been, and the transactions herein contemplated are, in material compliance with all Applicable Requirements. Each Mortgage Note and the related Mortgage are in material compliance with all Applicable Requirements.

(e)           Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a valid first Lien or subordinated Lien on the related Bank Loan Property, in each case, on such forms and with such terms as comply with all Applicable Requirements. Since January 1, 2012, no Mortgage Loan (including any Paid Off Loan or Sold Mortgage Loan) has been subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable by Bank, in whole or in part, or subject to any right of rescission (except any Mortgage Loans held for sale by Bank which are closed but not funded), set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto. For purposes of this Section 4.12(e), references to Mortgage Notes shall be deemed to include Mortgage Notes in respect of Paid Off Loans.

(f)            With respect to each Mortgage Loan, the related original Mortgage has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the Lien thereof.

(g)                                  Bank does not, nor has it at any time, serviced any Mortgage Loan originated by it or any Mortgage or similar Loan originated by its Affiliate or any third party, and Bank is not party to any contract that has, does or could provide for Bank’s servicing of any Mortgage Loan.

(h)                                 There has been no fraudulent action or omission on the part of the originator of any Mortgage Loan or Pipeline Loan or parties acting on behalf of such originator in connection with the origination of any Mortgage Loan or Pipeline Loan or the application of any insurance proceeds with respect to a Mortgage Loan or Bank Loan Property for which Bank is responsible to the applicable Investor or Insurer or otherwise bears the risk of loss.

(i)                                     Except for customary industry standards for indemnification and repurchase remedies in connection with agreements for the sale or servicing of Mortgage Loans, Bank is not now, nor has it been since January 1, 2012, subject to any material fine, suspension, settlement or other agreement or administrative agreement or sanction by, or any obligation to indemnify, a Governmental Authority, an Insurer or an Investor, relating to the origination, sale or servicing of Mortgage Loans.

Section 4.13                                                     Pipeline Loans; Mortgage Loans Held for Sale; Hedging Arrangements.

(a)                                 Company Schedule 4.13(a) sets forth a list and description of all Pipeline Loans, which description includes, with respect to each Pipeline Loan: (i) the loan number of the Pipeline Loan; (ii) the immediately anticipated principal balance of the Pipeline Loan; (iii) the interest rate (for Locked Pipeline Loans only); (iii) the product type; (iv) the city and state in which the residential property securing such Pipeline Loan is located; (v) if known, the closing date; (vi) whether the Pipeline Loan has been approved by Bank and the applicable Investor; and (vii) whether the Pipeline Loan constitutes a Locked Pipeline Loan or an Unlocked Pipeline Loan. The Company shall update Company Schedule 4.13(a) as of the last day of the month prior to the month in which the Closing occurs (“Update Date”) the information in items (i) through (vii) of this Section 4.13(a) with regard to the Pipeline Loans of Bank.

(b)                                 Company Schedule 4.13(b) sets forth a list and description of all Mortgage Loans held for sale by Bank, which description includes, with respect to each Mortgage Loan: (i) the loan number of the Mortgage Loan; (ii) the principal balance of the Mortgage Loan; (iii) the interest rate; (iv) the product type; (v) the Investor for the Mortgage Loan; (vi) the remaining amortization; (vii) the origination date; (viii) the maturity date; (ix) the applicable Mortgage insurance, if any; (x) the guarantor, if any; (xi) the city and state in which the residential property securing the Mortgage Loan is located; and (xii) the anticipated date on which an Investor is expected to purchase such Mortgage Loan. The Company shall update Company Schedule 4.13(b) as of the Update Date to disclose the information in items (i) through (xii) of this Section 4.13(b) with regard to the Mortgage Loans of Bank held for sale.

(c)                                  All interest rate locks on Locked Pipeline Loans have been conducted and managed in Bank’s ordinary course of business consistent with past practice and customary Mortgage banking practices.

(d)                                 Bank does not conduct or manage hedging arrangements on the Mortgage Loans.

(e)                                  No Pipeline Loan was previously rejected for purchase by any Investor or for insurance by any Insurer.

(f)                                   Bank is approved by and is in good standing by the Department of Veterans Affairs to originate and service VA loans.  Bank is not approved and does not act as a supervised mortgagee by the HUD to originate and service Title I FHA Mortgage loans, as a GNMA I and II Issuer by Ginnie Mae, or as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential Mortgage loans.

(g)                                  Bank has not received any notice that any Governmental Authority proposes to limit or terminate the underwriting authority of Bank or to increase the guarantee fees payable to any such Governmental Authority.

Section 4.14                                                     Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, any basis therefor or any action, suit, investigation or proceeding threatened against or affecting the Company or any of its Subsidiaries or any present or former officer, director, employee or consultant of the Company or any of its Subsidiaries (relating to their capacity as such) or any Person for whom the Company or any of its Subsidiaries may be liable or to which any of its properties or assets may be subject before or by any Governmental Authority or arbitrator which could reasonably be expected to result in any liability (whether or not accrued, fixed contingent or otherwise and whether or not required to be disclosed) except as fully set forth or provided for in the Company Financial Statements, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or any other Transaction Document. Company Schedule 4.14 lists each action, suit, investigation or proceeding which is pending on the date of this Agreement, or that has been settled in the past three years in an amount exceeding $75,000, against the Company or any of its Subsidiaries, any present or former officer, director, employee or consultant of the Company or any of its Subsidiaries (relating to their capacity as such) or any Person for whom the Company or any of its Subsidiaries may be liable or to which any of their respective properties or assets may be subject.

Section 4.15                                                     Compliance with Laws and Court Orders.

(a)                                 Except as set forth on Company Schedule 4.15(a) since January 1, 2010: (i) neither the Company nor any of its Subsidiaries is in material violation of, nor has it materially violated, nor is it under investigation with respect to, or has been threatened to be charged with or given notice of any violation of, any Applicable Law or Governmental Authority guidelines, including the Electronic Fund Transfer Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008 and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention and all Governmental Authority requirements relating to the origination, sale and servicing of Mortgage loans; (ii) the Company and Bank have each timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and have properly monitored transaction activity (including wire transfers); and (iii) neither the Company nor any of its Subsidiaries is subject to any Order of any arbitrator or Governmental Authority.

(b)                                 None of the Company, any of the Company’s Subsidiaries or, to the Company’s Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of the Company or any of the Company’s Subsidiaries for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of the Company or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of its Subsidiaries or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the UST.

Section 4.16                                                     Properties.

(a)                                 Company Schedule 4.16(a) sets forth a true, correct and complete list and description of each parcel of real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). Except as set forth on Company Schedule 4.16(a), neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. There are no developments affecting the Owned Real Property pending or, to the Company’s Knowledge, threatened which could reasonably be expected to materially detract from the value, interfere with the present use or materially and adversely affect the marketability of any of the Owned Real Property. The buildings, structures and equipment included in the Owned Real Property (i) have no material defects that would reasonably be expected to interfere with the present use of Owned Real Property and all Owned Real Property; (ii) are in satisfactory operating condition and repair and have been maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted); and (iii) are suitable for their present uses. The Company or the Company’s Subsidiaries, as applicable, has fee simple title to each parcel of Owned Real Property subject only to the Permitted Exceptions. To the Company’s Knowledge, none of such Owned Real Property is subject to any Lien, except for the Permitted Exceptions.

(b)                                 Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property except as set forth on Company Schedule 4.16(b) (collectively, the “Leased Real Property”). To the Company’s Knowledge, there are no developments affecting the Leased Real Property pending or threatened, which could reasonably be expected to interfere with the present use of any of the Leased Real Property. The buildings, structures and equipment included in the Leased Real Property to the Company’s Knowledge have no material defects, are in satisfactory operating condition and repair and have been maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are suitable for their present uses.

(c)                                  The Owned Real Property and the Leased Real Property constitute all of the real property used or held for use in connection with the current business of the Company and its Subsidiaries, and are adequate to conduct such business as currently conducted.

Section 4.17                                                     Intellectual Property.  Company Schedule 4.17 contains a complete and accurate list of all registrations (including domain name registrations) and any applications for registration of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and identifies the applicable owner. The Company or its Subsidiary, as applicable, is the sole and exclusive owner of all Intellectual Property owned or purported to be owned by it (collectively, the “Owned Intellectual Property”) and holds all of its right, title and interest in and to all Owned Intellectual Property and all Intellectual Property licensed by it from third parties (together with the Owned Intellectual Property, the “Company Intellectual Property”) free and clear of any Liens other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries nor the conduct of their businesses has infringed, misappropriated, used without authorization or otherwise violated the Intellectual Property rights of any Person. The Company and its Subsidiaries each own, or otherwise have valid and sufficient rights to use, all Intellectual Property used or held for use in, or necessary for, its business as such business is currently conducted. The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Intellectual Property, the value of which is contingent upon maintaining the confidentiality thereof. No Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, except where such infringement, misappropriation or other violation would not have any adverse impact on the Company or the Company’s Subsidiary. No charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries: (a) contesting the Company’s or its Subsidiary’s right to use, or the validity of, any the Company Intellectual Property; (b) challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof; or (c) claiming that the Company or its Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and no valid basis exists for the assertion of any such charge, claim or litigation.

Section 4.18                                                     Insurance Coverage.  Company Schedule 4.18 sets forth a true and complete list of, and the Company has furnished to Guaranty prior to the date hereof true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company and each of its Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since at least January 1, 2012 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to that of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has any Knowledge of any actual or threatened termination of or failure to renew, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Company and its Subsidiaries shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing, including pursuant to the Tail Policy. The aggregate annual premium paid by the Company and its Subsidiaries under its directors’ and officers’ liability insurance policies (correct and complete copies of which were delivered to Guaranty prior to the date hereof) was $116,837.

Section 4.19                                                     Licenses and Permits.  The Company and each of its Subsidiaries have complied, and each is in compliance, with all material licenses, franchises, permits, certificates, approvals or other similar authorizations required to carry on its business as now conducted (the “Permits”). Company Schedule 4.19 lists each Permit together with the name of the Governmental Authority issuing such Permit unless the omission of such Permit would not cause a Material Adverse Effect. To the Company’s Knowledge, the Permits are valid and in full force and effect. Neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both could reasonably be expected to constitute a default under, any of the Permits. No notice of breach or default in respect of any Permit has been received by the Company or any of its Subsidiaries, and there are no proceedings in progress, pending or threatened which would reasonably be expected to result in the cancellation, revocation, suspension or adverse alteration of any of them. Neither the Company nor any of its Subsidiaries has any Knowledge of any existing matters or state of facts which could reasonably be expected to give rise to any such notice or proceeding, and none of the Permits will be terminated or impaired or become terminable, or cease to be applicable to the Company or its Subsidiary, in whole or in part, as a result of the transactions contemplated hereby, except for termination of Bank’s charter upon the Bank Merger or in each case as could not reasonably be expected to have a Material Adverse Effect.

Section 4.20                                                     Deposits. All of the deposits held by Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all respects with all: (a) applicable policies, practices and procedures of Bank; and (b) Applicable Law, including anti-money laundering, anti-terrorism, or embargoed Persons requirements. Except as set forth on Company Schedule 4.20, no deposit of Bank is a Brokered Deposit or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights escrow limitations and similar actions taken in the ordinary course of business). All of the deposit accounts of Bank are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund (“DIF”) as administered by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of the Company, has any such termination or revocation been threatened.

Section 4.21                                                     Regulatory Filings.  The Company and each of its Subsidiaries have filed or furnished, as applicable, in a timely manner with the applicable Governmental Authorities all forms, filings, registrations, submissions, statements, certifications, reports and documents, together with any amendments required to be made with respect thereto, that it has been required to file or furnish, including any report or statement required to be filed or furnished pursuant to Applicable Law (“Regulatory Reports”), and has paid all fees and assessments due and payable in connection therewith. All such Regulatory Reports that have been filed with or furnished to the applicable Governmental Authorities were complete and accurate in all material respects and complied in all material respects with Applicable Law, including the Reports of Condition and Income required to be filed under the Federal Deposit Insurance Act). The Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 4.22                                                     Supervisory Actions.  Neither the Company nor Bank is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, troubled condition letter, supervisory letter or similar undertaking to, is subject to any Order or directive by, or has been since January 1, 2012, a recipient of any supervisory letter from, has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application (each, whether or not set forth in the Company Schedules, a “Company Regulatory Agreement”). Since January 1, 2012, neither the Company nor Bank has been advised by any Governmental Authority that the Governmental Authority is considering issuing, initiating, ordering or requesting any Company Regulatory Agreement or any investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. The Company and Bank are each in compliance in all respects with each Company Regulatory Agreement to which it is a party or subject, and since January 1, 2012, neither the Company nor Bank has received any notice from any Governmental Authority indicating that it is not in compliance in any respect with any such Company Regulatory Agreement. Each of the Company and Bank is and, at all times since January 1, 2012, has been “well capitalized” or “well managed” as such terms are defined or used in the FDIC’s capital maintenance rules and regulations codified in 12 C.F.R. Part 325. There has not been any event or occurrence that could reasonably be expected to result in a determination that either the Company or Bank is not “well capitalized” or “well managed.”

Section 4.23                                                     Community Reinvestment Act.  Bank had a rating of “satisfactory” or better as of its most recent CRA examination, and the Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Bank to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”.

Section 4.24                                                     Anti-money Laundering.  The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Bank to be deemed to be operating in violation in any respect of the Bank Secrecy Act, the USA PATRIOT Act, any Order issued with respect to anti-money laundering by the UST’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation or any license, Order or regulation issued with respect to economic sanctions programs by the UST’s Office of Foreign Assets Control. The Company Board and Bank’s board of directors have each adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that comply with Section 326 of the USA PATRIOT Act, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Section 352 of the USA PATRIOT Act.

Section 4.25                                                     Customer Information Security.  Since January 1, 2012, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of the Company or Bank that could result in substantial harm or inconvenience to such customer. The Company has no Knowledge of, nor has it been advised of or has any reason to believe that any facts or circumstances exist that would cause the Company or Bank to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including in Title V of the Gramm-Leach-Bliley Act of 1999, as well as the provisions of the information security program adopted by the Company and Bank pursuant to Appendix B to 12 C.F.R. Part 364.

Section 4.26                                                     Loan Portfolio.

(a)                                 Company Schedule 4.26(a)(i) sets forth: (i) the aggregate outstanding principal amount, as of the date hereof, of all loan agreements, notes or borrowing arrangements payable to Bank, including leases, credit enhancements and participations (referred to together with all outstanding loans payable to Bank, whether now existing or arising prior to the Effective Time, as the “Loans”), other than “non-accrual” Loans; and (ii) separately, the aggregate outstanding principal amount, as of the date hereof, of all “non-accrual” Loans. Except as set forth on Company Schedule 4.26(a)(ii), Bank has no outstanding Loan or asset classified as “Other Real Estate Owned” (collectively, “Bank OREO”) or that was designated by Bank as “special mention,” “substandard,” “doubtful,” “loss” or words of similar import (any of the foregoing Loans or assets, “Criticized Assets”). Company Schedule 4.26(a)(iii) sets forth: (A) a summary of Criticized Assets as of the date hereof, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category; and (B) each asset of Bank that, as of the date hereof, is so classified. No borrower with respect to a Loan has: (1) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (2) made an assignment for the benefit of its creditors; (3) consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property; (4) been adjudicated insolvent; or (5) taken action for the purpose of authorizing any of the foregoing. The information (including electronic information and information contained on tapes and computer disks and the information set forth on the Company Schedules referenced in this Section 4.26(a)) with respect to the Loans and Criticized Assets made available to Guaranty is, as of the respective dates indicated therein, true and complete.

(b)                                 Company Schedule 4.26(b) contains the “watch list” of Loans (the “Watch List”). There is no other Loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Bank’s ordinary course of business, consistent with safe and sound banking practices.

(c)                                  Each Loan: (i) is evidenced by notes, agreements or other evidences of Indebtedness which are true, genuine and what they purport to be; (ii) to the extent purported to be secured, has been secured by valid Liens and security interests which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by any Enforceability Exceptions). All Loans originated by Bank, and all such Loans purchased, administered or serviced by Bank, were made or purchased and are administered or serviced, as applicable, in accordance with Bank’s customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Bank has complied, and on the Closing Date will have complied, with all of its applicable loan policies and procedures and Applicable Law relating to such Loans, including any Applicable Law with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of Mortgage loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate Mortgages, and the terms and provisions of any Mortgage or other collateral documents and other loan documents with respect to such Loans.

(d)                                 Except as set forth on Company Schedule 4.26(d), Bank has not at any time purchased or sold any Loans or advances or any participations therein. Bank has not at any time sold any of its assets with recourse of any kind to Bank, nor entered into any agreement providing for the sale or servicing of any Loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Authority. Bank has not received any request to repurchase any Loan or advance or participation therein, or any other asset, sold to a third party, nor has the Company or Bank been advised by any third party purchaser of any Loan or advance or participation therein, or any other asset, that such purchaser intends to request that Bank repurchase such Loan or advance or participation therein or other asset.

(e)                                  Neither the Company nor Bank is, or has been since January 1, 2012, subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Governmental Authority relating to the origination, sale or servicing of Mortgage loans or consumer loans. Neither the Company nor Bank has received any notice that any Governmental Authority proposes to limit or terminate the underwriting authority of Bank or to increase the guarantee fees payable to any such Governmental Authority.

(f)                                   There is no pending or, to the Company’s Knowledge, threatened litigation with respect to any Loan which could reasonably be expected to adversely affect the rights of Continuing Company, Bank or Guaranty Bank to enforce such Loan or any related property in which Bank holds or has held a Lien or with respect to which the Company or Bank holds or has held a fiduciary or management role (collectively, “Bank Loan Property”).

(g)                                  Prior to the Closing, the Company shall update all Company Schedules prepared and delivered to Guaranty pursuant to this Section 4.26 to reflect all Loans, Loan information and disclosures as of the Update Date.  Solely for the purposes of any update to the Company Schedules pursuant this Section 4.26(g): (i) the term “Loans” shall include all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and participations) payable to Bank as of the Update Date; and (ii) the words “as of the date hereof” or words of similar effect shall mean the Update Date.

(h)                                 Bank has not originated, modified or serviced any SBA Loan that was either not qualified to be guaranteed by the SBA or otherwise not originated in accordance with SBA rules and regulations.

Section 4.27                                                     Risk Management Instruments.  Company Schedule 4.27 sets forth all derivative instruments of Bank including swaps, caps, floors and option agreements, whether entered into for Bank’s own account or for the account of Bank’s customers. All such derivative instruments were entered into: (a) in the ordinary course of business and consistent with past practice and safe and sound banking practices; (b) in accordance with all Applicable Law; and (c) with counterparties reasonably believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of Bank and is enforceable against Bank and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, except as enforcement may be limited by Applicable Law, including any Enforceability Exceptions. Neither Bank nor, to the Company’s Knowledge, any other party thereto is in breach of its obligations under any such agreement or arrangement.

Section 4.28                                                     Employees.  Company Schedule 4.28 sets forth a true and complete list as of the date hereof of the names, titles, hire dates, locations, whether full- or part-time, whether active or on leave, annual salaries or wage rates and other compensation, including most recent annual bonus received and current annual bonus opportunity, of all employees and officers of the Company and its Subsidiaries. None of such individuals has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date. All employees and independent contractors of and consultants to the Company and its Subsidiaries are employed or provide services solely within the United States. Five days prior to the Closing Date, the Company will provide Guaranty with an updated Company Schedule 4.28, as of the Update Date.

Section 4.29                                                     Labor Matters.

(a)                                 The Company and each of its Subsidiaries have complied in all material respects with all Applicable Law relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, information privacy and security, payment and withholding of Taxes and continuation coverage with respect to group health plans.

(b)                                 Neither the Company nor any of its Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization. No employee of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee, independent contractor of or consultant to the Company or any of its Subsidiaries.

(c)                                  There are no, and since January 1, 2012, there have not been any strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(d)                                 All Persons providing services to the Company or any of its Subsidiaries have been properly classified as either employees or independent contractors in accordance with Applicable Law (including the Code) and the terms of all applicable Employee Plans and have been treated accordingly under Applicable Law and such Employee Plans.

Section 4.30                                                     Employee Benefit Plans.

(a)                                 Company Schedule 4.30(a) contains a true and complete list of each Employee Plan.  Prior to the date hereof, the Company has made available to Guaranty correct and complete copies of: (i) each Employee Plan, including all amendments thereto (or, in the case of any Employee Plan that is unwritten, a complete and accurate description thereof); (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Employee Plan (if any such report was required) and summary annual reports; (iii) the most recent summary plan description for each Employee Plan for which a summary plan description is required; (iv) each trust agreement and insurance or group annuity contract relating to any Employee Plan; (v) each group health plan’s privacy notice, privacy policies and procedures, and business associate agreements for the plan’s vendors; and (vi) each employee handbook or other policy delivered or made available to any of the Company’s or any of its Subsidiaries’ employees or other service providers.

(b)                                 Neither the Company nor any of its Subsidiaries nor any other entity that, together with the Company or its Subsidiary, would be treated as a single employer under Section 414 of the Code (collectively, “ERISA Affiliates”) (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA. No direct, contingent or secondary liability to the Company or any of its ERISA Affiliates has been incurred or could reasonably be expected to be incurred by the Company, any of the Company’s ERISA Affiliates or their ERISA Affiliates under Title IV of ERISA.

(c)                                  Except as set forth on Company Schedule 4.30(c), with respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or could reasonably be expected to cause the Company or any of its ERISA Affiliates to incur any liability under ERISA or the Code. All contributions, premiums or other payments required by Applicable Law or by any Employee Plan have been made by the due date thereof.

(d)                                 (i) Each Employee Plan has been established and administered in compliance with its terms, except where noncompliance would not result in a Material Adverse Effect, and the applicable provisions of ERISA, the Code and other Applicable Law; and (ii) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code either: (A) has received a favorable determination letter from the Internal Revenue Service as to its qualification, a copy of which has been provided to Guaranty and which is in force as of the Effective Time; (B) is subject to an opinion letter with respect to a preapproved document which is in force and upon which such plan may rely and nothing has occurred that could reasonably be expected to cause the loss of such qualification; or (C) with respect to the KSOP, has been submitted to the Internal Revenue Service for favorable determination with respect to its qualification and termination.

(e)                                  With respect to each Employee Plan: (i) there are no actions, suits, investigations, audits or proceedings (other than routine claims for benefits in the ordinary course of the business consistent with past practice) that are pending or, to the Knowledge of the Company, threatened; and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such action, suit, investigation, audit or proceeding.

(f)                                   Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former director, officer, employee, independent contractor of or consultant to the Company or any of its Subsidiaries (other than coverage mandated under Section 4980B of the Code or other Applicable Law requiring continuation of health care coverage for terminated employees).

(g)                                  There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan that could reasonably be expected to increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h)                                 Except as set forth on Company Schedule 4.30(h), there are no outstanding Loans or other extensions of credit made by the Company or Bank to any of the Company’s or Bank’s current or former directors, officers, or employees other than expense advances to employees in the ordinary course of business consistent with past practices.

(i)                                     Except as set forth on Company Schedule 4.30(i), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will: (i) entitle any current or former employee, officer, director, independent contractor of or consultant to the Company or any of its Subsidiaries to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan; or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Continuing Company, Bank or Guaranty Bank, to merge, amend or terminate any Employee Plan.

(j)                                    No Employee Plan, individually or collectively, could reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(k)                                 Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and each of its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(l)                                     Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, officer, director, independent contractor of or consultant to the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A or Section 4999 of the Code.

(m)                             Except as set forth in Company Schedule 4.30(m) or as required by the continuation coverage requirements of Section 601, et seq. of ERISA and Section 4980B of the Code (“COBRA”) or similar state law, the cost of which is borne by the insured individuals, neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any service provider or former service provider of the Company or any of its Subsidiaries. There does not exist, nor, to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, liability to the Company or any of its Subsidiaries as a result of a failure to comply with COBRA or similar state law.

(n)                                 The amount of all future benefit payments owed on behalf of each participant in an Employee Plan that includes any deferred compensation or salary continuation arrangement as of the date hereof have been, and as of the Closing Date, will be, accrued for in accordance with GAAP in the Company Financial Statements and the 2015 Financial Statements, as applicable.

Section 4.31                                                     Environmental Matters.  There is no complaint, demand, summons, Order, claim, action, suit, investigation, review, proceeding or penalty pending, or to the Knowledge of the Company, threatened against or affecting, the Company, any of the Company’s Subsidiaries, any of their respective assets or any Company Real Property or Bank Loan Property, which alleges or relates to a violation of, or liability under, any Environmental Law. The Company and each of its Subsidiaries are and at all times have been in compliance with applicable Environmental Laws and have obtained and are in compliance with all environmental Permits. There has been no release, spill, emission, leaking, dumping, injection, pouring, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture of any Hazardous Substance which could reasonably be expected to result in any investigation, remediation or corrective action of any property or asset of, or form the basis of any claim against or liability of, the Company or any of its Subsidiaries, including with respect to any Company Real Property and Bank Loan Property. Neither the Company nor any of its Subsidiaries is, nor will it be, deemed the owner or operator under any Environmental Law of any Bank Loan Property that is or has been contaminated with, or has or has had any release of, any Hazardous Substance. There are no liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether known or unknown, accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation resulting in a Material Adverse Effect.  All written environmental or health and safety audits, reports, assessments or tests in the possession or control of the Company and its Subsidiaries, and all written, environmental or health and safety audits, reports, assessments or tests regarding the Company, any of the Company’s Subsidiaries or any Company Real Property, Bank Loan Property or any property formerly owned, leased or operated by the Company or any of its Subsidiaries, have been furnished to Guaranty prior to the date hereof (collectively, the “Environmental Information”).

Section 4.32                                                     Tax Matters.

(a)                                 (i) All returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedules or attachments thereto, and including any amendments thereof (collectively, “Tax Returns”) required to be filed by or on behalf of the Company or any of its Subsidiaries have been filed when due and in accordance with all Applicable Law; (ii) as of the time of filing, such Tax Returns were true and complete; and (iii) all Taxes due and payable by the Company or any of its Subsidiaries have been timely paid, or withheld and remitted to the appropriate Governmental Authority.

(b)                                 (i) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company’s and its Subsidiaries’ books (excluding any Tax Assets) are adequate to cover Tax liabilities accruing through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and, as adjusted for the passage of time through the Calculation Date in accordance with the Company’s and its Subsidiaries’ past customs and practices, are adequate to cover all Tax liabilities as of such time; (ii) since the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, neither the Company nor any of its Subsidiaries has engaged in any transaction, or taken any other action, other than in the ordinary course of business consistent with past practice and safe and sound banking practices that would materially impact any Tax Assets, Tax accruals or Tax reserves of the Company or any of its Subsidiaries; and (iii) all information set forth in the Company Financial Statements (including the notes thereto) relating to Tax matters is true and complete.

(c)                                  Except as set forth on Company Schedule 4.32(c), (i) There are no Liens for Taxes, other than Permitted Encumbrances, upon any of the Company’s or any of its Subsidiaries’ assets; (ii) neither the Company nor any of its Subsidiaries has been granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (iii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Asset; (iv) no adjustment that would increase the Tax liability, or reduce any Tax Asset, of the Company or any of its Subsidiaries has been made, proposed or threatened by a Governmental Authority during any audit of a Pre-Closing Tax Period which could reasonably be expected to be made, proposed or threatened in an audit of any subsequent Tax period; (v) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between the Company or any of its Subsidiaries and any Governmental Authority, and neither the Company nor any of its Subsidiaries has received any rulings or determinations from any Governmental Authority; (vi) since January 1, 2012, neither the Company nor any of its Subsidiaries has made or changed any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting (to the extent that any such action may affect the Company or any of its Subsidiaries), nor has it filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or surrendered any right to claim a Tax refund, offset or other reduction in Tax liability; and (vii) all Tax Returns with respect to the Company and its Subsidiaries required to be filed with respect to any Tax year ending on or after December 31, 2012 have been examined and closed or are Tax Returns with returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d)                                 Company Schedule 4.32(d) contains a list of all jurisdictions in which the Company or any of its Subsidiaries is required to file Tax Returns. Neither the Company nor any of its Subsidiaries has ever received a claim or notice from an authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)                                  Except as set forth on Company Schedule 4.32(e): (i) neither the Company nor any of its Subsidiaries is, nor has it ever been, a member of an affiliated, consolidated, combined or unitary group; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement or to any other agreement or arrangement referred to in clause (ii) or (iii) of the definition of “Tax”; and (iii) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Authority affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(f)                                   (i) Neither the Company nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction relating to it; (ii) neither the Company nor any of its Subsidiaries is party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code and has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 and, if it has participated in such a “reportable transaction,” it has properly disclosed the transaction in accordance with Applicable Law; (iii) neither the Company nor any of its Subsidiaries has been required to disclose on any Tax Returns any position that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; (iv) neither the Company nor any of its Subsidiaries has been at any time a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (v) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(g)                                  (i) Neither the Company nor any of its Subsidiaries nor any other Person will be required to include any adjustment in taxable income for any Post-Closing Tax Period under Section 481(c) of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period unless the Company’s automatic consent change for loan origination costs is denied; (ii) neither the Company nor any of its Subsidiaries nor any other Person will be required to include for a Post-Closing Tax Period taxable income attributable to income economically realized in a Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method or the look-back method (as defined in Section 460(b) of the Code); (iii) no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax law to treat either the Company or any of its Subsidiaries as an association, corporation or partnership; (iv) no Tax Asset of the Company or any of its Subsidiaries is currently subject to a limitation under Section 382 or Section 383 of the Code; and (v) Company Schedule 4.32(g) contains a list of the Tax Assets of the Company and each of its Subsidiaries for each taxable year since the Company’s and each of its Subsidiaries’ formation, respectively.

(h)                                 None of Continuing Company, Bank, Guaranty Bank or any of their Affiliates will be required to include any item of income in, nor will Continuing Company, Bank, Guaranty Bank or any of their Affiliates be required to exclude any item of deduction from, taxable income for any taxable period or portion thereof ending on or after the Calculation Date as a result of any: (i) intercompany transaction or excess loss account under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) installment sale or open transaction disposition made on or prior to the Calculation Date; or (iii) prepaid amount received on or prior to the Calculation Date.

(i)                                     Neither the Company nor any of its Subsidiaries owns any interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the direct or indirect transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(j)                                    The Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, consultant, creditor, shareholder or other third party.

(k)                                 S Corporation Election.

(i)                                     Except as set forth on Company Schedule 4.32(k) and subject to the actions described thereon, during the period commencing on January 1, 2008 and ending at the close of business on the Closing Date (the “S Period”): (A) the Company has been an “S corporation” within the meaning of Section 1361(a) of the Code, (B) a valid election under Section 1362 of the Code (“S Election”) has been in effect with respect to the Company at all times for the S Period, (C) a valid S Election or similar election has been in effect with respect to the Company during the S Period in all relevant state and local jurisdictions in which the Company is subject to Tax and in which such election is required, (D) each of the Company’s current shareholders is, and at all times during the S Period its current and former shareholders has been, a Person described in Section 1361(b)(1)(B) of the Code at all times that such Person held shares of Company Stock during the S Period, and at no time during the S Period did the Company exceed the maximum number of shareholders permissible to maintain the S Election, nor was any shareholder of the Company a non-resident alien, (F) during the S Period, each Subsidiary of the Company is and has been a qualified subchapter S subsidiary (“QSub”), and a valid election under Section 1361(b)(3)(B) of the Code (“QSub Election”) has been in effect with respect to each Subsidiary at all times for such period, and (G) a valid QSub Election or similar election has been in effect with respect to each Subsidiary of the Company during such period in all relevant state and local jurisdictions in which the Company or such Subsidiary is subject to Tax and in which such election is required.

(ii)                                  The aggregate amount of U.S. federal income Tax liability of the Company and its Subsidiaries arising as a result of the Merger (including any “built in gain” within the meaning of Section 1374 of the Code) will not exceed $0.

(iii)                               Since January 1, 2008, the Company has filed its Tax Returns in a manner consistent with its S Election and QSub Election, and except as set forth on Company Schedule 4.32(k), neither the Company nor any Subsidiary, nor any of their Representatives, has taken or agreed to take any action or failed to take any action that could reasonably be expected to have the effect of revoking, terminating or otherwise inhibiting the S Election or the QSub Election.

(l)                                     Neither the Company nor any of its Subsidiaries is, nor has it ever been, a “United States real property holding corporation” as defined in Section 897 of the Code.

(m)                             Neither the Company nor any of its Subsidiaries has any United States federal net operating and capital loss carryforwards (including any limitations of such net operating or capital loss carryforwards under Section 382, 383 or 384 of the Code or the Treasury Regulations), as of December 31, 2015, or any Code Section 382 ownership change starting January 1, 2012.

(n)                                 Neither the Company nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.33                                                     Affiliate Transactions.

(a)                                 Except as set forth on Company Schedule 4.33 or as part of the normal and customary terms of an individual’s employment or service as a director, neither the Company nor any of its Subsidiaries is now, nor has it been since January 1, 2012, involved, directly or indirectly, in any business arrangement or other relationship exceeding $75,000 in the aggregate (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other transaction or agreement with: (i) any director or Bank Executive Officer of the Company or any of its Subsidiaries or any of their respective Affiliates, any shareholder owning 5% or more of the outstanding shares of Company Stock or any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 promulgated under the Exchange Act) of any such director, officer or shareholder; or (ii) other than credit and consumer banking transactions in the ordinary course of business consistent with past practice, any employee of the Company or any of its Subsidiaries or any of their respective Affiliates who is not an officer, or any Affiliate, or “associate” or member of the “immediate family” of any such employee. No director or officer of the Company or any of its Subsidiaries or of any of their respective Affiliates, or any shareholder owning 5% or more of the outstanding shares of Company Stock, or any Affiliate, “associate” or member of the “immediate family” of any such Affiliate, director, officer or shareholder directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries.

(b)                                 The Company and Bank are each in compliance with Sections 23A and 23B of the Federal Reserve Act and its implementing regulations, and all extensions of credit by Bank to any “executive officer,” director or “principal shareholder” (as such terms are defined in the Federal Reserve’s Regulation O) of the Company or Bank have been made in compliance with the Federal Reserve’s Regulation O.

Section 4.34                                                     Allowance for Loan Losses.  The ALLL is, and shall be as of the Effective Time, in compliance with Bank’s existing methodology for determining the adequacy of the

ALLL, as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all standards. Neither Bank nor any of its Subsidiaries has been notified by any Governmental Authority or by Company’s or Bank’s independent auditor, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of Bank or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of Bank or its Subsidiaries.

Section 4.35                                                     Disclosure Documents and Fairness Opinion.

(a)                                 The information supplied by the Company and Bank for inclusion in the Registration Statement, the Proxy Statement or any other application, filing, statement or document or any amendment or supplement thereto, except for financial projections, shall be true and correct in all material respects and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.35 will not apply to statements or omissions included in Registration Statement or the Proxy Statement based upon information supplied by Guaranty or any of its Representatives in writing specifically for use therein.

(b)                                 The Company has received an opinion (the “Company Fairness Opinion”) from Sheshunoff & Co. Investment Banking, LP (“Sheshunoff”) addressed to the Company Board to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions, qualifications and limitations contained therein, the Aggregate Merger Consideration to be paid to the holders of Company Stock pursuant to the Merger is fair from a financial point of view. The Company has obtained the authorization of Sheshunoff to include a copy of the Company Fairness Opinion in the Proxy Statement.

Section 4.36                                                     Fiduciary Responsibilities. To the extent applicable, Bank is empowered and authorized under Applicable Law to exercise all trust powers necessary to conduct its business and has conducted such business in accordance with Applicable Law. Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, escrow agent, conservator or investment advisor, in accordance with the terms of the applicable governing documents and contracts and Applicable Law (including ERISA). Neither Bank nor any of its current or former directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 4.37                                                     No Guaranties.  No obligation or liability of the Company or any of its Subsidiaries is guaranteed by any other Person, nor has the Company or any of its Subsidiaries guaranteed the obligations or liabilities of any other Person.

Section 4.38                                                     Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

Section 4.39                                                     Dissenting Shareholders.  The Company has no Knowledge of any plan or intention on the part of any Company shareholder to make written demand for payment of the fair value of such shareholder’s shares of Company Stock as described in Section 3.6.

Section 4.40                                                     Finders’ Fees.  Except for: (a) KPMG Corporate Finance LLC; and (b) Bent St. Vrain & Co., LLC, a copy of the engagement agreement of each of which has been delivered to Guaranty prior to the date hereof and whose fees and expenses will be paid prior to Closing, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company, any of its Subsidiaries or any Company shareholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.41                                                     Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Charter Documents is applicable to this Agreement or the transactions contemplated hereby, including the Merger, with respect to the Company or any of its Subsidiaries except for the super-majority voting requirement in the Company’s articles of incorporation. Neither the Company nor any of its Subsidiaries has any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

Section 4.42                                                     Full Disclosure.  No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading.

V.                      REPRESENTATIONS AND WARRANTIES OF GUARANTY

Subject to the Guaranty Schedule referred to in this Article V, Guaranty represents and warrants to the Company as set forth below.

Section 5.1                                                            Corporate Existence and Power.

(a)                                 Guaranty is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and a bank holding company registered under the BHC Act. Guaranty has all corporate powers and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own or lease all of its properties and carry on its business as now conducted.

(b)                                 Guaranty Bank is a Colorado-chartered bank duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all corporate powers and all material governmental licenses, authorization, permits, consents and approvals required to carry on its business as now conducted. The deposits of Guaranty Bank are insured up to the applicable limits (or fully insured if there is no limit) through the DIF as administered by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of Guaranty, has any such termination or revocation been threatened.

(c)                                  Guaranty has delivered or made available to the Company a correct and complete copy of the Charter Documents, as amended and currently in effect, of Guaranty and Guaranty Bank. Neither Guaranty nor Guaranty Bank is in violation of any of the provisions of its Charter Documents.

Section 5.2                                                            Corporate Authorization.

(a)                                 The execution, delivery and performance by Guaranty and Guaranty Bank, as applicable, of this Agreement and each other Transaction Document to which Guaranty or Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby are within their corporate powers and have been duly authorized by all necessary corporate action. Assuming due authorization, execution and delivery by the other parties hereto and thereto, this Agreement and each of the other Transaction Documents to which Guaranty or Guaranty Bank is a party constitutes a valid and binding agreement of Guaranty or Guaranty Bank, as applicable, and is enforceable against Guaranty and Guaranty Bank, as applicable, in accordance with its terms, except to the extent that enforceability may be limited by any Enforceability Exceptions. Except for the Guaranty Stockholder Approval and any votes, approvals and consents obtained prior to the date hereof, no votes, approvals or consents of the holders of any of Guaranty’s capital stock are necessary in connection with the consummation of the Merger or any other transaction contemplated by a Transaction Document.

(b)                                 At a meeting duly called and held, the Guaranty Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the stockholders of Guaranty; (ii) approved this Agreement; (iii) adopted and recommended this Agreement to the stockholders of Guaranty; and (iv) determined to submit this Agreement to the stockholders of Guaranty for approval without any condition ((i) through (iv) collectively, the “Guaranty Board Approval”), and no other corporate actions or proceedings on the part of the Guaranty Board are necessary in connection with the authorization, execution and delivery by Guaranty of this Agreement and the Transaction Documents to which Guaranty is or will be a party and the performance by Guaranty of the Merger and the other transactions contemplated hereby and thereby. Guaranty has delivered to the Company a certified copy of the Guaranty Board Approval which has not been, and at the Closing will not have been, revoked, rescinded or amended.

Section 5.3                                                            Governmental Authorization.  Assuming that the Company Required Approvals are duly obtained, the execution, delivery and performance by Guaranty and Guaranty Bank, as applicable, of this Agreement and each other Transaction Document to which Guaranty or Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby by Guaranty and Guaranty Bank, as applicable, require no material action by or in respect of, or material filing with, any Governmental Authority in respect of Guaranty, other than: (a) the Merger Filings with the Secretary of State of Delaware and the Secretary of State of Colorado, as applicable; (b) the filing of an application or waiver request by Guaranty with the Federal Reserve pursuant to Section 3 of the BHC Act and approval of such application or request; (c) the filing of an application by Guaranty with the Colorado Department of Regulatory Agencies, Division of Banking and the FDIC and approval of such application; (d) the Guaranty Stockholder Approval; and (e) any other actions or filings the failure of which to take, make or obtain would not reasonably be expected to be material (the matters identified in clauses (a) through (d), the “Guaranty Required Approvals”).

Section 5.4                                                            Noncontravention.  The execution, delivery and performance by Guaranty of this Agreement and each other Transaction Document to which Guaranty and Guaranty Bank is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) contravene, conflict with, or result in any violation or breach of any provision of the Charter Documents of Guaranty or Guaranty Bank; (b) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any Applicable Law; (c) require any consent or other action by any Person, constitute a breach or default, or event that, with or without notice, lapse of time, or both, would constitute a default under, or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation of Guaranty or to a loss of any benefit to which Guaranty or Guaranty Bank is entitled under any provision of any agreement or other instrument binding upon Guaranty or Guaranty Bank or any of their respective properties, assets or governmental authorizations; or (d) result in the creation or imposition of any Lien on any asset of Guaranty or Guaranty Bank except, with respect to clauses (c) and (d) only, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5                                                            Capitalization.

(a)                                 The authorized capital stock of Guaranty consists of 40,000,000 shares of capital stock, of which 28,750,000 are designated as Guaranty Common Stock, 1,250,000 are designated as Guaranty Non-Voting Stock, and 10,000,000 are designated as Guaranty Preferred Stock.

(b)                                 There are 21,793,293 shares of Guaranty Common Stock (including 564,694 unvested shares of restricted stock), 1,019,000 shares of Guaranty Non-Voting Stock and no shares of Guaranty Preferred Stock outstanding.  There are 761,783 shares of Guaranty Common Stock reserved for issuance pursuant to (i) the conversion or exchange of shares of capital stock or other voting securities of, or other ownership interests in, Guaranty; (ii) warrants, calls, options or other rights to acquire Guaranty Stock; or (iii) pursuant to plans allowing for the grant of restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units.

Section 5.6                                                            Litigation.  Except as set forth on Guaranty Schedule 5.6, there is no action, suit, investigation or proceeding pending against, or, to the Knowledge of Guaranty, any basis therefor or any action, suit, investigation or proceeding threatened against or affecting, Guaranty or Guaranty Bank, any present or former officer, director, employee or consultant of Guaranty or Guaranty Bank (relating to their capacity as such) or any Person for whom Guaranty or Guaranty Bank may be liable or to which any of its properties or assets may be subject before or by any Governmental Authority or arbitrator which, individually or in the aggregate, would reasonably be expected to result in any material liability (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed) or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or any other Transaction Document.

Section 5.7                                                            Financial Statements and Internal Controls.

(a)                                 Guaranty has furnished or made available to the Company a true and complete copy of its Annual Report on Form 10-K for the year ended December 31, 2015 (“Annual Report”), as filed with the SEC, which contains Guaranty’s audited balance sheet as of December 31, 2015 and 2014, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2015, 2014 and 2013. The financial statements referred to above and included in the Annual Report are collectively referred to herein as the “Guaranty Financial Statements.”

(b)                                 The Guaranty Financial Statements fairly present the financial position and results of operation of Guaranty at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c)                                  As of the dates of the Guaranty Financial Statements, Guaranty did not have any obligations or liabilities (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed), which are material and are not fully shown or provided for in the Guaranty Financial Statements or otherwise disclosed in this Agreement.

(d)                                 Guaranty has implemented and maintains internal controls over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and includes policies and procedures for its own purposes that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Guaranty and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Guaranty and its Subsidiaries are being made only in accordance with authorizations of management and directors of Guaranty and its Subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Guaranty’s assets that could have a material effect on its financial statements. Since January 1, 2012, Guaranty has not experienced or effected any material change in internal control over financial reporting.

(e)                                  Since January 1, 2012, neither Guaranty nor any of its Subsidiaries or, to the Knowledge of Guaranty, any Representative of Guaranty or any of its Subsidiaries has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of Guaranty or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that Guaranty or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(f)                                   To the Knowledge of Guaranty: (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially adversely affect Guaranty’s ability to record, process, summarize and report financial information; and (ii) since January 1, 2012, there is no fraud whether or not material that involves management or other employees who have a significant role in Guaranty’s internal control over financial reporting.

Section 5.8                                                            Absence of Certain Changes.  Since December 31, 2015: (i) Guaranty and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that has had or is reasonably likely to have a Material Adverse Effect on Guaranty or any of its Subsidiaries.

Section 5.9                                                            SEC Reporting Obligations.  Guaranty has for the past three years filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act. As of their respective dates, each of such reports and statements (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10                                                     NASDAQ.  Guaranty is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

Section 5.11                                                     Regulatory Approvals.

(a)                                 There are no pending or, to the Knowledge of Guaranty, threatened disputes or controversies between Guaranty or Guaranty Bank and any Governmental Authority that (i) would reasonably be expected to prevent or delay Guaranty or Guaranty Bank from being able to perform their obligations under this Agreement or (ii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby.  Guaranty has not received any indication from any Governmental Authority that such Governmental Authority would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Authority required to approve the transactions contemplated hereby would oppose or not promptly grant or issue its consent or approval.

(b)                                 Neither Guaranty nor Guaranty Bank is, directly or indirectly, a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority.  Guaranty has not been advised by, and does not have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, extraordinary supervisory letter or similar submission.  Guaranty and Guaranty Bank are, and on a pro forma basis giving effect to the Agreement, will be, as of the Closing Date (i) at least “well capitalized,” and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Guaranty and Guaranty Bank.

Section 5.12                                                     Community Reinvestment Act.  Guaranty Bank had a rating of “satisfactory” or better as of its most recent CRA examination, and Guaranty has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that could reasonably be expected to cause it or Guaranty Bank to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”.

Section 5.13                                                     Laws and Regulatory Filings.  Guaranty and its Subsidiaries are in material compliance with all Applicable Law.  Guaranty and each of its Subsidiaries have filed or furnished, as applicable, in a timely manner with all applicable Governmental Authorities all Regulatory Reports and has paid all fees and assessments due and payable in connection therewith. All such Regulatory Reports that have been filed with or furnished to the applicable Governmental Authorities were complete and accurate in all respects and complied in all respects with Applicable Law, including the Reports of Condition and Income required to be filed under the Federal Deposit Insurance Act. The Regulatory Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 5.14                                                     Opinion of Guaranty Financial Advisor. The Guaranty Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) (the “Guaranty Fairness Opinion”) from Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based on and subject to the factors, assumptions, qualifications, and limitations contained therein, the Aggregate Merger Consideration is fair, from a financial point of view, to Guaranty.  Guaranty has obtained the authorization of Keefe, Bruyette & Woods, Inc. to include a copy of the Guaranty Fairness Opinion in the Proxy Statement.

Section 5.15                                                     Financial Wherewithal.  Guaranty has, or reasonably believes that it will have on or prior to the Closing Date, sufficient funds to fund the Aggregate Cash Consideration and complete the transactions contemplated by this Agreement.

Section 5.16                                                     Finders’ Fees.  Except for Keefe, Bruyette & Woods, Inc., whose fees and expenses will be paid prior to Closing, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Guaranty, any of its Subsidiaries or any Guaranty stockholder who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.17                                                     Supervisory Actions.  Except as set forth on Guaranty Schedule 5.17, neither Guaranty nor Guaranty Bank is subject to any cease-and-desist or other Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, troubled condition letter, supervisory letter or similar undertaking to, is subject to any Order or directive by, or has been since January 1, 2012, a recipient of any supervisory letter from, has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently restricts in any respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application (each, whether or not set forth in the Guaranty Schedules, a “Guaranty Regulatory Agreement”). Since January 1, 2012, neither Guaranty nor Guaranty Bank has been advised by any Governmental Authority that the Governmental Authority is considering issuing, initiating, ordering or requesting any Guaranty Regulatory Agreement or any investigation into the business, disclosures or operations of Guaranty or any of its Subsidiaries. Guaranty and Guaranty Bank are each in compliance in all respects with each Guaranty Regulatory Agreement to which it is a party or subject, and since January 1, 2012, neither Guaranty nor Guaranty Bank has received any notice from any Governmental Authority indicating that it is not in compliance in any respect with any such Guaranty Regulatory Agreement. Each of Guaranty and Guaranty Bank is and, at all times since January 1, 2012, has been “well capitalized” or “well managed” as such terms are defined or used in the FDIC’s capital maintenance rules and regulations codified in 12 C.F.R. Part 325. There has not been any event or occurrence that could reasonably be expected to result in a determination that either Guaranty or Bank is not “well capitalized” or “well managed.”

VI.                 COVENANTS OF THE COMPANY

The Company covenants and agrees with Guaranty as follows:

Section 6.1                                                            Shareholder Approval and Best Efforts.

(a)                                 The Company will, within 60 days after the date that the Registration Statement is declared effective, take all steps under Applicable Law and its Charter Documents to duly call, give notice of, convene and hold a meeting of its shareholders to consider the Merger, this Agreement and the transactions contemplated hereby (the “Company Meeting”) at such time as may be mutually agreed to by the parties for the purpose of: (i) voting upon the adoption and approval of this Agreement and the transactions contemplated hereby; and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Company Shareholder Approval”). The Company Board shall recommend to the Company’s shareholders the approval of the Merger, this Agreement and the transactions contemplated hereby. The Company Board shall not withdraw, amend or modify in any manner adverse to Guaranty its recommendation and will use its Best Efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b)                                 Subject to the terms and conditions of this Agreement, the Company shall take all reasonable actions to aid and assist in the consummation of the Merger, and will use its Best Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as necessary, proper or advisable in connection with assisting Guaranty in filing applications and registration statements with, or obtaining approvals from, all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2                                                            Activities of the Company Pending Closing.

(a)                                 From the date hereof to and including the Closing Date, or the earlier termination of this Agreement in accordance with Article IX (except with the prior written consent of Guaranty which shall not be unreasonably withheld or delayed), the Company shall, and shall cause Bank to:

(i)                                     conduct its business (including the making of or agreeing to make any Loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii)                                  comply in all material respects with all Applicable Law;

(iii)                               perform under each of the Material Contracts set forth on Company Schedule 4.11;

(iv)                              use its Best Efforts to maintain intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company or any of its Subsidiaries;

(v)                                 maintain and keep their properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear;

(vi)                              maintain the ALLL in accordance with past practices and methodologies existing as of the date hereof, and GAAP (provided, however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Authority);

(vii)                           promptly give written notice to Guaranty of: (A) any material change in its business, operations or prospects; (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority having jurisdiction over the Company or Bank; (C) the institution or threat of any litigation against the Company or Bank; or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause: (1) a breach of any covenant, condition or agreement contained herein; (2) any of the representations or warranties of the Company contained in this Agreement to be untrue or inaccurate; or (3) a Material Adverse Effect on the Company or Bank;

(viii)                        take all actions necessary to cause the Company to maintain in effect its S Election and to maintain in effect the QSub Election with respect to any Subsidiary, including Bank, that, as of the date hereof, is a QSub; and

(ix)                              except as required by law or regulation or expressly permitted by this Agreement, take no action which could reasonably be expected to adversely affect or delay the ability of Guaranty or the Company to obtain any approvals from any Governmental Authority or any other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b)                                 From the date hereof to and including the Effective Time, except: (i) as expressly required by this Agreement; (ii) as required by Applicable Law; or (iii) to the extent Guaranty consents in writing which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall not permit Bank to:

(i)                                     adjust, split, combine or reclassify any of the Company Stock;

(ii)                                  make, acquire, modify or renew, or agree to make, acquire, modify or renew any Loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that: (A) would be a material violation of its policies and procedures in effect as of the date hereof; (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles; or (C) would exceed the Loan Thresholds; provided, however, that in the event that Bank desires to make, acquire, modify or renew any such Loan which exceeds or would exceed the Loan Thresholds, it shall so advise Guaranty in writing. Guaranty shall notify Bank in writing within two Business Days of receipt of such notice whether Guaranty consents to such Loan or extension of credit, provided that if Guaranty fails to notify Bank with such time frame, Guaranty shall be deemed to have consented to such Loan or extension of credit. For purposes of this Section 6.2(b)(ii), “Borrower” means any Person (including any Affiliate, shareholder, member or partner of such Person) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any Person;

(iii)                               issue, sell, authorize or obligate itself to issue or sell any Company Securities or Subsidiary Securities, except that the Company may issue shares of Company Stock upon the exercise of outstanding Company Stock Options set forth in Section 4.5(b);

(iv)                              grant any stock appreciation rights, stock appreciation units, restricted stock, stock options, “phantom” stock awards or other form of incentive compensation, including pursuant to the Company Stock Plan;

(v)                                 permit the commencement of any construction of new structures or facilities upon, or purchase or lease or sublease any real property in respect of any branch office or other facility, or acquire or sell or agree to acquire or sell any deposit liabilities, and shall otherwise consult with and seek the advice of Guaranty with respect to basic policies relating to branching, site location and relocation;

(vi)                              (A) enter into, amend or terminate any agreement that is or that would be required to be disclosed in Company Schedule 4.11 as a Material Contract, or (B) waive, release or assign any rights or claims thereunder, except in either case as listed on Company Schedule 6.2(b)(vi);

(vii)                           sell, lease, sublease, transfer, mortgage, encumber or otherwise dispose of any of its properties, leasehold interests (whether as lessor or lessee) or other assets, including any capital stock of any of its Subsidiaries or any Bank OREO to any Person other than a direct or indirect wholly owned Subsidiary, except in the ordinary course of business consistent with safe and sound banking practices or as listed on Company Schedule 6.2(b)(vii);

(viii)                        except as set forth in Company Schedule 6.2(b)(viii), grant any retirement, severance, termination, bonus or similar payment to, or enter into or amend any employment, consulting, non-competition, retirement, parachute, severance (including change in control agreements) or indemnification agreement with, any officer, director, employee or agent of the Company or Bank, either individually or as part of a class of similarly situated Persons;

(ix)                              except as set forth in Company Schedule 6.2(b)(ix), make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses or grant any other benefit, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits, or institute any employee welfare, retirement or similar plan or arrangement;

(x)                                 except as set forth in Company Schedule 6.2(b)(x), adopt, enter into or amend any Employee Plan;

(xi)                              declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Stock other than: (A) as set forth on Company Schedule 6.2(b)(xi); or (B) the Closing Distribution;

(xii)                           directly or indirectly, purchase, redeem or otherwise acquire any shares of Company Stock or any other Company Securities or Subsidiary Securities;

(xiii)                        increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xiv)                       (A) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; (C) fail to use reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk; or (D) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, except in each cause (A) through (D) as required by any Applicable Law or a Governmental Authority;

(xv)                          book or accept any Brokered Deposits;

(xvi)                       charge-off any Loan or other extension of credit having an outstanding principal amount greater than $100,000 prior to review and approval by Guaranty of the amount of such charge-off;

(xvii)                    establish any new Subsidiary or Affiliate or enter into any new line of business;

(xviii)                 materially deviate from policies and procedures existing as of the date of this Agreement with respect to: (A) classification of assets; and (B) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, Applicable Law or regulation or any governmental authority;

(xix)                       reduce the ALLL through negative provisions;

(xx)                          make any change in accounting methods, principles and practices, except as may be required by GAAP or any Governmental Authority;

(xxi)                       foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $250,000 prior to receipt and approval by Guaranty of a recent Phase I environmental review thereof;

(xxii)                    amend or change any provision of the Charter Documents or any other governing documents of the Company or Bank;

(xxiii)                 (A) excluding deposits, incur or modify any Indebtedness for borrowed money; or (B) assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, except in the case of this clause (B), in connection with the presentation of items for collection in the ordinary course of business;

(xxiv)                make any capital expenditure in excess of $50,000 in the aggregate, except pursuant to commitments made prior to the date of this Agreement or as set forth in Company Schedule 6.2(b)(xxiv);

(xxv)                   prepay any Indebtedness or other similar arrangements so as to cause Bank or the Company to incur any prepayment penalty thereunder;

(xxvi)                except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other Person;

(xxvii)             (A) pay, discharge, settle, or satisfy any material claim or legal action exceeding $50,000 individually or $200,000 in the aggregate or that would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company or any of its Subsidiaries; (B) waive, release, grant, or transfer any right of material value; (C) commence any legal action, except in the ordinary course of business; or (D) agree or consent to the issuance of any Order restricting or otherwise affecting its business in any material respect;

(xxviii)          make any changes to its investment securities portfolio or its interest rate risk position from that as of the date of this Agreement, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except if (A) Bank’s total investment securities portfolio is equal to or less than the sum of $5,000,000 plus the portfolio total as of the date of this Agreement; or (B) to reinvest proceeds of maturing, called or redeemed securities where the periodic principal payment is less than the amount set forth in (A); provided, however, that in the event that Bank desires to make any changes to its investment securities portfolio in excess of the amounts set forth in (A) and (B) or not in compliance with its existing policies, it shall so advise Guaranty in writing. Guaranty shall notify Bank in writing within one Business Day of receipt of such notice whether Guaranty consents to such action, provided that if Guaranty fails to notify Bank within such time frame, Guaranty shall be deemed to have consented to such action.

(xxix)                fail to maintain in full force and effect any insurance policy, in each case on substantially the same terms as in effect on the date hereof;

(xxx)                   (A) make, change or revoke any Tax election; (B) change any material method of Tax accounting; (C) enter into any closing agreement or settle, compromise or abandon any material audit or other proceeding relating to Taxes; (D) file any amended Tax Return; (E) prepare any Tax Return in a manner materially inconsistent with the past practices of the Company with respect to treatment of items on such Tax Returns; or (F) take any action which would materially adversely affect the Tax position of Continuing Company, Bank or Guaranty Bank after the Merger;

(xxxi)                make or commit to make any Loan (including any Loan for purposes of facilitating the exercise of Company Stock Options) to, or enter into any transaction with, a director, officer, employee, or any Affiliate of the Company or any of its Subsidiaries;

(xxxii)             make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business);

(xxxiii)          take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(xxxiv)         adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(xxxv)            take any action that is intended or is reasonably likely to result in: (A) any of the conditions to the Merger set forth in this Agreement not being satisfied; or (B) a material violation of any provision of this Agreement; or

(xxxvi)         authorize, commit, resolve or agree to do any of the foregoing actions.

Section 6.3                                                            Access to Properties and Records.

(a)                                 To the extent permitted by Applicable Law, the Company shall, and shall cause Bank to: (i) afford the authorized Representatives (including legal counsel, accountants and consultants) of Guaranty reasonable access upon reasonable notice to all properties, books, records, branch operating reports, branch audit reports, operating instructions and procedures, Tax Returns, contracts and documents and all other documents and data of the Company and Bank that Guaranty may from time to time reasonably request in order and where disclosure is not prohibited by Applicable Law that Guaranty may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and Bank and to conduct the environmental investigations provided in Section 6.13; and (ii) furnish Guaranty with such additional financial and operating data and other information as to the business and properties of the Company and Bank as Guaranty shall, from time to time, reasonably request. The Company further agrees to continue to reasonably respond to and reasonably cooperate with Guaranty and its Representatives with respect to the due diligence requests of Guaranty. The Company and Bank shall permit Guaranty and its Representatives to make copies of such books, records and other documents and to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and Bank with such Representatives, including its directors, officers, employees, accountants, counsel and creditors, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and Bank, obtaining any necessary Orders, consents or approvals of the Merger or Bank Merger by any Governmental Authority and conducting an evaluation of the assets and liabilities of the Company and Bank to the extent allowable by Applicable Law. Upon reasonable request by Guaranty, the Company shall make its Chief Financial Officer and controller reasonably available to discuss with Guaranty and its Representatives Guaranty’s ongoing due diligence of the Company and Bank’s operations. The Company will cause its independent outside auditors to make available to Guaranty and its Representatives, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of the Company and Bank as may be requested by Guaranty in connection with its review of the foregoing matters.  Notwithstanding anything in this Agreement to the contrary, neither the Company nor Bank shall be required to provide access to or disclose information to Guaranty where such access or disclosure would violate Applicable Law, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)                                 As soon as practicable after they become available, the Company will deliver or make available to Guaranty all unaudited monthly and quarterly financial information prepared for the internal use of management of the Company or Bank and all Regulatory Reports filed by Bank with the appropriate Governmental Authority after the date of this Agreement. All such financial information will be prepared from the books and records of the Company and Bank and will fairly present the consolidated financial position, results of operations, shareholders’ equity and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may be subject to normal year-end audit adjustments required by GAAP. The Regulatory Reports filed by Bank subsequent to the date hereof will fairly present the financial position of Bank and the results of its operations at the dates and for the periods indicated in compliance with Applicable Law.

Section 6.4                                                            Information for Regulatory Applications and SEC Filings. To the extent permitted by Applicable Law, the Company will promptly following Guaranty’s request furnish Guaranty with all information concerning the Company, Bank and the holders of Company Stock required for inclusion in: (i) any application, filing, statement or document to be made or filed by Guaranty with any Governmental Authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement; and (ii) any filings with the SEC, including the Registration Statement and the Proxy Statement, and any applicable state securities authorities, including the opinion of counsel as to tax matters required to be filed as an exhibit to the Registration Statement. The Company shall respond promptly to Guaranty to any comments relating to the Company or Bank from the SEC or its staff. The Company will cooperate reasonably with Guaranty in the filing of any applications or other documents necessary to complete the Merger or the transactions contemplated hereby. The Company agrees to, upon the reasonable request of Guaranty, furnish to Guaranty a written letter or statement confirming the accuracy of the information with respect to the Company or Bank contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company or Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

Section 6.5                                                            Standstill Provision. So long as this Agreement is in effect, neither the Company nor Bank shall, and the Company agrees to use its Best Efforts to cause its and Bank’s directors, officers, employees, agents and Representatives not to directly or indirectly: (a) entertain, solicit, encourage, induce or facilitate inquiries, offers or the making or announcement of any proposal or other action designed to facilitate any inquiries or proposals that constitute or could reasonably be expected to lead to an Acquisition Proposal; or (b) provide any information to or negotiate with any other Person any Acquisition Proposal. The Company agrees to notify Guaranty of any such unsolicited Acquisition Proposal within three Business Days of its receipt, and to provide reasonable detail as to the identity of the proposed acquirer and the nature of the transaction proposed by the Acquisition Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in this Section 6.5 by any Representative of the Company or Bank, whether or not such Representative is purporting to act on behalf of the Company or Bank, shall be deemed to constitute a breach of this Section 6.5 by the Company.

Section 6.6                                                            Transition.

(a)                                 Commencing following the date of this Agreement, and in all cases subject to Applicable Law, the Company shall and shall cause each of its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank to facilitate the integration of the parties and their respective businesses. Without limiting the generality of the foregoing, prior to the Closing and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall cause the employees and officers of the Company and its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank in performing tasks reasonably required in connection with such integration, including requesting reasonable support from its outside contractors and vendors. The Company shall and shall cause its Subsidiaries to reasonably cooperate with Guaranty and Guaranty Bank in minimizing the extent to which any contracts designated by Guaranty continue in effect following the Effective Time.

(b)                                 Without limiting the generality of Section 6.6(a), the Company shall and shall cause its Subsidiaries to use Best Efforts to provide data processing, item processing and other processing support or outside contractors to assist Guaranty and Guaranty Bank performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company and its Subsidiaries to the production environment of Guaranty and Guaranty Bank, when reasonably requested by Guaranty and use its Best Efforts to ensure that a successful conversion will occur at the time (on or after the Effective Time) designated by Guaranty; provided, however, that if requested by Guaranty, the Company shall take all steps reasonably necessary to allow Guaranty and Guaranty Bank to convert to the Company’s existing production environment. Among other things, the Company shall cause its Subsidiaries to: (i) reasonably cooperate with Guaranty and Guaranty Bank to establish a mutually agreeable project plan to effectuate the conversion; (ii) use its Best Efforts to have the Company and its Subsidiaries’ outside contractors continue to support both the conversion effort and its on-going needs until the conversion can be established; (iii) reasonably provide, or use its Best Efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Guaranty or Guaranty Bank for use in planning the conversion, as soon as reasonably practicable; (iv) provide reasonable access to the personnel and facilities of the Company and its Subsidiaries as set forth in Section 6.3 and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to reasonably enable the conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.6, of the contracts of outside data, item and other processing contractors or other third party vendors when directed to do so by Guaranty provided any such termination will not be effective until at or after the Effective Time.  Guaranty agrees that all actions taken pursuant to this Section 6.6 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company and its Subsidiaries.

Section 6.7                                                            Conforming Accounting Adjustments. If requested by Guaranty, the Company shall, and shall cause Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Guaranty may reasonably request in order to conform the accounting records of the Company and Bank to the accounting policies and practices of Guaranty. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or Bank: (a) of any adverse circumstances for purposes of determining whether the conditions to Guaranty’s obligations under this Agreement have been satisfied; (b) that such adjustment is required for purposes of determining satisfaction of the condition to Guaranty’s obligations under this Agreement set forth in Section 10.3; or (c) that such adjustment has any bearing on the Aggregate Merger Consideration or Closing Distribution. No adjustment required by Guaranty shall: (i) require any prior filing with any Governmental Authority; or (ii) violate any Applicable Law.

Section 6.8                                                            Takeover Statutes.  At all times prior to the Effective Time, the Company shall: (a) take all reasonable action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement or the transactions contemplated hereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Statute on this Agreement or the transactions contemplated hereby, including the Merger, or if necessary, to challenge the validity or applicability of any Takeover Statute as now or hereinafter in effect.

Section 6.9                                                            Allowance for Loan Losses. If the ALLL is less than the Minimum Allowance Amount on the Calculation Date, the Company shall take or cause to be taken all action necessary to increase the ALLL as of the Closing Date to an amount equal to the Minimum Allowance Amount.

Section 6.10                                                     2015 Financial Statements; Interim Financial Statements.

(a)                                 As soon as they are available to the Company, but in any event no later than March 31, 2016 the Company shall provide Guaranty with the audited consolidated balance sheet as of December 31, 2015, and the related audited consolidated statement of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2015 (the “2015 Financial Statements”). The 2015 Financial Statements, when delivered to Guaranty will: (i) be true, accurate and complete in all respects; (ii) have been prepared in accordance with GAAP; and (iii) fairly present in conformity with GAAP (except as may be indicated in the notes thereto), the financial position of the Company as of the date thereof and its results of operations, shareholders’ equity and cash flows for the period then ended. As of the date of the 2015 Financial Statements, neither the Company nor any of its Subsidiaries will have incurred any material liability (whether or not accrued, fixed, contingent or otherwise and whether or not required to be disclosed) except as set forth therein or as otherwise disclosed in the Company Schedules. All information set forth in the 2015 Financial Statements (including the notes thereto) relating to Tax matters will be true and complete.

(b)                                 On or before the fifth day following the Calculation Date, the Company shall provide Guaranty with the Company’s consolidated financial statements presenting the financial condition of the Company and Bank as of the Calculation Date and the Company’s consolidated results of operations and changes in shareholders’ equity for the period from January 1, 2016 through the Calculation Date (the “Interim Financial Statements”). The Interim Financial Statements shall: (i) fairly present in all material respects the assets, liabilities and Tangible Book Value of the Company and its Subsidiaries as of the dates of the Interim Financial Statements; and (ii) be prepared in a manner consistent with the Company Financial Statements, in accordance with GAAP and Applicable Law, and reflect all period-end accruals and other adjustments. The Interim Financial Statements shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Closing Date, to the effect that such financial statements continue to reflect accurately, as of the Calculation Date, the financial condition of the Company. The Interim Financial Statements shall also reflect accruals for all fees incurred or expected to be incurred in connection with the Merger (whether or not doing so is in accordance with GAAP) and shall be accompanied by a certificate of the Company’s Chief Financial Officer, dated as of the Closing Date, to the effect that they meet the requirements of this Section 6.10(b).

(c)                                  Each day between the Calculation Date and the Closing Date, the Company shall provide Guaranty with daily updated financial information of the Company and Bank consisting of general ledger updates and such other information as Guaranty shall reasonably request.

Section 6.11                                                     Third Party Consents. The Company will use its Best Efforts, and Guaranty shall reasonably cooperate with the Company at the Company’s request, to obtain all Company Required Approvals and such other waivers or consents as otherwise required to be obtained from any Person in connection with the Merger and the transactions contemplated hereby, including such consents set forth in Company Schedule 4.4, and such waivers and consents shall be in such form and content as is approved by Guaranty and the Company.

Section 6.12                                                     Bank Merger. Prior to the Effective Time, the Company shall cause Bank to reasonably cooperate with Guaranty and Guaranty Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the consummation of the Bank Merger after the Effective Time.

In furtherance of the foregoing, to the extent not previously approved, the Company shall work with the board of directors of Bank to approve the Bank Merger and the related Bank Merger Agreement in connection with the execution of this Agreement, and shall vote all of the shares of Bank voting stock held by the Company for the Bank Merger. For the avoidance of doubt, the Bank Merger shall occur after the Merger, and shall be conditioned upon regulatory approval, the Company Shareholder Approval and the Guaranty Stockholder Approval.

Section 6.13                                                     Environmental Investigation.

(a)                                 Guaranty and its consultants, agents and Representatives shall have the right, upon execution of a mutually agreeable site access agreement, to enter the Company Real Property (at Guaranty’s sole cost and expense), but not the obligation or responsibility, to inspect any Company Real Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) on or prior to 45 days after the date of this Agreement, but such 45-day period shall be extended to 60 days with respect to any property for which the Company had not delivered or made available the Environmental Information prior to the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (a “Secondary Investigation”) including test borings, soil, water, asbestos or other sampling, is deemed desirable by Guaranty, Guaranty shall: (i) notify the Company of any Company Real Property for which it seeks to conduct such a Secondary Investigation and the reasons for such Secondary Investigation; (ii) submit a work plan to the Company for such Secondary Investigation, for which Guaranty agrees to afford the Company the ability to comment on and Guaranty agrees to reasonably consider all such comments (and negotiate in good faith any such comments); and (iii) conclude such Secondary Investigation, on or prior to 60 days after the date of receipt of the Company’s comments. Guaranty shall give reasonable notice to the Company of such Environmental Inspections and Secondary Investigations, and the Company may place reasonable restrictions on the time and place at which such Environmental Inspections and Secondary Investigations may be carried out.

(b)                                 Guaranty shall not have any liability to the Company or Bank or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey, except to the extent that Guaranty, its consultants, agents or representatives cause any environmental liability. Guaranty promptly shall deliver to the Company copies of any final environmental report, engineering report, or property condition report prepared by Guaranty or any third party pursuant to this Section 6.13. Any results or findings of any Environmental Inspections will not be disclosed by Guaranty to any third party not affiliated with Guaranty, unless Guaranty is required by Applicable Law to disclose such information or the Company provides written consent to disclose such information (which shall not be unreasonably conditioned, withheld or delayed). If this Agreement is terminated, then except as otherwise required by Applicable Law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Guaranty. Guaranty shall make no such report prior to Closing unless required to do so by Applicable Law, and in such case will give the Company reasonable prior notice to enable the Company to review and comment on such proposed report and to make such report on behalf of the Company, at Company’s sole discretion.

(c)                                  If: (i) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by Guaranty because the Environmental Inspection, Secondary Investigation or other environmental survey identifies violations or potential violations of Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Company or Bank; or (ii) any past or present events, conditions or circumstances require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected to exceed $200,000 or that could reasonably be expected to have a Material Adverse Effect on the Company or Bank (together, the “Environmental Condition”), then Guaranty may terminate this Agreement with respect to such parcel of Company Real Property subject to the Environmental Condition (the “Company Real Property Subject to Environmental Termination”), but not as to any other Company Real Property or any other matter in this Agreement, in which event this Agreement shall continue in full force and effect with respect to all other matters in this Agreement (including all other Company Real Property except the Company Real Property Subject to Environmental Termination), and this Agreement shall be deemed to be modified as necessary to reflect the change in the Company Real Property to be acquired by Guaranty and Guaranty and the Company shall remove such Company Real Property Subject to Environmental Termination from the assets of the Company prior to the Calculation Date; provided, however, if such Company Real Property Subject to Environmental Termination is a Required Owned Real Property, Guaranty may elect to terminate this Agreement.

(d)                                 The Company agrees to make available upon request to Guaranty and its consultants, agents and Representatives all documents and other materials relating to environmental conditions of any Company Real Property, including the results of other environmental inspections and surveys to the extent such documents are in the possession or reasonable control of the Company. The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Guaranty and, at Guaranty’s cost and expense, shall be entitled to certify the same in favor of Guaranty and its consultants, agents and Representatives and make all other data available to Guaranty and its consultants, agents and Representatives.

Section 6.14                                                     Title Insurance.

(a)                                 In preparation for the Closing, as soon as reasonably practicable and in no event later than 10 Business Days following the date of this Agreement, the Company will request, with respect to each parcel of Owned Real Property, a title commitment on the ALTA Form 2006 Owner’s Policy of Title Insurance (each a “Title Commitment,” collectively, the “Title Commitments”) issued by Land Title Guaranty Company (“Title Company”), committing to insure Guaranty’s title in such parcel of Owned Real Property for the amount listed on Company Schedule 6.14(a). The Company will request on each Title Commitment that the so-called “standard printed exceptions” are deleted from the Title Commitment so that Guaranty will have extended coverage. The Company will deliver or cause the Title Company to deliver to Guaranty, promptly after the Closing Date, an owners title insurance policy issued by the Title Company insuring Guaranty’s title to each Parcel of Owned Real Property consistent with the applicable Closing Title Commitment (as defined below) (each a “Title Policy,” collectively, the “Title Policies”), subject only to the Permitted Exceptions. The Company will pay the premium for each owner’s standard policy at Closing and Guaranty will pay the costs associated with deletion of the standard printed exceptions or any endorsements to the standard Title Policy required by Guaranty.

(b)                                 Guaranty shall review the Title Commitments and if (i) any Title Commitment discloses that any party other than the Company or Bank has title to any of the Owned Real Property, or (ii) any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Encumbrances or not one that the Company specifies when delivering the Title Commitment to Guaranty that the Company will cause to be deleted from the Title Commitment concurrently with the Closing, including: (A) any exceptions that pertain to Liens securing any loans; and (B) any exceptions that Guaranty reasonably believes could materially and adversely affect Guaranty’s use of the Owned Real Property described therein (a “Title Objection”), Guaranty will notify the Company in writing of such matters within 15 Business Days after receiving all of the Title Commitments for the Owned Real Property. The Company may elect, but shall have no obligations, within fifteen Business Days of receipt of the final Title Objection (“Title Cure Period”) to remove or cure, or with Guaranty’s consent, which consent will not be unreasonably withheld or delayed, to obtain title insurance over, the title matter subject to such Title Objection. If the Company does not elect or is unable to remove or cure or, with Guaranty’s consent, to obtain insurance over all title matters subject to the Title Objection within the Title Cure Period, Guaranty may by written notice given to the Company (“Election Notice”) within ten days after the Title Cure Period (“Election Notice Period”), or any other cure period indicated by the Company, elect only one of the following options:

(i)                                     waive all uncured and unremoved title matters for which Guaranty has delivered a Title Objection;

(ii)                                  terminate this Agreement with respect to such parcel of Owned Real Property subject to the relevant Title Objection (the “Owned Real Property Subject to Title Termination”), but not as to any other Owned Real Property or any other matter in this Agreement, in which event this Agreement shall continue in full force and effect with respect to all other matters in this Agreement (including all other Owned Real Property except the Owned Real Property Subject to Title Termination), and this Agreement shall be deemed to be modified as necessary to reflect the change in the Owned Real Property to be acquired by Guaranty and Guaranty and the Company shall remove such Owned Real Property Subject to Termination from the assets of the Company prior to the Calculation Date; or

(iii)                               terminate this Agreement if such Owned Real Property Subject to Title Termination is a Required Owned Real Property.

(c)                                  If the Company does not receive an Election Notice within the Election Notice Period, Guaranty shall be deemed to have accepted the status of title to the Owned Real Property as shown in the initial Title Commitments and all updates and supplements thereto as reflected in the applicable updated Title Commitments, subject to the Permitted Exceptions (each Title Commitment after expiration of the Election Notice Period shall be referred to as a “Closing Title Commitment”), and thereby to have waived any unremoved or uncured title matters for which Guaranty has delivered a Title Objection.

Section 6.15                                                     Confidentiality.  The Company will not, and will cause its Representatives not to, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from, or made available by, Guaranty, Guaranty Bank or any of their respective Representatives to any Person for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1, use such Subject Information for its own purposes or for the benefit of any Person under any circumstances. The term “Subject Information” does not include any information that: (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the Company; (b) was available to the Company on a nonconfidential basis from a source other than Guaranty or Guaranty Bank; or (c) was independently acquired or developed without violating any obligations of this Agreement.

VII.            COVENANTS OF GUARANTY

Guaranty covenants and agrees with the Company as follows:

Section 7.1                                                            Stockholder Approval and Best Efforts.

(a)                                 Guaranty will, within 60 days after the date that the Registration Statement is declared effective, take all steps under Applicable Law and its Charter Documents to duly call, give notice of, convene and hold a meeting of its stockholders to consider the Merger, this Agreement and the transactions contemplated hereby (the “Guaranty Meeting”) at such time as may be mutually agreed to by the parties for the purpose of: (i) voting upon the adoption and approval of this Agreement and the transactions contemplated hereby, including the issuance of shares of Guaranty Common Stock in connection therewith; and (ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable (the “Guaranty Stockholder Approval”). The Guaranty Board shall recommend to Guaranty’s stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby. The Guaranty Board shall not withdraw, amend or modify in any manner adverse to the Company its recommendation and will obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

(b)                                 Subject to the terms and conditions of this Agreement, Guaranty shall take all reasonable actions to aid and assist in the consummation of the Merger, and will use Best Efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

Section 7.2                                                            Registration Statement.  Subject to Guaranty’s receipt of the information required to be provided by the Company hereunder, no later than 75 days after the date of this Agreement, Guaranty shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement, and prospectus and other proxy solicitation materials of the Company and Guaranty constituting a part thereof (the “Proxy Statement”) relating to the shares of Guaranty Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its Best Efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and at the time of mailing thereof to the Company’s shareholders, at the time of the Company Meeting and at the time the Registration Statement becomes effective under the Securities Act, the Registration Statement, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading; provided, however, that none of the provisions of this Section 7.2 shall apply to statements in or omissions from the Registration Statement made in reliance upon and in conformity with information furnished solely by the Company for use in the Registration Statement.  Guaranty shall make all necessary filings with respect to the Merger under the Securities Act and applicable state securities or “Blue Sky” laws and the rules and regulations thereunder, and shall timely obtain any actions, consents approvals or waivers required in connection therewith.

Section 7.3                                                            NASDAQ Listing.  Guaranty will file all documents required to be filed to have the shares of Guaranty Common Stock to be issued pursuant to this Agreement included for listing on NASDAQ and use its Best Efforts to effect said listing.

Section 7.4                                                            Issuance of Guaranty Common Stock.  The shares of Guaranty Common Stock to be issued by Guaranty to the shareholders of the Company pursuant to this Agreement will, on the issuance to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Guaranty Common Stock to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of Guaranty or any other Person, and are not and will not be subject to any restrictions on transfer under the Securities Act, except for shares of Guaranty Common Stock issued by Guaranty to any shareholders of the Company who may be deemed to be an “affiliate” of Guaranty under the Exchange Act after completion of the Merger.

Section 7.5                                                            Indemnification.

(a)                                 From and for a period of six years after the Effective Time, Guaranty and its successors and assigns shall indemnify and hold harmless each Person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of the Company or its Subsidiaries and their respective heirs and assigns (collectively, “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Guaranty) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness, arising out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before or after the Effective Time, to the fullest extent permitted under the Company’s or Bank’s Charter Documents in effect as of the date of this Agreement and Applicable Law. Guaranty shall pay reasonable expenses (including reasonable attorneys’ fees) in advance of the final disposition of any such proceeding to each Indemnified Party to the extent permissible under Applicable Law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined to be not entitled to indemnification under this Section 7.5.  If after the Closing Date Guaranty or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Guaranty shall assume the obligations set forth in this Section 7.5.

(b)                                 Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Claim, shall promptly notify Guaranty thereof; provided, however, that failure to so notify will not affect the obligations of Guaranty under Section 7.5(a) unless and to the extent that Guaranty is actually prejudiced as a consequence. In the event of any such legal action (whether arising before or after the Effective Time): (i) Guaranty shall have the right to assume the defense thereof and Guaranty shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Guaranty elects not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and Guaranty shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that Guaranty shall be obligated pursuant to this Section 7.5(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) Indemnified Parties will cooperate in the defense of any such Claim; and (iii) Guaranty shall not be liable for any settlement effected without its prior written consent; and provided, further, that Guaranty shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 7.5(a) is prohibited by Applicable Law.

Section 7.6                                                            Financing.  Guaranty will use its Best Efforts to put in place financing arrangements on or before the Closing Date as necessary to provide Guaranty with sufficient capital to enable it to complete the Merger and all transactions contemplated by this Agreement and shall provide written evidence of such financing to the Company in a form reasonably satisfactory to the Company.

Section 7.7                                                            Tax Structure.  Guaranty shall not take any action or omit to take any action that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 7.8                                                            Notification of Certain Matters.  Guaranty will give prompt notice in writing to the Company of any fact, event or circumstance that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances to result in any Material Adverse Effect with respect to Guaranty, (ii) would make untrue, in any material respect, any representation or warranty made in, or information provided pursuant to, this Agreement, or (iii) would cause or constitute a material breach of, or failure to comply with, any of Guaranty’s representations, warranties, covenants or agreements herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Articles XI or XII.

Section 7.9                                                            Confidentiality.  Guaranty, and its subsidiaries, Affiliates and Representatives, shall comply with all of their respective obligations under the Confidentiality Agreement dated September 21, 2015 between the parties which is incorporated herein by reference (“Confidentiality Agreement”) and which shall survive the termination of this Agreement.

Section 7.10                                                     Tax Returns.  Guaranty will prepare and file all Tax Returns for the Company and its Subsidiaries for all Tax Periods ending before the Closing Date which are filed after the Closing Date; but such Tax Returns will be subject to the review and comment by the Shareholders’ Representative.  For federal income tax purposes, Guaranty’s acquisition of the Company Stock pursuant to the Merger will result in the termination of the Company’s S Election and an S termination year as such term is defined in Section 1362(e)(4) of the Code.  For federal income tax purposes, the portion of 2016 from January 1, 2016 through the day before the Closing Date will be treated as the Company’s short S corporation taxable year (the “Short S Corporation Tax Period”).  Guaranty will pay the costs, fees and expenses incurred in connection with the preparation of all Tax Returns and Schedule K-1’s to former Company shareholders for the Short S Corporation Tax Period.  Following the Closing Date, the Shareholders’ Representative shall have all necessary authority to review and approve on behalf of the Company and its shareholders any amendments or modifications to the Company’s Tax Returns for any Tax Period, and to the extent requested by Guaranty, shall represent the Company and its shareholders in connection with any audit or review by any Governmental Authority of the Company’s Tax Returns with respect to any Tax Period ending before the Closing Date.

VIII.       MUTUAL COVENANTS OF GUARANTY AND THE COMPANY

Section 8.1                                                            Supplemental Schedules.  Following the date of this Agreement and prior to the Effective Time, each of the Company and Guaranty will promptly supplement or amend its disclosure schedules provided in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedules or that is necessary to correct any information in such disclosure schedules that has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 10.1 or Section 10.2 (in the case of Guaranty) or Section 11.1 or Section 11.2 (in the case of the Company) or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 8.2                                                            Publicity.  Except as otherwise required by Applicable Law, the rules of NASDAQ or in connection with the regulatory application process, as long as this Agreement is in effect, neither the Company nor Guaranty shall, nor shall they permit any of their officers, directors or

Representatives to, issue or cause the publication of any press release, written shareholder communications, or other public announcement with respect to, or otherwise make any public statement concerning, the existence, terms, conditions, status or transactions contemplated by this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, shareholder communications, announcements or other public statements. To the extent any term or provision of this Section 8.2 conflicts with any term or provision in that certain Confidentiality Agreement between the Company and Guaranty Bank dated September 21, 2015, the term or provision of this Section 8.2 shall control.

Section 8.3                                                            Employee Benefit Plans.

(a)                                 To the extent reasonably requested by Guaranty, which request shall be made to the Company at least 45 days before the Closing Date, the Company or Bank, as appropriate, shall use its Best Efforts to execute and deliver such instruments and take such other actions as Guaranty may reasonably request in order to cause the amendment or termination of any Employee Plan (including as set forth in Section 3.3), except for the KSOP which is governed by Section 8.7, on terms reasonably satisfactory to Guaranty and in accordance with Applicable Law and, except as may be otherwise provided herein, effective no later than the Closing Date, and provided that the winding up of any such plan may be completed following the Closing Date, provided further that the Company or Bank has used its commercially reasonable efforts to complete the winding up of any such plan prior to the Closing Date. Guaranty agrees that the employees of the Company and Bank who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired or continuing employees in the employee benefit plans and programs maintained for employees of Guaranty and Guaranty Bank, including any Employee Plan maintained in existence by Guaranty or Guaranty Bank following the Closing Date, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and Guaranty shall take all actions reasonably necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs and the granting of such service credit from and after the Closing Date, subject to Section 8.3(b).

(b)                                 To the extent that a Company Employee becomes eligible to participate in an existing employee benefit plan maintained by Guaranty or Guaranty Bank (an “Existing Benefit Plan”), Guaranty shall cause such Existing Benefit Plan to recognize the prior duration of service of such Company Employee with the Company for eligibility, participation and vesting under such Existing Benefit Plan (other than vesting under any stock incentive plan) to the same extent such duration of service was recognized immediately prior to the Effective Time under a comparable Employee Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time, provided that such recognition of prior service is permitted by the terms of the applicable Existing Benefit Plan and Applicable Law and shall not operate to duplicate any benefits of a Company Employee with respect to the same period of service. With respect to any Existing Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Company Employee is eligible to participate, for the plan year in which such Company Employee is first eligible to participate, to the extent permitted by the applicable Existing Benefit Plan and Applicable Law, Guaranty shall use its Best Efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such Existing Benefit Plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the comparable Employee Plan in which such Company Employee participated immediately prior to the Effective Time; and (ii) recognize any health, dental or vision expenses incurred by such Company Employee in the year that includes the Closing Date (or, if later, the year in which such Company Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Existing Benefit Plan. Without limiting the foregoing,

Guaranty shall extend coverage to Company Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Guaranty or its Subsidiaries to the extent permitted by such Existing Benefit Plans and Applicable Law. Company Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under the Company’s cafeteria plan to the extent permitted by such Existing Benefit Plans and Applicable Law. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Guaranty’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Guaranty vacation benefit available to such Company Employee for such calendar year.

Section 8.4                                                            Regulatory Applications; Best Efforts.  Subject to the terms and conditions of this Agreement, Guaranty and the Company will use their Best Efforts to (a) prepare and file as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and (b) obtain and maintain all approvals, consents, registrations, permits, waivers, authorizations and other confirmations from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Guaranty Required Approvals and the Company Required Approvals; provided, however, that the parties hereto understand and agree that neither the Best Efforts of either party hereto nor any other obligation of a party under this Agreement shall be deemed to include: (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby; (ii) except as required for disclosure in the Registration Statement, the Proxy Statement or to obtain the Guaranty Required Approvals, a party furnishing to the other party any: (A) personal biographical or financial information of any of the directors, officers, employees, managers, stockholders or partners of such party or any of their respective Affiliates; or (B) proprietary and nonpublic information related to the organizational terms of, or investors in a party or any of their respective Affiliates; (iii) Guaranty or any of its Affiliates taking any action that would result in the imposition of a Materially Burdensome Regulatory Condition; (iv) the Company, Bank, Guaranty, Guaranty Bank or any of their respective Affiliates commencing or being a plaintiff in any litigation in connection with any registration, filing, application, notice, approval, Order, qualification or waiver from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; (v) except as required for disclosure in the Registration Statement or the Proxy Statement, the Company furnishing to Guaranty any confidential information of the Company and Bank related to the transaction sale process including, without limitation, identities of potential purchasers, any offers previously received, and any Company Board presentations, correspondence and minutes relating to the Company sale process, other than as may be required to be disclosed in the Registration Statement; or (vi) divesting or otherwise holding separate (including by establishing a trust or otherwise) any assets, businesses or properties, or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or any of its Affiliates’ businesses, assets or properties. Subject to the foregoing, Guaranty and the Company agree that the Company and Guaranty, prior to the Closing Date, and Guaranty, after the Closing Date, shall use their Best Efforts to execute and deliver or cause to be executed and delivered such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Guaranty or Guaranty Bank to (and neither the Company nor Bank shall, without the prior written consent of Guaranty) take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any of the foregoing permits, consents, approvals and authorizations of third parties or Governmental Authorities, that would: (1) reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Guaranty or the

Company; (2) require any Person other than Guaranty to guaranty, support or maintain the capital of Guaranty Bank or Continuing Company, as applicable, after the Closing Date; (3) require any modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of Guaranty Bank, Continuing Company or any of their Affiliates (or any of their respective partners, members or equity holders); (4) cause any Person other than Continuing Company to be deemed to control Guaranty Bank or Bank after the Closing Date; or (5) require any contribution of capital to the Company, Bank or Guaranty Bank at the Closing (each of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a Materially Burdensome Regulatory Condition: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof. Notwithstanding anything in this Agreement to the contrary, neither the Company nor Bank shall make any payment without Guaranty’s prior written consent (other than customary filing fees), take any action, make any concession or agree to do any of the foregoing, in order to obtain the consent, authorization or approval of any third party or Governmental Authority.

Section 8.5                                                            Retention Agreements.  The Company shall use its Best Efforts to cause (a) the Persons set forth on Guaranty Schedule 8.5(a) to execute a Retention and Non-Solicitation Agreement in substantially the form attached hereto as Exhibit B (“Retention and Non-Solicitation Agreements”), and (b) the Persons set forth on Guaranty Schedule 8.5(b) to execute a Retention Agreement in substantially the form attached hereto as Exhibit C (“Retention Agreements”).  Guaranty shall pay to specified Company employees after the Closing the loyalty payments set forth on Company Schedule 8.5(c) which shall be accrued on the Company’s books prior to the Calculation Date.

Section 8.6                                                            S Corp Matters.  If the items set forth in Company Schedule 4.32(k) have not been obtained by the Closing Date, at the Closing Guaranty shall deposit in escrow the sum of $12,400,000, comprised of (a) cash of $489,800 in immediately available funds, which cash shall be held in escrow as a part of the KSOP Cash Consideration; and (b) 741,145 shares of Guaranty Common Stock, which shares shall be held in escrow as a part of the Aggregate Stock Consideration and shall be valued for this purpose at $16.07 per share (such cash and stock, together with all earnings on the cash portion, the “Escrow Amount”), with the Escrow Agent to be held and distributed in accordance with Company Schedule 4.32(k) and the Escrow Agreement to those holders of Company Stock who surrendered their Certificates to the Exchange Agent and otherwise complied with the process of perfecting their right to receive the Per Share Merger Consideration or Per Share Transaction Value, as applicable, pursuant to Section 3.7.  Guaranty and the Company agree to negotiate the terms of the Escrow Agreement in good faith and use their respective Best Efforts to enter into the Escrow Agreement with the Escrow Agent.

Section 8.7                                                            Termination of KSOP.  No later than two days before the Closing Date, the Company shall provide Guaranty with a copy of a resolution or plan amendment evidencing that the KSOP will be terminated effective as of no later than the day immediately preceding the Closing Date; provided, however, that the effectiveness of such termination may be conditioned on the consummation of the Merger. Prior to the Closing Date, the Company shall submit IRS Form 5310 to the Internal Revenue Service seeking a determination (“Determination Letter”) with respect to the KSOP and its termination.  The form and substance of such resolution or plan amendment terminating the KSOP and the Form 5310 to be submitted to the Internal Revenue Service shall be subject to the review and reasonable and timely approval by Guaranty. The Company also may take such other actions in furtherance of terminating the KSOP as it determines to be reasonably appropriate; provided, however, that the effectiveness of any such actions may be conditioned on the consummation of the Merger. On the Closing Date, Guaranty shall succeed the Company as sponsor and administrator of the KSOP for purposes of overseeing the winding up and termination of the KSOP.  Until such time as Guaranty receives the Determination Letter from the

Internal Revenue Service with respect to the KSOP, Guaranty shall cause KSOP assets (including assets resulting from the receipt of the KSOP Cash Consideration pursuant to the Merger) to be maintained in the KSOP and invested in accordance with KSOP participant directions of investment of their KSOP accounts. Prior to the receipt of the Determination Letter, Guaranty shall designate a tax-qualified defined contribution plan of Guaranty or one of its Affiliates (such plan, the “Guaranty 401(k) Plan”) that either: (i) provides for the receipt from the Company employees of “eligible rollover distributions” excluding Guaranty Common Stock and the consideration received in connection with exchange of the KSOP Shares or similar assets (as such term is defined under Section 402 of the Code), including loans; or (ii) is amended to provide for the receipt from the Company employees of such eligible rollover distributions, including loans. Subject to Applicable Law, each Company employee who is a participant in the KSOP shall be eligible to commence participation in the Guaranty 401(k) Plan as of the Closing Date and, upon receipt of the Determination Letter from the Internal Revenue Service, shall be given the opportunity to receive a distribution of his or her account balance under the KSOP and elect to “roll over” such account balance (including any outstanding loan) to the Guaranty 401(k) Plan.

Section 8.8                                                            Tail Policy.  Prior to the Effective Time, the Company shall obtain an extended reporting period (otherwise known as “tail coverage”) policy with respect to all liability insurance policies of the Company and Bank existing as of March 16, 2016 and for which tail insurance is available, for a period of six years from the Effective Time, including a single-premium prepaid “tail” directors’ and officers’ liability insurance policies covering the period of six years from the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time (a “Tail Policy”). Subject to this Section 8.8, Continuing Company or Guaranty Bank shall pay the premium for the Tail Policy, and the Tail Policy shall be effective as of the Effective Time and shall provide for policy limits, terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of the Company and Bank; provided, however, in no event shall Continuing Company or Guaranty Bank be required to expend in the aggregate for such six year period more than 200% of the current amount expended on an annual basis by the Company or Bank to maintain or procure such liability insurance policies; provided, further, that if Continuing Company or Guaranty Bank are unable to maintain or obtain the Tail Policy called for by this Section 8.8, Continuing Company or Guaranty Bank shall obtain as much comparable insurance as is available at a cost in the aggregate for such six year period up to 200% of the current annual premium; provided, further, that officers and directors of the Company and Bank may be required to make application and provide customary representations and warranties to Continuing Company’s insurance carrier for the purpose of obtaining such Tail Policy.  If, after the Closing, Continuing Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Continuing Company shall assume the obligations set forth in this Section 8.8.

IX.                TERMINATION

Section 9.1                                                            Termination.  This Agreement may be terminated prior to the Effective Time as follows:

(a)                                 by Guaranty or the Company if:

(i)                                     any court of competent jurisdiction in the United States or other Governmental Authority shall have issued an Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such Order, decree, ruling or other action shall be final and non-appealable unless such Order, decree or ruling or action restraining, enjoining or otherwise prohibiting the Merger shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(ii)                                  any approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party); or

(iii)                               the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on the 270th day following the date of this Agreement, unless one or more of the Guaranty Required Approvals or Company Required Approvals has not been received on or before such time, in which instance the Effective Time has not occurred on or before 11:59 p.m. Mountain Time on the 330th day following the date of this Agreement, or such later date as shall have been approved in writing by the Guaranty Board and the Company Board (such date, the “End Date”); provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before such applicable date.

(b)                                 by Guaranty if any Government Authority shall have advised Guaranty that any approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement will not be granted or will not be granted without a Materially Burdensome Regulatory Condition that Guaranty, in its sole discretion, is unwilling to accept.

(c)                                  by Guaranty if: (i) (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 10.1 would not be satisfied if the condition were then being tested; and (B) such inaccuracy, if capable of cure, has not been cured by the Company prior to the earlier of the End Date and 30 days after its receipt of written notice thereof; or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 10.2 would not be satisfied and such breach is not curable or shall not have been cured within 30 days following the Company’s receipt of written notice from Guaranty of such breach or such breach by its nature is not capable of being cured prior to the Closing; provided, however, that Guaranty is not then in material breach of any representation, warranty, covenant or other agreement set forth herein.

(d)                                 by the Company if: (i) (A) any of Guaranty’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 11.1 would not be satisfied if the condition were then being tested; and (B) such inaccuracy, if capable of cure, has not been cured by Guaranty, prior to the earlier of the End Date and 30 days after its receipt of written notice thereof; or (ii) any of Guaranty’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 11.2 would not be satisfied and such breach is not curable or shall not have been cured within 30 days following Guaranty’s receipt of written notice from the Company of such breach or such breach by its nature is not capable of being cured prior to the Closing; provided, however, that the Company is not then in material breach of any representation, warranty, covenant or other agreement set forth herein.

(e)                                  by either Guaranty or the Company if the Guaranty Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Guaranty Meeting; provided, however, that the right to terminate this Agreement under this Section 9.1(e) will not be available to a party where the failure to obtain the approval of Guaranty’s stockholders has been caused by such party’s breach of this Agreement.

(f)                                   by either Guaranty or the Company if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting; provided, however, that the right to terminate this Agreement under this Section 9.1(f) will not be available to a party where the failure to obtain the approval of the Company’s shareholders has been caused by such party’s breach of this Agreement.

(g)                                  by the mutual written consent of Guaranty and the Company and the approval of such action by the Guaranty Board and the Company Board, respectively.

(h)                                 (i)                                     by specific action of the Guaranty Board, Guaranty may terminate this Agreement and the Merger by written notice to the Company on the Business Day immediately following the tenth day immediately preceding the Closing Date, if (A) the Guaranty Average Closing Price is greater than $19.28, and (B) (x) the number obtained by dividing the Guaranty Average Closing Price by $16.07 (the “Closing Price Change Ratio”) is greater than (y) the number obtained by (1) dividing the Final Average Price by the Initial Price multiplied by (2) 1.20.  If Guaranty elects to exercise its termination right pursuant to this Section 9.1(h)(i), the provisions of Section 9.1(h)(ii) will apply.

(ii)                                  A termination by Guaranty pursuant to Section 9.1(h)(i) shall have no force or effect if the Company agrees in writing within two Business Days after receipt of written notice of such termination to decrease the Aggregate Stock Consideration to a number of shares of Guaranty Common Stock obtained by multiplying (A) 6,533,914 by (B) the ratio of $19.28 divided by the Guaranty Average Closing Price.

(i)                                     (i)                                     by specific action of the Company Board, the Company may terminate this Agreement and the Merger by written notice to Guaranty on the Business Day immediately following the tenth day immediately preceding the Closing Date, if (A) the Guaranty Average Closing Price is less than $12.86 and (B) (x) the Closing Price Change Ratio is less than (y) the number obtained by (1) dividing the Final Average Price by the Initial Price multiplied by (2) 0.80.  If the Company elects to exercise its termination right pursuant to this Section 9.1(i)(i), the provisions of Section 9.1(i)(ii) will apply.

(ii)                                  A termination by the Company pursuant to Section 9.1(i)(i) shall have no force or effect if Guaranty agrees in writing within two Business Days after receipt of written notice of such termination to increase the Aggregate Stock Consideration to a number of shares of Guaranty Common Stock obtained by multiplying (A) 6,533,914 by (B) the ratio of $12.86 divided by the Guaranty Average Closing Price.

(j)                                    by Guaranty pursuant to Section 6.13(c) or Section 6.14(b)(iii).

Section 9.2                                                            Effect of Termination.  If this Agreement is terminated by either Guaranty or the Company as provided under Section 9.1, this Agreement shall become void and have no effect; provided, however, that the provisions of this Section 9.2, Section 7.9, Section 9.3, Section 13.1, Section 13.3, Section 13.5, Section 13.7, Section 13.12 and Section 13.13 shall survive termination of this Agreement and remain in full force and effect.  Nothing contained in this Section 9.2 shall relieve any party of any liability for fraud, or any willful material breach of this Agreement.

Section 9.3                                                            Termination Fee and Expenses.

(a)                                 To compensate Guaranty for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including Guaranty’s foregoing of the pursuit of other opportunities, the Company and Guaranty agree that, if this Agreement is terminated by Guaranty pursuant to Section 9.1(c) for any breach by the Company of Section 6.1(a) or Section 6.5 (of which any breach shall be deemed per se not curable) or by Guaranty or the Company pursuant to Section 9.1(f), and Guaranty is not in material breach of any covenant or obligation under this Agreement, then the Company shall pay to Guaranty the sum of $4,500,000 (the “Termination Fee”) plus all expenses incurred by Guaranty in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $500,000 (the “Guaranty Expenses”). The payment of the Termination Fee and Guaranty Expenses shall be Guaranty’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a).

(b)                                 To compensate the Company for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the Company’s foregoing of the pursuit of other opportunities, the Company and Guaranty agree that, if this Agreement is terminated by the Company pursuant to Section 9.1(d) for any breach by Guaranty of Section 7.1(a) or Section 7.6 (of which any breach shall be deemed per se not curable), then Guaranty shall pay to the Company all expenses incurred by the Company in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $500,000 (the “Company Expenses”). The payment of the Company Expenses shall be the Company’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(b).

(c)                                  The Company shall pay any payment required by Section 9.3(a) by wire transfer of immediately available funds within two Business Days after receipt by the Company of written notice of termination of this Agreement.  Guaranty shall pay any payment required by Section 9.3(b) by wire transfer of immediately available funds within two Business Days after receipt by Guaranty of written notice of termination of this Agreement.

(d)                                 If the Company or Guaranty fails to pay when due any amount payable under this Section 9.3, then such party shall reimburse the other party for: (i) all costs and expenses (including reasonable fees of counsel) incurred in connection with the enforcement by a party of its right to payment under this Section 9.3; and (ii) interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to such party in full) at a rate per annum equal to 1% over the “prime rate” (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

X.                     CONDITIONS TO OBLIGATION OF GUARANTY

The obligation of Guaranty under this Agreement to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time of the following conditions, which may be waived by Guaranty in its sole discretion:

Section 10.1                                                     Compliance with Representations and Warranties.  Each of the representations and warranties made by the Company in this Agreement: (a) must have been true and correct as of the date of this Agreement (except to the extent such representations and warranties are by their express terms made as of a specified date); and (b) shall be true and correct as of the Closing Date (except to the extent such representations and warranties are by their express terms made as of a specified date) as though made on and as of the Closing Date; provided, however, that for purposes of this Section 10.1, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect with respect to the Company or Bank (except the representations and warranties contained in Section 4.8, Section 4.11, Section 4.14, Section 4.26 and Section 4.32, which shall be true in all material respects), disregarding for these purposes: (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material, “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. Notwithstanding the foregoing, the representations and warranties contained in Section 4.1, Section 4.2, Section 4.4, Section 4.5 (except to the extent de minimus or resulting from the exercise of Company Stock Options outstanding on the date of this Agreement), Section 4.35(b) and Section 4.40, shall be true and correct in all respects.

Section 10.2                                                     Performance of Obligations.  The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing, and shall have obtained and provided to Guaranty copies of all Company Required Approvals and such other waivers or consents referenced in or required pursuant to Section 6.11.

Section 10.3                                                     Absence of Material Adverse Effect.  No Material Adverse Effect with respect to the Company or Bank shall have occurred.

Section 10.4                                                     Director Non-Competition Agreements.  Each of the directors of the Company and the Bank shall have delivered to Guaranty, contemporaneously with the execution of this Agreement, a duly executed director non-solicitation and non-competition agreement in a form reasonably acceptable to Guaranty (the “Non-Competition Agreements”), and each such agreement shall be in full force and effect as of the Effective Time.

Section 10.5                                                     Employment Agreements. Each of the Persons set forth on Guaranty Schedule 10.5 shall have delivered to Guaranty, contemporaneously with the execution of this Agreement, a duly executed employment agreement in a form reasonably acceptable to Guaranty (the “Employment Agreements”), and each such agreement shall be in full force and effect as of the Effective Time.

Section 10.6                                                     Termination Agreements; Amendments to Change in Control Agreements.

(a)                                 Each of the Persons set forth on Guaranty Schedule 10.6(a) shall have delivered to Guaranty, contemporaneously with the execution of this Agreement, a duly executed termination agreement in a form reasonably acceptable to Guaranty (the “Termination Agreements”); each such agreement shall be in full force and effect as of the Effective Time; and prior to the Effective Time, the Company shall have paid the Settlement Payment (as defined in the Termination Agreement) to such Person as set forth in such Termination Agreement and shall have provided to Guaranty evidence of such payment reasonably satisfactory to Guaranty.

(b)                                 Each of the Persons set forth on Guaranty Schedule 10.6(b) shall have delivered to Guaranty, contemporaneously with the execution of this Agreement, a duly executed amendment to that certain Change in Control Agreement between such Person and the Bank set forth on Guaranty Schedule 10.6(b), which amendment shall be in a form reasonably acceptable to Guaranty (each, a “CIC Amendment”), and each such CIC Amendment shall be in full force and effect as of the Effective Time.

Section 10.7                                                     Retention and Non-Solicitation Agreements.  Guaranty shall have received a duly executed copy of each Retention and Non-Solicitation Agreement, and each such agreement shall be in full force and effect as of the Effective Time.

Section 10.8                                                     Company Stock Options. All Company Stock Options shall have been terminated or exercised as contemplated by Section 3.3, and the Company shall have taken such actions and made such payments set forth in Company Schedule 4.5(c), including providing to Guaranty a copy of the release described therein.

Section 10.9                                                     Dissenters’ Rights. Holders of shares representing no more than 5% of the issued and outstanding shares of Company Stock shall have demanded or be entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.10                                              Allowance for Loan Losses. As of the Calculation Date, the ALLL shall be equal to at least the Minimum Allowance Amount.

Section 10.11                                              Tangible Book Value. As of the Calculation Date, the Tangible Book Value shall be not less than the Minimum Tangible Book Value.

Section 10.12                                              Opinion of Tax Counsel.  Guaranty shall have received an opinion from Bieging Shapiro & Barber LLP, legal counsel to Guaranty to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Bieging Shapiro & Barber LLP may require and rely upon representations contained in letters from each of Guaranty and the Company.

Section 10.13                                              KSOP Matters. Prior to the Closing, Guaranty shall have received evidence reasonably satisfactory to Guaranty that the Company has taken the actions set forth on Company Schedule 4.30(c) with respect to the KSOP.

Section 10.14                                              FIRPTA Certificate. The Company shall have delivered to Guaranty: (a) a certificate that meets the requirement of Treasury Regulations Section 1.1445-2(c)(3) stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (b) a notice to the Internal Revenue Service that meets the requirement of Treasury Regulations Section 1.897-2(h)(2). In each case, such certificate and notice shall be dated as of the Closing Date, duly executed by an authorized Bank Executive Officer of the Company making such statements under penalty of perjury and in a form reasonably satisfactory to Guaranty.

Section 10.15                                              Financing. The transactions contemplated by Section 5.15 shall have been consummated and the investors shall have made the funds available to Guaranty.

Section 10.16                                              Additional Title Matters. The Company shall have delivered to Guaranty the Closing Title Commitments.

Section 10.17                                              Officer’s Certificate. Guaranty shall have received a certificate, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 have been satisfied.

Section 10.18                                              Other Documents. The Company shall have delivered to Guaranty all other instruments and documents that Guaranty or its counsel may reasonably request to effectuate the transactions contemplated hereby.

XI.                CONDITIONS TO OBLIGATION OF THE COMPANY

The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1                                                     Compliance with Representations and Warranties. Each of the representations and warranties made by Guaranty in this Agreement: (a) must have been true and correct as of the date of this Agreement (except to the extent such representations and warranties are by their express provisions made as of a specified date); and (b) shall be true and correct as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date); provided, however, that for purposes of this Section 11.1, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect with respect to Guaranty or Guaranty Bank (except the representations and warranties contained in Section 5.7 shall be true in all material respects), disregarding for these purposes: (i) any qualification or exception for, or reference to, materiality in any such representation or warranty; and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. Notwithstanding the foregoing the representations and warranties contained in Section 5.1, Section 5.2, Section 5.4, Section 5.5 (except to the extent de minimus), Section 5.11(a) and (b), Section 5.14, and Section 5.16 shall be true and correct in all respects.

Section 11.2                                                     Performance of Obligations.  Guaranty shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing.

Section 11.3                                                     Absence of Material Adverse Effect.  No Material Adverse Effect with respect to Guaranty or Guaranty Bank shall have occurred.

Section 11.4                                                     Opinion of Tax Counsel. The Company shall have received an opinion from Lewis Roca Rothgerber Christie LLP to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Company Counsel may require and rely upon representations contained in letters from each of Guaranty and the Company.

Section 11.5                                                     Exchange Fund.  The Company shall have received evidence that the Aggregate Cash Consideration and the Aggregate Stock Consideration have been deposited with the Exchange Agent pursuant to Section 3.7(a).

Section 11.6                                                     Officer’s Certificate.  The Company shall have received a certificate, signed on behalf of Guaranty by its Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Section 11.1, Section 11.2 and Section 11.3 have been satisfied.

XII.           MUTUAL CONDITIONS TO RESPECTIVE
OBLIGATIONS OF GUARANTY AND THE COMPANY

The respective obligations of Guaranty and the Company under this Agreement are subject to the satisfaction, prior to the Effective Time, of the following conditions which may be waived by Guaranty and the Company, respectively, in their sole discretion:

Section 12.1                                                     Government Approvals.  All actions and approvals by Governmental Authorities, including the Guaranty Required Approvals and the Company Required Approvals shall have been taken and obtained, in each case in form and substance reasonably satisfactory to Guaranty and without the imposition of any Materially Burdensome Regulatory Condition and all of the same remain in full force or effect, and all statutory waiting periods in connection therewith shall have expired.

Section 12.2                                                     Shareholder and Stockholder Approval.  The Company shall have obtained the Company Shareholder Approval and Guaranty shall have obtained the Guaranty Stockholder Approval, and in each case no action purporting or attempting to rescind those approvals shall have been taken by Guaranty, the Company or their respective shareholders and stockholders.

Section 12.3                                                     Registration of Guaranty Common Stock.  The Registration Statement covering the shares of Guaranty Common Stock to be issued in the Merger shall have become effective under the Securities Act, and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the Guaranty Common Stock to be issued in the Merger shall have been received.

Section 12.4                                                     Listing of Guaranty Common Stock.  The shares of Guaranty Common Stock to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on NASDAQ.

Section 12.5                                                     No Injunctions or Restraints; Illegality.  No Order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated hereby shall be in effect. No Applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Merger.

Section 12.6                                                     Escrow Agreement.  If Guaranty is required to establish the escrow pursuant to Section 8.6, Guaranty and the Company shall have entered in an escrow agreement with the Escrow Agent in a form mutually agreeable to Guaranty and the Company that is consistent with the distribution provisions set forth in Company Schedule 4.32(k) (“Escrow Agreement”), and Guaranty shall have deposited the Escrow Amount with the Escrow Agent.

XIII.      MISCELLANEOUS

Section 13.1                                                     Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements of Guaranty and the Company contained in this Agreement shall terminate at the Effective Time, other than Section 4.32(k), which shall survive for the period of time set forth in Company Schedule 4.32(k), and the covenants that by their terms are to be performed after the Effective Time, including those set forth in Company Schedule 4.32(k), which shall survive the Closing.

Section 13.2                                                     Amendments.  To the extent permitted by Applicable Law, this Agreement may be amended only by a writing signed by Guaranty and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that the Aggregate Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased by any such amendment subsequent to the occurrence of the Company Shareholder Approval without the further approval by such shareholders.

Section 13.3                                                     Expenses.  Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.4                                                     Notices.  Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by a nationally-recognized overnight courier or by facsimile to the Persons at the addresses set forth below (or at other addresses as may be provided hereunder):

If to Guaranty:

Guaranty Bancorp

1331 Seventeenth Street, Suite 200

Denver, CO  80202

Attention:  Paul W. Taylor, President and Chief Executive Officer

Facsimile:  303.675.1179

Email:  paul.taylor@gbnk.com

With a copy to:

Bieging Shapiro & Barber LLP

4582 South Ulster Street Parkway, Suite 1650

Denver, CO  80237

Attention:  Christian E. Otteson

Facsimile:  720.488.7711

Email:  cotteson@bsblawyers.com

If to the Company:

Home State Bancorp

2695 West Eisenhower Boulevard

Loveland, CO  80537

Attention: Harry Devereaux, President and Chief Executive Officer

Facsimile:  970.613.2193

Email:  harry.devereaux@homestatebank.com

With a copy to:

Lewis Roca Rothgerber Christie LLP

1200 17th Street, Suite 3000

Denver, CO  80202

Attention:  Karen L. Witt

Facsimile:  303.623.9222

Email:  kwitt@lrrc.com

If to the Shareholders’ Representative:

To such address set forth on Company Schedule 13.15(a).

All notices sent by mail as provided above shall be deemed delivered three Business Days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one Business Day after delivery to the courier and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via email shall be deemed delivered only if sent to such Persons at such email addresses set forth above (and only if a delivery receipt is received by the sending party).

Section 13.5                                                     Governing Law; Venue.

(a)                                 All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Delaware, without taking into account provisions regarding choice of law.

(b)                                 In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Colorado or the United States District Court for the District of Colorado; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 13.5(b); (iii) waives any objection to laying venue in any such action or proceeding in such courts; (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 13.4.

Section 13.6                                                     Remedies Cumulative; Waiver.

(a)                                 The rights and remedies of the parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Applicable Law: (i) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)                                 At any time prior to the Effective Time, Guaranty (with respect to the Company) and the Company (with respect to Guaranty), may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of such party; (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 13.7                                                     Severability.  Any term or other provision prohibited by or unlawful or unenforceable under Applicable Law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such Applicable Law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms. In all such cases, the parties shall use their Best Efforts to substitute a valid, legal and enforceable provision that implements the original purposes and intent of this Agreement.

Section 13.8                                                     Assignment.  This Agreement shall not be assigned by either party hereto without the prior written consent of the other party. Any attempted assignment of this Agreement without such consent shall be void and of no effect.

Section 13.9                                                     Entire Agreement.  All understandings and agreements heretofore made between the parties hereto are merged in this Agreement and the Confidentiality Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger and the transactions contemplated hereby.

Section 13.10                                              Counterparts.  This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.11                                              Binding on Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.12                                              No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement other than the provisions of Section 7.5(a) (which are intended to be for the benefit of those Persons covered thereby, but whose consent shall not be required to amend any provision of this Agreement).

Section 13.13                                              Interpretation.

(a)                                 In this Agreement, except as context may otherwise require, references to:

(i)                                     the Preamble, Recitals, Articles, Sections, Exhibits or Schedules refer, respectively, to the Preamble to, a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

(ii)                                  this Agreement are to this Agreement and the Schedules to it, taken as a whole;

(iii)                               the “transactions contemplated hereby” include the transactions provided for in this Agreement, including the Merger;

(iv)                              any agreement (including this Agreement) or contract are to the agreement or contract as amended, modified, supplemented, restated or replaced from time to time, to the extent permitted by the terms thereof;

(v)                                 any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires;

(vi)                              any Applicable Law or other law refer to such Applicable Law or other law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any Applicable Law or other law include any successor to such section;

(vii)                           any Governmental Authority include any successor to that Governmental Authority;

(viii)                        the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(ix)                              the terms “dollars”, “cents” and “$” mean U.S. Dollars and Cents;

(x)                                 the phrase “date hereof” or “date of this Agreement” shall be deemed to refer to March 16, 2016; and

(xi)                              “foreign” or “federal” shall be by reference to the United States.

(b)                                 The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                                  The words “include”, “includes” or “including” are to be deemed followed, in each case, by the words “without limitation”.

(d)                                 The word “party” is to be deemed to refer to Guaranty or the Company.

(e)                                  The phrase “in the ordinary course” as used in this Agreement, shall be deemed to mean, in each case, “in the usual and ordinary course of business consistent with past practice”.

(f)                                   The table of contents, headings and titles to the Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

(g)                                  This Agreement is the product of negotiation by the parties, each having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other.

(h)                                 No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate Applicable Law.

Section 13.14                                              Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any Section herein or schedule hereto; provided that the relevance of such disclosure is reasonably apparent from the terms of such disclosure.  The inclusion of any item on any schedule hereto shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has or would be reasonably likely to have a Material Adverse Effect.

Section 13.15                                              Shareholders’ Representative.

(a)                                 The Person identified on Company Schedule 13.15(a) (such Person, the “Shareholders’ Representative”) is hereby appointed as the representative of the shareholders of the Company to act on behalf of such shareholders with respect to the matters identified in this Agreement, and the Shareholders’ Representative has accepted the appointment as the Shareholders’ Representative pursuant to the execution and delivery to Guaranty and the Company of a Consent to Appointment dated as of the date of this Agreement.

(b)                                 By approving this Agreement and the transactions contemplated hereby or by executing the Transmittal Materials, each holder of Company Stock shall have irrevocably (a) authorized and appointed the Shareholders’ Representative as such shareholder’s representative to act on behalf of the shareholder with respect to the matters set forth in this Agreement; and (b) agreed that the Shareholders’ Representative shall not be liable, responsible or accountable in damages or otherwise to the Company or any shareholders of the Company for any Liabilities incurred by reason of any error in judgment or any act or failure to act arising out of the activities of the Shareholders’ Representative on behalf or in respect of the shareholders of the Company, including (i) the failure to perform any acts he is not expressly obligated to perform under this Agreement; (ii) any acts or failures to act made in good faith or on the advice of legal counsel, accountants or other consultants to the Shareholders’ Representative; or (iii) any other matter beyond the control of the Shareholders’ Representative.  No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive compensation for his services contemplated by this Agreement.  If at any time the Shareholders’ Representative ceases to serve in such capacity due to his resignation, death or disability, the resulting vacancy in the position of Shareholders’ Representative may be filled by the approval of the Persons (or their heirs or successors) that held immediately prior to Closing a majority of the shares of Company Stock.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

GUARANTY BANCORP

By:	/s/ Paul W. Taylor
Name:	Paul W. Taylor
Title:	President and Chief Executive Officer

HOME STATE BANCORP

By:	/s/ Harry J. Devereaux
Name:	Harry J. Devereaux
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

Exhibit A

MERGER AGREEMENT
BY AND BETWEEN
GUARANTY BANK AND TRUST COMPANY
AND HOME STATE BANK

This Merger Agreement (this “Agreement”) is made and entered into as of this [•] day of [•] 2016, by and between Guaranty Bank and Trust Company, a Colorado state banking corporation with its home office in Denver, Colorado (“Guaranty”), and Home State Bank, a Colorado state banking corporation with it home office in Loveland, Colorado (“HSB”).

WHEREAS, HSB maintains offices at:

310 Mountain Avenue	3227 Timberline Road
Berthoud, CO 80513	Fort Collins, CO 80525

935 North Cleveland Avenue	2337 South Shields Street
Loveland, CO 80537	Fort Collins, CO 80526

300 East 29th Street	7499 Westgate Drive
Loveland, CO 80538	Windsor, CO 80528

2695 West Eisenhower Boulevard	351 Coffman, Suite 100
Loveland, CO 80537	Longmont, CO 80501

1355 East Eisenhower Boulevard	565 West South Boulder Road
Loveland, CO 80538	Lafayette, CO 80026

303 East Mountain Avenue
Fort Collins, CO 80524

WHEREAS, Guaranty maintains offices at:

5025 Kipling Street	2900 South College Road
Arvada, CO 80033	Fort Collins, CO 80525

101 West Centennial Drive	1550 East Harmony Road
Bennett, CO 80102	Fort Collins, CO 80525

807 Mountain Avenue	1210 East Mulberry Street
Berthoud, CO 80513	Fort Collins, CO 80524

1300 Walnut Street	16800 West Colfax Avenue
Boulder, CO 80302	Golden, CO 80401

2707 East Bromley Lane	930 11th Avenue
Brighton, CO 80601	Greeley, CO 80631

538 North Highway 36	2700 47th Avenue
Byers, CO 80103	Greeley, CO 80634

856 West Happy Canyon Road	12644 West Indore Place
Castle Pines, CO 80108	Littleton, CO 80127

120 South Wilcox Street	401 Main Street
Castle Rock, CO 80104	Longmont, CO 80501

3301 East 1st Avenue	1650 Pace Street
Denver, CO 80206	Longmont, CO 80504

1331 17th Street	1050 South Hover Road
Denver, CO 80202	Longmont, CO 80501

6501 East Belleview Avenue	1401 South Taft Avenue
Englewood, CO 80111	Loveland, CO 80537

11806 East Oswego Street	56540 East Colfax Avenue
Englewood, CO 80112	Strasburg, CO 80136

100 Oak Avenue	1197 West 120th Avenue
Eaton, CO 80615	Westminster, CO 80234

WHEREAS, the total number of authorized shares of HSB is 260,000 shares of common stock, $10.00 par value, of which 244,197 shares are issued and outstanding;

WHEREAS, the total number of authorized shares of Guaranty is 1,000 shares of common stock, $8,000.00 par value, of which 500 shares are issued and outstanding;

WHEREAS, all of the outstanding shares of common stock of HSB are held by Home State Bancorp, a Colorado corporation (“Home State Bancorp”), and all of the outstanding shares of common stock of Guaranty are held by Guaranty Bancorp, a Delaware corporation (“Guaranty Bancorp”);

WHEREAS, Guaranty Bancorp and Home State Bancorp have executed an Agreement and Plan of Reorganization dated March 16, 2016 (the “Holding Company Agreement”), pursuant to which, and subject to the conditions contained therein, Home State Bancorp will be merged (the “Holding Company Merger”) with and into Guaranty Bancorp;

WHEREAS, the Holding Company Agreement provides that HSB will be merged (the “Merger”) with and into Guaranty immediately after the Holding Company Merger; and

WHEREAS, the boards of directors of HSB and Guaranty have determined that it is advisable and in the best interests to merge HSB and Guaranty into a single corporation.

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NOW, THEREFORE, HSB and Guaranty hereby agree as follows:

I.   TERMS AND CONDITIONS OF THE MERGER

1.1  Merger.  At the Effective Time (as defined in Section 1.3 below), HSB shall be merged with and into Guaranty, and Guaranty shall be the surviving corporation.

1.2  Terms of Merger.  At the Effective Time, each issued and outstanding share of HSB common stock shall be cancelled and the amount assigned to capital stock shall become capital surplus of Guaranty, and each issued and outstanding share of the common stock of Guaranty shall continue to represent one share of the common stock of Guaranty.  No preferred stock will be issued as a result of the Merger.

1.3  Effective Date.  Subject to the prior satisfaction of the conditions set forth in Article IV of this Agreement, the Merger shall become effective on the date and immediately after the time (the “Effective Time”) the Holding Company Merger is effective pursuant to the Holding Company Agreement.

1.4  Effect of Merger.  Upon the Effective Time, the separate existence of HSB shall cease, and HSB shall be merged with and into Guaranty, with Guaranty continuing as the surviving corporation, and all of the property, assets, rights, privileges, powers, franchises and immunities of Guaranty and HSB shall vest in the surviving corporation, and all of the debts, liabilities, and obligations of HSB and Guaranty shall become the debts, liabilities, and obligations of the surviving corporation.

1.5  Stock Certificates.  On and after the Effective Time, all of the outstanding certificates that prior to the effective date represented shares of the common stock of HSB shall be cancelled and of no further force or effect.

II.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1  Articles of Incorporation and Bylaws.  The articles of incorporation of Guaranty, as in effect at the Effective Time, shall continue to be the articles of incorporation of Guaranty as the surviving corporation after the Effective Time, without further amendment or alteration until amended in accordance with the provisions thereof and applicable law.  The bylaws of Guaranty, in effect at the Effective Time, shall continue to be the bylaws of Guaranty as the surviving corporation after the Effective Time, without further amendment or alteration until amended in accordance with the provisions thereof and applicable law.

2.2  Directors and Officers of Surviving Corporation.  The name and address of each director of Guaranty as the surviving corporation, who shall serve until the next annual meeting, is set forth in the attached Schedule 1.  The name and address of each executive officer of Guaranty as the surviving corporation is set forth in the attached Schedule 2.

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III.   SURVIVING CORPORATION OFFICES,
CAPITALIZATION AND CAPITAL

3.1  Offices of Surviving Corporation.  Following the Effective Time, Guaranty as the surviving corporation shall maintain all of the offices currently maintained by HSB and Guaranty.

3.2  Capitalization of Surviving Corporation.  Following the Effective Time, the total number of authorized shares of Guaranty as the surviving corporation shall be 1,000 shares of common stock, $8,000.00 par value, of which 500 shares shall be issued and outstanding.

3.3  Capital of the Surviving Corporation.  Based on the most recent reports of condition and income of HSB and Guaranty, the amount of total equity capital of Guaranty as the surviving corporation shall be $[•].

IV.   CONDITIONS TO MERGER

4.1  Conditions.  The consummation of the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions prior to or on the Effective Time:

(a)           Holding Company Merger.  The Holding Company Merger shall have been consummated.

(b)           Shareholder Approval.  This Agreement shall have been approved by the vote (i) of Home State Bancorp as the holder of 100% of the shares of common stock of HSB, and (ii) of Guaranty Bancorp as the holder of 100% of the shares of common stock of Guaranty;

(c)           Federal Reserve Approval.  The Merger and this Agreement shall have been approved by the Board of Governors of the Federal Reserve System as the responsible agency pursuant to the Bank Merger Act (12 U.S.C. § 1828(c)) and the rules and regulations promulgated thereunder, and applicable waiting periods shall have expired; and

(d)           Colorado State Banking Board Approval.  This Agreement shall have been approved by the Colorado State Banking Board pursuant to Section 11-103-703 of Colorado Revised Statutes.

V.   MISCELLANEOUS

5.1  Abandonment.  At any time before the Effective Time, this Agreement may be terminated and abandoned by agreement of the boards of directors of HSB and Guaranty, notwithstanding approval of this plan of merger by the shareholders of HSB and Guaranty.  This Agreement shall automatically be terminated and abandoned, without the requirement of any action by HSB or Guaranty, if the Holding Company Merger is abandoned, or the Holding Company Agreement is terminated prior to consummation of the Holding Company Merger.

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5.2  Amendment.  At any time before the Effective Time, this Agreement may be amended, modified or supplemented by the boards of directors of the parties hereto, notwithstanding approval of this plan of merger by the shareholders of HSB and Guaranty; provided, however, that the boards of directors may not modify or supplement any of the principal terms of this Agreement without the approval of the shareholders of both HSB and Guaranty.

5.3  Further Assurances.  From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to complete the Merger and the other transactions contemplated by this Agreement.

IN WITNESS WHEREOF, this Agreement, having first been duly approved by the board of directors of HSB and Guaranty, is hereby executed on behalf of each of such parties by their respective duly authorized officers.

GUARANTY BANK AND TRUST COMPANY

By:
Name:
Title:

HOME STATE BANK

By:
Name:
Title:

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Schedule 1

Post-Merger Board of Directors of
Guaranty Bank and Trust Company as the Surviving Corporation

Name	Address

Schedule 2

Post-Merger Executive Officers of

Guaranty Bank and Trust Company as the Surviving Corporation

Name	Address	Position

Exhibit B

RETENTION AND NONSOLICITATION AGREEMENT

This RETENTION AND NONSOLICITATION AGREEMENT (this “Agreement”) is dated as of [•], 2016, by and among Guaranty Bank and Trust Company, a Colorado banking corporation (“the Bank”), solely for purposes of Section 1(b), Guaranty Bancorp, a Delaware corporation and bank holding company registered under the Bank Holding Company Act of 1956 (the “Company”), and [•] (the “Employee”).

WHEREAS, the Company and Home State Bancorp (“HSB”), the sole shareholder of Home State Bank (“Home State Bank”), have entered into an Agreement and Plan of Reorganization, dated as of March 16, 2016 (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, HSB shall merge with and into the Company, to be followed by a merger of Home State Bank with and into the Bank;

WHEREAS, subject to the consummation of the transactions contemplated by the Merger Agreement, the Employee and the Bank desire to enter into this Agreement in connection with the grant to the Employee of a restricted stock award and other good and valuable consideration, the sufficiency of which the Employee hereby acknowledges; and

WHEREAS, this Agreement is intended to supersede any and all prior agreements, arrangements and understandings between the Bank and the Employee relating to the provision of services by the Employee to the Bank.

NOW, THEREFORE, the Employee and the Bank agree as follows:

1.                                      Effectiveness of Agreement; Grant of Restricted Stock.

(a)                                 Effectiveness of Agreement. This Agreement shall become effective upon the Effective Time (as defined in the Merger Agreement) if the Employee is employed by Home State Bank immediately prior to the Effective Time. The date on which the Effective Time occurs shall be the “Effective Date”. In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be null and void and shall have no force and effect.

(b)                                 Grant of Restricted Stock. Within 30 days after the Effective Date, the Company shall grant to the Employee a number of restricted shares of voting common stock of the Company (“Restricted Stock”) equal to the quotient of: (i) $[•]; and (ii) the closing trading price of the Company’s voting common stock on the NASDAQ Global Select Market on the last trading day immediately preceding the Effective Date. The Restricted Stock shall vest in three equal installments on the first, second and third anniversary of the Effective Date, subject to the Employee’s continued employment with the Bank and to such other terms and conditions as may be set forth in the award agreement evidencing the grant of Restricted Stock.

2.                                      Confidentiality.

(a)                                 Confidential Information.

(i)                                     The Employee agrees that he shall not at any time, except as required in order to perform his services hereunder or with the prior written consent of the Bank, or to the extent permitted pursuant to Section 2(a)(ii), as required by law, directly or indirectly: (A) use, disseminate, disclose or publish, whether for his benefit or the benefit of any person, firm, corporation or other entity, any Confidential Information; or (B) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any Confidential Information. “Confidential Information” means: (1) confidential or proprietary information or trade secrets of or relating to the Bank or any of its subsidiaries or affiliates (collectively, the “Bank Group”), including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential or proprietary and owned, developed or possessed by any member of the Bank Group, whether in tangible or intangible form; or (2) confidential or proprietary information with respect to the Bank Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.

(ii)                                  In the event that the Employee becomes legally compelled to disclose any Confidential Information, the Employee shall provide the Bank with prompt written notice so that the Bank may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Employee shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

(b)                                 Confidentiality of Agreement. The Employee agrees that, except to enforce the terms of this Agreement or as may be required by applicable law or legal process, during the term of this Agreement and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Employee’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

(c)                                  Exclusive Property. The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Bank. All business records, papers and documents and electronic files (including emails) kept or made by the Employee relating to the business of the Bank shall be and remain the property of the Bank. Upon the request and at the expense of the Bank, the Employee shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bank, fully and completely, all rights created or contemplated by this Section 2. The Employee further agrees that, upon termination of the Employee’s employment with the Bank for any reason whatsoever, the Employee shall return to the Bank immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Bank Group.

3.                                      Nonsolicitation. The Employee agrees that, for a period of two years following the Employee’s Date of Termination, the Employee shall not, in any manner, directly or indirectly, either for himself or for or through any affiliate, individual, corporation, partnership, joint venture or other entity (without the prior written consent of the Bank): (a) Solicit any Client, supplier, licensee or other business relationship of any member of the Bank Group (or anyone who was a Client, supplier, licensee or other business relationship of any member of the Bank Group within the 12 months prior to the Date of Termination) to transact business with a Competitive Enterprise or to reduce or refrain from doing

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business with any member of the Bank Group; (b) interfere with or damage any relationship between any member of the Bank Group and a Client; or (c) Solicit anyone who is then an employee of any member of the Bank Group (or who was an employee of any member of the Bank Group within the 12 months prior to the Date of Termination) to resign from any member of the Bank Group or to apply for or accept employment with any other business or enterprise. For purposes of this Agreement: (i) “Date of Termination” means: (A) if the Employee’s employment is terminated by the Employee, the date specified in the notice of termination, which shall not be less than 30 days after notice of termination is given (unless the Bank selects an earlier Date of Termination); or (B) if the Employee’s employment is terminated by the Bank, the date specified in the notice of termination; (ii) “Competitive Enterprise” means: (1) all banking and financial products and services that are substantially similar to those offered by any member of the Bank Group or other business in which any member of the Bank Group is engaged in on the Date of Termination; (2) any enterprise engaged in any other type of business in which any member of the Bank Group is also engaged, so long as the Employee is or was involved in such other business on behalf of the Bank; or (3) any enterprise that holds any equity, voting or profit participation interest in any enterprise that engages in such a competitive activity; (iii) “Client” means any client or prospective client of any member of the Bank Group; and (iv) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, induces, advises, encourages or requests any person to take or refrain from taking any action. The Employee shall not be deemed to violate this Section 3 solely by virtue of having an interest in any entity the stock of which is publicly traded if the Employee is the owner of not more than 2% of the outstanding shares of any class of stock of such entity, provided that the Employee has no active participation in the business of such entity (other than voting the Employee’s stock) and the Employee does not provide services to such entity in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise). As used herein, the term “indirectly” shall include, without limitation, the Employee’s permitting the use of the Employee’s name by any Competitive Enterprise to Solicit, induce or interfere with any employee, officer, representative, agent, customer, client supplier, licensee or other business relationship of any member of the Bank Group.

4.                                      Nondisparagement. The Employee agrees that at no time during the Employee’s employment with the Bank or thereafter shall he make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Bank, any member of the Bank Group or any of their respective directors, officers, shareholders or employees.

5.                                      Remedies.

(a)                                                         Enforcement; Injunctive Relief. The Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 3 and 4. The Employee agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Bank; that each and every one of those restraints is reasonable in every respect including, but not limited to subject matter and length of time; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Employee is bound by these restraints. Without intending to limit the remedies available to the Bank, the Employee agrees that a breach of any of the covenants contained in Section 3 or 4 may result in material and irreparable injury to the Bank for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Bank shall be entitled to seek a temporary

3

restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by the covenants contained in Sections 3 and 4 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Bank in lieu of, or prior to or pending determination in, any proceeding. The parties further agree that, in the event that any provision of Section 3 or 4 shall be determined by any court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(b)                                                         Extension of Restricted Period. In addition to the other remedies the Bank may seek and obtain hereunder, the two-year period contemplated by Section 3 shall be extended by any and all periods during which the Employee is in breach of Section 3.

6.                                      Notice of Termination. Any purported termination of the Employee’s employment by the Bank or by the Employee, as the case may be, shall be communicated by written notice of termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a “notice of termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

7.                                      Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given the earlier of when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	To the address listed as the Employee’s address in the Bank’s personnel files.

If to the Bank:	Guaranty Bank and Trust Company
1331 Seventeenth Street, Suite 200
Denver, Colorado 80202
Attention: Corporate Secretary

If to the Company:	Guaranty Bancorp
1331 Seventeenth Street, Suite 200
Denver, Colorado 80202
Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8.                                      Survival of Certain Provisions. The rights and obligations set forth in Sections 2 through 5, 7, 8 and 10 shall survive any termination or expiration of this Agreement.

9.                                      No Guarantee of Employment; Other Agreements. This Agreement does not constitute an agreement for employment. The Employee or the Bank may terminate the Employee’s employment at any time for any reason, or for no reason, subject to compliance with Section 6. This Agreement is not intended to, and does not alter the terms of any other agreement between the Bank and the Employee.

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10.                               Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

11.                               Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows.]

5

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

GUARANTY BANK AND TRUST COMPANY

By:
	Name:	Paul W. Taylor
	Title:	Chief Executive Officer

GUARANTY BANCORP

By:
	Name:	Paul W. Taylor
	Title:	President and Chief Executive Officer

THE EMPLOYEE

6

Exhibit C

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”) is dated as of [•], 2016, by and between Guaranty Bank and Trust Company, a Colorado banking corporation (the “Bank”), and [•] (the “Employee”).

WHEREAS, Guaranty Bancorp (the “Company”), the sole shareholder of the Bank, and Home State Bancorp (“HSB”), the sole shareholder of Home State Bank (“Home State Bank”), have entered into an Agreement and Plan of Reorganization, dated as of March 16, 2016 (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, HSB shall merge with and into the Company, to be followed by a merger of Home State Bank with and into the Bank;

WHEREAS, subject to the consummation of the transactions contemplated by the Merger Agreement, the Bank desires to pay to the employee a retention bonus and other good and valuable consideration, the sufficiency of which the Employee hereby acknowledges; and

WHEREAS, this Agreement is intended to supersede any and all prior agreements, arrangements and understandings between the Bank and the Employee relating to the provision of services by the Employee to the Bank.

NOW, THEREFORE, the Employee and the Bank agree as follows:

1.                                      Effectiveness.  This Agreement shall become effective at the Effective Time (as defined in the Merger Agreement) if the Employee is employed by Home State Bank immediately prior to the Effective Time. The date on which the Effective Time occurs shall be the “Effective Date”. In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be null and void and shall have no force and effect.

2.                                      Retention Benefit.

(a)                                 The Bank shall pay the Employee a retention bonus (the “Retention Benefit”) in an amount equal to $[•] upon the earlier to occur of the following: (i) the Employee’s continuous employment with the Bank from the Effective Date through the date that is [•] days after the Effective Date (the “Retention Period”); or (ii) the involuntary termination of the Employee’s employment with the Bank other than for Cause (as defined below) during the Retention Period; provided, however, if the Retention Benefit shall be payable to the Employee because of the reason described in Section 2(a)(ii), the Employee’s right to receive the Retention Benefit shall be subject to the Employee’s execution and non-revocation of a general release prepared by and acceptable to the Bank in favor of the Bank.

(b)                                 If, during the Retention Period, the Employee resigns from employment with the Bank or is terminated by the Bank for Cause, the Employee shall forfeit all of the Employee’s rights to be paid the Retention Benefit.

(c)                                  The Retention Benefit shall be paid in a single lump sum cash payment, less applicable withholdings and deductions within 30 days of the date that triggers payments.  The Retention Benefit shall not be considered in calculating the Employee’s entitlement, if any, to vacation, sick leave, bonus, incentive compensation, retirement, or other benefits; provided, however, notwithstanding anything to the contrary set forth in any applicable severance benefit plan, to the extent the Retention Benefit is paid to the Employee, such payment of the Retention Benefit shall be in lieu of any payment or other benefit otherwise payable to the Employee under any such applicable severance benefit plan and the

Employee shall thereafter not be entitled to any payment or other benefit under any such applicable severance benefit plan.

(d)                                 Definition of “Cause”.  For purposes of this Agreement, “Cause” means the Bank’s good faith determination of: (i) the Employee’s willful failure or refusal to satisfactorily perform his duties or obligations in connection with his employment; (ii) the Employee’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or the Employee’s material breach of this Agreement or of any Bank policy; (iii) the Employee’s conviction of, or a plea of nolo contendere to, a felony or any other criminal offense involving moral turpitude, fraud or dishonesty; (iv) the Employee’s unlawful use or possession of illegal drugs on the Bank’s premises or while performing his duties and responsibilities hereunder; or (v) the Employee’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Bank or any of its subsidiaries or affiliates, provided that, in each case (except for circumstances described in clauses (iii), (iv) or (v) above), the Bank shall provide the Employee with written notice specifying the circumstances alleged to constitute Cause, and, if such circumstances are susceptible to cure, the Employee shall have 30 days following receipt of such notice to cure such circumstances.

3.                                      Confidentiality.

(a)                                 Confidential Information.

(i)                                     The Employee agrees that he shall not at any time, except as required in order to perform his services hereunder or with the prior written consent of the Bank, or to the extent permitted pursuant to Section 3(a)(ii), as required by law, directly or indirectly: (A) use, disseminate, disclose or publish, whether for his benefit or the benefit of any person, firm, corporation or other entity, any Confidential Information; or (B) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any Confidential Information. “Confidential Information” means: (1) confidential or proprietary information or trade secrets of or relating to the Bank or any of its subsidiaries or affiliates (collectively, the “Bank Group”), including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential or proprietary and owned, developed or possessed by any member of the Bank Group, whether in tangible or intangible form; or (2) confidential or proprietary information with respect to the Bank Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.

(ii)                                  In the event that the Employee becomes legally compelled to disclose any Confidential Information, the Employee shall provide the Bank with prompt written notice so that the Bank may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Employee shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

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(b)                                 Confidentiality of Agreement. The Employee agrees that, except to enforce the terms of this Agreement or as may be required by applicable law or legal process, during the term of this Agreement and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Employee’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

(c)                                  Exclusive Property. The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Bank. All business records, papers and documents and electronic files (including emails) kept or made by the Employee relating to the business of the Bank shall be and remain the property of the Bank. Upon the request and at the expense of the Bank, the Employee shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bank, fully and completely, all rights created or contemplated by this Section 3. The Employee further agrees that, upon termination of the Employee’s employment with the Bank for any reason whatsoever, the Employee shall return to the Bank immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Bank Group.

4.                                      Nonsolicitation. The Employee agrees that, for a period of two years following the Employee’s Date of Termination, the Employee shall not, in any manner, directly or indirectly, either for himself or for or through any affiliate, individual, corporation, partnership, joint venture or other entity (without the prior written consent of the Bank): (a) Solicit any Client, supplier, licensee or other business relationship of any member of the Bank Group (or anyone who was a Client, supplier, licensee or other business relationship of any member of the Bank Group within the 12 months prior to the Date of Termination) to transact business with a Competitive Enterprise or to reduce or refrain from doing business with any member of the Bank Group; (b) interfere with or damage any relationship between any member of the Bank Group and a Client; or (c) Solicit anyone who is then an employee of any member of the Bank Group (or who was an employee of any member of the Bank Group within the 12 months prior to the Date of Termination) to resign from any member of the Bank Group or to apply for or accept employment with any other business or enterprise. For purposes of this Agreement: (i) “Date of Termination” means: (A) if the Employee’s employment is terminated by the Employee, the date specified in the notice of termination, which shall not be less than 30 days after notice of termination is given (unless the Bank selects an earlier Date of Termination); or (B) if the Employee’s employment is terminated by the Bank, the date specified in the notice of termination; (ii) “Competitive Enterprise” means: (1) all banking and financial products and services that are substantially similar to those offered by any member of the Bank Group or other business in which any member of the Bank Group is engaged in on the Date of Termination; (2) any enterprise engaged in any other type of business in which any member of the Bank Group is also engaged, so long as the Employee is or was involved in such other business on behalf of the Bank; or (3) any enterprise that holds any equity, voting or profit participation interest in any enterprise that engages in such a competitive activity; (iii) “Client” means any client or prospective client of any member of the Bank Group; and (iv) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, induces, advises, encourages or requests any person to take or refrain from taking any action. The Employee shall not be deemed to violate this Section 3 solely by virtue of having an interest in any entity the stock of which is publicly traded if the Employee is the owner of not more than 2% of the outstanding shares of any class of stock of such entity, provided that the Employee has no active participation in the business of such entity (other than voting the Employee’s stock) and the Employee does not provide services to such entity in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise). As used herein, the term “indirectly” shall include, without limitation, the Employee’s permitting the use of the Employee’s name by any Competitive Enterprise to Solicit, induce or interfere

3

with any employee, officer, representative, agent, customer, client supplier, licensee or other business relationship of any member of the Bank Group.

5.                                      Nondisparagement.  The Employee agrees that at no time during the Employee’s employment with the Bank or thereafter shall he make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Bank, any member of the Bank Group or any of their respective directors, officers, shareholders or employees. The Employee acknowledges and agrees that failure to comply with these requirements will render the Employee liable to the Bank for damages, including attorney’s fees, and will excuse any obligation by the Bank to pay the Retention Benefit.

6.                                      Remedies.

(a)                                                         Enforcement; Injunctive Relief. The Employee acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 4 and 5. The Employee agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Bank; that each and every one of those restraints is reasonable in every respect including, but not limited to subject matter and length of time; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Employee is bound by these restraints. Without intending to limit the remedies available to the Bank, the Employee agrees that a breach of any of the covenants contained in Section 4 or 5 may result in material and irreparable injury to the Bank for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Bank shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by the covenants contained in Sections 4 and 5 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Bank in lieu of, or prior to or pending determination in, any proceeding. The parties further agree that, in the event that any provision of Section 4 or 5 shall be determined by any court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(a)                                 Extension of Restricted Period. In addition to the other remedies the Bank may seek and obtain hereunder, the two-year period contemplated by Section 4 shall be extended by any and all periods during which the Employee is in breach of Section 4.

7.                                      Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Bank and the Employee, and their respective heirs, executors, administrators, successors and assigns.

8.                                      Notices.  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given the earlier of when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

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If to the Employee:	To the address listed as the Employee’s address in the Bank’s personnel files.

If to the Bank:	Guaranty Bank and Trust Company
1331 Seventeenth Street, Suite 200
Denver, Colorado 80202
Attention: Corporate Secretary

If to the Company:	Guaranty Bancorp
1331 Seventeenth Street, Suite 200
Denver, Colorado 80202
Attention: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.                                      Modification.  This Agreement shall not be amended, modified, or altered in any manner except in writing signed by both parties.

10.                               Failure to Enforce Not Waiver.  Any failure or delay on the part of either the Bank or the Employee to exercise any remedy or right under this Agreement shall not operate as a waiver.  The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement.  No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred.  No covenant or condition of this Agreement may be waived except by the written consent of the waiving party.  Any such written waiver of any term of this Agreement shall be effective only in the specific instance and for the specific purpose given.

11.                               Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any present or future rule of law or public policy:  (a) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.  If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

12.                               Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

13.                               No Guarantee of Employment; Other Agreements. This Agreement does not constitute an agreement for employment. The Employee or the Bank may terminate the Employee’s employment at any time for any reason, or for no reason. This Agreement is not intended to, and does not alter the terms of any other agreement between the Bank and the Employee.

14.                               Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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15.                               Section 409A. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A of the Code, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Notwithstanding any provision in this Agreement to the contrary, the Bank may delay the payment of any amount or benefit under this Agreement that the Employee would otherwise be entitled to receive during the first six months following the date of the termination of the Employee’s employment, to the extent that the payment of such amount or benefit on the scheduled payment date would be subject to additional taxes and interest under Section 409A of the Code.

16.                               Agreement to Terms. By executing this Agreement, the Employee acknowledges and agrees that: (a) the Employee has read and considered the terms set forth herein, (b) the Employee understands and agrees to be bound by such terms of his own free will and accord, and (c) the Employee has been advised to consult with an attorney prior to executing this Agreement.

[Signature page follows.]

6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GUARANTY BANK AND TRUST COMPANY

By:
Name:	Paul W. Taylor
Title:	Chief Executive Officer

THE EMPLOYEE

7

APPENDIX B

CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GUARANTY BANCORP

GUARANTY BANCORP, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

1.                                      That at a meeting of the Board of Directors of the Company, a resolution was duly adopted setting forth the proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that the proposed amendment be considered at a meeting of the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, is hereby amended in its entirety to read as follows:

“FOURTH. The total number of shares of all classes of stock that the corporation shall have authority to issue is 50,000,000, of which 38,750,000 shares of the par value of one-tenth of one cent ($0.001) per share shall be a separate class designated as Voting Common Stock (“Voting Common Stock”), 1,250,000 shares of the par value of one-tenth of one cent ($0.001) shall be a separate class designated as Non-Voting Common Stock (“Non-Voting Common Stock,” and together with Voting Common Stock, “Common Stock”) and 10,000,000 shares of the par value of one-tenth of one cent ($0.001) shall be a separate class designated as Preferred Stock.”

2.                                      That, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

3.                                      The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer on this [•] day of May, 2016.

GUARANTY BANCORP

By:
Name: Paul W. Taylor
Tide: President and Chief Executive Officer

B-1

APPENDIX C

COLORADO DISSENTERS’ RIGHTS STATUTE

7-113-101. Definitions

For purposes of this article:

(1) “Beneficial shareholder” means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) “Shareholder” means either a record shareholder or a beneficial shareholder.

7-113-102. Right to dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party if:

(I) Approval by the shareholders of that corporation is required for the Merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

(II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

(c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1);

(d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2);

(c) Consummation of a conversion in which the corporation is the converting entity as provided in section 7-90-206 (2);

(f) An amendment, conversion, or merger described in section 7-101-504 (3); and

(g) Consummation of a plan by which a public benefit corporation terminates public benefit corporation status by merger or conversion into a corporation that has not elected public benefit corporation status as provided in section 7-101-504 (4) or by amendment of its articles of incorporation.

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares that either were listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934,” as amended, or were held of record by more than two thousand shareholders, at the time of:

(a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders’ meeting at which the corporate action is submitted to a vote;

(b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

(c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder’s shares, pursuant to the corporate action, anything except:

(a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

(b) Shares of any other corporation which, at the effective date of the plan of merger or share exchange, either will be listed on a national securities exchange registered under the federal “Securities Exchange Act of 1934,” as amended, or will be held of record by more than two thousand shareholders;

(c) Cash in lieu of fractional shares; or

(d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, § 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder’s shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103. Dissent by nominees and beneficial owners

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to the shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder causes the corporation to receive the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

(3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters’ rights as to all such shares as to which there is no limitation on the ability to exercise dissenters’ rights. Any such requirement shall be stated in the dissenters’ notice given pursuant to section 7-113-203.

7-113-201. Notice of dissenters’ rights

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders’ meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (1).

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters’ rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders’ meeting.  Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder’s shares under this article by reason of the shareholder’s failure to comply with the provisions of section 7-113-202 (2).

7-113-202. Notice of intent to demand payment

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is submitted to a vote at a shareholders’ meeting and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters’ rights shall:

(a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder’s intention to demand payment for the shareholder’s shares if the proposed corporate action is effectuated; and

(b) Not vote the shares in favor of the proposed corporate action.

(2) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters’ rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters’ rights shall not execute a writing consenting to the proposed corporate action.

(3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder’s shares under this article.

7-113-203. Dissenters’ notice

(1) If a proposed corporate action creating dissenters’ rights under section 7-113-102 is authorized, the corporation shall give a written dissenters’ notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters’ notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters’ rights under section 7-113-102 and shall:

(a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

(b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

(c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

© Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

(f) State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

(g) Be accompanied by a copy of this article.

7-113-204. Procedure to demand payment

(1) A shareholder who is given a dissenters’ notice pursuant to section 7-113-203 and who wishes to assert dissenters’ rights shall, in accordance with the terms of the dissenters’ notice:

(a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

(b) Deposit the shareholder’s certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder’s exercise of dissenters’ rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder’s share certificates as required by the date or dates set in the dissenters’ notice is not entitled to payment for the shares under this article.

7-113-205. Uncertificated shares

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206. Payment

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters’ rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, the amount the corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

(a) The corporation’s balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders’ equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under section 7-113-209; and

(e) A copy of this article.

7-113-207. Failure to take action

(1) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters’ rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters’ notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208. Special provisions relating to shares acquired after announcement of proposed corporate action

(1) The corporation may, in or with the dissenters’ notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters’ rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter’s payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters’ rights are asserted) acquired beneficial ownership of the shares before that date.  With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters’ rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209. Procedure if dissenter is dissatisfied with payment or offer

(1) A dissenter may give notice to the corporation in writing of the dissenter’s estimate of the fair value of the dissenter’s shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation’s offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

(a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

(b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

(c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

7-113-301. Court action

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court for the county in this state in which the street address of the corporation’s principal office is located, or, if the corporation has no principal office in this state, in the district court for the county in which the street address of its registered agent is located, or, if the corporation has no registered agent, in the district court for the city and county of Denver. If the corporation is a foreign corporation without a registered agent, it shall commence the proceeding in the county in which the domestic corporation merged into, or whose shares were acquired by, the foreign corporation would have commenced the action if that corporation were subject to the first sentence of this subsection (2).

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter’s payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation’s current record of shareholders for the record shareholder holding the dissenter’s shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter’s shares for which the corporation elected to withhold payment under section 7-113-208.

7-113-302. Court costs and counsel fees

(1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with part 2 of this article; or

(b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

APPENDIX D

March 15, 2016

The Board of Directors

Guaranty Bancorp

1331 17th Street

Denver, CO 80202

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Guaranty Bancorp (“GBNK”) of the Aggregate Merger Consideration (as defined below) in the proposed merger (the “Merger”) of Home State Bancorp (“Home State”) with and into GBNK, pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between GBNK and Home State. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of the holders of common stock, par value $10.00 per share, of Home State (“Home State Common Stock”), the shares of Home State Common Stock that are issued and outstanding immediately prior to the Effective Time will be converted into the right to receive in the aggregate (assuming there will be no Dissenting Shares (as defined in the Agreement) and no cash payments required to made in lieu of fractional shares in the Merger): (i) 6,533,914 shares of voting common stock, par value $0.001 per share, of GBNK (“GBNK Common Stock”) (such aggregate number of shares, the “Aggregate Stock Consideration”), and (ii) $35,000,000 in cash (the “Aggregate Cash Consideration”), subject to downward adjustment as set forth in the Agreement (as to which we express no opinion). The Aggregate Stock Consideration and the Aggregate Cash Consideration, taken together, are referred to herein as the “Aggregate Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, (a) upon the Merger, Guaranty Bank and Trust Company, a wholly owned subsidiary of GBNK, and Home State Bank, a wholly owned subsidiary of Home State, will be combined through a merger (such transaction, the “Bank Merger”) and (b) on the Closing Date (as defined in the Agreement), Home State will be permitted to make a cash distribution to its shareholders in an amount equal to the difference between the Tangible Book Value (as defined in the Agreement) of Home State and $79,000,000 (any such distribution, the “Home State Closing Distribution”). In addition, representatives of GBNK have advised us that, prior to or at the time of the consummation of the Merger, GBNK is expected to consummate a non-registered subordinated notes offering for anticipated gross cash proceeds to GBNK of approximately $35.75 million (the “GBNK Debt Offering”). For purposes of our opinion and with the consent of GBNK, we have assumed, in all respects material to our analyses, the occurrence of each of the Home State Closing Distribution and the GBNK Debt Offering.

KBW has acted as financial advisor to GBNK and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and further to existing sales and trading relationships with both GBNK and Home State, KBW and its affiliates may from time to time purchase securities from, and sell securities to, GBNK and Home State. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of GBNK for their own accounts and for the accounts of their customers. We have acted exclusively for the board of directors of GBNK (the “Board”) in rendering this opinion and will receive a fee from GBNK for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, GBNK has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement and KBW’s separate engagement by GBNK to act as sole placement agent in connection with the GBNK Debt Offering, KBW has provided investment banking and financial advisory services to GBNK in the past two years. KBW was engaged from September 2014 to December 2014 to provide certain financial advisory services to GBNK, for which no compensation was received. In the past two years, KBW has not provided investment banking and financial advisory services to Home State. We may in the future provide investment banking and financial advisory services to GBNK or Home State and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of GBNK and Home State and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated March 10, 2016 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of GBNK; (iii) the audited financial statements for the three fiscal years ended December 31, 2014 of Home State; (iv) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of Home State; (v) certain draft and unaudited financial results for the fiscal quarter and year ended December 31, 2015 of Home State (provided to us by representatives of Home State); (vi) certain regulatory filings of GBNK and Home State and their respective subsidiaries, including the quarterly FR Y-9Cs and call reports required to be filed with respect to each quarter during the three year period ended December 31, 2015; (vii) certain other interim reports and other communications of GBNK and Home State to their respective stockholders; and (viii) other financial information concerning the businesses and operations of GBNK and Home State furnished to us by GBNK and Home State or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of GBNK and Home State; (ii) the assets and liabilities of GBNK and Home State; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of GBNK and certain financial information of Home State with similar information for certain other companies, the securities of which are publicly traded; (v) financial and operating forecasts and projections of Home State prepared by Home State management as adjusted by GBNK management that were provided to us and discussed with us by GBNK management and used and relied upon by us (as so adjusted) at the direction of GBNK management and with the consent of the Board; (vi) the publicly available consensus “street estimates” of GBNK for 2016 and 2017, as well as assumed GBNK long term growth rates provided to us by GBNK management, all of which information was discussed with us by such management and used and relied upon by us based on such discussions, at the direction of GBNK management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on GBNK (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by GBNK management, provided to and discussed with us by such management, and used and relied upon at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by senior management of GBNK and Home State regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of GBNK as to the reasonableness and achievability of all of the financial and operating forecasts and projections of Home State (as adjusted by GBNK management), the publicly available consensus “street estimates” of GBNK, the assumed GBNK long-term growth rates and the estimates regarding certain pro forma financial effects of the Merger on GBNK (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) referred to above and the assumptions and bases for such information. We have assumed, at the direction of GBNK, that such information reflects, or in the case of the publicly available consensus “street estimates” referred to above is consistent with, the best currently available estimates and judgments of the management of GBNK.

It is understood that the forecasts, projections and estimates of GBNK and Home State that were prepared or reviewed by the management of GBNK and provided to and discussed with us were not prepared with the expectation of public disclosure, that all such forecasts, projections and estimates, together with the publicly available consensus “street estimates” of GBNK referred to above, are based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the management of GBNK and at the direction of such management and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either GBNK or Home State since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for GBNK and Home State are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of GBNK or Home State, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of GBNK or Home State under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed) with no additional payments or adjustments to the Aggregate Merger Consideration; (ii) that any related transactions (including the Bank Merger, GBNK Debt Offering and the Home State Closing Distribution) will be completed as contemplated by the Agreement or as otherwise described to us by representatives of GBNK; (iii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iv) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (v) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger and any related transactions (including the Bank Merger, GBNK Debt Offering and the Home State Closing Distribution) and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger, GBNK Debt Offering and the Home State Closing Distribution), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of GBNK, Home State or the pro forma entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of GBNK that GBNK has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to GBNK, Home State, the Merger and any related transaction (including the Bank Merger, GBNK Debt Offering and the Home State Closing Distribution), and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Aggregate Merger Consideration in the Merger to GBNK. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger (including the form of Aggregate Merger Consideration or the allocation thereof between cash and stock) or any related transaction, any consequences of the Merger to GBNK, its stockholders, creditors or otherwise, or any terms, aspects or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of GBNK to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by GBNK or the Board, (iii) the fairness of the amount or nature of any compensation to any of GBNK’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of GBNK Common Stock or Home State Common Stock or relative to the Aggregate Merger Consideration, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of GBNK, Home State or any other party to any transaction contemplated by the Agreement, (v) any adjustment (as provided in the Agreement) to the Aggregate Cash Consideration or the Aggregate Stock Consideration assumed to be paid in the Merger for purposes of our opinion, (vi) whether GBNK has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Aggregate Cash Consideration to the holders of Home State Common Stock at the closing of the Merger (whether with proceeds obtained from the GBNK Debt Offering or otherwise), (vii) the actual value of GBNK Common Stock to be issued in the Merger, (viii) the prices, trading range or volume at which GBNK Common Stock will trade following the public announcement of the Merger or the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to GBNK, Home State, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger, GBNK Debt Offering and the Home State Closing Distribution), including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of GBNK Common Stock or any stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration in the Merger is fair, from a financial point of view, to GBNK.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

APPENDIX E

March 14, 2016

Board of Directors

Home State Bancorp

2695 West Eisenhower Blvd

Loveland, Colorado 80537

Members of the Board:

You have requested Sheshunoff & Co. Investment Banking (“Sheshunoff”) to render its opinion as to the fairness, from a financial point of view, to the existing common shareholders of Home State Bancorp (the “Company”), a bank holding company organized as a Colorado corporation, of the consideration to be paid to the Company shareholders in the proposed merger of the Company with and into Guaranty Bancorp, a Delaware corporation (“Guaranty”) (the “Merger”). The Company’s subsidiary, Home State Bank, will be merged into Guaranty’s wholly-owned subsidiary, Guaranty Bank and Trust Company, at the completion of the Merger.

Pursuant to an Agreement and Plan of Reorganization dated on or about March 8, 2016 (the “Agreement”), Guaranty has agreed to exchange $35 million in cash and 6,533,914 shares of Guaranty common stock for all of the outstanding shares of common stock and options of the Company. The aggregate consideration to be received by Company shareholders is valued at approximately $133.8 million as of Guaranty’s closing share price of $15.12 on March 9, 2016. The value and the composition of the total Merger consideration may be adjusted pursuant to the terms of the Agreement. In the event that the 10-day average volume weighted price of Guaranty common stock has declined by more than 20% immediately preceding the tenth day prior to the Closing Date and Guaranty’s common stock underperforms the KBW Regional Banking Index by more than 20% during the same time period, the Company can elect to terminate the Agreement. If the Company would exercise this right, Guaranty would have the option to increase the aggregate stock consideration.

Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for tax, financial reporting, corporate and other purposes. Sheshunoff is experienced in these activities and has performed assignments similar in nature to that requested by the Company. Sheshunoff did not act as Company’s financial advisor in the Merger and the terms and conditions were negotiated directly between Company and Guaranty

In connection with its opinion, Sheshunoff, among other things:

1.              Reviewed the latest draft of the Agreement;

2.              Discussed the terms of the Agreement with the management of the Company and the Company’s legal counsel;

3.              Conducted conversations with management of the Company regarding recent and projected financial performance of the Company;

4.              Evaluated the financial condition of the Company based upon a review of regulatory reports for the five-year period ended December 31, 2015, 2014 audit and internally-prepared financial reports for Company for the interim period through February 29, 2016;

5.              Compared the Company’s recent operating results with those of certain other banks in the United States and the Southwest Region of the United States as defined by SNL Financial that have recently been acquired;

6.              Compared the pricing multiples for the Company in the Merger to recent acquisitions of banks in the United States and the Southwest Region of the United States as defined by SNL Financial, with similar characteristics to the Company;

7.              Analyzed the present value of the after-tax cash flows based on projections on a stand-alone basis approved by the Company through the five-year period ending December 31, 2020;

8.              Reviewed the potential pro forma impact of the Merger on the combined company’s results and certain financial performance measures of the Company and Guaranty;

9.              Reviewed certain publicly available information regarding Guaranty that Sheshunoff deemed relevant;

10.       Compared Guaranty’s recent operating results and pricing multiples with those of certain other publicly traded banks in the Southwest and West Regions as defined by SNL financial, that Sheshunoff deemed relevant;

11.       Reviewed available stock analyst research reports concerning Guaranty;

12.       Compared the historical stock price data and trading volume of Guaranty to certain relevant indices; and

13.       Performed such other analyses deemed appropriate.

For the purposes of this opinion, Sheshunoff assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by the Company for the purposes of this opinion. Sheshunoff assumed that any projections provided or approved by the Company were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management. Sheshunoff has assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff assumes no responsibility for and expresses no opinion on any such projections or the assumptions on which they are based. In addition, where appropriate, Sheshunoff relied upon publicly available information that is believed to be reliable, accurate, and complete; however, we cannot guarantee the reliability, accuracy, or completeness of any such publicly available information.

Sheshunoff did not make an independent evaluation of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or Guaranty nor was Sheshunoff furnished with any such appraisals. Sheshunoff assumed that any off-balance sheet activities of the Company or Guaranty will not materially and adversely impact the future financial position or results of operations of Guaranty after the Merger. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and assumed that such allowances for the Company and Guaranty are, respectively, adequate to cover such losses. In addition, we have not reviewed any individual credit files or made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Guaranty nor has Sheshunoff been furnished with any such evaluations or appraisals. Sheshunoff did not perform an onsite review of the Company or Guaranty in the preparation of this opinion.

Sheshunoff assumed that the latest draft of the Agreement, as provided to Sheshunoff, will be without any amendment or waiver of, or delay in the fulfillment of, any terms or conditions set forth in the terms provided to Sheshunoff or any subsequent development that would have a material adverse effect on the Company or Guaranty and thereby on the results of our analyses. Sheshunoff assumed that any and all regulatory approvals, if required, will be received in a timely fashion and without any conditions or requirements that could adversely affect the operations or financial condition of Guaranty after the completion of the Merger.

Sheshunoff’s opinion is necessarily based on economic, market, regulatory, and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion and the resulting conclusion, and we assume no responsibility for advising any person of any change in any matter affecting this opinion. Sheshunoff assumed that there are no material changes in the assets, financial condition, results of operations, regulatory standing, business or prospects of the Company since the date of the last financial statement reviewed by us. The Company’s management has advised us that they know of no additional information that would have a material effect on this opinion. This opinion does not address any legal, regulatory, tax or accounting matters, as to which the Company has informed us that they have received such advice as they deem necessary from qualified professionals.

Sheshunoff expresses no opinion on the underlying decision by the Company to engage in the Merger or the relative merits of the Merger as compared to the other transactions or business strategies that might be available to the Company. This opinion is not an appraisal or opinion of value but is limited to the fairness of the Merger, from a financial point of view, to the Company shareholders. We do not express any view, nor does this opinion, on any other term or aspect of the Merger, including, without limitation, (i) the fairness of the Merger to any class of securities, creditors or constituencies of the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of the Company resulting directly or indirectly from the completion of the transactions as contemplated in the Merger.

This letter and the opinion expressed herein do not constitute a recommendation to any shareholder as to any approval of the Merger. Sheshunoff is an independent contractor for the purposes of this engagement and owes its duty solely to the Company and not to any third party, including, without limitation, any individual board members or shareholders. Sheshunoff specifically disclaims any liability or fiduciary duties to the Company’s shareholders or any third parties. It is understood that this letter, and the opinion expressed herein, is for the information of the Board of Directors of the Company and may not be used for any other purpose without Sheshunoff’s prior written consent, except as may be required by law or by a court of competent jurisdiction and except that this opinion may be included in any filing with respect to the Merger with the Securities and Exchange Commission or proxy statement or similar communication to the Company’s stockholders provided that this opinion is included in its entirety.

Sheshunoff’s fairness opinion is solely for the information of the Board of Directors of the Company in the discharge of its fiduciary obligations and not for any other third party, including, without limitation, individual board members or the Company’s shareholders. The Company retained Sheshunoff based upon Sheshunoff’s reputation in bank valuations, mergers and acquisitions, and familiarity with the banking business. The Company placed no limit on the scope of our analyses. In addition, the Company agreed to reimburse Sheshunoff’s expenses and to indemnify Sheshunoff and its officers, employees and affiliates for certain liabilities that may arise out of this engagement.

Sheshunoff will receive a fee for rendering its opinion that is not contingent upon the completion of the Merger. Neither Sheshunoff nor our affiliates have provided other services to the Company for which they received compensation during the last two years. This opinion and the analyses supporting it were approved by a fairness committee of Sheshunoff.

Based on the foregoing and such other matters Sheshunoff deemed relevant, it is our opinion, as of the date hereof, that the consideration to be received pursuant to the Merger is fair to the Company shareholders, from a financial point of view.

Very truly yours,

SHESHUNOFF & CO.
INVESTMENT BANKING, L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the DGCL and to the complete text of Guaranty’s certificate of incorporation and bylaws.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to Guaranty or Guaranty Bank. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Guaranty’s certificate of incorporation provides that a director of Guaranty shall not be liable to Guaranty or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law.

Guaranty’s bylaws also provide that Guaranty will indemnify any person who is or was or has agreed to become a director or officer of Guaranty who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become a director or officer of Guaranty, or is or was serving or has agreed to serve at the request of Guaranty as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that such person is or was or has agreed to become an employee or agent of Guaranty, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Guaranty, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of Guaranty to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Guaranty unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of Guaranty has been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Unless Guaranty’s board of directors otherwise determines in a specific case, expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by Guaranty in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Guaranty.

Guaranty maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Guaranty.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Reorganization dated March 16, 2016 (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Second Amended and Restated Certification of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on August 12, 2009).
3.2	Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 3, 2011).
3.3

Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed on July 31, 2013).

3.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed on May 7, 2008).
4.1	Specimen stock certificate representing shares of common stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on February 13, 2009).
5.1	Opinion and Consent of Shapiro Bieging Barber Otteson LLP as to the validity of the securities being registered.
8.1	Opinion of Shapiro Bieging Barber Otteson LLP regarding certain tax matters.
8.2	Opinion of Lewis Roca Rothgerber Christie LLP regarding certain tax matters.
10.1	Employment Agreement dated as of March 16, 2016, by and among the Registrant, Guaranty Bank and Trust Company and Harry Devereaux.
10.2	Employment Agreement dated as of March 16, 2016, by and among the Registrant, Guaranty Bank and Trust Company and Joe Scherger.
10.3	Employment Agreement dated as of March 16, 2016, by and among the Registrant, Guaranty Bank and Trust Company and Mark Bower.
10.4	Employment Agreement dated as of March 16, 2016, by and among the Registrant, Guaranty Bank and Trust Company and Keith Dickelman.
10.5	Termination of Employment Agreement and Release dated as of March 16, 2016, by and among Guaranty Bank and Trust Company, Home State Bank and Mark Bower.
10.6	Form of Voting and Support Agreement dated as of March 16, 2016, by and between the Registrant and each of the shareholders of Home State Bancorp party thereto.
23.1	Consent of Crowe Horwath LLP.
23.2	Consent of Fortner, Bayens, Levkulich & Garrison, P.C.
23.3	Consent of Shapiro Bieging Barber Otteson LLP (included in Exhibit 5.1).
23.4	Consent of Shapiro Bieging Barber Otteson LLP (included in Exhibit 8.1).
23.5	Consent of Lewis Roca Rothgerber Christie LLP (included in Exhibit 8.2).
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Consent of Sheshunoff & Co.
99.3	Form of Proxy Card to be used by Guaranty Bancorp.
99.4	Form of Proxy Card to be used by Home State Bancorp.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d)  For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)  That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)  That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 12, 2016.

GUARANTY BANCORP
By:
/s/ Christopher G. Treece
Name:	Christopher G. Treece
Title:	Executive Vice President, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul W. Taylor	President and Chief Executive Officer (Principal Executive Officer) and Director	May 12, 2016
Paul W. Taylor

/s/ Christopher G. Treece	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 12, 2016
Christopher G. Treece

/s/ Edward B. Cordes	Chairman of the Board and Director	May 12, 2016
Edward B. Cordes

/s/ John M. Eggemeyer	Director	May 12, 2016
John M. Eggemeyer

/s/ Keith R. Finger	Director	May 12, 2016
Keith R. Finger

/s/ Stephen D. Joyce	Director	May 12, 2016
Stephen D. Joyce

/s/ Gail H. Klapper	Director	May 12, 2016
Gail H. Klapper

/s/ Stephen G. McConahey	Director	May 12, 2016
Stephen G. McConahey

/s/ W. Kirk Wycoff	Director	May 12, 2016
W. Kirk Wycoff

/s/ Albert C. Yates	Director	May 12, 2016
Albert C. Yates

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Reorganization dated March 16, 2016 (included as Appendix A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Second Amended and Restated Certification of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on August 12, 2009).
3.2	Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 3, 2011).
3.3

Certificate of Amendment to the Registrant’s Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed on July 31, 2013).

3.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed on May 7, 2008).
4.1	Specimen stock certificate representing shares of common stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K filed on February 13, 2009).
5.1	Opinion and Consent of Shapiro Bieging Barber Otteson LLP as to the validity of the securities being registered.
8.1	Opinion of Shapiro Bieging Barber Otteson LLP regarding certain tax matters.
8.2	Opinion of Lewis Roca Rothgerber Christie LLP regarding certain tax matters.
10.1	Employment Agreement dated as of March 16, 2016, by and among the Registrant, Guaranty Bank and Trust Company and Harry Devereaux.
10.2	Employment Agreement dated as of March 16, 2016, by and among the Registrant, Guaranty Bank and Trust Company and Joe Scherger.
10.3	Employment Agreement dated as of March 16, 2016, by and among the Registrant, Guaranty Bank and Trust Company and Mark Bower.
10.4	Employment Agreement dated as of March 16, 2016, by and among the Registrant, Guaranty Bank and Trust Company and Keith Dickelman.
10.5	Termination of Employment Agreement and Release dated as of March 16, 2016, by and among Guaranty Bank and Trust Company, Home State Bank and Mark Bower.
10.6	Form of Voting and Support Agreement dated as of March 16, 2016, by and between the Registrant and each of the shareholders of Home State Bancorp party thereto.
23.1	Consent of Crowe Horwath LLP.
23.2	Consent of Fortner, Bayens, Levkulich & Garrison, P.C.
23.3	Consent of Shapiro Bieging Barber Otteson LLP (included in Exhibit 5.1).
23.4	Consent of Shapiro Bieging Barber Otteson LLP (included in Exhibit 8.1).
23.5	Consent of Lewis Roca Rothgerber Christie LLP (included in Exhibit 8.2).
99.1	Consent of Keefe, Bruyette & Woods, Inc.
99.2	Consent of Sheshunoff & Co.
99.3	Form of Proxy Card to be used by Guaranty Bancorp.
99.4	Form of Proxy Card to be used by Home State Bancorp.